Form 10-K, Exhibit 13
period 1997-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 1998-03-31
CIK 1046311

                                                                   Exhibit 13.01

Financial Report as of December 31, 1997

Choice Hotels International

HIGHLIGHTS

A tax-free spinoff on Oct. 15, 1997, separated franchising from real estate and management operations, launching Choice as a pure-play franchisor (NYSE:CHH) with a sharpened focus, well-positioned to build on its global leadership in high-margin brands.

A new partnership was announced with Friendly Hotels PLC of the United Kingdom to assume master franchise rights for the Comfort, Quality and Clarion brands throughout Europe (except Scandinavia) and ownership of Choice-held European properties in exchange for more than $34 million.

Entrepreneur magazine named Choice the top lodging franchise company for 1998, citing the company's financial strength and stability, growth rate, system size and years in business. Choice ranked 16th in Entrepreneur's overall listing of franchise companies, sharing a top 20 designation with McDonald's, Burger King, 7-Eleven and Taco Bell.

Choice announced it had delivered $1 billion in reservations sales during a single calendar year through the CHOICE 2001 reservations system, an all-time company record that surpassed the previous record of $905 million set in 1996.

New independent research showed consumers rate the Sleep Inn brand number one for service, satisfaction and value over its competitors. The brand's satisfaction rating was nearly 20 points higher than the nearest competitor.

An agreement was signed with the Vessel Company Ltd., a Japanese hotel and development firm, to build at least 20 Sleep Inn hotels throughout Japan over a 15-year period. Construction of Vessel's first Sleep Inn hotel is expected to begin this year.

10750 Columbia Pike
Silver Spring, MD 20901



AT A GLANCE

Strong Growth

     The Choice worldwide system totaled 3,484 open hotels representing 292,700 rooms as of Dec. 31, 1997, an 8 percent increase over calendar year 1996.

     U.S. developers signed 219 franchise contracts for the period June 1 through Dec. 31, 1997. Of that total, 142, or 65 percent, represented new construction.

QUALITY(R) INNS,
  HOTELS & SUITES

Quality offers an established mid-priced lodging product with rooms designed for today's business travelers, backed by a 100 percent satisfaction guarantee.

OPEN
661 hotels
75,991 rooms

UNDER
DEVELOPMENT
157 hotels
16,551 rooms

TOTAL
818 hotels
92,542 rooms

SEVEN-MONTH
HIGHLIGHTS

Mike "Fluff" Cowan, caddie to professional golfer Tiger Woods, appeared in a multimillion television advertising campaign to promote the Quality and Comfort brands.

Millions of television viewers watched Jimmy Connors defeat John McEnroe in the finals of The Challenge, a tennis tournament sponsored by the Quality brand.


COMFORT(R) INNS
& COMFORT SUITES

Comfort is a leading limited-service brand, offering affordable rates, exceptional rooms and suites and free deluxe continental breakfast, backed by a 100 percent satisfaction guarantee.

OPEN
1,617 hotels
126,474 rooms

UNDER
DEVELOPMENT
329 hotels
27,803 rooms

TOTAL
1,946 hotels
154,277 rooms

SEVEN-MONTH
HIGHLIGHTS

A $10 million summer advertising campaign tied to the Disney film Hercules debuted nationwide to promote the Comfort, Quality and Econo Lodge brands.

On June 26, 1997, Comfort brand hotels celebrated National Hometown Hercules Day, a publicity event developed to complement the advertising campaign by recognizing hospitality heroes in communities throughout the country.

CLARION(R) INNS,
HOTELS, SUITES
& RESORTS

Clarion features upscale full-service hotels at three-star prices that provide outstanding value to corporate travelers and the mid-sized meeting market, satisfaction guaranteed.

OPEN
115 hotels
18,649 rooms

UNDER
DEVELOPMENT
34 hotels
5,569 rooms

TOTAL
149 hotels
24,218 rooms

SEVEN-MONTH
HIGHLIGHTS

The Clarion brand was named to Success magazine's 1997 Franchise Gold 100 ranking of the 100 best and most entrepreneurial franchise chains in the country.

The Explore the World of Clarion meetings program, featuring a 100 percent satisfaction guarantee, was rolled out systemwide.



SLEEP INN

Sleep Inn is an all-new construction, consistent, limited-service chain offering state-of-the-art room features and a 100 percent satisfaction guarantee.

OPEN
160 hotels
11,886 rooms

UNDER
DEVELOPMENT
128 hotels
9,852 rooms

TOTAL
288 hotels
21,738 rooms

SEVEN-MONTH
HIGHLIGHTS

Consumers rate the Sleep Inn brand number one over its competitors for service, satisfaction and value in a new study by D.K. Shifflet & Associates, a highly respected travel research firm.

A television advertising campaign was launched to promote the Sleep Inn brand's number-one rating for service, satisfaction and value.

ECONO
LODGE

Econo Lodge is among the best roadside names in its category, offering clean, affordable economy lodging for travelers who want to "Spend a Night, Not a Fortune."

OPEN
714 hotels
46,073 rooms

UNDER
DEVELOPMENT
122 hotels
8,487 rooms

TOTAL
836 hotels
54,560 rooms

SEVEN-MONTH
HIGHLIGHTS

The Signature Exterior Renovation Program, designed to boost revenue per available room performance by improving hotel appearance, was mandated chainwide.

At year's end, 190 Econo Lodge franchisees had completed the Signature Exterior Renovation Program, and another 144 renovations were in progress.

Tommy Lasorda, former Los Angeles Dodgers manager and a recent baseball Hall of Fame inductee, debuted in a new television commercial promoting Econo Lodge and its signature Senior Room.


RODEWAY INN

Rodeway Inn offers economy hotels with national consumer exposure specializing in meeting the needs of the senior travel market.

OPEN
214 hotels
13,370 rooms

UNDER
DEVELOPMENT
46 hotels
3,504 rooms

TOTAL
260 hotels
16,874 rooms

SEVEN-MONTH
HIGHLIGHTS

The Rodeway Inn brand was named to Success magazine's 1997 Franchise Gold 100 ranking of the 100 best and most entrepreneurial franchise chains in the country.

An electronic door lock mandate for all guest rooms was rolled out systemwide.

\
MAINSTAY SUITES

MainStay Suites is Choice's newest lodging concept: the industry's first franchised mid-market, extended-stay hotel with residential amenities designed to serve professionals on extended assignments.

OPEN
3 hotels
257 rooms

UNDER
DEVELOPMENT
28 hotels
2,647 rooms

TOTAL
31 hotels
2,904 rooms

SEVEN-MONTH
HIGHLIGHTS

A guest satisfaction survey by Intersearch Corporation found that 93 percent of MainStay Suites guests would recommend the brand and 94 percent would return for another stay. The survey also found that 93 percent of MainStay Suites guests believed their expectations were met or exceeded and 96 percent said the value was excellent, very good or good.



CHOICE PICKS
FOOD COURT

Choice Picks Food Court is the industry's first modular food court system featuring branded items including Pizzeria Uno, Nathan's Famous, Healthy Choice Deli, Casa Ortega, Big Apple Bagels, I Can't Believe It's Yogurt, Nestle Toll House Cookie Cafe, Sarks Gourmet Coffees and Coca-Cola.

OPEN
24 food courts
174 modules

UNDER
DEVELOPMENT
9 food courts
66 modules

TOTAL
33 food courts
240 modules

SEVEN-MONTH
HIGHLIGHTS

Four nationally recognized products joined the Choice Picks Food Court line-up:
SuperPretzels by J&J Snack Foods, barbecue ribs by Damon's International and biscuits with sausage gravy and Snackwiches by Bob Evans Farms.



Financial Information

Table of Contents

Management Discussion & Analysis                         7-11

Report of Independent Public Accountants                   12

Consolidated Financial Statements                       13-16

Notes to Consolidated Financial Statements              17-26

Board of Directors and Corporate Officers                  27

Corporate Information                                      28


Management Discussion & Analysis
Choice Hotels International Inc. and Subsidiaries

The Company is one of the largest hotel franchisors in the world with 3,484 hotels open and 844 hotels under development at December 31, 1997, representing 292,700 rooms open and 74,413 rooms under development in 33 countries. The company franchises hotels under the Comfort, Quality, Econo Lodge, Sleep Inn, Clarion, Rodeway Inn and MainStay Suites brand names. The Company has over 2,100 franchisees in the franchise system with no single franchisee accounting for more than 5% of its royalty or total revenues. The Company operates in all 50 states and the District of Columbia and 32 additional countries with 95% of its franchising revenue derived from hotels franchised in the United States. Accordingly, management's discussion of its franchise operating results focuses on the performance of the domestic system.

The principal factors that affect the Company's results are: growth in the number of hotels under franchise; occupancies and room rates achieved by the Company's brands; the number and relative mix of franchised hotels; and the Company's ability to manage costs. The number of rooms at franchised properties and occupancies and room rates at those properties significantly affect the Company's results because franchise royalty fees are based upon room revenues at franchised hotels. Increases in franchise fee revenues have a disproportionate impact on the Company's operating margin due to the lower incremental costs associated with these revenues.

During 1997, the Company changed its fiscal year from a May 31 year-end to a
December 31 year-end.   Accordingly, the following discussion includes a
discussion of the results of the seven months ended December 31, 1997, as compared to unaudited results from the comparable seven month period in 1996.

Comparison of Seven Month Period Ended December 31, 1997 Operating Results and Seven Month Period Ending December 31, 1996 Operating Results

The Company recorded net income of $27.3 million for the period ended December 31, 1997 ("December 1997"), an increase of $4.0 million, compared to net income of $23.3 million for the period ended December 31, 1996 ("December 1996"). The increase in net income for December 1997 was primarily attributable to an increase in franchise revenue as a direct result of the addition of new franchisees to the system and improvements in the operating performance of franchised hotels.

Summarized financial results for the seven month periods ended December 31, 1997 and 1996 are as follows:


                                    1997       1996
REVENUES: (In thousands)                    (Unaudited)
Royalty fees                      $ 70,308    $ 61,821
Marketing &
   reservation fees                 72,284      66,273
Product sales                       13,524      14,717
Initial franchise fees &
   relicensing fees                  8,597       9,304
Other, including partner
   service revenue                   4,869       3,161
European hotel operations           10,541      10,975
   Total revenue                   180,123     166,251

OPERATING EXPENSES:
Franchise marketing
   & reservations                   70,102      63,379
European hotel operations            9,203       9,745
Selling, general &
   administrative                   29,454      28,132
Product services cost of sales      13,031      13,481
Depreciation & amortization          6,159       6,047
   Total operating costs           127,949     120,784
Income before interest
 expense & income tax               52,174      45,467
Interest expense, net                5,791       5,784
Income before income taxes          46,383      39,683
Income taxes                        19,096      16,338
   Net income                     $ 27,287    $ 23,345

Franchise Revenues: In operating the franchise business, the Company collects marketing and reservation fees and assessments from its franchisees. The Company is contractually obligated to disburse these fees for marketing and reservation activities to be provided on behalf of its franchisees. Management, therefore, analyzes its franchise business based on revenues net of marketing and reservation fees ("net franchise revenue") and franchise operating expenses which are reflected as selling, general and administrative expenses.

Net franchise revenues include royalty fees, initial franchise fees and relicensing fees earned on contracts signed and other revenues, including partner service revenue. Net franchise revenues are dependent upon growth in the number of franchised properties as well as the underlying perform-ance of franchised hotels for continued growth. The key industry standard for measuring hotel operating performance is revenue per available room ("RevPAR"), which is calculated by multiplying the percentage of occupied rooms by the average daily room rate realized.

Net franchise revenues were $83.8 million for December 1997 and $74.3 million for December 1996. Royalties increased $8.5 million to $70.3 million from $61.8 million in December 1996, an increase of 13.8%. The increase in royalties is attributable to a net increase of 264 franchisees during the period representing an additional 19,881 rooms added to the system, an improvement in domestic RevPAR of 2.4% and an increase in the effective royalty rate of the domestic hotel system to 3.57% from 3.45%. Domestic initial fee revenue generated from franchise contracts signed declined 7.5% to $8.6 million from $9.3 million in December 1996. Total franchise agreements signed in December 1997 were 368, down 14% from the total contracts signed in December 1996 of 428. The decline in initial fees is partly a result of the Company's sales force reorganization and the resulting temporary displacement of the sales force. The reorganization of the regional market management sales and support force was completed in September 1997. Revenues generated from strategic partnership relationships increased to $3.4 million from $1.5 million in December 1996. This revenue relates to agreements that provide preferred vendors access to the Company's licensees.

Franchise Expenses: The cost to operate the franchising business is reflected in selling, general and administrative expenses. Selling, general and administrative expenses were $29.5 million for December 1997, an increase of $1.4 million from the December 1996 total of $28.1 million. The increases in selling, general and administrative expenses were primarily due to additional personnel to support company growth and new company initiatives. As a percentage of net franchise revenues, selling, general and administrative expenses declined to 35.2% in December 1997 from 37.8% in December 1996. The improvement in the franchising margins relates to the economies of scale generated from operating a larger franchisee base, cost control initiatives and improvements in franchised hotel performance.

Product Sales: Sales made to franchisees through the Company's group purchasing program declined $1.2 million to $13.5 million in December 1997 from $14.7 million in December 1996. The group purchasing program utilizes bulk purchases to obtain favorable pricing from third party vendors for franchisees ordering similar products. The Company acts as a "clearing-house" between the franchisee and the vendor, and orders are shipped directly to the franchisee.

Similarly, product cost of sales decreased $0.4 million (or 3.3%) in December 1997. The product services margins decreased in December 1997 to 3.6% from 8.4% in December 1996. This purchasing program is provided to the franchisees as a service and is not expected to be a major component of the Company's profitability.

European Hotel Operations: In January 1998, the Company and Friendly Hotels, PLC ("Friendly") consummated a transaction in which Friendly acquired from the Company the master franchise rights for the Comfort, Quality and Clarion brands for all of Europe, with the exception of Scandinavia, for a payment of $8 million. As part of this transaction, Friendly acquired from the Company ten hotels in France, two in Germany and one in the United Kingdom in exchange for $22.2 million in 5.75% convertible preferred shares in Friendly. In addition, Friendly will pay the Company deferred compensation of $4 million in cash, payable by the fifth anniversary or sooner depending on the level of future profits of the hotels acquired.

Depreciation and Amortization: Depreciation and amortization increased to $6.2 million in December 1997 from $6.0 million in December 1996. The increase was primarily due to recent capi-tal improvements to the Company's financial and billing information systems.

Interest expense, net: The increase in interest expense results from additional debt incurred in connection with the Distribution. Included in the December 1997 results is approximately $550,000 in dividend income from the Company's investment in Friendly.

Comparison of Fiscal Year 1997 Operating Results and Fiscal Year 1996 Operating Results

The Company recorded net income of $34.7 million for the year ended May 31, 1997 ("fiscal 1997"), an increase of $23.0 million, compared to net income of $11.7 million for the year ended May 31, 1996 ("fiscal 1996"). Fiscal 1996 results include a $24.8 million asset impairment charge related to the Company's European hotel operations. Exclusive of this charge, fiscal 1996 net income was $26.7 million. The increase in net income for fiscal 1997 was primarily attributable to an increase in franchise revenue as a direct result of the addition of new franchisees to the franchise system and improvements in the operating performance of franchised hotels.

Franchise Revenues: Net franchise revenues were $126.7 million for fiscal 1997 and $110.6 million for fiscal 1996. Royalties increased $9.0 million to $95.2 million from $86.2 million in fiscal 1996, an increase of 10.4%. The increase in royalties is attributable to a net increase of 292 franchisees during the period representing an additional 21,578 rooms added to the system, an improvement in domestic RevPAR of 2.9% and an increase in the effective royalty rate of the domestic hotel system to 3.43% from 3.34%. Domestic initial fee revenue generated from franchise contracts signed increased 14.8% to $14.0 million from $12.2 million in fiscal 1996. Total franchise agreements signed in fiscal 1997 were 495, up 13.5% from the total contracts signed in fiscal 1996 of
436. Revenues generated from strategic vendor relationships increased to $6.1 million from $1.8 million in fiscal 1996. This revenue relates to agreements that provide preferred vendors access to the Company's licensees.

Franchise Expenses: Selling, general and administrative expenses were $51.1 million in fiscal 1997, an increase of $5.9 million from the fiscal 1996 total of $45.2 million. $4.8 million of the increase was directly attributable to additional costs of operating as an independent company apart from Manor Care. These additional costs were primarily additional staffing, incremental rental expenses, and consulting fees as the Company assumed certain administrative tasks previously provided by Manor Care. The remaining increases in selling, general and administrative expenses were primarily due to additional personnel to support company growth and new company initiatives.

As a percentage of total net franchising revenues, total franchising selling, general and administrative expenses were 40.3% in fiscal year 1997 and 40.9% in fiscal year 1996. Exclusive of the $4.8 million increase resulting from the distribution, as a percentage of net franchising revenues, selling, general and administrative expenses declined to 36.5% in fiscal year 1997 from 40.9% in fiscal year 1996. The improvement in the franchising margins primarily relates to the economies of scale generated from operating a larger franchisee base.

Product Sales: Sales made to franchisees through the Company's group purchasing program increased $2.1 million to $23.6 million in fiscal 1997 from $21.6 million in fiscal 1996.

Similarly, product cost of sales increased $2.1 million (or 9.9%) in fiscal 1997. The product services margins decreased in fiscal 1997 to 3.7% from 4.0% in fiscal 1996. This purchasing program is provided to the franchisees as a service and is not expected to be a major component of the Company's profitability.

European Hotel Operations:   Total revenues at the Company's owned hotel
operations in Europe declined to $17.7 million in fiscal 1997 from $19.6 million in fiscal 1996. Operating margins at the hotels declined to 8.9% in fiscal 1997 from 10.6% in fiscal 1996. The decline in revenue and operating performance reflects the difficult economic and competitive climates in which a number of the European hotels operate.

Depreciation and Amortization: Depreciation and amortization decreased $1.4 million (or 11.9%) to $10.4 million in fiscal 1997 from $11.8 million in fiscal 1996. The decrease was primarily due to the asset impairment charge against European fixed assets which reduced the asset base upon which depreciation is determined.

Provision for Asset Impairment: In fiscal 1996, the Company recorded a charge against earnings of $24.8 million relating to impairment of certain long-lived assets related to the Company's European hotel operations.

Other: In fiscal 1997, the Company recognized $943,000 in dividend income from its investment in Friendly Hotels, PLC.


Comparison of Fiscal Year 1996 Operating Results and Fiscal Year 1995 Operating Results

Net income for the fiscal year ended May 31, 1996 was $11.7 million, a decrease of $4.5 million (or 27.8%) compared to net income of $16.2 million for the fiscal year ended May 31, 1995 ("fiscal 1995"). Net income in fiscal 1996 includes a one time charge of $24.8 million relating to asset impairment. Exclusive of the $24.8 million charge, net income increased to $26.7 million in fiscal 1996, a 64.8% increase over fiscal 1995.

Franchise Revenues: Net franchise revenues were $110.6 million for fiscal 1996 and $95.9 million for fiscal 1995. Royalties increased $10.8 million to $86.2 million from $75.4 million in fiscal 1996, an increase of 14.3%. The increase in royalties is attributable to a net increase of 217 domestic franchisees during the period, representing an additional 15,787 rooms added to the system, an improvement in RevPAR of 5.1% and an increase in the effective royalty rate of the domestic hotel system to 3.34% from 3.20%. Initial fee revenue generated from franchising contracts signed increased 37.8% to $13.5 million from $9.8 million in fiscal 1996. Total franchise agreements signed in fiscal 1996 were 436, up 21.4% from the total contracts signed in fiscal 1995 of 359.

Franchise Expenses: Selling, general and administrative costs declined to $45.2 million in fiscal 1996 from $45.6 million in fiscal 1995.

Selling, general and administrative expenses as a percentage of net franchise revenues declined to 40.9% in fiscal 1996 from 47.7% in fiscal 1995. The improvement in the franchising margins relates to the economies of scale generated from operating a larger franchisee base and improved operating performance of the franchised hotels.

Product Sales: Sales made to franchisees through the Company's group purchasing program increased $7.1 million to $21.6 million in fiscal 1996 from $14.5 million in fiscal 1995.

Similarly, product cost of sales increased $6.8 million (or 49.2%) in fiscal 1996. The product services margins were 4.0% in fiscal 1996 and fiscal 1995. The purchasing program is provided to the franchisees as a service and is not expected to be a major component of the Company's profitability.

European Hotel Operations: Revenues from hotel operations increased 5.2% in fiscal 1996.

Operating margins increased to 10.6% in fiscal 1996 from 3.8% in fiscal 1995. The increase in fiscal 1996 was primarily due to improved performance of newly completed owned and managed hotels.

Other: In fiscal 1996, the Company recorded a charge against earnings of $24.8 million relating to impairment of certain long-lived assets associated with the Company's European hotel operations.


Liquidity and Capital Resources

Net cash provided by operating activities was $33.6 million for December 1997, a decrease of $11.9 million from $45.5 million for December 1996. At December 31, 1997, the total long-term debt outstanding for the Company was $282.8 million.

Cash used in investing activities was $149.7 million, $16.9 million, $78.5 million, and $7.7 million in December 1997 and fiscal years 1997, 1996 and 1995, respectively. In connection with the Distribution on October 15, 1997, the Company funded a $115 million, five year, 11% Subordinated Term Note to Sunburst. The note is payable in full, along with accrued interest on October 15, 2002.

As of December 31, 1997, approximately $25 million of estimated receivables are due to the Company from Sunburst, which are included in other current assets. This receivable relates to a net worth guarantee in effect as a result of the Distribution and the reimbursement of various expenses paid by the Company, subsequent to the Distribution Date. Subsequent to year-end, Sunburst paid $7.5 million of the outstanding balance.

During fiscal 1995, prior to the Manor Care Distribution, the Company repurchased one-half of the 11% interest held by its management. Approximately $19.8 million was allocated to goodwill; the purchase cost of $27.4 million was paid in June and July 1995. On May 31, 1996, the Company repurchased the remaining 5.5% minority interest in the Company for $27.9 million. Approximately $26.4 million was allocated to goodwill. During fiscal 1996, the Company purchased a 5% common stock interest and a preferred stock interest in Friendly, for approximately $17 million.

Investment in property and equipment includes computer hardware as well as new developments and enhancements of reservation and finance systems. During December 1997 and the fiscal year ended May 31, 1997, capital expenditures totaled $7.3 million and $10.6 million and related primarily to the development of a new property management system and the installation of new financial systems. Capital expenditures in prior years include amounts for computer hardware, reservation systems and European hotel capital improvements.

On October 15, 1997, the Company entered into a five-year $300 million competitive advance and multi-currency credit facility. The credit facility provides for a term loan of $150 million and a revolving credit facility of $150 million, $50 million of which is available in foreign currency borrowings. At the time of the Distribution, the Company borrowed $150 million under the term loan and $140 million under the revolving credit facility, the proceeds of which were used to fund the $115 million Sunburst note and to refinance existing indebtedness. As of December 31, 1997, the Company had $150 million of term loans outstanding, $84.6 million of revolving loans and $31 million of multi-currency borrowings. The term loan is payable over five years, $15 million of which is due in 1998. The credit facility includes customary financial and other covenants that requires the maintenance of certain ratios including maximum leverage, minimum net worth and interest coverage and restricts the Company's ability to make certain investments, repurchase stock, incur debt, and dispose of assets. At the Company's option, the interest rate may be based on LIBOR, a certificate of deposit rate or an alternate base rate (as defined), plus a facility fee percentage. The rate is determined based on the Company's consolidated leverage ratio at the time of borrowing. Interest on current borrowings is based on one of several rates including LIBOR.

Subsequent to December 31, 1997, the Company has repurchased 490,214 shares of its common stock at a total cost of $7.9 million. The Company has authorization from its Board of Directors to repurchase up to an additional 1.27 million shares.

The Company believes that cash flow from operations and available financing capacity is adequate to meet the expected operating, investing, financing and debt service requirements for the business for the immediate future.

The Company has entered into interest rate swap agreements with a notional amount of $115 million at December 31, 1997, to fix certain of its variable rate debt in order to reduce the Company's exposure to fluctuations in interest rates. The interest rate differential to be paid or received on interest rate swap agreements is accrued as interest rates change and is recognized as an adjustment to interest expense. On average, the interest rate swap agreements have a life of three and one-half years with a fixed rate of 6.68% and a variable rate at December 31, 1997 of 6.39%. As of December 31, 1997, the interest rate swap agreements have a fair market valuation of approximately $(496,000).


Impact of Recently Issued Accounting Standards

The Company has adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The adoption of SFAS No. 121 did not have a material impact on the Company's financial statements.

The Company is required to adopt SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," no later than fiscal 1999. Management is evaluating the impact that these pronouncements will have on the Company's financial statements.


Forward-Looking Statements

The statements contained in this annual report that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

A number of important factors could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company.

Certain statements contained in this annual report, including those in the section entitled "Management's Discussion and Analysis," contain forward-looking information that involves risk and uncertainties. Actual future results and trends may differ materially depending on a variety of factors discussed in the "Risk Factors" section included in the Company's Form 10 Registration Statement and various Form 8-K filings, including the nature and extent of future competition, and political, economic and demographic developments in countries where the Company does business or in the future may do business.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or update these forward-looking statements.

Report of Independent Public Accountants


To Choice Hotels International, Inc.:

We have audited the accompanying consolidated balance sheets of Choice Hotels International, Inc., as defined under "Basis of Presentation" in the Notes to Consolidated Financial Statements, as of December 31, 1997 and May 31, 1997, and the related consolidated statements of income and cash flows for the seven months ended December 31, 1997 and for each of the three fiscal years in the period ended May 31, 1997, and the statement of shareholders' equity for the period from October 15, 1997 (inception) to December 31, 1997. These consolidated financial statements are the responsibility of Choice Hotels International, Inc.'s management . Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Choice Hotels International, Inc. as of December 31, 1997 and May 31, 1997, and the consolidated results of their operations and their consolidated cash flows for the seven months ended December 31, 1997, and each of the three fiscal years in the period ended May 31, 1997, and the statement of shareholders' equity for the period from October 15, 1997 (inception) to December 31, 1997, in conformity with generally accepted accounting principles.


Arthur Andersen LLP


Washington, D.C.,
January 27, 1998

Consolidated Statements of Income
Choice Hotels International Inc. and Subsidiaries

                                                                    Seven Months
                                                                        Ended       Fiscal Years Ended May 31,
                                                                     December 31,   --------------------------
(In thousands, except per share data)                                    1997       1997       1996       1995
Revenues
     Royalty fees                                                      $ 70,308   $ 97,215   $ 87,994   $ 78,092
     Marketing and reservation fees                                      72,284    104,216     98,906     83,645
     Product sales                                                       13,524     23,643     21,570     14,461
     European hotel operations                                           10,541     17,737     19,609     18,638
     Initial franchise fees and relicensing fees                          8,597     16,802     15,578     11,656
     Other, including partner services revenue                            4,869     12,642      6,997      6,180
     Total revenues                                                     180,123    272,255    250,654    212,672

Operating Expenses
     Marketing and reservation                                           70,102    101,421     96,246     81,545
     Selling, general and administrative                                 29,454     51,102     45,196     45,589
     Product cost of sales                                               13,031     22,766     20,709     13,882
     European hotel operations                                            9,203     16,166     17,521     17,922
     Depreciation and amortization                                        6,159     10,438     11,839     11,768
     Provision for asset impairment                                          --         --     24,760         --
     Total operating expenses                                           127,949    201,893    216,271    170,706
     Operating Income                                                    52,174     70,362     34,383     41,966

Other
     Minority interest expense                                               --         --      1,532      2,200
     Interest on notes payable to Manor Care                                 --      7,083      7,083      7,083
     Interest expense and other                                           8,788      4,647      4,791      3,672
     Interest and dividend income (including interest income on the
      Sunburst Note of $2.4 million for December 31, 1997)               (2,997)      (943)        --         --
     Total other                                                          5,791     10,787     13,406     12,955

Income before income taxes                                               46,383     59,575     20,977     29,011
Income taxes                                                            (19,096)   (24,845)    (9,313)   (12,783)
Net income                                                             $ 27,287   $ 34,730   $ 11,664   $ 16,228
Weighted average shares outstanding                                      59,798     62,680     62,628     62,480
Basic earnings per share                                                  $0.46      $0.55      $0.19      $0.26
Diluted earnings per share                                                $0.45      $0.55      $0.19      $0.26

The accompanying notes are an integral part of these consolidated statements of income.

Consolidated Balance Sheets
Choice Hotels International Inc. and Subsidiaries

                                                                     December 31,  May 31,
( In thousands)                                                         1997        1997
Assets
Current assets
    Cash and cash equivalents                                         $ 10,282    $  4,167
    Receivables (net of allowance for doubtful
     accounts of $7,608, and $6,159, respectively)                      28,347      24,472
    Other                                                                3,446       5,676
Receivable from Sunburst Hospitality                                    25,066          --

              Total current assets                                      67,141      34,315
Property and equipment, at  cost, net of accumulated
  depreciation                                                          37,040      43,377
Goodwill, net of accumulated amortization                               68,792      69,939
Franchise rights, net of accumulated amortization                       48,819      50,503
Investment in Friendly Hotels, PLC                                      17,011      17,161
Assets held for sale                                                    10,752          --
Other assets                                                             9,286       6,178
Note receivable from  Sunburst Hospitality                             117,447          --

             Total assets                                              376,288     221,473

Liabilities and Equity
Current liabilities
    Current portion of long-term debt                                   15,041          36
    Accounts payable                                                    26,452      20,412
    Accrued expenses.                                                   10,595      10,965
    Income taxes payable                                                 6,007       3,318

          Total current liabilities                                     58,095      34,731
Long Term Debt                                                         267,780      46,427
Notes Payable to Manor  Care, Inc.                                          --      78,700
Deferred Income Taxes ($0 and $3,498, respectively)
  and other liabilities                                                  1,155       4,422

          Total liabilities                                            327,030     164,280

Shareholders' Equity
Common stock, $.01 par value, 160,000,000 shares authorized and
  59,828,878 shares issued and outstanding                                 598          --
Additional paid-in-capital                                              47,907          --
Cumulative translation adjustment                                       (8,316)         --
Treasury stock                                                            (189)         --
Retained earnings                                                        9,258          --
Investments and advances from Parent                                        --      57,193
Total shareholders' equity                                              49,258      57,193

          Total liabilities and shareholders' equity                  $376,288    $221,473

Consolidated Statements of Cash Flows
Choice Hotels International Inc. and Subsidiaries

                                                        Seven Months
                                                           Ended         Fiscal Years Ended May 31,
                                                        December 31,
(In thousands)                                              1997        1997        1996        1995
Cash Flows From Operating Activities
Net income                                               $  27,287    $ 34,730    $ 11,664    $ 16,228
     Reconciliation of net income to net cash
      provided by operating activities:
         Depreciation and amortization                       6,159      10,438      11,839      11,768
         Provision for bad debt                              2,274       2,238         685         692
         Increase (decrease) in deferred taxes              (4,828)      3,171     (13,527)         68
         Non cash interest and dividend income              (2,997)       (943)         --          --
         Provision for asset impairment                         --          --       24,760         --
     Change in assets and liabilities:
         Change in receivables                             (10,606)     (4,835)     (7,533)     (3,000)
         Change in prepaid expenses and other
          current assets                                     2,403       1,615        (990)      1,524
         Change in current liabilities                      11,226      (2,145)      4,050       3,694
         Change in income taxes payable                      2,689       1,061        (265)        158
         Change in other liabilities                            --         175       2,059       6,719
             Net cash provided by operating activities      33,607      45,505      32,742      37,851

Cash Flows From Investing Activities
     Investment in property and equipment                   (7,329)    (10,630)     (6,506)    (13,611)
     Purchase of minority interest                              --      (2,494)    (55,269)         --
     Investment in Friendly Hotels PLC.                         --          --     (17,069)         --
     Advances to Sunburst Hospitality                      (25,066)         --          --          --
     Note Receivable from Sunburst Hospitality            (115,000)         --          --          --
     Other items, net                                       (2,344)     (3,804)        345       5,878
             Net cash utilized in investing activities    (149,739)    (16,928)    (78,499)     (7,733)

Cash Flows From Financing Activities
     Proceeds from mortgages and other long-term debt      236,509      31,107      17,296      15,567
     Principal payments of debt.                           (78,851)    (51,260)       (350)    (13,492)
     Purchase of treasury stock                               (189)         --          --          --
     Cash transfers (to) from Parent, net                  (35,222)     (8,069)     31,567     (33,336)
             Net cash provided by (utilized in)
              financing activities                         122,247     (28,222)     48,513     (31,261)
Net change in cash and cash equivalents                      6,115         355       2,756      (1,143)
Cash and cash equivalents at beginning of period             4,167       3,812       1,056       2,199
Cash and cash equivalents at end of period               $  10,282    $  4,167    $  3,812    $  1,056

Consolidated Statement of Shareholders' Equity
Choice Hotels International Inc. and Subsidiaries



(In thousands, except share amounts)

                                                Common Stock   Additional    Translation      Treasury    Retained
                                                   Shares        Amount    Paid-in-Capital   Adjustment     Stock    Earnings

Initial capitalization - October 15, 1997         59,767,716         $598          $48,064      $(8,662)  $     --   $     --
Net income                                                --           --               --           --         --     27,287
Exercise of stock options/grants, net.                71,876           --             (157)          --         --         --
Translation adjustment                                    --           --               --          346         --         --
Treasury purchases                                   (10,714)          --               --           --       (189)        --
 Transfers of net income to Sunburst prior to
   the distribution                                       --           --               --           --         --    (18,029)

Balance as of December 31, 1997                   59,828,878         $598          $47,907      $(8,316)     $(189)   $ 9,258

Notes to Consolidated Financial Statements
Choice Hotels International Inc. and Subsidiaries

Summary of Significant
Accounting Policies

Basis of Presentation

On March 7, 1996, Manor Care, Inc. ("Manor Care") announced its intention to proceed with the separation of its lodging business ("Choice Hotels Holdings, Inc." or the "Company") from its health care business via a spin-off of its lodging business (the "Manor Care Distribution"). On September 30, 1996 the Board of Directors of Manor Care declared a special dividend to its shareholders of one share of common stock of the Company for each share of Manor Care stock, and the Board set the Record Date and the Distribution Date. The Manor Care Distribution was made on November 1, 1996 to holders of record of Manor Care's Common Stock on October 10, 1996.

The Manor Care Distribution separated the lodging and health care businesses of Manor Care into two public corporations. The operations of the Company consisted principally of the hotel franchise operations and the owned and managed hotel operations formerly conducted by Manor Care directly or through its subsidiaries (the "Lodging Business").

On November 1, 1996, concurrent with the Manor Care Distribution, the Company changed its name from Choice Hotels Holdings, Inc. to Choice Hotels International, Inc. ("CHI") and the Company's franchising subsidiary, formerly named Choice Hotels International, Inc., changed its name to Choice Hotels Franchising, Inc. ("Franchising").

On April 29, 1997, CHI's Board of Directors announced its intention to separate CHI's franchising business from its owned hotel business (hereinafter referred to as the "Sunburst Distribution"). On September 16, 1997 the Board of Directors and shareholders of the Company approved the separation of the business via a spin-off of the franchising business, along with CHI's European hotel and franchising operations, to its shareholders. The Board set October 15, 1997 as the date of distribution and on that date, Company shareholders received one share in Franchising (renamed "Choice Hotels International, Inc." and referred to hereafter as the "Company") for every share of CHI stock held on October 7, 1997 (the date of record). Concurrent with the October 15, 1997 distribution date, CHI changed its name to Sunburst Hospitality Corporation, (referred to hereafter as "Sunburst") and effected a one-for-three reverse stock split of its common stock.

The Company is in the business of hotel franchising.   As of December 31, 1997,
the Company had franchise agreements with 3,484 hotels operating in 33 countries under the following brand names: Comfort, Clarion, Sleep, Quality, Rodeway Econo Lodge, and MainStay Suites.

The consolidated financial statements present the financial position, results of operations, cash flows and equity of the Company as if it were formed as a separate entity of its parent (Manor Care prior to Manor Distribution and Sunburst prior to Sunburst Distribution) which conducted the hotel franchising business and European hotel operations and as if the Company were a separate company for all periods presented. The Parent's historical basis in the assets and liabilities of the Company has been carried over to the consolidated financial statements. All material intercompany transactions and balances between the Company and its subsidiaries have been eliminated. Changes in the Investments and advances from Parent represent the net income of the Company plus the net change in transfers between the Company and Manor Care through November 1, 1996 and Sunburst through October 15, 1997.

An analysis of the activity in the "Investments and advances from ParentO account for the three years ended May 31, 1997 and the seven months ended December 31, 1997 is as follows:


                                    (In thousands)
Balance, May 31, 1994                    $  4,409
Transfers to Parent, net                  (33,336)
Net income                                 16,228
Balance, May 31, 1995                     (12,699)
Transfers from Parent, net                 31,567
Net income                                 11,664
Balance, May 31, 1996                      30,532
Transfers to Parent, net                   (8,069)
Net income                                 34,730
Balance, May 31, 1997                      57,193
Net Income from June 1, 1997
   through October 15, 1997                18,029
Transfers to Parent, net through
   October 15, 1997                       (35,222)
Initial capitalization                    (40,000)
Balance, October 15, 1997                $      0

The average balance of the Investments and advances from Parent was $43.9 million, $8.9 million and ($4.1) million for fiscal years 1997, 1996 and 1995 respectively and $48.6 million for the period June 1, 1997 through October 15, 1997.


Reclassifications

Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

Significant Accounting Policies

Fiscal Year

Prior to December 1997, the Company's fiscal year was the twelve month period ended May 31. During October 1997, the Company changed its fiscal year from a May 31 year end to a December 31 year end.


Assets Held For Sale

Assets held for sale by the Company are stated at the lower of cost or estimated net realizable value.


Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents.


Property and Equipment

The components of property and equipment in the consolidated balance sheets were:


                             December 31    May 31
(In thousands)                   1997        1997
Land                            $    996   $  3,033
Building and improvements         18,238     27,409
Furniture, fixtures and
 equipment                        31,228     30,526
                                  50,462     60,968
Less: accumulated
 depreciation                    (13,422)   (17,591)
                                $ 37,040   $ 43,377

Depreciation has been computed for financial reporting purposes using the straight-line method. A summary of the ranges of estimated useful lives upon which depreciation rates have been based follows:

Building and improvements              10-40 years
Furniture, fixtures and equipment       3-20 years


Minority Interest

Prior to May 31, 1996, certain former members of the Company's management had a minority ownership interest in the Company. Amounts reflected as minority interest represent the minority owners' share of income in the Company.

The Company repurchased all of the outstanding minority ownership interest in fiscal years 1995 and 1996.


Goodwill

Goodwill primarily represents an allocation of the excess purchase price of the stock of the Company over the recorded minority interest. Goodwill is being amortized on a straight-line basis over 40 years. Such amortization amounted to $1.1 million in the period ended December 31, 1997, $1.9 million, $1.1 million, and $598,000 in the fiscal years ended May 31, 1997, 1996 and 1995, respectively. Goodwill is net of accumulated amortization of $6.1 million and $5.0 million at December 31, 1997 and May 31, 1997, respectively.


Franchise Rights

Franchise rights are an intangible asset and represent an allocation in purchase accounting for the value of long-term franchise contracts. The majority of the balance resulted from the Econo Lodge and Rodeway acquisitions made in fiscal year 1991. Franchise rights acquired are amortized over an average life of 26 years. Amortization expense for the periods ended December 31, 1997, May 31, 1997, 1996 and 1995 amounted to $1.7 million, $2.9 million, $2.6 million and $2.6 million, respectively. Franchise rights are net of accumulated amortization of $15. 7 million and $14.0 million at December 31, 1997 and May 31, 1997, respectively.


Self-Insurance Program

Subsequent to the Manor Care Distribution, the Company maintained its own self-insurance program for certain levels of general and professional liability, automobile liability and workers' compensation coverage. The estimated costs of these programs were accrued at present values based on actuarial projections for known and anticipated claims. As of June 1, 1997, the Company was no longer self insured.

Prior to the Manor Care Distribution, the Company participated in Manor Care's self-insurance program for certain levels of general and professional liability, automobile liability and workers' compensation coverage. The estimated costs of these programs are accrued at present values based on actuarial projections for known and anticipated claims. All accrued self-insurance costs through November 1, 1996 were assumed by Manor Care, and have been treated as paid to Manor Care, and as such, amounts paid to Manor Care up to November 1, 1996 have been charged directly to Investments and advances from Parent.


Revenue Recognition

The Company enters into numerous franchise agreements committing to provide franchisees with various marketing services, a centralized reservation system and limited rights to utilize the Company's registered tradenames. These agreements are typically for a period of twenty years, with certain rights to the franchisee to terminate after five, 10, or 15 years. Initial franchise fees are recognized upon sale because the initial franchise fee is non-refundable and the Company has no continuing obligations related to the franchisee. Royalty fees, primarily based on gross room revenues of each franchisee, are recorded when earned. Reserves for uncollectible accounts are charged to bad debt expense and included in selling, general and administrative expenses in the accompanying consolidated statements of income.

The Company assesses franchisees monthly fees related to marketing and reservations which are expended for national advertising, marketing, and selling activities and the operation of a centralized reservation system.


Impairment Policy

The Company has adopted the Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" in fiscal year 1997. Accordingly, the Company evaluates the recoverability of long-lived assets, including franchise rights and goodwill, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured based on net, undiscounted expected cash flows. Assets are considered to be impaired if the net, undiscounted expected cash flows are less than the carrying amount of the assets. Impairment charges are recorded based upon the difference between the carrying value of the asset and the expected net cash flows, discounted at an appropriate interest rate. The adoption of SFAS No. 121 did not have a material impact on the Company's financial statements.


Capitalization Policies

Major renovations and replacements are capitalized to appropriate property and equipment accounts. Upon sale or retirement of property, the cost and related accumulated depreciation are eliminated from the accounts and the related gain or loss is taken into income. Maintenance, repairs and minor replacements are charged to expense.


Interest Rate Hedges

The Company has entered into interest rate swap agreements with a notional amount of $115 million at December 31, 1997 to fix certain of its variable rate debt in order to reduce the Company's exposure to fluctuations in interest rates. The interest rate differential to be paid or received on interest rate swap agreements is accrued as interest rates change and is recognized as an adjustment to interest expense. On average, the interest rate swap agreements have a life of three and one-half years with a fixed rate of 6.68% and variable rate of 6.39%. As of December 31, 1997, the interest rate swap agreements have a fair market valuation of approximately $(496,000).


Foreign Operations

The Company accounts for foreign currency translation in accordance with SFAS No. 52, "Foreign Currency Translation." Revenues generated by foreign operations for the seven months ended December 31, 1997 and the fiscal years ended May 31, 1997, 1996 and 1995 were $16.2 million, $27.5 million, $29.9 million and $29.2 million, respectively. The Company's foreign operations had net income of $313,000 for the seven months ended December 31, 1997. Net losses were generated by foreign operations for the years ended May 31, 1997, 1996 and 1995 of $1.8 million, $19.4 million, and $5.7 million, respectively. Net losses generated by foreign operations for fiscal year 1996 include a $15.0 million net of tax charge relating to a provision for asset impairment. Total assets relating to foreign operations were $34.3 million and $48.8 million at December 31, 1997 and May 31, 1997 respectively. The majority of the revenues and assets of foreign operations relate to the Company's European business operations (see "Acquisitions and Divestitures"). Translation gains and losses are recorded in the cumulative translation adjustment account included in Investments and advances from Parent in the accompanying consolidated balance sheets prior to October 15, 1997, and are shown separately in shareholders' equity after October 15, 1997 as follows:

(In thousands)
Balance, May 31, 1994         $    (31)
Net adjustments                    740
Balance, May 31, 1995              709
Net adjustments                 (2,459)
Balance, May 31, 1996           (1,750)
Net adjustments                 (5,268)
Balance, May 31, 1997           (7,018)
Net adjustments                 (1,298)
Balance, December 31, 1997     $(8,316)

The cumulative translation adjustment included in the December 31, 1997 balance relating to assets held for sale was $(6.6) million.


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.


Earnings Per Share

The Company adopted SFAS 128, "Earnings Per Share" in 1997. The following table illustrates the reconciliation of the earnings and number of shares used in the basic and diluted earnings per share calculations (in millions, except per share amounts).


                                             December 31,
                                                 1997
Computation of Basic Earnings Per Share:
  Net Income                                     $27.3
  Weighted average shares outstanding             59.8
  Basic earnings per share                       $0.46

Computation of Diluted Earnings Per Share:
  Net income for diluted earnings per share      $27.3
  Weighted average shares outstanding             59.8

Effect of Dilutive Securities --
  Employee stock option plan                       1.5
  Shares for diluted earnings per share           61.3
  Diluted earnings per share                     $0.45

The effect of dilutive securities is computed using the treasury stock method and average market prices during the period. The Company does not have any options outstanding that were excluded from the computation of diluted earnings per share. The Company had no shares outstanding to the public or material dilutive securities prior to the Sunburst Distribution and therefore, no reconciliation has been provided for periods prior to December 31, 1997.

The weighted average number of common shares outstanding is based on the Company's weighted average number of outstanding common shares for the period October 15, 1997 through December 31, 1997,

Sunburst's weighted average number of outstanding common shares for the period November 1, 1996 through October 15,1997 and Manor Care's weighted average number of outstanding common shares prior to November 1, 1996.


Income Taxes

The Company was included in the consolidated federal income tax returns of Manor Care and Sunburst prior to October 15, 1997. Subsequent to October 15, 1997 the Company is required to make its own filings. The income tax provision included in these consolidated financial statements reflects the historical income tax provision and temporary differences attributable to the operations of the Company on a separate return basis. Deferred taxes are recorded for the tax effect of temporary differences between book and tax income.

Income before income taxes for the seven months ended December 31, 1997, and the fiscal years ended May 31, 1997, 1996 and 1995 were derived from the following:

                                   Dec. 31,           May 31,
(In thousands)                  1997     1997      1996      1995
Income before income taxes
    Domestic operations        $45,866   $62,641  $ 52,801   $38,385
    Foreign operations             517    (3,066)  (31,824)   (9,374)
Income before income taxes     $46,383   $59,575  $ 20,977   $29,011

Income before income taxes for domestic operations and foreign operations for fiscal year 1996 includes a pretax provision of $24.8 million for asset impairment.

The provisions for income taxes follows for the period ended December 31, 1997 and for the fiscal years ended May 31, 1997, 1996 and 1995.


                                                      Dec. 31,              May 31,
(In thousands)                                    1997       1997       1996      1995
Current tax (benefit) expense
  Federal                                          $15,742   $19,421   $20,097   $14,169
  Federal benefit of foreign operations                204    (1,213)   (2,792)   (3,703)
  State                                              3,475     3,950     3,754     2,292
Deferred tax (benefit) expense
  Federal                                             (223)   2,293       (125)       58
  Federal benefit of foreign operations                 --       --     (9,778)       --
  State                                               (102)     394     (2,093)      (33)
                                                   $19,096  $24,845    $ 9,313   $12,783

Deferred tax assets (liabilities) are comprised of the following at December 31, 1997 and May 31, 1997:

                                            Dec. 31,     May 31,
(In thousands)                                1997        1997
Depreciation and amortization              $(3,184)    $(5,145)
Prepaid expenses                            (1,484)       (856)
Other                                       (2,458)     (2,799)
Gross deferred tax liabilities              (7,126)     (8,800)

Foreign operations                           2,843       2,271)
Accrued expenses                             5,283       3,181)
Net operating loss                          ,  398         609
Other                                        1,001        ,310)
Gross deferred tax assets                    9,525       6,371)
Net deferred tax asset (liability)         $ 2,399     $(2,429)

A reconciliation of income tax expense at the statutory rate to income tax expense included in the accompanying consolidated statements of income follows:

                                                     Dec. 31,        May 31,
(In thousands, except Federal income tax rate)         1997            1997        1996       1995
Federal income tax rate                                     35%           35%         35%         35%
Federal taxes at statutory rate                        $16,234       $20,853     $ 7,345     $10,154
State income taxes, net of
Federal tax benefit                                      2,192         2,824       1,080       1,468
Minority interest                                     N              N               536         770
Other                                                      670         1,168         352         391
Income tax expense                                     $19,096       $24,845     $ 9,313     $12,783

Cash paid for state income taxes was $197,000, $1.3 million, $1.4 million, and $549,000 for the period ended December 31, 1997 and the fiscal years ended May 31, 1997, 1996 and 1995, respectively. Federal income taxes were paid by Manor Care for the years ended May 31, 1995 and May 31, 1996 and the period ending October 31, 1996. Federal income taxes were paid by Sunburst for the period beginning November 1, 1996 through May 31, 1997. The Company paid $9.1 million for the period June 1, 1997 to December 31, 1997.

Consistent with the existing Company tax-sharing policy, all current federal provision amounts have been treated as paid to, or received from, the Company, and as such, there are no current tax provision balances due to Sunburst at May 31, 1997. Differences between amounts paid to or received from Manor Care and Sunburst and the Company have been charged or credited directly to Investments and advances from Parent. As part of the tax-sharing agreement, the current taxes payable as of October 15, 1997 were assumed by Sunburst.


Accrued Expenses

Accrued expenses were as follows:

                             December 31,             May 31,
(In thousands)                  1997                   1997
Payroll                      $ 8,729                 $ 7,950
Other                          1,866                   3,015
                             $10,595                 $10,965

Long Term Debt and Notes Payable

Debt consisted of the following:

                                              December 31,         May 31,
(In thousands)                                   1997               1997
$300 million competitive advance and
  multi-currency revolving credit
  facility with an average
  rate of 6.60% at December 31, 1997            $267,600          $     --

$125 million competitive advance and
  multi-currency revolving credit
  facility with an average rate of
  6.28% at May 31, 1997                               --            31,107

Notes payable to Manor Care, Inc. with
  a rate of 9% at May 31, 1997                        --            78,700

Capital lease obligations                         13,469            13,531

Other notes with an average rate of
  5.95%, and 5.94% at December 31,
  1997 and May 31, 1997                            1,752             1,825

Total indebtedness                              $282,821          $125,163

Maturities of debt at December 31, 1997 were as follows:

                 Year                         (In thousands)
                 1998                            $ 15,041
                 1999                              22,679
                 2000                              32,726
                 2001                              42,769
                 2002                             155,471
                 Thereafter                        14,135
                                                 $282,821

During fiscal year 1996 and through November 1, 1996, the Company was a co-guarantor with Manor Care and other affiliates for a $250 million competitive advance and multi-currency revolving credit facility. The facility provided that up to $75.0 million was available in foreign currency borrowings under the foreign currency portion of the facility. The Company was charged interest for amounts borrowed under the foreign currency portion of the facility at one of several interest rates, including LIBOR plus 26.25 basis points. Subsequent to the Manor Care Distribution, the Company utilized its new credit facility, as described below, to repay the Company's portion of borrowings under Manor Care's foreign currency portion of the facility, and the Company was released from all liabilities and guarantees relating to the Manor Care credit facility.

On October 30, 1996, the Company entered into a $100.0 million competitive advance and multi-currency revolving credit facility provided by a group of seven banks. Borrowings under the facility were, at the option of the borrower, at one of several rates including LIBOR plus from 20.0 to 62.5 basis points, based upon a defined financial ratio and the loan type. The Company had $31.1 million outstanding under the facility at May 31, 1997. In connection with the Sunburst Distribution, all outstanding amounts were repaid.

The Company's portion of the payable to Manor Care was $78.7 million as of May 31, 1997 and 1996, which was pushed down as part of the Manor Care Distribution and is reflected as notes payable to Manor Care in the accompanying consolidated balance sheets. Interest on the amount of the loan was payable quarterly at an annual rate of 9%. Interest expense on those notes for the seven months ended December 31, 1997 was $2.7 million and $7.1 million for the fiscal years ended May 31, 1997, 1996 and 1995. The Company repaid the note at the Sunburst Distribution.

On October 15, 1997, the Company entered into a $300 million competitive advance and multi-currency revolving credit facility (the "Credit Facility") provided by a group of 14 banks. The Credit Facility provides for a term loan of $150 million and a revolving credit facility of $150 million, $50 million of which is available for borrowings in foreign currencies. The credit facility includes customary financial and other covenants that requires the maintenance of certain ratios including maximum leverage, minimum net worth and interest coverage and restricts the Company's ability to make certain investments, repurchase stock, incur debt and dispose of assets. The term loan is payable over five years, $15 million of which is due in 1998. Borrowings under the facility are, at the option of the borrower, at one of several rates including LIBOR plus 20.0 to
87.5 basis points, based upon a defined financial ratio and the loan type. In addition, the Company has the option to request participating banks to bid on loan participation at lower rates than those contractually provided by the facility. The Credit Facility requires the Company to pay annual fees of 1/10 of 1% to 1/3 of 1%, based upon a defined financial ratio of the total loan commitment. The Credit Facility will terminate on October 15, 2002.

In connection with the Sunburst Distribution, the Company borrowed $115 million under its Credit Facility in order to fund a subordinated term note to Sunburst. The Subordinated Term Note of $115 million accrues interest monthly at 11% with an effective rate through maturity of 8.8%, and is due on October 15, 2002. No interest is payable until maturity. Total interest accrued at December 31, 1997 was $2.4 million.

Cash paid for interest was $ 7.9 million, $ 11.6 million, $11.8 million and $10.8 million for December 31, 1997, and May 31, 1997, 1996 and 1995,
respectively.


Leases

Rental expense under non-cancelable operating leases was $181,000, $171,000, $231,000 , and $400,000 for the seven months ended December 31, 1997 and fiscal years ended May 31, 1997, 1996, and 1995, respectively. The Company paid office rent of $1.1 million, and $4.0 million to Sunburst for the seven months ended December 31, 1997 and the year ended May 31, 1997 based on the portion of total space occupied by the Company.

In addition, the Company operates certain property and equipment under leases that expires in 2014. Future minimum lease payments are as follows:

                                  Operating     Capitalized
(In thousands)                      Leases        Leases
1998                                   $2,058    $    811
1999                                      699         939
2000                                      223         950
2001                                      189         950
2002                                      146         950
Thereafter                                 --      20,553
Total minimum lease payments           $3,315      25,153
Less: Interest                                    (11,684)
Present Value of Lease Payment                   $ 13,469

In accordance with the Manor Care Lease Amendment and Guaranty, the Company, Sunburst and Manor Care, have added the Company as a guarantor of Sunburst's obligations under the Gaithersburg Lease and the Silver Spring Lease. Additionally, Sunburst and Choice have entered into a sublease agreement with respect to the Silver Spring Lease for the Company's principal executive offices. The Company subleases approximately 54.3% of the office space available under the Silver Spring Lease with financial terms approximately equal (on a square foot basis) to the terms of the Silver Spring Lease. The lease expires April 1, 1999.


Acquisitions and Divestitures

On May 31, 1995, the Company repurchased one-half of the 11% interest held by
its management in the Company.   Approximately $19.8 million was allocated to
goodwill; the purchase cost of $27.4 million was paid in June and July 1995. On May 31, 1996, the Company repurchased the remaining 5.5% minority interest in the Company for $27.9 million. Approximately $26.4 million was allocated to goodwill.

On May 31, 1996, the Company invested approximately $17.1 million in the capital stock of Friendly Hotels, PLC ("Friendly"). In exchange for the $17.1 million investment, the Company received 750,000 shares of common stock and 10 million newly issued immediately convertible preferred shares. In addition, the Company granted to Friendly a Master Franchise Agreement for the United Kingdom and Ireland in exchange for 333,333 additional shares of common stock. At May 31, 1997, the Company owned approximately 5% of the outstanding shares of Friendly which would increase to approximately 27% if the Company's preferred stock were converted. The preferred shares carry a 5.75% dividend payable in cash or in
stock, at the Company's option.   The dividend accrues annually with the first
dividend paid on the earlier of the third anniversary of completion or on a conversion date. The proceeds of the investment received by Friendly are to be used to support the construction of 10 Quality or Comfort hotels. As a condition to the investment, the Company has the right to appoint three directors to the board of Friendly. The Company is accounting for the common stock investment under the equity method.

The Company recognized $550,083 and $943,000 in preferred dividend income from the Friendly investment for the period ended December 31, 1997 and May 31, 1997.

In January 1998, the Company completed a transaction with Friendly Hotels, PLC ("Friendly") in which Friendly would assume the master franchise rights for Choice's Comfort, Quality and Clarion brand hotels throughout Europe (with the exception of Scandinavia) for the next 10 years. In exchange, the Company will receive from Friendly $8.0 million, payable in eight equal annual installments.

As part of the transaction, Friendly will also acquire European hotels currently owned by the Company for a total consideration of approximately $26. 2 million in convertible preferred shares and cash. In exchange for 10 hotels in France, two in Germany and one in the United Kingdom, the Company will receive $22.2 million in new unlisted 5.75 percent convertible preferred shares in Friendly at par, convertible for one new Friendly ordinary share for every 150p nominal of the preferred convertible shares. In addition, Friendly will pay the Company deferred compensation of $4.0 million in cash, payable by the fifth anniversary of completion or sooner dependent on the level of future profits of the hotels acquired. The European hotels included in this transaction have a carrying value, which include a cumulative translation adjustment of $(6.6) million, totalling approximately $17.3 million. The Company has reflected the net assets subject to this transaction as assets held for sale in the December 31, 1997, accompanying consolidated balance sheet.


Transactions with Sunburst

Subsequent to the Manor Care Distribution, the Company participated in a cash concentration system with Sunburst and as such maintained no significant cash balances or banking relationships. Substantially all cash received by the Company was immediately deposited in and combined with Sunburst's corporate funds through its cash management system. Similarly, operating expenses, capital expenditures and other cash requirements of the Company have been paid by Sunburst and charged to the Company. The net result of all of these intercompany transactions are reflected in Investments and advances from Parent.

Since the Manor Care Distribution, the Company has provided certain services to Sunburst including, among others, executive management, human resources, legal, accounting, tax, information systems and certain administrative services as required. Also since the Manor Care Distribution, Sunburst has provided services to the Company, either directly or through the Corporate Services Agreement with Manor Care, including, among others, cash management, payroll and payables processing, employee benefits plans, insurance, accounting and certain administrative services, as required. Costs associated with the Manor Care Corporate Services Agreement as well as costs of services provided by Sunburst to the Company or provided by the Company to Sunburst have been allocated between the entity providing the services and the entity receiving the services in the accompanying financial statements. As a result, future administrative and corporate expenses are expected to vary from historical results. However, the Company has estimated that general and administrative expenses incurred annually will not materially change after the Distribution.

As part of the Sunburst Distribution, Sunburst and the Company have entered into a strategic alliance agreement. Among other things, the agreement provides for: (i) a right of first refusal to the Company to franchise any lodging properties to be acquired or developed by Sunburst, (ii) certain commitments by Sunburst for the development of Sleep Inn and MainStay Suites hotels, (iii) continued cooperation of both parties with respect to matters of mutual interest, such as new product and concept testing, (iv) continued cooperation with respect to third party vendor arrangements; and (v) certain limitations on competition in each others' line of business. The strategic alliance agreement extends for a term of 20 years with mutual rights of termination on the fifth, 10th and 15th anniversaries.

For purposes of providing an orderly transition after the Sunburst Distribution, Sunburst and the Company entered into various agreements, including, among others, a Distribution Agreement, a Tax Sharing Agreement, a Corporate Services Agreement and an Employee Benefits Allocation Agreement. Effective as of October 15, 1997, these agreements provide, among other things, that Sunburst
(i) will receive and/or provide certain corporate and support services, such as accounting, tax and computer systems support, (ii) will adjust outstanding options to purchase shares of Company Common Stock held by Company employees, Sunburst employees, and employees of Manor Care, (iii) is responsible for filing and paying the related taxes on consolidated federal tax returns and consolidated or combined state tax returns for itself and any of its affiliates (including the Company) for the periods of time that the affiliates were members of the consolidated group, (iv) will be reimbursed by the Company for the portion of income taxes paid that relate to the Company and its subsidiaries, and (v) guarantees that the Company will, at the date of distribution, have a specified minimum level of net worth. These agreements will extend for a maximum period of 30 months from the Distribution date or until such time as the Company and Sunburst have arranged to provide such services in-house or through another unrelated provider of such services.

During the periods presented, Sunburst operated substantially all of its hotels pursuant to franchise agreements with the Company. Total fees paid to the Company included in the accompanying financial statements for franchising royalty, marketing and reservation fees were $6.2 million for the seven months ended December 31, 1997 and $9.5 million, $7.5 million, and $5.3 million for the years ended May 31, 1997, 1996 and 1995, respectively.

In accordance with the Sunburst Distribution Agreement, the Company agreed to assume and pay certain liabilities of Sunburst, subject to the Company maintaining a minimum net worth of $40 million, at the date of Distribution. As of December 31, 1997, approximately $25 million is due to the Company from Sunburst, which is included in other current assets. This receivable relate to the net worth guarantee, and the reimbursement of various expenses paid by the Company, subsequent to the Distribution date. Subsequent to year end, Sunburst paid $7.5 million of the outstanding balance.


Commitments and Contingencies

The Company is a defendant in a number of lawsuits arising in the ordinary course of business. In the opinion of management and general counsel to the Company, the ultimate outcome of such litigation will not have a material adverse effect on the Company's business, financial position or results of operations.


Pension, Profit Sharing, and Incentive Plans

Bonuses accrued for key executives of the Company under incentive compensation plans were $520,000 for the seven months ended December 31, 1997, $1.4 million in 1997, $1.1 million in 1996, and $1.4 million in 1995.

Employees of the Company participate in retirement plans sponsored by the Company, and prior to the Manor Care Distribution and Sunburst Distribution employees participated in retirement plans sponsored by Manor Care and Sunburst. Costs allocated to the Company are based on the size of its payroll relative to the sponsor's payroll. Costs allocated to the Company were approximately $817,000 for the seven months ended December 31, 1997, $1.4 million in 1997, $817,000 in 1996 and $776,000 in 1995.


Capital Stock

Since the Sunburst Distribution, the Company repurchased 10,714 shares of its common stock at a total cost of $189,000. Subsequent to December 31, 1997, the Company has repurchased 490,214 shares of its common stock at a total cost of $7.9 million. The Company has authorization from its Board of Directors to repurchase up to an additional 1.27 million shares. In fiscal year 1997, the Company granted a key executive 85,470 restricted shares of common stock with a value of $1.25 million on the grant date. The restricted stock vests over a three year period.

The Company has stock options plans for which it is authorized to grant options to purchase up to 7.1 million shares of the Company's common stock. Stock options may be granted to officers, key employees and non-employee directors with an exercise price not less than the fair market value of the common stock on the date of grant. In connection with the Sunburst Distribution, the outstanding options held by current and former employees of the Company were redenominated in the stock of the newly separated companies and the number and exercise prices of the options were adjusted based on the relative trading prices of the common stock of the two companies in order to retain the intrinsic value of the options.

Option activity under the above plans is as follows:

                                      Number      Weighted
                                    of Shares   Option Price

Outstanding at October 15, 1997     4,689,515      $ 8.71
Granted                                15,000       17.63
Exercised                             (28,550)       3.32
Cancelled                            (508,920)      10.05
Outstanding at December 31, 1997    4,167,045      $ 8.62

At December 31, 1997, options with a weighted average remaining life of 4.2 years covering 1,845,642 shares were exercisable at $2.64 to $12.21 per share with a weighted average of $5.80 per share.

SFAS No. 123 "Accounting for Stock-Based Compensation," requires companies to provide additional note disclosures about employee stock-based compensation plans based on a fair value based method of accounting. As permitted by this accounting standard, the Company continues to account for these plans under APB Opinion 25, under which no compensation cost has been recognized.

Compensation cost for the Company's stock option plan was determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123. The fair value of each option grant has been estimated on the date of grant using an option-pricing model with the following weighted average assumptions used for grants in 1997: risk-free interest rate of 5.65% and volatility of 23.6%, expected lives of 10 years and 0% dividend yield. The weighted average fair value per option granted during fiscal year 1997 was $8.79. If options had been reported as compensation expense based on their fair value pro forma, net income would have been $27.3 million for 1997, and pro forma earnings per share would have been $0.46.

Since this methodology has not been applied to options granted prior to the Sunburst distribution date, the resulting pro forma compensation cost is not likely to be representative of that to be expected in future years.


Fair Value of Financial Instruments

The balance sheet carrying amount of cash and cash equivalents and receivables approximate fair value due to the short term nature of these items. Long term debt consists of bank loans and notes payable to Manor Care. Interest rates on bank loans adjust frequently based on current market rates; accordingly, the carrying amount of bank loans is equivalent to fair value. The carrying amounts for long-term debt approximate fair market values.

The Note Receivable from Sunburst approximates fair value based on its current yield to maturity, which is equivalent to those investments of similar quality and terms.

Provision for Asset Impairment

During fiscal year 1996, the Company began restructuring its European operations. This restructuring effort included the purchase of an equity interest in Friendly and a reevaluation of key geographic markets in Europe. In connection with this restructuring, the Company performed a review of its European operations and in May 1996 recognized a $15.0 million non-cash charge (net of an $9.8 million income tax benefit) against earnings related to the impairment of assets associated with certain European hotel operations.


Impact of Recently Issued Accounting Standards

The Company adopted SFAS No. 128, "Earnings Per Share," and SFAS No. 129. "Disclosure of Information about Capital Structure," during 1997. The adoption of these pronouncements did not materially affect the Company's financial statements. The Company is required to adopt SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," no later than 1998. Management is evaluating the impact that these pronouncements will have on the Company's financial statements.


Subsequent Events (Unaudited)

On February 19, 1998, the Board of Directors adopted a shareholder rights plan under which a dividend of one preferred stock purchase right was distributed for each outstanding share of the Company's common stock to shareholders of record on April 3, 1998. Each right will entitle the holder to buy 1/100th of a share of a newly issued series of a junior participating preferred stock of the Company at an exercise price of $75 per share. The rights will be exercisable, subject to certain exceptions, 10 days after a person or group acquires beneficial ownership of 10% or more of the Company's common stock. Shares owned by a person or group on February 19, 1998, and held continuously thereafter are exempt for purposes of determining beneficial ownership under the rights plan. The rights will be non-voting and will expire on January 31, 2008, unless exercised or previously redeemed by the Company for $.001 each. If the Company is involved in a merger or certain other business combinations not approved by the Board of Directors, each right will entitle its holder, other than the acquiring person or group, to purchase common stock of either the company or the acquire having a value of twice the exercise price of the right.

Board of Directors

Stewart Bainum
Director: Manor Care Inc. and Sunburst Hospitality Corporation

Stewart Bainum Jr.
Chairman of the Board & Chief Executive Officer: Manor Care Inc. and subsidiaries
Chairman of the Board:
Sunburst Hospitality Corporation
Director: Vitalink Pharmacy Services Inc.

Barbara Bainum
President, Secretary & Director: Commonweal Foundation
Secretary and Director: Realty Investment Company

William R. Floyd
President & Chief Executive Officer: Choice Hotels International
Director: Friendly Hotels PLC

Frederic V. Malek
Chairman: Thayer Capital Partners
Co-Chairman: CB Commercial Real Estate Group Inc.
Director: American Management Systems Inc., Automatic Data Processing Corp., FPL Group Inc., Manor Care Inc., Sunburst Hospitality Corporation, Northwest Airlines and various Paine Webber mutual funds

Jerry E. Robertson Ph.D.
Retired Executive Vice President, 3M Life Sciences Sector and Corporate Services
Director: Allianz Life Insurance Company of North America, Cardinal Health Inc., Coherent Inc., Haemonetics Inc., Manor Care Inc., Medwave Inc., Project Hope and Steris Corp.

Robert C. Hazard Jr.
Chairman: Creative Hotel Associates LLC

Gerald W. Petitt
President & Chief Executive Officer: Creative Hotel Associates LLC

James H. Rempe
Senior Vice President, General Counsel & Secretary: Manor Care Inc.
Director: Vitalink Pharmacy Services Inc. and In Home Health Inc.


Corporate Officers

Stewart Bainum Jr.
     Chairman of the Board

William R. Floyd
     President & Chief Executive Officer

Donald H. Dempsey
     Executive Vice President & Chief Financial Officer

Michael J. DeSantis
     Senior Vice President, General Counsel & Secretary

Thomas Mirgon
     Senior Vice President, Human Resources & Partner Services

Barry L. Smith
     Senior Vice President, Marketing

William Weatherford
     Senior Vice President, Franchise Operations, Southeast Region

Brendan M. Ebbs
     Senior Vice President, Franchise Operations, Northeast Region

Betsy Bromberg O'Rourke
     Senior Vice President, Marketing Services

Everett F. Casey
     Vice President, Deputy General Counsel & Assistant Secretary

Joseph M. Squeri
     Vice President, Finance & Controller

Daniel Rothfeld
     Vice President, Partner Services

Gerald F. Hickey
     Assistant Treasurer

Kevin M. Rooney
     Assistant General Counsel & Assistant Secretary

Stock Listing
Choice Hotels International common stock trades on the New York Stock Exchange under the ticker symbol CHH.

Transfer Agent & Registrar
ChaseMellon Shareholder
Services LLC
Overpeck Centre
85 Challenger Road
Ridgefield Park, NJ  07660

Independent Auditors
Arthur Andersen LLP
Washington, DC

Annual Meeting Date
Choice Hotels International will hold its Annual Meeting of Shareholders on Wednesday, April 29, 1998, at 9 a.m. EST at the
Quality Suites Shady Grove
3 Research Court
Rockville, MD 20850

Form 10-K

A stockholder may receive without charge a copy of the Form 10-K Annual Report filed with the Securities and Exchange Commission by written request addressed to the Corporate Secretary at the corporate headquarters.

Corporate Headquarters
Choice Hotels International
10750 Columbia Pike
Silver Spring, MD  20901

General Inquiries:
(301) 979-5000

Franchise Sales:
(800) 547-0007

Investor Inquiries:
(301) 979-5026


(C)1998 Choice Hotels International

Quality, Comfort, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and Choice Picks are trademarks of Choice Hotels International.

MainStay Suites is a service mark of Choice Hotels International.

                                                              Seven Months        Fiscal Years
                                                             Ended Dec. 31        Ended May 31
                                                              1997     1996    1997    1996    1995
Company Results (in millions, except per share data)
     Royalty Revenues                                         $ 70.3  $ 61.8  $ 97.2  $ 88.0  $ 78.1
     Total Revenues                                            180.1   166.3   272.3   250.7   212.7
     Recurring Income from Operations                           46.4    45.5    59.6    45.7    29.0
     Recurring Net Income                                       27.3    23.3    34.7    25.4    16.2
     Net Income                                                 27.3    23.3    34.7    11.7    16.2
     Cash Flow from Operations                                  34.4    19.1    46.4    32.7    37.9
     Basic Earnings per Share                                 $ 0.46  $ 0.37  $ 0.55  $ 0.19  $ 0.26

System Results - Domestic only
     Revenues (estimated in millions)                         $1,862  $1,692  $2,678  $2,381  $2,221
     Franchise Hotels Open                                     2,879   2,672   2,781   2,495   2,311
     Franchise Hotels Under Development                          725     660     710     616     494
     Revenue Per Available Room                               $36.39  $35.54  $32.52  $31.60  $30.08

Letter to Our Shareholders:

     In conjunction with our move to reporting on a calendar-year basis, I would like to update you on Choice's progress during the seven-month period ended Dec. 31, 1997. It was a profitable and productive period during which we made significant progress implementing key elements of our strategic plan, becoming a "pure-play" franchising company and substantially strengthening our presence in Europe.

Strong Financial Results

     In our last annual report, I described how the Company was moving forward with a three-year plan designed to enhance profitability by sharpening our focus on consumers, realigning corporate resources and implementing new growth and service strategies. I'm pleased to report the results of this seven-month period demonstrate the soundness of our strategy.

     Comparing the seven-month financial results for June 1 through Dec. 31, 1997, with the same period in 1996, the Company's total revenues were up 8.3 percent, from $166.3 million to $180.1 million. Key indicators remained positive, including royalty fees that increased year-over-year from June through December by 13.8 percent, from $61.8 million to $70.3 million.

     Operating income rose 14.7 percent, from $45.5 million to $52.2 million. Net income increased 17.2 percent to $27.3 million from $23.3 million. Earnings per share were up 24.3 percent, from 37 cents per share to 46 cents per share.

Separation of Franchising and Real Estate

     On Oct. 15, 1997, Choice became a new company focused solely on franchising as the result of a tax-free spinoff in which franchising operations were separated from real estate and management operations. The spinoff created two focused companies, each well-positioned for growth and profitability: Choice (NYSE: CHH), the world's second-largest lodging franchisor, and Sunburst Hospitality Corporation (NYSE: SNB), which now owns and manages the hotels formerly in Choice's portfolio.

A Powerful New Alliance in Europe

     Just two weeks after the spinoff, we announced a move to dramatically strengthen our presence in Europe by expanding our alliance with Friendly Hotels PLC, one of the United Kingdom's largest hotel operators. The agreement, completed in January 1998, granted Friendly master franchising rights in Europe for the next 10 years, except Scandinavia, creating a portfolio of more than 240 properties in 10 countries in exchange for $8 million in cash.

     Furthermore, Choice's equity stake in Friendly increased from 27 percent to 45 percent (on a fully diluted basis), and ownership of 13 Choice-held properties in Europe was transferred to Friendly in exchange for $26.2 million in cash and stock. Under the master franchise agreement, Friendly now operates its hotel and franchising business under the name Choice Hotels Europe. We are excited about this expanded alliance with a company that shares our philosophy of providing quality customer service and maximizing franchisee profitability.

Our Commitment to International Growth

     The Friendly partnership underscores our commitment to international growth. We believe a global perspective is critical to our long-term success. Our strategy is to build a solid foundation of quality partnerships in key growth areas, and with more than 700 hotels in 32 countries outside the United States, we have an outstanding base on which to build.

     Another example is the agreement we signed in November with a Japanese hotel and development firm, the Vessel Company Ltd., to build at least 20 Sleep Inn hotels throughout Japan over a 15-year period. Construction of Vessel's first Sleep Inn hotel is scheduled to begin this year in Japan's thriving Chugoku region.

     To help us fulfill our international objectives, we recruited Bruno Geny to serve as Senior Vice President, International. Bruno, who most recently served Union Bank of Switzerland as Executive Director for European Mergers & Acquisitions, brings an accomplished background that will be a strong asset as we grow Choice's international system.

     His charge is to evaluate opportunities in high-potential regions including Canada, Mexico, the Caribbean, Australia, Europe and Japan where we believe brand equity can be established quickly. He also is working to optimize the performance of our current international franchisees and identify strategic partners outside the United States.

New Regional Organization
Enhances Profitability

     Key elements of our three-year plan now are in place including a new regional organization designed to increase our system's profitability by bringing support services closer to our franchisees. Market Area offices now are open in Charlotte, N.C.; Silver Spring, Md.; Indianapolis, Ind.; Golden, Colo.; and Irvine, Calif.

     A key objective of the new field organization is to provide better service and support to our franchise system. With the five Market Areas fully operational, there is now a ratio of one representative to approximately 45 hotels, compared with the previous ratio of one to 90. Our franchise service directors now serve as single points of contact for each operator, which improves communication, consistency and our effectiveness in driving revenue to each hotel through more intensive counseling on marketing, sales and operations.

Taking a Strategic Approach to Growth

     With our new regional structure, we also are taking a more strategic approach to growth. Working hand in hand with our franchisees, we targeted 520 high-potential markets nationwide in which we identified the best sites for new hotels as well as the best existing properties that could be converted to one of our brands. This focuses our development efforts on the best opportunities and mitigates impact concerns by affording existing franchisees the first chance to develop new sites.

     Impact, defined as the potential affect of development on existing nearby hotels, always will be an issue in the world of franchising. In an unprecedented step for this industry, Choice and its franchise leadership organizations commissioned a study to examine our current impact policy and make recommendations for improvements.

Our Marketing Master Stroke

     Our partnership with the Walt Disney Company to promote the Comfort, Quality and Econo Lodge brands in conjunction with the animated film Hercules exceeded our expectations and paid handsome dividends. Thanks in part to this alliance, our reservation system logged an unprecedented seven $5 million days during the summer season. This was Disney's first alliance with a hotel company and the first time it has allowed its characters to perform in another company's commercials.

     In another first, Choice entered into an agreement to cross-sell the Walt Disney World theme park by transferring callers directly to park sales agents from Choice reservations call centers. The deal allows travelers who book rooms at Choice hotels in Orlando, Fla., the opportunity to purchase tickets to the Magic Kingdom, Epcot and Disney/MGM studios.

Optimizing the Brand Portfolio

     Our strategic plan calls for leveraging the strengths of each brand for the mutual benefit of franchisees and you, the shareholders. During the last few months, we conducted equity research to generate fresh, new consumer feedback about each of our lodging brands. This research not only has provided invaluable insight into our business but, more important, has enabled us to position our brands in the marketplace for maximum competitive advantage.

     In the midst of this effort, we were proud to learn the results of an independent survey that showed consumers rank our Sleep Inn brand number one for service, satisfaction and value over its competitors. This consumer survey, conducted by D.K. Shifflet & Associates, a highly respected travel research firm, showed the Sleep Inn brand's satisfaction rating was 88.8 percent, nearly 20 points higher than the nearest competitor.

A Strong Team Working on Your Behalf

     Choice's achievements during the last seven months of 1997 are a tribute to the extraordinary dedication and talent of our franchisees, management and staff. I am proud to be associated with this outstanding group, and I thank them for their hard work. Our board of directors also deserves recognition for their support and guidance.

A New Chief Financial Officer

     We were very fortunate to welcome Don Dempsey aboard as Executive Vice President & Chief Financial Officer. Don, who previously served Promus Hotel Corporation as Senior Vice President & Chief Financial Officer, is an industry veteran with nearly 30 years' experience in hotel corporate and financial management and an extraordinary track record in creating shareholder value and building equity for both franchisees and management in various cycles of the hotel industry. He has the leadership skills, financial expertise and understanding of our business needed to reinforce our position as a world-class franchise organization and help us achieve the next level of growth.

Positioned for New Opportunities

     We are pleased with our performance during this seven-month period and very optimistic about our prospects for 1998. As the industry enters a new era of intensified competition and international expansion, Choice is well-positioned to build on our global leadership in high-margin brands and to grow in those areas that offer the best promise for profitability.

     With recognition from important publications like Entrepreneur magazine, which named Choice the top lodging franchise company for 1998, and Success magazine, which included two of our brands in its Franchise Gold 100 ranking, we are positioned domestically as a favorite choice of hotel developers.

     As we begin our new calendar year, the Company is confident that our new structure, new management and new strategic focus will provide sustained growth. Our brands are strong, and our overall financial condition is sound, which enables us to pursue new growth opportunities. As we enter a new year, I would like to express my gratitude also to you - our shareholders - for your continued support.



William R. Floyd
President & Chief Executive Officer