Form 10-K, Exhibit 13
period 1998-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 1999-03-29
CIK 1046311

                             Financial Highlights
              Choice Hotels International, Inc. and Subsidiaries

                                                                             Seven months
                                                              YEAR ENDED        ended          Fiscal years ended
                                                              DECEMBER 31,   December 31,            May 31,
                                                                   1998         1997            1997         1996
                                                              ---------------------------------------------------
COMPANY RESULTS (IN MILLIONS, EXCEPT PER SHARE DATA)
     Royalty Revenues........................................     $115.4         $ 70.3         $ 97.2      $ 88.0
     Total Revenues..........................................      165.4          107.8          168.0       151.7
     Recurring Income from Operations........................       80.0           46.4           59.6        45.7
     Recurring Net Income....................................       46.7           27.3           34.7        25.4
     Net Income..............................................       55.3           27.3           34.7        11.7
     Cash Flow from Operations...............................       44.1           33.6           45.5        32.7
     Basic Earnings per Share (a)............................     $ 0.94         $ 0.46         $ 0.55      $ 0.19
     Diluted Earnings per Share (a)..........................     $ 0.93         $ 0.45         $ 0.55      $ 0.19

SYSTEM RESULTS - DOMESTIC ONLY
     Revenue (estimated in millions).........................     $3,063         $1,862         $2,678      $2,381
     Franchise Hotels Open...................................      3,039          2,880          2,781       2,495
     Franchise Hotels Under Development......................        866            725            710         616
     Revenue Per Available Room..............................     $34.35         $36.39         $32.52      $31.60

(a) Note: December 1998 earnings per share includes $0.12 related to the early extinguishment of certain long-term debt obligations.


[GRAPH OF HOTEL PROPERTY APPEARS HERE]

 .  Properties Under Development Worldwide

 .  Properties Open Worldwide


[GRAPH OF HOTEL ROOM APPEARS HERE]

 .  Rooms Under Development Worldwide

 .  Rooms Open Worldwide

                             To Our Shareholders:

[PHOTO APPEARS HERE]

     Our company had a terrific year in 1998. Net income increased by 43 percent to $55.3 million. The number of hotels in operation grew to more than 3,600 in 36 countries. At the same time, we managed the business well, keeping our selling, general and administrative expense (SGA) virtually flat. As the world's second largest hotel franchisor, we offer more than 110 million available room nights to our guests, who continue to show high levels of satisfaction with our brands.

     This strong growth sets the stage for another banner year in 1999. Much of the past year was dedicated to putting in place a revamped management team to better define our long-term strategy. Much of our energy this year will be devoted to enhancing our brand focus to provide our hotel guests and our franchisees with added value.

     We are eagerly moving forward, Building Value Through Brands of Choice - for guests, for franchisees, for vendors, for our associates and for you, our shareholders. This year's annual report tells the story of how we are building that value, and why we believe Choice Hotels will prove a valuable investment for its many constituents.

     As a pure-play franchising company, Choice has no direct real estate ownership exposure. It has significant, growing free cash flow, an experienced management team and proven business systems. With more than 2,300 franchisees, no franchisee accounts for more than 5 percent of total royalty revenues. So the basic attributes of the business are fundamentally sound.

     We have a superb foundation for future growth. And, we have a rich heritage in the lodging industry as an innovator and a leader, dating back 60 years to the first meeting of Quality Courts owners.

A Vibrant, Growing Industry

     Some of you may wonder about the overall state of our industry. In 1998, the hotel industry earned record profits of $20 billion, as room demand remained very strong and new supply came on line in key markets. Some industry observers raised the possibility of a slowdown in development because supply growth moved slightly ahead of demand growth. As a result of the perceived slowdown, stock prices for the industry as a whole endured a drop.

     But our experience in the segments we serve shows that the level of demand remains strong and will continue in a vibrant economy. This demand continues to encourage sound development in key locations. Our franchised hotels are less affected by tightening of credit markets because many of our projects are financed locally and have significant equity in them.

     For 1999, many observers are forecasting another strong year for the industry since the economy shows little sign of slowing down. The surprising fourth quarter 1998 growth reported for the economy and the growing government surplus lead most economists to conclude that the risk of any recession is fading. If these trends hold, we have every expectation that 1999 will be a year of excellent growth for our branded hotels.

Growth Platforms For The Future

     Looking to the future, we have two growth platforms: our organic hotel growth and the distribution opportunity afforded by those 110 million available room nights.

     By organic hotel growth, I mean the franchise development through which we continue to add hotels marketed under our brands: Comfort, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites. These brands enjoy growing consumer recognition and acceptance. They provide us with new construction and conversion development opportunities, both domestically and internationally.

     In the past year, we executed 440 new hotel franchise contracts and opened 318 new hotels in the United States. At the beginning of this year, we had 866 domestic projects in design or under development, as well as another 611 international hotels in the pipeline.

     Because we already have the infrastructure needed to service these hotels, such as our reservations system, our regional Market Area support and our International Regions, each new hotel adds significantly to our bottom line. At the same time, we are investing substantial resources to improve our infrastructure, including new computer capability for our central reservations system in Phoenix, an expanded call center in Minot, N.D., and the rollout of Profit Manager, our proprietary property management system for our hotels.

     This year we also will open THE LEARNING CENTER, a new facility for training hotel owners, general managers and our associates. A key component of that training will be Choice Operations and Revenue Enhancement (CORE) training, which is designed to speed the integration of new properties into the Choice system and improve performance at the property level.

     We also are tightening our brand standards and raising the bar on our quality assurance inspections. By sharpening our focus on service and quality in our franchisees' hotels, we help protect their individual investments and give our guests a more satisfying stay. Higher brand standards lead to more added value for our guests. And, in a highly competitive market, the battle for market share will be won by those who exceed their promises to the public.

Distribution Driving Future Growth

     Which leads me to our second growth platform: distribution. With more than 110 million available room nights and 3,600 franchised properties in our system, we have a tremendous opportunity to take advantage of our scale and create new revenue streams for a host of products and services.

     On our franchise side, we have created a proprietary purchasing system, ChoiceBuys.com, for our franchisees. Through the Internet, they can purchase goods and services for their hotels at our volume discounts. This program serves as a solid business model for other parts of our enterprise.

     We believe that we can create a similar service for our guests that will open up new revenue streams while adding greater value to our room stay experience and to our franchisees. Discussions are underway with vendors, and we are hopeful to make this opportunity a reality for us in short order.

     What makes this distribution opportunity so attractive is that our hotels operate in segments that reach about 70 percent of the domestic hotel guests available. With the sheer number of hotels in our system, the demographics of our guests and the scope of our operations worldwide, we believe we will have something truly unique to offer our guest and franchisees.

A World Of Opportunity

     The international arena provides us with a promising opportunity - and a challenge. The opportunity lies in the vast number of markets available to us for development and expansion of our brands. The challenge comes in finding the right strategic partners to establish hotel franchising as a valued and viable business concept in parts of the world where franchising is truly foreign.

     In 1998, our partnerships with the Friendly organization in Europe and the Flag organization in Australia gave us new momentum to spur international growth. In Great Britain and Europe, our agreement with Friendly brought 250 properties in 10 countries under the Choice Hotels Europe banner into our system. Down under, our strategic alliance with Flag will bring almost 500 hotels into our system in 1999.

     Other territories are opening up as well. Choice Atlantica, our partner in South America, has announced plans to develop 140

Comfort, Quality, Clarion and Sleep Inn hotels over the next five years. In Japan, the Vessel Group has unveiled plans to build 20 Sleep Inn hotels throughout eastern Japan.

A Word Of Thanks

     When I joined Choice last September, I found a company with solid fundamentals - great hotel brands, widespread consumer recognition, successful reservations and business systems, a strong base of committed franchisees and a dedicated core of 2,000 associates, many of whom have served our company for two and three decades.

     Having worked for almost two decades in the hospitality industry, I appreciate the innovation Choice has brought to the industry. I also value the willingness of our associates to accept new leadership and new ideas. I cannot thank them enough for the warm reception I have received.

     In 1998, two company leaders who played crucial roles in the company's growth and evolution into an industry leader retired from our Board of Directors. Stewart Bainum and Bob Hazard gave many years of dedicated service to Choice. Their legacy is a company that is the second largest hotel franchisor in the world. We salute them for their achievements and wish them well.

     At the company's Annual Meeting this April, Fred Malek, a nine-year member of our Board, will be stepping down as well. We wish Fred every success in his future endeavors. Joining our Board on February 1, 1999, was Larry Levitan, recently retired from a 34-year career with Andersen Consulting, having most recently served as head of the Worldwide Communications Industry Group. Larry's vast experience in finance, technology and international business will serve our company well.

     I am very excited about this company, its business prospects and the future we can create working together with our associates, franchisees and strategic partners. We enjoy the support of a committed Board of Directors, whose expertise has proven invaluable in creating a long-term strategy to drive this company to even higher performance.

     Thank you for your continued support as we define an even brighter future for Choice Hotels.


                                        /s/ Charles A. Ledsinger, Jr

                                        Charles A. Ledsinger, Jr.
                                        President & Chief Executive Officer

                       Creating Value For Every Occasion

     The lodging business is an occasion-driven business. So a hotel franchising company faces the critical challenge of offering the right choice, A CHOICE WITH STRONG VALUE, to its prospective guests in order to gain and grow market share.

     "Our seven brands span the widest range of customer segments of any hotel company, from economy to mid-priced to upscale," said Mark Wells, senior vice president of marketing. "So we are in a great position to match our offerings with what guests truly need on any occasion."

[LOGO APPEARS HERE]

     For business or leisure travelers, those choices meet a broad range of price and amenity needs, so that Choice brand hotels can serve more than 70 percent of the total domestic hotel guest market.

     Comfort, the company's largest single brand with more than 1,500 Comfort Inn hotels and almost 200 Comfort Suites hotels, succeeds by delivering on the promise of its name.

     "Our hotels strive to consistently provide a comfortable, high-value stay for business and leisure travelers," explained Dan Shoen, Comfort brand management vice president. "Our suites product has given guests another good reason to seek out the Comfort brand."

     In Econo Lodge and Rodeway Inn, the company's economy brands, brand management provides value-added programs that attract guests from distinct niches.

[PICTURE APPEARS HERE]

     In conjunction with Procter & Gamble's Mr. Clean brand, the Econo Lodge brand has just launched the first program in the industry to certify housekeepers, with the goal of providing a clean room guarantee to guests.

[PICTURE APPEARS HERE]

     "By teaming up with a recognizable, reputable consumer brand like Mr. Clean, we provide our Econo Lodge franchisees with a new edge in attracting value-oriented consumers looking for cleanliness assurance," said Tim Shuy, Econo Lodge brand management vice president.

     Mike Cothran, Rodeway Inn brand management vice president, noted, "We know that Rodeway Inn hotels have special appeal for value-seeking guests, particularly senior citizens. That is why we have targeted our marketing to highlight that 25 percent

[PICTURE APPEARS HERE]

The Clarion Hotel

     Pembroke Corporate Center, an upscale hotel in Virginia Beach, Va., relies on direct sales support and guidance from Choice to help fill its conference and banquet facilities as well as its 149 guest rooms.

     "We have worked well with Choice over the years," said General Manager Tony Torbati. "They have done a good job of providing information to us about company programs."

     A productive relationship with Choice is especially important to Richard Wilburn, the hotel's sales director, because the hotel is faced with the challenge of maximizing revenue in a seasonal destination.

     "I meet face-to-face with Kim Ellison, Choice's franchise service director, several times a year," he said. "She shows us how best to take advantage of Choice's programs to improve our revenues and occupancy."

     The hotel, owned by Sunburst Hospitality Corp. of Silver Spring,
Md., was honored with a Gold Hospitality Award in 1998, signifying that it had exceeded Choice's quality standards for exceptional service, facilities and hospitality.

of our rooms are designated Choice Room for seniors, with special amenities such as brighter lighting, large-button phones and level-handle doors."

     In a different part of the brand spectrum, Clarion brand management vice president Don Kolodz is working with franchisees to bring better definition to the brand.

     "As our entry in the upscale, full-service market, the Clarion brand gives us an offering of high value for business customers seeking full-service amenities," he said. "With meeting space and food and beverage service as brand hallmarks, we can provide meeting planners with an affordable alternative in the upscale market."

[GUEST PRIVILEGES LOGO]

     As a major step in building both brand identity and brand loyalty, the company launched Guest Privileges, a frequent stay rewards program, in the fall of 1998. Guest Privileges members can earn free stays, gifts and travel by choosing select Choice brand hotels (Comfort, Quality, Clarion, Sleep Inn) for their lodging. In addition to a free stay after just 10 visits, the program also allows members to earn points that can be used with such partners as American Airlines, JC Penney, the Home Depot and Eddie Bauer.

[PICTURE APPEARS HERE]

Rebecca Ferrin, member services coordinator, enrolls another Guest Privileges member in Choice's new rewards program for frequent guests.

Building Value In Each Hotel

     Given the highly competitive nature of the hotel franchising business, Choice continues to improve and diversify the products and services it makes available to franchisees. At the heart of that competition is the drive to stay on the leading edge of technology.

     "Like virtually every other business at the end of this century, the hotel industry is changing rapidly with new technology," said Tom Mirgon, senior vice president of administration. "We have to bring greater value to our franchises by giving our franchisees the best technology options to keep their properties operating at maximum effectiveness."

[LOGO OF PROFIT MANAGER APPEARS HERE]

     To enable franchisees to better manage their hotels, Choice is implementing Profit Manager, a proprietary property management system designed to manage reservations, rates and inventory more efficiently and effectively.

     Janna Morrison, vice president of property systems, acknowledged the challenge of the ambitious project to outfit every Clarion, Quality, Comfort, Sleep Inn and MainStay Suites hotel with Profit Manager by the end of 2000.

     "In our first roll-out phase in 1997, we encountered some difficulties in larger properties with managing group business," she explained. "As a result, we designed a new release of the software, and we will continue to evolve the product to meet our franchisees' needs."

     A comprehensive Windows-based system, Profit Manager includes InSync, a communications tool that allows instantaneous synchronization between the CHOICE 2001 central reservations system and each hotel. CHOICE 2001 gathers reservations from a variety of sources, including global distribution systems
(GDS) run by airlines, the Internet and call centers to provide the ability to manage room inventory and rates. This real-time, two-way communication helps increase property revenue and decrease the likelihood of overbookings.

     Profit Maximizer, another Profit Manager feature, helps the individual hotel predict future occupancy and demand for hotel rooms. Using past property data, each hotel can forecast future stay patterns and more effectively set rates to meet guest demand.

     For the company's economy hotel brands, Econo Lodge and Rodeway Inn, the company has developed ChoiceLink for Windows to provide a gateway to reservations through CHOICE 2001, thus giving them access to the GDS and Internet.

[LOGO]

     Choice's Strategic Partnerships program is another way to build value for both guests and franchisees. Operating under a "4-Win" strategy, the program ensures that products and services endorsed by Choice benefit the guest, the franchisee, the vendor and Choice.

     "The guest enjoys brand-name products and services that help build guest loyalty for the franchisee, who also benefits from competitively priced products," explained Daniel Rothfeld, vice president, partner services. "Vendor partners gain access to a critical mass of franchisees, which in turn generates residual income for the company."

When Choice needs a well-managed hotel with technologically savvy personnel to help test the latest version of its Profit Manager property management system software, one of the places it turns is the Comfort Inn hotel of Scottsdale, Ariz., the 1998 Comfort Inn of the Year award winner.

     The 124-room property, owned by Zenith Management of Duluth, Minn., is located just five miles from Choice's Western Regional Headquarters where Choice software programmers develop and refine products, including Profit Manager, the company's state-of-the-art property management system.

     "With its consistently high occupancy, the Comfort Inn hotel of Scottsdale is a perfect `beta site' for testing new releases of Profit Manager software," said Christopher Yellen, Choice director of product management. "They can thoroughly test all aspects of Profit Manager in real day-to-day business situations,"

     David Dolliver, the hotel's general manager, noted he and his staff are happy to help test Profit Manager and any other software designed to make his hotel more profitable. "We have a great relationship with Choice, and we're eager to continue working with them to make programs like Profit Manager the best they can be," he said.

     Serving as a test site offers certain advantages, including the opportunity to suggest changes to benefit local hotel operators. "Not only are we one of the first to see and use the most up-to-date version of a particular software program, but we have the opportunity to provide input from an operations standpoint that hopefully will enhance the program for all users," he said.

[PICTURE APPEARS HERE]

David Dolliver (right), general manager of the Comfort Inn in Scottsdale, Ariz., reviews the new Profit Manager property management software with Robert Mason
(left), Choice manager of information systems administration, and Christopher Yellen, Choice director of product management.

     The Quality brand's Serta bed program underscores the value of this initiative. Banking on the inherent quality of the Serta name, Quality brand hotels promote the restful sleep assured by the Serta beds featured in every room. Taking the program one step further, participating Quality brand hotels now can offer guests the opportunity to purchase Serta beds at a significant discount.

     "The Serta bed promotion gives everyone an opportunity to win," said Pete Jordan, Quality brand management vice president. "Our guests not only can enjoy the Serta experience in our hotels, but now they can take it home. Franchisees can offer guests a `quality' night's rest. And Serta, our preferred vendor, gains access to yet another sales channel."

[PICTURE APPEARS HERE]

     Another value-added service for franchisees is the Internet Project Management system, or IPM, which consolidates the design, sourcing, purchasing, management and financing of renovation and refurbishment projects into a single turnkey, competitively priced package for franchisees. Through partner relationships with The Gettys Group, an interior design and procurement firm, and McClier Corporation, a leading architecture, engineering, construction and project management company, the level of service has been enhanced through access to these services over the Internet and a toll-free hotline.

     As a successful underpinning to the franchisor-franchisee relationship, Choice continues to review and update its franchise agreement to stay competitive in the industry.

"We have worked hard to improve our basic agreement by rewriting it into plain English and reducing its

[PICTURE APPEARS HERE]
length significantly," said Michael DeSantis, senior vice president, general counsel & secretary. "We just announced a reduction in the cap on liquidated damages paid upon termination, from 60 months to 36 months. This revision follows another recent cutting edge change to the agreement, which implemented five year mutual outs for franchisees in good standing, making Choice one of only a few hotel franchisors to provide this opportunity."

Confronted with new competition springing up around their nine-year-old Econo Lodge hotel in Lenoir City, Tenn., owner-operator Howard Patel and his family carefully considered strategies for maintaining their impressive base of business. They decided to participate in the Econo Lodge Exterior Enhancement Program, a solution devised by Choice to revitalize the brand's older properties. Since the program was introduced three years ago, the more than 320 franchisees who participated have seen the performance of their hotels improve significantly.

     Choice helped the Patel family design a pleasing new facade featuring columns, parapets, arches, a canopy entrance and improved lighting. The objective was to modernize the hotel's exterior to more accurately represent the value of its guest rooms, which are upgraded on an ongoing basis.

     "In the lodging business, it's important to stay on top of the competition so that you don't lose your existing guests," Patel said. "The Econo Lodge Exterior Enhancement Program has helped us hold our own and compete effectively against the new hotels that are being constructed in our market."

     Patel manages the 42-room hotel in partnership with his wife, Indira, and the help of their college-age sons, Ketan and Hitesh. They have taken several additional steps to make the property stand out from the pack. For example, they introduced free continental breakfast, put hair dryers in every room, upgraded guest room television sets to 25-inch models and established a policy of free local telephone calls.

[PICTURE APPEARS HERE]

Owner Howard Patel and his wife, Indra, are proud of the exterior renovation of their 42-room Ecomo Lodge hotel in Lenior City, Tenn.


Providing Value To Every Customer

     Each day brings new opportunities for Choice's 2,000 associates to serve a myriad of customers - hotel guests, franchisees, shareholders and strategic partners.

     Before a hotel opens its doors, Choice associates work hard to help franchisees launch a successful property. "For our Sleep Inn brand we hold a pre-construction meeting with each new franchisee to review the operational and marketing resources available from Choice," said Norm Cavin, Sleep Inn brand management vice president.

     The drive to provide more value through successful hotel openings has led to creation of a new team of property opening specialists who work with franchisees to develop marketing plans and programs that will get the property operating at market level more quickly.

     "The sooner a hotel can ramp up its occupancy and bring its room rate to market level, the better the franchisee feels about his or her investment, and the faster our royalties can grow," said Wells. "Working with our Market Area staff, we've created a program that can add value for all concerned."

     To further generate business for its franchisees, Choice also maintains a strong national sales program aimed at travel agents, tour operators, corporations and other high volume accounts. Last fall, the company enrolled all of its franchisees as members of the American Society of Travel Agents (ASTA) to enhance the relationship with the travel agent community. Unlike many other hotel companies, Choice continues to pay full commissions on business placed through travel agents.

     At the same time, the company cultivates its relationships with travel promotion organizations such as AAA through special discount programs for AAA members at Choice brand hotels and by encouraging franchisees to earn and improve their AAA designation.

[LOGO OF AAA APPEARS HERE]

     This same dedicated spirit helps Choice internationally, working with master franchisees to open up new territories for Choice hotel brands. A 1998 agreement with the Flag organization in Australia will bring almost 500 hotels into the Choice global system, generating greater brand equity and driving more business to Choice hotels in the United States and internationally.

[LOGO OF FLAG APPEARS HERE]

     "As our brands truly become more global, and as guests experience their amenities and services in their own countries, we will cultivate travelers coming to our domestic locations looking for the same satisfaction," noted Bruno Geny, senior vice president, international.

     While strengthening its regional teams internationally for further growth and development worldwide, Choice also is undertaking globalization of marketing services and brand management to improve its marketing to leisure and business travel intermediaries.

For developer Greg Averbuch, it all comes down to synergy. Averbuch, president of Summit Management Corp., uses the word a lot when describing the Sleep Inn and MainStay Suites hotels he plans to operate side by side in Atlanta. He also views his relationship with Choice as highly synergistic.

     Averbuch opened his first Choice franchise, a Sleep Inn hotel, in downtown Memphis, Tenn., in 1996. It has performed exceptionally well and received a Choice award in 1998 for achieving the highest RevPAR of any Sleep Inn hotel.

     The success of his Memphis property not only inspired Averbuch to build a second Sleep Inn hotel in Atlanta's Buckhead section but also to consider another Choice brand for a plot of land directly adjacent to the new Sleep Inn site. "I wanted a brand that would complement Sleep Inn by meeting different needs for the same customer," he said.

     Enter Choice's MainStay Suites mid-priced, extended-stay brand. "By offering a new, fresh lodging product for extended-stay guests directly next door to a similarly positioned product for transient guests, we are truly a full-service provider here in Atlanta," Averbuch said. "It's brand segmentation at the local level."

     According to Averbuch, Choice professionals were integrally involved in each step of the development and marketing phases for both Sleep Inn projects and for the new MainStay Suites hotel. "Choice ensures consistency in these products by being available for consultation throughout, from groundbreaking through construction," he said.

[PICTURE APPEARS HERE]

Anne Curtis (left), Choice director of corporate communications, reviews plans for the grand opening of the Sleep Inn in Atlanta with Owner Greg Averbach.

"Our greater brand focus will give us global brands with clear definition and differentiation," said Wells. "We can build on our presence in 36 countries to become the pre-eminent global lodging franchisor if we can create the proper value proposition for our regional partners and property owners."

The Value Is In Our Name.Choice

     There are three basic reasons for a hotel franchisor to offer a portfolio of different brands: (1) to serve different customer demographics and lifestyles; (2) to serve different travel occasions; or (3) to effectively do a combination of both.

     Choice does both. After all, it's in the name. The company offers both traveling consumers and hotel franchisees the best and most varied choice of lodging in the industry. From the economy segment to the upscale market, diverse brands provide more than 110 million available room nights a year around the globe. Beneath the Choice identity are seven distinct hotel brands, each serving a par-

Located in the Buckhead section of Atlanta, the new 142-room Sleep Inn is the 200/th/ hotel opened under that brand since the brand's introduction in 1989.

[PICTURE APPEARS HERE]
ticular segment of the broad travel industry. At a time when the industry is undergoing consolidation, new brands are being unveiled and old brands are being revamped, the ability to differentiate brands becomes more critical.

     "We must trade on our brand diversity," said Wells. "We must continue to create an understandable and unique identity for each of our brands by focusing on offering guests clear choices."

In the fiercely competitive market for guests visiting Colonial Williamsburg, Va., one of the top tourist destinations in the country, the 118-unit Quality Suites hotel has gained a decisive advantage by offering two-room suites with separate living and sleeping areas.

     "In this area, many traveling families are looking for more than just a standard room," said Joe Puhl, general manager. "Guests also appreciate our hotel's free full buffet breakfast and room amenities, such as free coffee, a refrigerator, microwave, two remote-controlled televisions, a video cassette player, stereo cassette player and the Quality Sleeper mattress by Serta."

     Business travelers ask for the hotel's Quality Executive Rooms, which feature a large work desk, speakerphone with data port and easy chair, in addition to all the other standard amenities.

     The hotel, owned and operated by the Newport Hospitality Group of Williamsburg, received a top honor from Choice in 1998, the Gold Hospitality Award, for exceeding Choice's rigid quality assurance standards.

     Last year, Gold Hospitality Awards were presented to just six percent of the eligible hotels in the Choice system.

[PICTURE APPEARS HERE]

Joe Puhl, general manager, shows off the breakfast offered at his Quality Suites hotel in Williamsburg, Va.

Choice's close working relationship with individual franchisees encompasses a wide range of operational issues including one of the lodging industry's greatest challenges: providing continuity despite ongoing personnel turnover. When the Rodeway Inn Airport East of Tempe, Ariz., recently lost its general manager, a Choice field representative worked with the new manager to make the transition.

     Clark Ward was brought in during a peak travel season to serve as interim general manager of the hotel, owned by Choice's largest multiple franchisee, Sunburst Hospitality Corp. of Silver Spring, Md. Chris Bates, Choice's franchise service director assigned to the hotel, took the initiative to intervene and help Ward keep the property on track and maintain its award-winning reputation.

     Bates' first order of business was to help Ward set optimal rates for his hotel. "Living in Phoenix, I was able to share my knowledge of the area with Clark, brief him on the area's seasons and help him set the appropriate rates," Bates said. "Clark arrived at Fiesta Bowl time, which is a huge money-maker for his hotel. I helped him set the appropriate rates based on the demand in the area at that time."

     Jeff Heath, area manager for Sunburst Hospitality Corp., said the company's hotel managers work closely with Choice's field representatives. "Our franchise service directors help us with various projects including marketing programs," he said. "We feel comfortable picking up the phone and asking for their assistance."

     "By eliminating the assignment of multiple field staff representatives to each hotel, there now is a ratio of one franchise service representative to approximately 45 hotels in comparison to the previous ratio of one to 90," said Brent Russell, Choice vice president of franchise operations for the South Central Market Area. "Our franchisees appreciate the focus on revenue generation and extra service they receive."

Chris Bates (left), Choice franchise service director for the Smith Central Market Area, discuses local marketing with Mr Adams, directors of sales for the Rodeway Inn Airport East in Tempe, Ariz.

[PICTURE APPEARS HERE]

     Brand standards and quality are central to the drive for better brand identity. Choice continues to raise the bar for its franchisees in terms of quality assurance and guest satisfaction. As standards tighten, under-performing hotels will leave the system through termination. The result will be more consistent quality within brands, which will better protect the individual franchisee's investment.

     The drive to build value continues. Block by block, the foundation for an industry leader gets stronger. Each day Choice and its associates create new opportunities for future success.

Sleep Inn

[LOGO OF SLEEP INN APPEARS HERE]
The Sleep Inn brand offers consistent quality with an all-new construction, mid-priced product featuring a walk-in, oversized shower, complimentary continental breakfast and affordable rates, all backed by a 100 percent satisfaction guarantee.

1998 Highlights:

 . The Sleep Inn brand was spotlighted in the June issue of Consumer Reports as the top hotel chain in its segment and received the magazine's highest rating for value
 . Smith Travel Research listed the Sleep Inn brand among the top five fastest-growing midscale chains over the last five years

[PICTURE APPEARS HERE]

The Sleep Inn hotel of Jerome, Idaho 1998 Inn of the Year award winner

                       Hotels      Rooms
                       ------      -----
Open:                    200      15,214
Under Development:       193      14,979
Total:                   393      30,193


Quality Inns, Hotels & Suites

[LOGO OF QUALITY APPEARS HERE]
The Quality brand offers an established mid-priced lodging product with rooms designed for today's business travelers, backed by a 100 percent satisfaction guarantee.

1998 Highlights:

 . An advertising campaign was launched in Business Week, PC Magazine, and U.S.
  News and World Report
 . Higher quality assurance standards were established, and guest complaints dropped by 36 percent
 . New Quality Suites and Quality Inn & Suites prototypes were introduced
 . Millions of television viewers watched tennis pros Jimmy Connors and John
  McEnroe play at The Quality Challenge Tennis Tournament; Commercials spotlighting Quality's commitment to service ran during The Challenge and during the U.S. Open Golf Preview show


[PICTURE APPEARS HERE]

The Quality Inn Baltimore of Asheville, N.C., 1998 Inn of the Year award winner

                       Hotels     Rooms
                       ------     -----
 Open:                    679     75,472
 Under Development:       177     18,782
 Total:                   856     94,254

Comfort Inns & Comfort Suites

[LOGO OF COMFORT APPEARS HERE]
The Comfort brand is a leading limited-service hotel chain offering affordable rates, free deluxe continental breakfast and exceptional rooms and suites, all backed by a 100 percent satisfaction guarantee.

1998 Highlights:

 . Millions of viewers learned about the deluxe complimentary continental breakfast offered at Comfort Inn and Comfort Suites hotels this summer during network television advertising

 . Comfort added 38 Comfort Suites hotels to its domestic portfolio in 1998, representing a 25 percent increase

 . The Comfort brand continued to sponsor such highly visible golf tournaments as the Wendy's Three-Tour Challenge, Shell's Wonderful World of Golf and the Comfort Classic at the Brickyard

[PICTURE APPEARS HERE]

The Comfort Suites hotel of Madison, Wls.
1998 Inn of the Year award winner

                                          Hotels     Rooms
                                          ------     -----
 Open:                                     1,718     133,065
 Under Development:                          385      33,061
 Total:                                    2,103     166,126

Clarion Inns, Hotels, Suites & Resorts

[LOGO OF CLARION APPEARS HERE]
The Clarion brand features upscale full-service hotels that provide outstanding value to both business and leisure travelers as well as superior service and a 100 percent satisfaction guarantee.

1998 Highlights:

 . More than 40 percent of all Clarion rooms are Clarion Class Business or Leisure rooms, designed expressly for business and leisure travelers and equipped with amenities including coffee makers, irons, ironing boards, compact refrigerators, microwaves, hair dryers, signature Class One Office workstations, oversized desks, two-line speakerphones with data ports, ergonomic desk chairs and easy-access electrical outlets

 . The Clarion brand launched a print advertising campaign aimed at business travelers in USA Today's News and Money sections as well the paper's New York Stock Exchange and mutuals pages

[PICTURE APPEARS HERE]

The clarion Hotel & Conference Center of Edison, N.J.
1998 Inn of the Year award winner

                               Hotels      Rooms
                               ------      -----
 Open:                            130      21,355
 Under Development:                45       7,037
 Total:                           175      28,392

United States

     Choice continued its leadership in the U.S. lodging industry in 1998 with 3,039 hotels open and 866 under development under the brand names Comfort, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites.

     It was a year of honors and tributes as the editors of Entrepreneur magazine named Choice the top lodging franchisor of the year, Consumer Reports recognized the Sleep Inn brand as the nation's top budget chain and Success magazine rated the Comfort and Quality brands among the top franchises.

     A highlight of the year was the launch of the Guest Privileges frequent-stay program, designed to generate repeat business and build loyalty with existing customers by awarding points that can be redeemed for room nights, gift certificates and vacations in exotic destinations.

The Americas

     Choice Atlantica Hotels, master franchisor for Choice in most of South America, announced plans to develop 140 Comfort, Quality, Clarion and Sleep Inn hotels during the next five years beginning with three hotels in Brazil starting with a 117-room property in Sao Paulo.

     Nicholas Brady, former U.S. Treasury secretary who recently was named vice chairman of the Choice Atlantica board, explained the decision, saying the "growing volume of international business travelers to markets throughout the continent is boosting demand for high-quality, reputable, well-run hotels."

     For the third consecutive year, Choice Hotels Canada was named the Hotel Chain of the Year by the North West Commercial Travelers' Association of Canada.

[MAPP APPEARS HERE]

Econo Lodge

[LOGO OF ECONO LODGE APPEARS HERE]
The Econo Lodge brand is among the best roadside names in its category, offering clean, affordable economy lodging for travelers who know "Our Rates Are Low, Not Our Standards."

1998 Highlights

 . The Econo Lodge brand launched an industry first: a clean-room initiative tied to one of the best known household cleaning brands in the country, Procter & Gamble's Mr. Clean. The program offers housekeeping certification and provides information on ways to promote cleanliness and value

 . Econo Lodge guest satisfaction ratings as measured by D.K. Shifflet &
  Associates, a leading travel research and consulting firm, rose eight percentage points during 1998, as opposed to a four-point increase for the lodging industry overall

 . More than 300 hotels participated in the Econo Lodge Exterior Enhancement
  Program, which has boosted revenue per available room systemwide

[PICTURE APPEARS HERE]

The Econo Lodge hotel of Brunswick, Ga.
1998 Inn of the Year award winner

                              Hotels      Rooms
                              ------      -----
 Open:                           723      45,656
 Under Development:              132       9,636
 Total:                          855      55,292

Rodeway Inn

[LOGO OF RODEWAY INN APPEARS HERE]
The Rodeway Inn brand offers economy hotels with national consumer exposure specializing in meeting the needs of the senior travel market in cities and towns large and small.

1998 Highlights:
 . Baseball Hall of Famer Tommy Lasorda endorsed the brand's senior-friendly amenities in print advertisements in Reader's Digest
 . Based upon data provided by Smith Travel Research, revenue per available room for the Rodeway Inn brand grew 4.7 percent while its competitive set grew by only 3.4 percent
 . Rodeway Inn hotels opened in key locations including Denver, Mobile Ala., Salt
  Lake City, Baltimore, Phoenix, Palm Springs Calif., and Virginia Beach,Va.

[PICTURE APPEARS HERE]

The Rodeway Inn hotel of Macon, Ga.
1998 Inn of the Year award winner

                            Hotels     Rooms
                            ------     -----
 Open:                         202     12,873
 Under Development:             51      3,532
 Total:                        253     16,402

International Offices

THE AMERICAS REGION
Choice Hotels International
10750 Columbia Pike
Silver Spring, MD 20901
(301) 592-6166

EUROPE, MIDDLE EAST,
AND AFRICA REGION
Choice Hotels International
1 Warwick Row
London, England SW1E 5ER
44-171-808-5656

ASIA PACIFIC REGION*
Level 8, 52 Alfred Street
Milsons Point, Sydney NSW 2061 Australia
61-2-9929-6444

*new office to open in Singapore in 1999

International Inns of the Year

[PICTURE APPEARS HERE]
The Comfort Suites Paradise Island, Nassau, Bahamas
1998 Americas Region Hotel of the Year award winner

[PICTURE APPEARS HERE]
Comfort HomeHotel Bolinder Munktell, Eskiltuna, Sweden
1998 International Hotel of the Year award winner

[PICTURE APPEARS HERE]
The Quality Resort Terraces, Queenstown, New Zealand
1998 Asta/Pacific Region Hotel of the Year award winner

[MAPP APPEARS HERE]

Europe, Middle East & Africa

     Friendly Hotels, Choice's master franchisor for western Europe, announced plans to develop 750 hotels within the next decade. At year's end, the Choice Hotels Europe portfolio included 241 hotels open and 41 under development in the United Kingdom, France, Germany, Belgium, Ireland, Italy, Switzerland, Portugal and Spain.

     Choice Hotels Europe launched its own frequent-stay program, the Favoured Guest Card, which awards one free night for 10 paid stays at its hotels in the United Kingdom, Ireland and France.

     Choice Hotels Scandinavia consolidated its formidable position in Sweden, Norway and Denmark by integrating hotels acquired as a result of the previous year's acquisition of the Inter-Nor, Home Hotels and Eurostop hotel groups. At year's end the master franchisor's portfolio stood at 84 hotels and one under development. Choice's own direct development will continue to focus on key cities in the Middle East, Mediterranean countries and major African destinations

Asia/Pacific

     Choice formed a strategic alliance with Flag International Limited to create the largest hotel franchising company in Australia. At year's end, the new Flag Choice Hotels organization included 537 hotels in Australia, New Zealand, Fiji and Papua New Guinea. The Quality brand is now the leading mid-market hotel product in New Zealand.

     Quality and Clarion brand hotels are targeted for major gateway locations that are fast-growing and supported by business travel.

MainStay Suites

[LOGO OF MAINSTAY SUITES]

The MainStay Suites brand is Choice's newest lodging concept: the industry's first franchised mid-market, extended-stay hotel with advanced technological design and residential amenities designed to serve professionals on extended assignments.

1998 Highlights:
 . Launched in 1996, the MainStay Suites brand has more than quadrupled in size since year-end 1997, with 20 more hotels projected to open by year-end 1999
 . The Mariner kiosk, an automated check-in, check-out system that also offers conciege assistance, is available to guests 24 hours a day
 . Many corporate travel offices have begun booking year-long stays at MainStay
  Suites hotels for employees on extended assignments

[PICTURE APPEARS HERE]

The MainStay Suites hotel of Lake Mary, Fla.

                                    Hotels           Rooms
                                    ------           -----
 Open:                                  19           1,817
 Under Development:                     22           1,917
 Total:                                 41           3,734

International

The International presence of Choice brands is significant, with 632 properties open outside of the United States in 36 countries. The total includes 242 in the Americas (excluding the United States); 331 in Europe and the Middle East; and 59 in Asia-Pacific.

1998 Highlights:

 . Choice's International division announced it would introduce the 100 percent satisfaction guarantee program worldwide, beginning with hotels in New Zealand, India, Indonesia, Scandinavia and the Caribbean
 . Choice announced it formed a strategic alliance with Flag International
  Limited creating Flag Choice Hotels, the largest hotel franchising company in Australia
 . Choice Hotels Europe announced the launch of a frequent-stay program, the Favoured Guest Card, which awards one free night for every 10 paid stays at any of the more than 150 hotels in the United Kingdom, Ireland and France

[PICTURE APPEARS HERE]

The Comfort Inn Kensington of London

                                    Hotels          Rooms
                                    ------          ------
 Open:                                 632          53,095
 Under Development:                    611          40,375
 Total:                              1,243          93,470

                               Hotel and Room statistics as of December 31, 1998

Financial Information

  Choice Hotels International, Inc. and Subsidiaries

TABLE OF CONTENTS

Management's Discussion & Analysis............    20

Report of Independent Public Accountants......    28

Consolidated Financial Statements.............    29

Notes to Consolidated Financial Statements....    33

Board of Directors and Corporate Officers.....    45

Corporate Information.........................    46

Management's Discussion & Analysis

  Choice Hotels International, Inc. and Subsidiaries


The Company is one of the largest hotel franchisors in the world with 3,671 hotels open and 1,477 hotels under development as of December 31, 1998 representing 305,452 rooms open and 115,607 rooms under development in 36 countries. The Company franchises hotels under the Comfort, Quality, Econo Lodge, Sleep Inn, Clarion, Rodeway Inn and MainStay Suites brand names. The Company has over 2,300 franchisees in the franchise system with no single franchisee accounting for more than 5% of its royalty or total revenues. The Company operates in all 50 states and the District of Columbia and 35 additional countries with 95% of its franchising revenue derived from hotels franchised in the United States. Accordingly, management's discussion of its franchise operating results focuses on the performance of the domestic system.

The principal factors that affect the Company's results are: growth in the number of hotels under franchise; occupancies and room rates achieved by the hotels under franchise; the number and relative mix of franchised hotels; and the Company's ability to manage costs. The number of rooms at franchised properties and occupancies and room rates at those properties significantly affect the Company's results because franchise royalty fees are based upon room revenues at franchised hotels. The key industry standard for measuring hotel operating performance is revenue per available room ("RevPAR"), which is calculated by multiplying the percentage of occupied rooms by the average daily room rate realized. The variable overhead costs associated with franchise system growth are substantially less than incremental royalty fees generated from new franchisees; therefore, the Company is able to capture a significant portion of those royalty fees as operating income.

During 1997, the Company changed its fiscal year-end from May 31 to December 31. Accordingly, the following discussion includes a discussion of the results of the seven months ended December 31, 1997, as compared to unaudited results from the comparable seven month period in 1996.

COMPARISON OF CALENDAR YEAR 1998 OPERATING RESULTS AND CALENDAR YEAR 1997 OPERATING RESULTS

The Company recorded net income of $55.3 million for the year ended December 31, 1998 ("Calendar 1998"), an increase of $16.6 million, compared to net income of $38.7 million for the year ended December 31, 1997 ("Calendar 1997"). The increase in net income for Calendar 1998 was primarily attributable to an increase in franchise revenue as a direct result of the addition of new franchisees to the system, improvements in the operating performance of hotels and an increase in the effective royalty rates achieved. Additionally, in Calendar 1998 the Company recognized a gain on early extinguishment of debt of $7.2 million.

SUMMARIZED FINANCIAL RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 ARE AS FOLLOWS:

                                                    1998        1997
                                                             (unaudited)
REVENUES:  (In thousands).......................  ---------  -----------
     Royalty fees...............................   $115,369    $106,299
     Product sales..............................     21,256      23,806
     Initial franchise fees & relicensing fees..     16,571      16,096
     Partner services revenue and other.........     11,081      11,912
     European hotel operations..................      1,098      17,303
                                                  ---------------------
     TOTAL REVENUES.............................    165,375     175,416
                                                  ---------------------
OPERATING EXPENSES:
     Selling, general & administrative..........     50,670      50,782
     Product cost of sales......................     19,736      22,769
     Depreciation & amortization................      7,116       9,173
     European hotel operations..................      1,133      15,624
                                                  ---------------------
     TOTAL OPERATING COSTS......................     78,655      98,348
                                                  ---------------------
Operating income................................     86,720      77,068
Gain on sale of stock...........................     (2,370)         --
Interest expense and other......................     19,326      13,295
Interest and dividend income....................    (12,636)     (2,503)
                                                  ---------------------
Income before income taxes
     and extraordinary item.....................     82,400      66,276
Income taxes....................................     34,327      27,604
                                                  ---------------------
Net income before extraordinary item............     48,073      38,672
Gain on early extinguishment of debt,
     net of $4,532 of income taxes..............      7,232          --
                                                  ---------------------
     NET INCOME.................................   $ 55,305    $ 38,672
                                                  ---------------------

FRANCHISE REVENUES: Management analyzes its business based on "net franchise revenue," which is total revenue excluding product sales and European hotel operations, and franchise operating expenses which are reflected as selling, general and administrative expenses.

Management's Discussion & Analysis

  Choice Hotels International, Inc. and Subsidiaries

Net franchise revenues were $143.0 million for Calendar 1998 and $134.3 million for Calendar 1997. Royalties increased $9.1 million to $115.4 million from $106.3 million in Calendar 1997, an increase of 8.5%. The increase in royalties is attributable to a net increase of 159 franchisees during the period representing an additional 10,196 rooms added to the system, an improvement in domestic RevPAR of 2.3% and an increase in the effective royalty rate of the domestic hotel system to 3.6% from 3.5%. Domestic initial fee revenue generated from franchise contracts signed increased 3.0% to $16.6 million from $16.1 million in Calendar 1997. Total franchise agreements signed in Calendar 1998 were 440, up 4.5% from the total contracts signed in Calendar 1997 of 421. Revenues generated from partner service relationships increased to $6.4 million from $6.1 million in Calendar 1997. Under the partner services program the Company generates revenue from hotel industry vendors in exchange for being designated as preferred providers of goods or services to hotel owners and the millions of hotel guests who stay in the Company's franchised hotels.

The number of domestic rooms under development increased to 75,232 from 62,384, an increase of 20.6% for the year ended December 31, 1998. The total number of international hotels on line increased to 632 from 605 an increase of 4.5% for the year ended December 31, 1998. International rooms on line increased to 53,095 as of December 31, 1998 from 50,639, an increase of 4.9%. The total number of international hotels under development increased to 611 from 119 for the year ended December 31, 1998. The number of international rooms under development increased to 40,375 as of December 31, 1998 from 12,029 as of December 31, 1997. These increases are primarily attributable to a strategic alliance in June 1998 with Flag International Limited.

FRANCHISE EXPENSES: The cost to operate the franchising business is reflected in selling, general and administrative expenses. Selling, general and administrative expenses were $50.7 million for Calendar 1998, a decrease of $0.1 million from the Calendar 1997 total of $50.8 million. As a percentage of net franchise revenues, selling, general and administrative expenses declined to 35.5% in Calendar 1998 from 37.8% in Calendar 1997. The improvement in the franchising margins relates to the economies of scale generated from operating a larger franchisee base, cost control initiatives and improvements in franchised hotel performance.

MARKETING AND RESERVATIONS: The Company's franchise agreements require the payment of franchise fees which include marketing and reservation fees. These fees, which are based on a percentage of the franchisees' gross room revenues, are used exclusively to reimburse the Company for expenses associated with providing such franchise services as central reservation systems, national marketing, and media advertising. The Company is contractually obligated to expend the reservation and marketing fees it collects from franchisees in accordance with the franchise agreements; as such, no income or loss to the Company is generated. During the second quarter of 1998, the Company changed its presentation of marketing and reservation fees such that the fees collected and associated expenses are reported net. All prior periods have been reclassified to conform to the new presentation.

The total marketing and reservation fees received by the Company (previously reported as revenue) were $127.4 million and $110.2 million for the years ended December 31, 1998 and December 31, 1997, respectively. Depreciation and amortization charged to reservation and marketing expenses was $5.7 million and $2.9 million for the years ended December 31, 1998 and December 31, 1997, respectively. Reservation fees and marketing fees not expended in the current year are carried over to the next fiscal year and expended in accordance with the franchise agreements. Shortfall amounts are similarly recovered in subsequent years. Excess or shortfall amounts from the operation of these programs are recorded as a payable or receivable from the particular fund. As of December 31, 1998 the Company's balance sheet includes a receivable in amounts due from marketing and reservation funds of $13.4 million related to shortfalls in the marketing ($7.8 million) and reservation ($5.6 million) funds. As of December 31, 1997, the Company's balance sheet includes a receivable in amounts due from marketing and reservation funds of $5.2 million related to a shortfall in the marketing fund and a current liability in accounts payable of $4.5 million related to excess monies in the reservation fund. The Company expects to be able to recover these receivables through future marketing and reservation fees.

PRODUCT SALES: Sales made to franchisees through the Company's group purchasing program declined $2.6 million to $21.3 million in Calendar 1998 from $23.8 million in Calendar 1997. The group purchasing program utilizes bulk purchases to obtain favorable pricing from third party vendors for franchisees ordering similar products. The Company acts as a clearing house

Management's Discussion & Analysis

  Choice Hotels International, Inc. and Subsidiaries

between the franchisee and the vendor, and orders are shipped directly to the franchisee.

Similarly, product cost of sales decreased $3.0 million (or 13.3%) from Calendar 1997. The product services margins increased for the year ended December 31, 1998 to 7.2% from 4.4% in Calendar 1997. This purchasing program is provided to the franchisees as a service and is not expected to be a major component of the Company's profitability. In the fourth quarter of 1998, the Company discontinued the group purchasing program as previously operated.

EUROPEAN HOTEL OPERATIONS: In January 1998, the Company and Friendly Hotels, PLC ("Friendly") consummated a transaction in which Friendly acquired from the Company the master franchise rights for the Comfort, Quality and Clarion brands for all of Europe, with the exception of Scandinavia, for a payment of $8.0 million. As part of this transaction, Friendly acquired ten hotels in France, two in Germany and one in the United Kingdom from the Company in exchange for $22.2 million in 5.75% convertible preferred shares in Friendly. In addition, Friendly will pay the Company deferred compensation of $4.0 million in cash, payable by the fifth anniversary or sooner depending on the level of future profits of the hotels acquired.

DEPRECIATION AND AMORTIZATION: Depreciation and amortization decreased to $7.1 million in Calendar 1998 from $9.2 million in Calendar 1997. This decrease was primarily attributable to the sale of the Company's European hotels.

INTEREST EXPENSE AND INTEREST INCOME: The increase in interest expense of $6.0 million in Calendar 1998 from $13.3 million in Calendar 1997 results from additional debt incurred in connection with the Distribution (as defined in the notes to the consolidated statements). Included in Calendar 1998 results is approximately $10.4 million of interest income earned on the note receivable from Sunburst Hospitality Corporation and $2.2 million in dividend income from the Company's investment in Friendly.

EXTRAORDINARY ITEM: During 1998, the Company recorded extraordinary gains for the early extinguishment of a capitalized lease obligation. The Company retired $13.7 million in debt and removed related assets of $1.7 million from the consolidated balance sheets. The extraordinary gain was $7.2 million, after income tax benefits of $4.7 million, or $0.12 per diluted share.

COMPARISON OF SEVEN MONTH PERIOD ENDED DECEMBER 31, 1997 OPERATING RESULTS AND SEVEN MONTH PERIOD ENDING DECEMBER 31, 1996 OPERATING RESULTS

The Company recorded net income of $27.3 million for the seven months ended December 31, 1997 ("December 1997"), an increase of $4.0 million, compared to net income of $23.3 million for the seven months ended December 31, 1996 ("December 1996"). The increase in net income for December 1997 was primarily attributable to an increase in franchise revenue as a direct result of the addition of new franchisees to the system, improvements in the operating performance of hotels and an increase in the effective royalty rates achieved.

SUMMARIZED FINANCIAL RESULTS FOR THE SEVEN MONTHS ENDED DECEMBER 31, 1997 AND 1996 ARE AS FOLLOWS:

                                                     1997        1996
                                                            (unaudited)
                                                     ------------------

REVENUES:  (in thousands)
     Royalty fees................................   $ 70,308    $61,821
     Product sales...............................     13,524     14,717
     Initial franchise fees & relicensing fees...      8,597      9,304
     Partner services revenue and other..........      4,869      3,161
     European hotel operations...................     10,541     10,975
                                                    -------------------
     TOTAL REVENUE...............................    107,839     99,978
                                                    -------------------

OPERATING EXPENSES:
     Selling, general & administrative...........     29,454     28,132
     Product cost of sales.......................     13,031     13,481
     Depreciation & amortization.................      3,977      3,153
     European hotel operations...................      9,203      9,745
                                                    -------------------
     TOTAL OPERATING COSTS.......................     55,665     54,511
                                                    -------------------
Operating income.................................     52,174     45,467
Interest expense, net............................      5,791      5,784
                                                    -------------------
Income before income taxes.......................     46,383     39,683
Income taxes.....................................     19,096     16,338
                                                    -------------------
     NET INCOME..................................   $ 27,287    $23,345
                                                    -------------------

FRANCHISE REVENUES: Net franchise revenues were $83.8 million for the seven months ended December 31, 1997 and $74.3 million for the seven months ended December 31, 1996. Royalties increased $8.5 million to $70.3 million from $61.8 million for the seven months ended December 31, 1996, an increase of 13.7%. The increase in royalties is attributable to a net increase of 264 franchisees during the period representing an additional 19,881

Management's Discussion & Analysis

  Choice Hotels International, Inc. and Subsidiaries

rooms added to the system, an improvement in domestic RevPAR of 2.4% and an increase in the effective royalty rate of the domestic hotel system to 3.5% from 3.4%. Domestic initial fee revenue generated from franchise contracts signed declined 7.5% to $8.6 million from $9.3 million for the seven months ended December 31, 1997 as compared to the seven months ended December 31, 1996. Total franchise agreements signed for the seven months ended December 31, 1997 were 368, down 14.0% from the total contracts signed in December 1996 of 428. The decline in initial fees is partly a result of the Company's sales force reorganization and the resulting temporary displacement of the sales force. The reorganization of the regional market management sales and support force was completed in September 1997. Revenues generated from partner service relationships increased to $3.4 million from $1.5 million in December 1996.

The number of domestic rooms under development as of December 31, 1997 increased to 62,384 from 59,023, at December 31, 1996 an increase of 5.7%. The total number of international hotels on line increased to 605 from 548 at December 31, 1996 an increase of 10.4%. International rooms on line increased 9.0% to 50,639 as of December 31, 1997 from 46,473 as of December 31, 1996. The total number of international hotels under development decreased to 119 from 143, a decrease of 16.8% from December 31, 1996. The number of international rooms under development decreased to 12,029 as of December 31, 1997 from 13,906 as of December 31, 1996, a decrease of 13.5%.

FRANCHISE EXPENSES: Selling, general and administrative expenses were $29.5 million for the seven months ended December 31, 1997, an increase of $1.3 million from the comparable period in 1996. The increase in selling, general and administrative expenses was primarily due to additional personnel to support company growth and new company initiatives. As a percentage of net franchise revenues, selling, general and administrative expenses declined to 35.2% for the seven months ended December 31, 1997 from 37.8% for the seven months ended December 31, 1996. The improvement in the franchising margins relates to the economies of scale generated from operating a larger franchisee base, cost control initiatives and improvements in franchised hotel performance.

MARKETING AND RESERVATIONS: The total marketing and reservation fees received by the Company (previously reported as revenue) were $72.3 million and $66.3 million for the seven months ended December 31, 1997 and December 31, 1996, respectively. Depreciation and amortization charged to reservation and marketing expenses was $1.7 million and $1.4 million for the seven months ended December 31, 1997 and December 31, 1996, respectively.

PRODUCT SALES: Sales made to franchisees through the Company's group purchasing program declined $1.2 million to $13.5 million for the seven months ended December 31, 1997 from $14.7 million for the seven months ended December 31, 1996.

Similarly, product cost of sales decreased $0.4 million (or 3.3%) for the seven months ended December 31, 1997. The product services margins decreased for the seven months ended December 31, 1997 to 3.6% from 8.4% for the seven months ended December 31, 1996.

DEPRECIATION AND AMORTIZATION: Depreciation and amortization increased to $4.0 million for the seven months ended December 31, 1997 from $3.2 million for the seven months ended December 31, 1996. The increase was primarily due to capital improvements to the Company's financial and billing information systems.

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

FRANCHISE REVENUES: Net franchise revenues were $126.7 million for Fiscal 1997 and $110.6 million for Fiscal 1996. Royalties increased $9.2 million to $97.2 million from $88.0 million in ended Fiscal 1996, an increase of 10.5%. The increase in royalties is attributable to a net increase of 292 franchisees during the period representing an additional 21,578 rooms added to the system, an improvement in domestic RevPAR of 2.9% and an increase in the effective royalty rate of the domestic hotel system to 3.4% from

Management's Discussion & Analysis

  Choice Hotels International, Inc. and Subsidiaries

3.3%. Domestic initial fee revenue generated from franchise contracts signed increased 14.8% to $14.0 million from $12.2 million in Fiscal 1996. Total franchise agreements signed in Fiscal 1997 were 495, up 13.5% from the total contracts signed in Fiscal 1996 of 436. Revenues generated from partner services relationships increased to $6.1 million from $1.8 million in Fiscal 1996.

The number of domestic rooms under development increased to 61,754 from 54,172, an increase of 14.0% for the period ending May 31, 1997. The total number of international hotels on line increased to 563 from 557 an increase of 1.1% as of May 31, 1997. International rooms online increased 1.6% from 46,843 as of May 31, 1996 to 47,603 as of May 31, 1997. The total number of international hotels under development increased to 110 from 100, an increase of 10.0% for the period ending May 31, 1997. The number of international rooms under development increased to 10,339 as of May 31, 1997 from 9,613 as of May 31, 1996, an increase of 7.6%.

FRANCHISE EXPENSES: Selling, general and administrative expenses were $51.1 million in Fiscal 1997, an increase of $5.9 million from the Fiscal 1996 total of $45.2 million. Of the increase, $4.8 million was directly attributable to additional costs of operating as an independent company apart from Manor Care. These additional costs were primarily additional staffing, incremental rental expenses, and consulting fees as the Company assumed certain administrative tasks previously provided by Manor Care. The remaining increases in selling, general and administrative expenses were primarily due to additional personnel to support company growth and new company initiatives.

As a percentage of total net franchising revenues, total franchising selling, general and administrative expenses were 40.3% in Fiscal year 1997 and 40.9% in Fiscal year 1996. Exclusive of the $4.8 million increase resulting from the distribution, as a percentage of net franchising revenues, selling, general and administrative expenses declined to 36.5% in Fiscal 1997 from 40.9% in Fiscal 1996. The improvement in the franchising margins primarily relates to the economies of scale generated from operating a larger franchisee base.

PRODUCT SALES: Sales made to franchisees through the Company's group purchasing program increased $2.0 million to $23.6 million in Fiscal 1997 from $21.6 million in Fiscal 1996.

Similarly, product cost of sales increased $2.1 million (or 9.9%) in Fiscal 1997. The product services margins decreased in Fiscal 1997 to 3.7% from 4.0% in Fiscal 1996.

EUROPEAN HOTEL OPERATIONS: Total revenues at the Company's owned hotel operations in Europe declined to $17.7 million in Fiscal 1997 from $19.6 million in Fiscal 1996. Operating margins at the hotels declined to 8.9% in Fiscal 1997 from 10.6% in Fiscal 1996. The decline in revenue and operating performance reflects the difficult economic and competitive climates in which a number of the European hotels operated.

DEPRECIATION AND AMORTIZATION: Depreciation and amortization decreased $1.6 million (or 16.7%) to $7.6 million in Fiscal 1997 from $9.2 million in Fiscal 1996. The decrease was primarily due to an asset impairment charge against European fixed assets which reduced the asset base upon which depreciation is determined.

PROVISION FOR ASSET IMPAIRMENT: In Fiscal 1996, the Company recorded a charge against earnings of $24.8 million relating to impairment of certain long-lived assets related to the Company's European hotel operations.

OTHER: In Fiscal 1997, the Company recognized $943,000 in dividend income from its investment in Friendly Hotels, PLC.

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities was $44.1 million for the year ended December 31, 1998, an increase of $10.5 million from $33.6 million for the seven months ended December 31, 1997. As of December 31, 1998, the total long-term debt outstanding for the Company was $279.2 million.

Cash used in investing activities for the year ended December 31, 1998, the seven months ended December 1997 and Fiscal years 1997, and 1996 was $14.2 million, $149.7 million, $16.9 million, and $78.5 million, respectively. Included in Other items (investing activities) for the year ended December 31, 1998 was an increase of $12.7 million due from the marketing and reservation funds.

On October 15, 1997, the Company funded a $115 million, five year Subordinated Term Note to Sunburst with an initial simple interest rate of 11% per annum. In connection with the amendment

Management's Discussion & Analysis

  Choice Hotels International, Inc. and Subsidiaries

of the strategic alliance agreement discussed below, effective October 15, 2000 interest payable shall accrue at a rate of 11% per annum compounded daily. The Company will implement this amendment prospectively beginning January 1, 1999 by recognizing interest on the outstanding principal and accrued interest amounts at an effective rate of 10.58%. The note is payable in full, along with accrued interest on October 15, 2002. Total interest accrued at December 31, 1998 and 1997 was $10.4 million and $2.4 million, respectively.

During 1998, Sunburst repaid $8 million of the approximately $25 million of estimated receivables due to the Company. On December 28, 1998, the Company and Suburst amended the strategic alliance agreement entered into in connection with the Sunburst Distribution. As part of that amendment, the Company exchanged the remaining $17 million balance in return for, among other things, the exclusive rights to the MainStay Suites brand from Sunburst and a commitment from Sunburst to build a total of 25 MainStay Suites. The $17 million, net of income taxes of approximately $7 million, was recorded as an adjustment to additional paid in capital as it represents an adjustment to the accounting for the Sunburst Distribution.

On May 31, 1996, the Company repurchased the remaining 5.5% minority interest held by its management for $27.9 million. Approximately $26.4 million was allocated to goodwill. During Fiscal 1996, the Company purchased a 5% common stock interest and a preferred stock interest in Friendly, for approximately $17 million.

Investment in property and equipment includes computer hardware as well as new developments and enhancements of reservation and finance systems. During the year ended December 31, 1998, the seven months ended December 31, 1997 and the fiscal years ended May 31, 1997, and 1996, capital expenditures totaled $12.3 million, $7.3 million, $10.6 million and $6.5 million, respectively, and related primarily to the development of a new property management system and the installation of new financial systems. Capital expenditures in prior years include amounts for computer hardware, reservation systems and European hotel capital improvements.

On October 15, 1997, the Company entered into a five-year $300 million competitive advance and multi-currency credit facility. The credit facility provides for a term loan of $150 million and a revolving credit facility of $150 million, $50 million of which is available in foreign currency borrowings. At the time of the Distribution, the Company borrowed $150 million under the term loan and $140 million under the revolving credit facility, the proceeds of which were used to fund the $115 million Sunburst note and to refinance existing indebtedness. As of December 31, 1998, the Company had $135 million of term loans outstanding and $37 million of revolving loans. The term loan is payable over five years, $22.5 million of which is due in 1999. The credit facility includes customary financial and other covenants that require the maintenance of certain ratios including maximum leverage, minimum net worth and interest coverage and restrict the Company's ability to make certain investments, repurchase stock, incur debt and dispose of assets. At the Company's option, the interest rate may be based on LIBOR, a certificate of deposit rate or an alternate base rate (as defined), plus a facility fee percentage. The rate is determined based on the Company's consolidated leverage ratio at the time of borrowing.

On May 1, 1998, the Company completed a $100 million senior unsecured note offering (the "Notes"), bearing a coupon rate of 7.13% with an effective rate of 7.22%. The Notes will mature on May 1, 2008, with interest on the Notes to be paid semi-annually. The Company used the net proceeds from the offering of approximately $99 million to repay amounts outstanding under the Company's $300 million revolving credit facility.

As of March 12, 1999, the Company has repurchased 5.4 million shares of its common stock at a total cost of $74.1 million. The Company has authorization from its Board of Directors to repurchase up to an additional 3.3 million shares. As of March 12, 1999, there were 55.4 million total common shares outstanding (a weighted average of 56.1 million).

The Company has entered into interest rate swap agreements with a notional amount of $115 million at December 31, 1998, to fix certain of its variable rate debt in order to reduce the Company's exposure to fluctuations in interest rates. The interest rate differential to be paid or received on interest rate swap agreements is accrued as interest rates change and is recognized as an adjustment to interest expense. On average, the interest rate swap agreements have a life of one and one-half years with a fixed rate of 5.85% and a variable rate at December 31, 1998 of 5.07%. As of December 31, 1998, the interest rate swap agreements have a fair market valuation of approximately $(2.8 million).

Management's Discussion & Analysis

  Choice Hotels International, Inc. and Subsidiaries

The Company believes that cash flow from operations and available financing capacity is adequate to meet the expected operating, investing, financing and debt service requirements for the business for the immediate future.

YEAR 2000 COMPLIANCE

The Company is engaged in an ongoing effort to evaluate and remediate the Year 2000 computer problem shared by virtually all companies and businesses. As part of this effort, a cross-functional Year 2000 Compliance Committee was established to manage and supervise the efforts to become compliant and a Year 2000 action plan has been developed. The Company has completed the first three phases of the plan, which include (i) making the Company's internal organizations aware of the Year 2000 issue and assigning responsibility internally, (ii) inventorying and initial testing of its proprietary software and (iii) inventorying and testing secondary internal systems (e.g. employee
PCs). The Company is in the process of completing the remaining phases which include: (i) assessing the risk from third party vendors and franchisees (ii) contingency planning, and (iii) educating the franchise community. Throughout the process, remedial actions have been or will be taken as warranted.

The Company's exposure to potential Year 2000 problems exists in two general areas: technological operations in the sole control of the Company, and technological operations dependent in some way on one or more third parties. With respect to the Company's internal systems, it has conducted Year 2000 compliance testing on all of its proprietary software, including its reservations and reservations support systems, its franchise support system and its franchisee property management support systems. The tests have indicated that, except for two DOS based systems, the proprietary software is Year 2000 compliant. The DOS version of ChoiceLINKS is not Year 2000 compliant and the DOS version of the Company's property management system is only compliant through December 31, 2000. The Company has communicated this to franchisees using these systems and has recommended that they migrate to the Windows based versions of these systems. The Company has also been in the process of replacing its hardware platforms for these systems and a number of smaller support systems and has kept them updated so that by the end of 1998, all of the Company's large system computers are no more than eighteen months old. Based on manufacturers specifications, the Company believes that these new hardware platforms are Year 2000 compliant. However, the company will have to update the operating systems for several of its servers.

The Company has completed its process of conducting an inventory of third party software, including PC operating systems and word processing and other commercial software. The inventory did not disclose any material compliance issues.

The Year 2000 Compliance Committee is currently identifying third party vendors and service providers whose non-compliant systems could have a material impact on the Company and undertaking an assessment as to such parties' compliant status. These parties include airline global distribution systems (GDS), utility providers, telephone service providers, banks and data processing services. The GDS companies, which provide databases through which travel agents can book hotel rooms, have assured the Company in writing that they are compliant and the Company has conducted tests with three of the four major GDS companies. The Year 2000 Compliance Committee is in the process of assessing other third parties as to their compliance and the consequences in the event they are not compliant. As of February 1999, the Company has received responses from approximately one-half of its vendors. Such vendors have indicated that they are, or expect to be, Year 2000 compliant. Throughout 1999, the committee will continue to seek and assess responses from all of its material vendors.

As of February 1999, the Company has devised contingency plans for its Phoenix, Arizona reservation center. These plans include access to alternative power sources and insuring the availability of key employees. Contingency plans for the Silver Spring, Maryland corporate headquarters and other Company locations will be developed throughout the second and third quarters of 1999.

Costs of addressing potential Year 2000 problems have not been material to date. The value of employee time devoted to testing and development has been approximately $200,000. Total costs for replacement of hardware and operating systems are expected to

Management's Discussion & Analysis

  Choice Hotels International, Inc. and Subsidiaries

be approximately $700,000. However, these replacements (as well as replacements undertaken in prior years) are being implemented primarily as part of the Company's ongoing technology updating, rather than specifically for Year 2000 compliance reasons. Based upon preliminary information gathered to date, Year 2000 compliance costs are not currently expected to have a material adverse impact on the Company's financial position, results of operations or cash flows. However, if the Company, its vendors or franchisees are unable to resolve such Year 2000 issues in a timely manner, it could result in a material financial risk, including loss of revenue, substantial unanticipated costs and service interruptions.

The Company is not in a position to guarantee the performance of others with respect to their Year 2000 compliance or predict whether any of the assurances that others provide regarding Year 2000 compliance may prove later to be inaccurate or overly optimistic.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

The Company adopted SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" in Calendar 1998. The adoption of these pronouncements required the Company to make certain additional disclosures.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities which requires recognition of the fair value of derivatives in the statement of financial position, with changes in the fair value recognized either in earnings or as a component of other comprehensive income dependent upon the nature of the derivative. Implementation of SFAS No. 133 is required for Fiscal year 2000. The Company does not expect SFAS No. 133 to have a material impact on the Company's earnings or other comprehensive income.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this annual report, including those in the section entitled "Management's Discussion and Analysis," contain forward-looking information that involves risk and uncertainties. Actual future results and trends may differ materially depending on a variety of factors discussed in the "Risk Factors" section included in the Company's Form 10 Registration Statement and various Form 8-K filings, including the nature and extent of future competition, and political, economic and demographic developments in countries where the Company does business or may do business in the future. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or update these forward-looking statements.

Report of Independent Public Accountants

Choice Hotels International, Inc. and Subsidiaries

TO CHOICE HOTELS INTERNATIONAL, INC.

We have audited the accompanying consolidated balance sheets of Choice Hotels International, Inc. and subsidiaries, as defined under "Basis of Presentation" in the Notes to Consolidated Financial Statements, as of December 31, 1998 and December 31, 1997, and the related consolidated statements of income and cash flows for the year ended December 31, 1998, the seven months ended December 31, 1997 and for each of the two fiscal years in the period ended May 31, 1997, and the consolidated statement of shareholders' equity and comprehensive income for the period from October 15, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998. These consolidated financial statements are the responsibility of Choice Hotels International, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Choice Hotels International, Inc. and subsidiaries as of December 31, 1998 and December 31, 1997, and the consolidated results of their operations and their consolidated cash flows for the year ended December 31, 1998 and the seven months ended December 31, 1997, and each of the two fiscal years in the period ended May 31, 1997, and the consolidated statements of shareholders' equity and comprehensive income for the period from October 15, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles.



                                                        /s/ Arthur Andersen LLP
                                                        Arthur Andersen LLP
Washington, D.C.,
January 29, 1999

Consolidated Statements of Income

Choice Hotels International, Inc. and Subsidiaries

                                                                   Year  ended   Seven months ended       Fiscal years ended
(In thousands)                                                     December 31,      December 31,              May 31,
                                                                      1998              1997              1997         1996
                                                                   ---------------------------------------------------------
REVENUES
   Royalty fees................................................    $   115,369        $ 70,308          $ 97,215   $  87,994
   Product sales...............................................         21,256          13,524            23,643      21,570
   European hotel operations...................................          1,098          10,541            17,737      19,609
   Initial franchise fees and relicensing fees.................         16,571           8,597            16,802      15,578
   Partner services revenue and other..........................         11,081           4,869            12,642       6,997
                                                                   ---------------------------------------------------------
        Total revenues.........................................        165,375         107,839           168,039     151,748

OPERATING EXPENSES
   Selling, general and administrative.........................         50,670          29,454            51,102      45,196
   Product cost of sales.......................................         19,736          13,031            22,766      20,709
   European hotel operations...................................          1,133           9,203            16,166      17,521
   Depreciation and amortization...............................          7,116           3,977             7,643       9,179
   Provision for asset impairment..............................             --              --                --      24,760
                                                                   ---------------------------------------------------------
        Total operating expenses...............................         78,655          55,665            97,677     117,365
                                                                   ---------------------------------------------------------
   Operating income............................................         86,720          52,174            70,362      34,383
                                                                   ---------------------------------------------------------

OTHER
   Minority interest...........................................             --              --                --       1,532
   Gain on sale of stock.......................................         (2,370)             --                --          --
   Interest on notes payable to Manor Care.....................             --              --             7,083       7,083
   Interest expense and other..................................         19,326           8,788             4,647       4,791
   Interest and dividend income (including interest
     income on Sunburst Note of $10.4 million and
     $2.7 million for the year ended December 31, 1998 and
      the seven months ended December 31, 1997, respectively)..        (12,636)         (2,997)             (943)         --
                                                                   ---------------------------------------------------------
        Total other............................................          4,320           5,791            10,787      13,406
                                                                   ---------------------------------------------------------

Income before income taxes and extraordinary item..............         82,400          46,383            59,575      20,977
Income taxes...................................................        (34,327)        (19,096)          (24,845)     (9,313)
                                                                   ---------------------------------------------------------
Net income before extraordinary item...........................       $ 48,073       $  27,287         $  34,730    $ 11,664

Extraordinary gain on early extinguishment of debt
  (net of taxes of $4,532).....................................          7,232             --                 --          --
                                                                   ---------------------------------------------------------
Net income.....................................................       $ 55,305       $ 27,287          $  34,730    $ 11,664
                                                                   ---------------------------------------------------------
Weighted average shares outstanding............................         58,717         59,798             62,680      62,628
                                                                   ---------------------------------------------------------
Diluted shares outstanding.....................................         59,548         61,300             62,680      62,628
                                                                   ---------------------------------------------------------
Basic EPS:
Income before extraordinary item...............................          $0.82          $0.46              $0.55       $0.19
Extraordinary item.............................................           0.12             --                 --          --
                                                                   ---------------------------------------------------------
Net income.....................................................          $0.94          $0.46              $0.55       $0.19
                                                                   ---------------------------------------------------------
Diluted EPS:
Income before extraordinary item...............................          $0.81          $0.45              $0.55       $0.19
Extraordinary item.............................................           0.12             --                 --          --
                                                                   ---------------------------------------------------------
Net income.....................................................          $0.93          $0.45              $0.55       $0.19
                                                                   =========================================================

   See notes to consolidated statements.

Consolidated Balance Sheets

Choice Hotels International, Inc. and Subsidiaries

As of (In thousands)                                                                   December 31,    December 31,
                                                                                           1998          1997
                                                                                       ----------------------------
ASSETS

Current assets
   Cash and cash
   equivalents.....................................................................        $  1,692    $  10,282
   Receivables (net of allowance for doubtful accounts of $8,082,
     and $7,608, respectively).....................................................          28,117       24,278
   Income taxes receivable.........................................................           5,427        1,242
   Receivable from Sunburst Hospitality............................................              --       25,066
   Other current assets............................................................             425        3,442
                                                                                       ----------------------------
     Total current assets..........................................................          35,661       64,310
Property and equipment, net........................................................          32,845       37,040
Goodwill, net......................................................................          66,749       68,792
Franchise rights, net..............................................................          44,981       48,819
Investment in Friendly Hotels, PLC.................................................          45,139       17,581
Assets held for sale...............................................................              --       10,752
Amounts due from marketing and reservation funds...................................          23,364       13,087
Other assets.......................................................................          21,637        8,567
Note receivable from Sunburst Hospitality..........................................         127,849      117,447
                                                                                       ----------------------------
     TOTAL ASSETS..................................................................        $398,225    $ 386,395
                                                                                       ============================

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Current portion of long term debt...............................................    $    22,646      $ 15,041
   Accounts payable................................................................         16,216        26,452
   Accrued expenses................................................................         19,606        20,702
   Income taxes payable............................................................            --          6,007
                                                                                       ----------------------------
     Total current liabilities.....................................................        58,468         68,202
Long term debt.....................................................................       256,564        267,780
Deferred income taxes ($19,569 and $0 respectively)
  and other liabilities............................................................        26,683          1,155
                                                                                       ----------------------------
     Total liabilities.............................................................       341,715        337,137
                                                                                       ============================

SHAREHOLDERS' EQUITY

Common stock, $ .01 par value, 160,000,000 shares authorized;
  56,726,917 and 59,828,878 shares issued and outstanding at
  December 31, 1998 and 1997, respectively.........................................           607            598
Additional paid-in-capital.........................................................        43,432         47,907
Accumulated other comprehensive income (loss)......................................         2,112         (8,316)
Treasury stock.....................................................................       (54,204)          (189)
Retained earnings..................................................................        64,563          9,258
                                                                                       ----------------------------
     Total shareholders' equity....................................................        56,510         49,258
                                                                                       ----------------------------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................................      $398,225      $ 386,395
                                                                                       ============================

   See notes to consolidated statements.

Consolidated Statements of Cash Flows

Choice Hotels International, Inc. and Subsidiaries

                                                                      Year ended     Seven months ended     Fiscal years ended
(In thousands)                                                        December 31,       December 31,               May 31,
                                                                         1998               1997              1997         1996
                                                                      -----------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income........................................................... $    55,305          $ 27,287       $  34,730     $ 11,664
  Reconciliation of net income to net cash provided by operating activities:
  Depreciation and amortization......................................      12,544             6,159          10,438       11,839
  Provision for bad debts............................................       1,473             2,274           2,238          685
  Increase (decrease) in deferred taxes..............................      14,852           (4,828)           3,171      (13,527)
  Non cash interest and dividend income..............................     (12,364)          (2,997)            (943)          --
  Extraordinary gain on early extinguishment of debt.................     (11,964)              --               --           --
  Provision for asset impairment.....................................          --               --               --       24,760
Changes in assets and liabilities:
      Receivables....................................................      (4,311)          (10,606)         (4,835)      (7,533)
      Prepaid expenses and other current assets......................      (1,849)            2,403           1,615         (990)
      Current liabilities............................................      (6,180)           11,226          (2,145)       4,050
      Income taxes payable/receivable................................      (3,411)            2,689           1,061         (265)
      Other liabilities..............................................          --                --             175        2,059
                                                                      -----------------------------------------------------------
         NET CASH PROVIDED BY OPERATING ACTIVITIES...................      44,095            33,607          45,505       32,742
                                                                      -----------------------------------------------------------


CASH FLOWS FROM INVESTING ACTIVITIES

Investment in property and equipment.................................     (12,254)           (7,329)     (10,630)         (6,506)
Purchase of minority interest........................................          --                --       (2,494)        (55,269)
Investment in Friendly Hotels, PLC...................................          --                --           --         (17,069)
Repayments from (advances to) Sunburst Hospitality...................       8,145           (25,066)          --              --
Note receivable from Sunburst Hospitality............................          --          (115,000)          --              --
Other items, net.....................................................     (10,090)           (2,344)      (3,804)            345
                                                                      -----------------------------------------------------------
         NET CASH UTILIZED IN INVESTING ACTIVITIES...................     (14,199)         (149,739)     (16,928)        (78,499)
                                                                      -----------------------------------------------------------


CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from mortgages and other long-term debt.....................     194,901           236,509       31,107          17,296
Principal payments of debt...........................................    (184,300)          (78,851)     (51,260)           (350)
Purchase of treasury stock...........................................     (54,015)             (189)          --              --
Cash transfers (to) from Parent, net.................................          --           (35,222)      (8,069)         31,567
Proceeds from issuance of common stock...............................       4,928                --           --              --
                                                                      -----------------------------------------------------------
         NET CASH PROVIDED BY (UTILIZED IN) FINANCING ACTIVITIES.....     (38,486)          122,247      (28,222)         48,513
                                                                      -----------------------------------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS..............................      (8,590)            6,115          355           2,756
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.....................      10,282             4,167        3,812           1,056
                                                                      -----------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD........................... $     1,692          $ 10,282    $   4,167        $  3,812
                                                                      -----------------------------------------------------------

   See notes to consolidated statements.

Consolidated Statements Of Shareholders' Equity And Comprehensive Income

Choice Hotels International, Inc. and Subsidiaries


(In thousands, except share amounts)                                                                            Accumulated
                                                                                                                   Other
                                                                        Common Stock            Additional     Comprehensive
                                                                     Shares      Amount      Paid-in-Capital   Income (Loss)
                                                                    ==========================================================
Initial capitalization - October 15, 1997 ....................       59,767,716       598       $  48,064         $ (8,662)
Comprehensive income
   Net income ................................................               --        --              --               --

   Other comprehensive income, net of tax
   Foreign currency translation adjustment ...................               --        --              --              346
Comprehensive income .........................................               --        --              --               --

Exercise of stock options/grants, net ........................           71,876        --            (157)              --
Treasury purchases ...........................................          (10,714)       --              --               --
Transfers of net income to Sunburst prior to
  the distribution ...........................................               --        --              --               --
                                                                    ----------------------------------------------------------
Balance as of December 31, 1997 ..............................       59,828,878       598       $  47,907         $ (8,316)
                                                                    ==========================================================
Comprehensive income
   Net income ................................................               --        --              --               --

   Other comprehensive income, net of tax
    Foreign currency translation adjustments, net                            --        --              --               --
    Unrealized loss on securities, net of
      reclassification adjustment (see notes)                                --        --              --               --
   Other comprehensive income ................................               --        --              --           10,428

Comprehensive income .........................................               --        --              --               --
Exercise of stock options/grants, net ........................          827,439         9           5,665               --

Treasury purchases, net ......................................       (3,929,400)       --              --               --
Purchase of MainStay brand option
  from Sunburst ..............................................               --        --         (10,140)              --
                                                                    ----------------------------------------------------------
Balance as of December 31, 1998 ..............................       56,726,917       607       $  43,432         $  2,112
                                                                    ==========================================================


                                                                    Treasury      Comprehensive      Retained
                                                                     Stock             Income        Earnings           Total
                                                                  =============================================================
Initial capitalization - October 15, 1997 .................        $     --                           $     --       $ 40,000
Comprehensive income
   Net income .............................................              --          $ 27,287           27,287         27,287

   Other comprehensive income, net of tax
   Foreign currency translation
   adjustment .............................................              --               346               --            346
                                                                                     --------
Comprehensive income ......................................              --          $ 27,633               --             --
                                                                                     ========
Exercise of stock options/grants, net .....................              --                                 --           (157)
Treasury purchases ........................................
Transfers of net income to Sunburst prior to                           (189)                                --           (189)
  the distribution ........................................
                                                                         --                           $(18,029)       (18,029)
                                                                  ------------------------------------------------------------

Balance as of December 31, 1997 ...........................        $   (189)                          $  9,258       $ 49,258
                                                                  ============================================================
Comprehensive income
   Net income .............................................              --          $ 55,305         $ 55,305         55,305

   Other comprehensive income, net of tax
    Foreign currency translation adjustments, net                        --            10,892               --        (18,029)
    Unrealized loss on securities, net of
      reclassification adjustment (see notes)                            --              (464)              --           (464)
                                                                                     --------
   Other comprehensive income .............................              --            10,428               --             --
                                                                                     --------

Comprehensive income ......................................              --          $ 65,733               --             --
                                                                                     ========
Exercise of stock options/grants, net .....................              --                                             5,674
                                                                                                            --
Treasury purchases, net ...................................         (54,015)                                --        (54,015)
Purchase of MainStay brand option
  from Sunburst ...........................................              --                                 --        (10,140)
                                                                  ------------------------------------------------------------

Balance as of December 31, 1998 ...........................        $(54,204)                          $ 64,563       $ 56,510
                                                                  ============================================================

   See notes to consolidated statements.

Notes To Consolidated Financial Statements

 Choice Hotels International, Inc. and Subsidiaries

BASIS OF PRESENTATION

On March 7, 1996, Manor Care, Inc. ("Manor Care") announced its intention to proceed with the separation of its lodging business ("Choice Hotels Holdings, Inc." or "Holdings") from its health care business via a spin-off of its lodging business (the "Manor Care Distribution"). On September 30, 1996 the Board of Directors of Manor Care declared a special dividend to its shareholders of one share of common stock of Holdings for each share of Manor Care stock, and the Board set the Record Date and the Distribution Date. The Manor Care Distribution was made on November 1, 1996 to holders of record of Manor Care's Common Stock on October 10, 1996. Choice Hotels International, Inc. (the "Company"), which was a subsidiary of Manor Care became a wholly-owned subsidiary of Holdings.

The Manor Care Distribution separated the lodging and health care businesses of Manor Care into two public corporations. The operations of Holdings consisted principally of the hotel franchise operations and the owned and managed hotel operations formerly conducted by Manor Care directly or through its subsidiaries (the "Lodging Business").

On November 1, 1996, concurrent with the Manor Care Distribution, Holdings changed its name from Choice Hotels Holdings, Inc. to Choice Hotels International, Inc. ("CHI") and the Company changed its name to Choice Hotels Franchising, Inc.

On April 29, 1997, CHI's Board of Directors announced its intention to separate CHI's franchising business from its owned hotel business (referred to as the "Sunburst Distribution"). On September 16, 1997, the Board of Directors and shareholders of CHI approved the separation of the business via a spin-off of the Company, along with CHI's European hotel and franchising operations, to its shareholders. The Board set October 15, 1997 as the date of distribution and on that date, CHI shareholders received one share in the Company (renamed "Choice Hotels International, Inc." and referred to hereafter as the "Company") for every share of CHI stock held on October 7, 1997 (the date of record). Concurrent with the October 15, 1997 distribution date, CHI changed its name to Sunburst Hospitality Corporation, (referred to hereafter as "Sunburst") and effected a one-for-three reverse stock split of its common stock.

The Company is in the business of hotel franchising. As of December 31, 1998, the Company had franchise agreements with 3,671 hotels open and 1,477 hotels under development in 36 countries under the following brand names: Comfort, Clarion, Sleep, Quality, Rodeway, Econo Lodge, and MainStay Suites.

The consolidated financial statements present the financial position, results of operations and cash flows and equity of the Company as if it were formed as a separate entity of its parent (Manor Care prior to Manor Care Distribution and Sunburst prior to Sunburst Distribution) which conducted the hotel franchising business and European hotel operations and as if the Company were a separate company for all periods presented. The Parent's historical basis in the assets and liabilities of the Company has been carried over to the consolidated financial statements. All material intercompany transactions and balances between the Company and its subsidiaries have been eliminated. Changes in the Investments and advances from Parent represent the net income of the Company plus the net change in transfers between the Company and Manor Care through November 1, 1996 and Sunburst through October 15, 1997.

An analysis of the activity in the "Investments and advances from Parent" account for the three years ended May 31, 1997 and the seven months ended December 31, 1997 is as follows:

                                                              (In thousands)
                                                            ----------------
Balance, May 31, 1995 ...............................         $     (12,699)
Transfers from Parent, net ..........................                31,567
Net income ..........................................                11,664
                                                            ----------------
Balance, May 31, 1996 ...............................                30,532
Transfers to Parent, net ............................                (8,069)
Net income ..........................................                34,730
                                                            ----------------
Balance, May 31, 1997 ...............................                57,193
Net income from June 1, 1997
     through October 15, 1997 .......................                18,029
Transfers to Parent, net through
     October 15, 1997 ...............................               (35,222)
Initial capitalization ..............................               (40,000)
                                                            ----------------
Balance, October 15, 1997 ...........................         $           0
                                                            ----------------

Notes To Consolidated Financial Statements

 Choice Hotels International, Inc. and Subsidiaries


The average balance of the Investments and advances from Parent was $48.6 million, $43.9 million and $8.9 million for the seven months ended December 31, 1997 and the fiscal years ended May 31, 1997 and 1996, respectively.

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

PROPERTY AND EQUIPMENT

The components of property and equipment in the consolidated balance sheets were:

                                                               DECEMBER 31,
(In thousands)                                               1998       1997
                                                         ---------------------
Land.................................................     $  1,603   $    996
Facilities in progress...............................        1,600         --
Building and improvements............................        8,023     18,238
Furniture, fixtures and equipment....................       33,494     31,228
                                                          -------------------
                                                            44,720     50,462
Less: Accumulated depreciation.......................      (11,875)   (13,422)
                                                          -------------------
                                                          $ 32,845   $ 37,040
                                                          -------------------


During 1998, approximately $1.7 million of fixed assets were eliminated in conjunction with the termination of a capital lease obligation. (See Long Term Debt and Notes Payable.)

Depreciation has been computed for financial reporting purposes using the straight-line method. A summary of the ranges of estimated useful lives upon which depreciation rates have been based follows:

     Building and improvements..................................  10-40 years
     Furniture, fixtures and equipment..........................   3-20 years


GOODWILL

Goodwill primarily represents an allocation of the excess purchase price of the stock of the Company over the recorded minority interest. Goodwill is amortized on a straight-line basis over 40 years. Such amortization amounted to $2.0 million, $1.1 million, $1.9 million and $1.1 million for the year ended December 31, 1998, the seven months ended December 31, 1997, and the fiscal years ended May 31, 1997 and 1996, respectively. Goodwill is net of accumulated amortization of $8.1 million and $6.1 million at December 31, 1998 and 1997.

FRANCHISE RIGHTS

Franchise rights are intangible assets and represent an allocation in purchase accounting for the value of long-term franchise contracts. The majority of the balance results from the Econo Lodge and Rodeway acquisitions made in fiscal year 1991. Franchise rights acquired are amortized over an average life of 15 years. Amortization expense for the year ended December 31, 1998 and the seven months ended December 31, 1997, and the fiscal years ended May 31, 1997 and 1996 amounted to $3.8 million, $1.7 million, $2.9 million and $2.6 million, respectively. Franchise rights are net of accumulated amortization of $19.5 million and $15.7 million at December 31, 1998 and 1997.

The Company periodically assesses the amortization lives of its franchise rights. Effective January 1, 1998, the Company changed its estimate of the useful life of Econo Lodge franchise rights to a 17 year period and Rodeway franchise rights to a 3 year period to more closely match the remaining estimated contract lives of franchise contracts acquired in 1991. The effect of this change in estimate was to increase depreciation and amortization expense by approximately $900,000 and decrease net income by $0.01 per dilutive share for the year ended December 31, 1998.

DEFERRED FINANCING COSTS

Debt financing costs are deferred and amortized, using the interest method, over the term of the related debt.

Notes To Consolidated Financial Statements

 Choice Hotels International, Inc. and Subsidiaries

SELF-INSURANCE PROGRAM
Subsequent to the Manor Care Distribution, the Company maintained its own self-insurance program for certain levels of general and professional liability, automobile liability and worker's compensation coverage. The estimated costs of these programs were accrued at present values based on actuarial projections for known and anticipated claims. As of June 1, 1997, the Company was no longer self insured.

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

The Company's franchise agreements require the payment of franchise fees which include marketing and reservation fees. These fees, which are based on a percentage of the franchisees' gross room revenues, are used exclusively to reimburse the Company for expenses associated with providing such franchise services as central reservation systems, national marketing, and media advertising. The Company is contractually obligated to expend the reservation and marketing fees it collects from franchisees in accordance with the franchise agreements; as such, no income or loss to the Company is generated. During the second quarter of 1998, the Company changed its presentation of marketing and reservation fees such that the fees collected and associated expenses are reported net. All prior periods have been reclassified to conform to the new presentation.

The total marketing and reservation fees received by the Company (previously reported as revenue) for the year ended December 31, 1998, the seven months ended December 31, 1997, and the fiscal years ended May 31, 1997 and 1996 amounted to $127.4 million, $72.3 million, $104.2 million and $98.9 million, respectively. Depreciation and amortization charged to reservation and marketing expenses for the year ended December 31, 1998, the seven months ended December 31, 1997, and the fiscal years ended May 31, 1997 and 1996 amounted to $5.7 million, $2.2 million, $2.8 million and $2.7 million, respectively. Reservation fees and marketing fees not expended in the current year are carried over to the next fiscal year and expended in accordance with the franchise agreements. Shortfall amounts are similarly recovered in subsequent years. Excess or shortfall amounts from the operation of these programs are recorded as a payable or receivable from the particular fund. As of December 31, 1998 the Company's balance sheet includes a receivable in amounts due from marketing and reservation funds of $13.4 million related to shortfalls in the marketing ($7.8 million) and reservation ($5.6 million) funds. As of December 31, 1997, the Company's balance sheet includes a receivable in amounts due from marketing and reservation funds of $5.2 million related to a shortfall in the marketing fund and a current liability in accounts payable of $4.5 million related to excess monies in the reservation fund. The Company expects to be able to recover these receivables through future marketing and reservation fees.

IMPAIRMENT POLICY

The Company evaluates the recoverability of long lived assets, including franchise rights and goodwill, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured based on net, undiscounted expected cash flows. Assets are considered to be impaired if the net, undiscounted expected cash flows are less than the carrying amount of the assets. Impairment charges are recorded based upon the difference between the carrying value of the asset and the expected net cash flows, discounted at an appropriate interest rate.

Notes To Consolidated Financial Statements

 Choice Hotels International, Inc. and Subsidiaries

CAPITALIZATION POLICIES

Major renovations and replacements are capitalized to appropriate property and equipment accounts. Upon sale or retirement of property, the cost and related accumulated depreciation are eliminated from the accounts and the related gain or loss is taken into income. Maintenance, repairs and minor replacements are charged to expense.

INTEREST RATE HEDGES

The Company has entered into interest rate swap agreements with a notional amount of $115 million at December 31, 1998 to fix certain of its variable rate debt in order to reduce the Company's exposure to fluctuations in interest rates. The interest rate differential to be paid or received on interest rate swap agreements is accrued as interest rates change and is recognized as an adjustment to interest expense. On average at December 31, 1998, the interest rate swap agreements have a life of one and one-half years with a fixed rate of 5.85% and variable rate of 5.07%. As of December 31, 1998 and 1997, the interest rate swap agreements have a fair market valuation of approximately $(2.8 million) and $(0.5 million), respectively.

FOREIGN OPERATIONS

The Company accounts for foreign currency translation in accordance with SFAS No. 52, "Foreign Currency Translation." Revenues generated by foreign operations for the year ended December 31, 1998, the seven months ended December 31, 1997 and the fiscal years ended May 31, 1997 and 1996 were $5.8 million, exclusive of $2.1 million of foreign dividends; $16.2 million, exclusive of $0.6 million of foreign dividends; $27.5 million and $29.9 million, respectively. The Company's foreign operations had net income (loss) of $2.3 million, $0.3 million, $(1.8 million) and $(19.4 million) for the year ended December 31, 1998, the seven months ended December 31, 1997 and the fiscal years ended May 31, 1997 and 1996. The majority of the revenues and assets of foreign operations relate to the Company's European business operations (see "Acquisitions and Divestitures").

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

EARNINGS PER SHARE

The Company adopted Financial Accounting Standards Board Statement ("SFAS") No. 128, "Earnings Per Share" in 1997. The following table illustrates the reconciliation of the earnings and number of shares used in the basic and diluted earnings per share calculations.

                                                                  Seven months
                                                    Year ended      ended
                                                   December 31,  December 31,
(In millions, except per share amounts)                1998          1997
                                                   ---------------------------
Computation of Basic Earnings Per Share:
Net income.....................................        $55.3         $27.3
Weighted average shares outstanding............         58.7          59.8
Basic earnings per share.......................        $0.94         $0.46
Computation of Diluted Earnings Per Share:
Net income for diluted earnings per share......        $55.3         $27.3
Weighted average shares outstanding............         58.7          59.8
Effect of Dilutive Securities
Employee stock option plan.....................          0.8           1.5
                                                       --------------------
Shares for diluted earnings per share..........         59.5          61.3
                                                       --------------------
Diluted earning per share......................        $0.93         $0.45
                                                       ====================


The effect of dilutive securities is computed using the treasury stock method and average market prices during the period. In 1998 the Company excluded 497,864 antidilutive options from the computation of diluted earnings per share. The Company had no shares outstanding to the public or material dilutive securities prior to the Sunburst Distribution and therefore, no reconciliation has been provided for periods prior to December 31, 1997.

The weighted average number of common shares outstanding is based on the Company's weighted average number of outstanding common shares for the period October 15, 1997 through December 31, 1998, Sunburst's weighted average number of outstanding common shares for the period November 1, 1996 through October 15, 1997 and Manor Care's weighted average number of outstanding common shares prior to November 1, 1996.

COMPREHENSIVE INCOME

As of January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes new rules for the reporting and display of comprehensive income and its

Notes To Consolidated Financial Statements

 Choice Hotels International, Inc. and Subsidiaries

components; however, the adoption of SFAS 130 had no impact on the Company's net income or shareholders' equity. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities and the foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

The components of total accumulated other comprehensive income in the balance sheet are as follows:

                                                             DECEMBER 31,
(In thousands)                                           1998             1997
                                                     ---------------------------
Unrealized losses on available
  for sale securities............................    $  (464)         $       --
Foreign currency
  translation adjustment.........................      2,576              (8,316)
                                                     ---------------------------
Total accumulated other
  comprehensive income (loss)....................    $ 2,112          $   (8,316)
                                                     ---------------------------

The related income tax effect allocated to each component of other comprehensive income is as follows:

                                               Amount Before        Income Tax           Amount
(In thousands)                                     Taxes        (Expense)/Benefit     Net of Taxes
                                                ---------------------------------------------------
Calendar year 1998
Net unrealized losses                           $(1,450)               $  986           $  (464)
Foreign currency
  translation adjustments, net                    9,972                   920            10,892
                                                ------------------------------------------------
Total other
  comprehensive income                          $ 8,522                $1,906           $10,428
                                                ------------------------------------------------
Fiscal year 1997
Foreign currency
  translation adjustments                       $(1,298)               $   --           $(1,298)
                                                ------------------------------------------------
Total other
  comprehensive loss                            $(1,298)               $   --           $(1,298)
                                                ------------------------------------------------

Below represents the detail of other comprehensive income:

                                                                         1998
                                                                         ----
Foreign currency translation adjustments........................      $ 2,760
Plus: reclassification of loss on liquidation
  of foreign subsidiaries.......................................        8,132
Net foreign currency translation adjustments....................      $10,892
                                                                      -------
Unrealized holding gains arising
  during the period.............................................      $   920
Less: reclassification adjustments for gains
included in net income..........................................       (1,384)
                                                                      -------
Net unrealized holding losses arising
during the period...............................................      $  (464)
                                                                      -------

INCOME TAXES

The Company was included in the consolidated federal income tax returns of Manor Care and Sunburst Hospitality Corporation prior to October 15, 1997. Subsequent to October 15, 1997, the Company is required to make its own filings. The income tax provision included in these consolidated financial statements reflects the historical income tax provision and temporary differences attributable to the operations of the Company on a separate return basis. Deferred taxes are recorded for the tax effect of temporary differences between book income and taxable income.

Income before income taxes for the year ended December 31, 1998, the period beginning June 1, 1997 and ending December 31, 1997 ("December 1997") and the fiscal years ended May 31, 1997 and 1996 were derived from the following:

(In thousands)             CY 1998   December 1997  FY 1997   FY 1996
                           ==========================================
Income before
  income taxes:
    Domestic operations    $82,400        $45,866  $62,641   $ 52,801
    Foreign operations          --            517   (3,066)   (31,824)
                           -------------------------------------------
Income
  before income taxes      $82,400        $46,383  $59,575   $ 20,977
                           ===========================================

The provision for income taxes follows for the year ended December 31, 1998, the period beginning June 1, 1997 and ended December 31, 1997 ("December 1997") and the fiscal years ended May 31, 1997 and 1996:

(In thousands)                        CY 1998      December 1997  FY 1997  FY 1996
                                     ----------------------------------------------
Current tax (benefit)
  expense:
Federal                               $ 25,594       $15,742     $19,421   $20,097
Federal (benefit)
  expense of foreign
  operations                            (9,674)          204      (1,213)   (2,792)
State                                    3,482         3,475       3,950     3,754

Deferred tax
  (benefit) expense:
Federal                                  2,482          (223)      2,293       125
Federal (benefit)
  expense of foreign
  operations                             9,938            --          --    (9,778)

State                                    2,505          (102)        394    (2,093)
                                    -----------------------------------------------
                                      $ 34,327       $19,096     $24,845   $ 9,313
                                    ===============================================

Notes to Consolidated Financial Statements

Choice Hotels International, Inc. and Subsidiaries

Deferred tax assets (liabilities) are comprised of the following as of December 31.

(In thousands)                                     1998            1997
                                       ========================================
Depreciation and
  amortization                                 $(16,013)        $(3,184)
Prepaid expenses                                 (3,975)         (1,484)
Other                                            (5,316)         (2,458)
                                       ----------------------------------------
Gross deferred tax
  liabilities                                   (25,304)         (7,126)
                                       ----------------------------------------

Foreign operations                                2,211           2,843
Accrued expenses                                  5,035           5,283
Net operating losses                                187             398
Other                                             1,860           1,001
                                       ----------------------------------------
Gross deferred tax
  assets                                          9,293           9,525
                                       ----------------------------------------
Net deferred tax
  asset (liability)                            $(16,011)        $ 2,399
                                       ========================================

A reconciliation of income tax expense at the statutory rate to income tax expense included in the accompanying consolidated statements of income follows:

                                 CY 1998     December 1997   FY 1997   FY 1996
                               =================================================
(In thousands, except Federal income tax rate)
Federal income
  tax rate                           35%          35%          35%        35%
Federal taxes at
  statutory rate                 $28,856      $16,234      $20,853     $7,345
State income taxes,
  net of federal tax benefit       3,892        2,192        2,824      1,080
Minority interest                     --           --           --        536
Other                              1,579          670        1,168        352
                               -------------------------------------------------
Income tax expense               $34,327      $19,096      $24,845     $9,313
                               =================================================

Cash paid for state income taxes was $3,398,000; $197,000; and $1,302,000 for the year ended December 31, 1998, the seven months ended December 31, 1997 and the fiscal year ended May 31, 1997, respectively. Federal income taxes were paid by Manor Care for the period ending October 31, 1996. Federal income taxes were paid by Sunburst Hospitality Corporation for the period beginning November 1, 1996 through May 31, 1997. The Company paid $18,880,000 in income taxes for the calendar year ended December 31, 1998, and $9,060,000 for the short period beginning June 1, 1997 and ending December 31, 1997.

Consistent with the existing Company tax-sharing policy, current Federal provision amounts prior to October 15, 1997 have been treated as paid to, or received from, the Company, and as such, there are no current tax provision balances due to the Sunburst Hospitality Corporation at May 31, 1997. Differences between amounts paid to or received from Sunburst Hospitality Corporation and the Company have been charged or credited directly to Investments and advances from Parent. As part of the tax-sharing agreement, the current taxes payable as of October 15, 1997 were assumed by Sunburst.

ACCRUED EXPENSES

Accrued expenses were as follows as of December 31:

(In thousands)                        1998       1997
                                  -----------------------
Accrued salaries & benefits         $ 10,152   $  8,495
Accrued interest                       3,302      2,026
Reservation fund payable                  --      4,542
Other                                  6,152      5,639
                                  -----------------------
Total                               $ 19,606   $ 20,702
                                  =======================


LONG TERM DEBT AND NOTES PAYABLE

As of December 31, debt consisted of the following:

(In thousands)                                     1998       1997
                                                ---------------------
$300 million competitive advance
 and multi-currency revolving credit
 facility with an average rate of
 5.91% and 6.60% at December
 31, 1998 and 1997, respectively                 $172,000   $267,600

$100 million senior note offering
 with an average rate of 7.22% at
 December 31, 1998                                 99,382         --

$15 million line of credit with a rate
 of 6.1% at December 31, 1998                       6,200         --

Capital lease obligation                               --     13,469

Other notes with an average rate
 of 5.85% and 5.6% at December
 31, 1998 and 1997                                  1,628      1,752
                                                ---------------------
Total indebtedness                               $279,210   $282,821
                                                =====================

Notes to Consolidated Financial Statements

Choice Hotels International, Inc. and Subsidiaries

Maturities of debt as of December 31, 1998 were as follows:

YEAR                                         (In thousands)
1999........................................      $ 22,646
2000........................................        32,646
2001........................................        42,646
2002........................................        74,646
2003........................................           146
Thereafter..................................       106,480
                                                  --------
Total.......................................      $279,210
                                                  ========

On October 15, 1997, the Company entered into a $300 million competitive advance and multi-currency revolving credit facility (the "Credit Facility") provided by a group of 14 banks. The Credit Facility provides for a term loan of $150 million and a revolving credit facility of $150 million, $50 million of which is available for borrowings in foreign currencies. The credit facility includes customary financial and other covenants that require the maintenance of certain ratios including maximum leverage, minimum net worth and interest coverage and restricts the Company's ability to make certain investments, repurchase stock, incur debt and dispose of assets. The term loan is payable over five years, $22.5 million of which is due in 1999. Borrowings under the facility are, at the option of the borrower, at one of several rates including LIBOR plus 20.0 to
87.5 basis points, based upon a defined financial ratio and the loan type. In addition, the Company has the option to request participating banks to bid on loan participation at lower rates than those contractually provided by the facility. The Credit Facility requires the Company to pay annual fees of 1/10 of 1% to 1/3 of 1%, based upon a defined financial ratio of the total loan commitment. The Credit Facility will terminate on October 15, 2002.

In connection with the Sunburst Distribution, the Company borrowed $115 million under its Credit Facility in order to fund a Subordinated Term Note to Sunburst. The Subordinated Term Note of $115 million accrues interest monthly at an initial simple rate of 11% per annum through October 14, 2000. In connection with the amendment of the strategic alliance agreement discussed in "Transactions with Sunburst," effective October 15, 2000, interest shall accrue at a rate of 11% per annum compounded daily. The Company will implement this amendment prospectively beginning January 1, 1999, recognizing interest on the outstanding principal and accrued interest amounts at an effective rate of 10.58%. The note is payable in full, along with accrued interest, on October 15, 2002. Total interest accrued as of December 31, 1998 and 1997 was $12.8 million and $2.4 million, respectively.

On May 1, 1998, the Company issued $100 million of senior unsecured notes (the "Notes") at a discount of $0.6 million, bearing a coupon rate of 7.13% with an effective rate of 7.22%. The Notes will mature on May 1, 2008, with interest on the Notes to be paid semi-annually. The Company used the net proceeds from the offering of approximately $99 million to repay amounts outstanding under the Company's $300 million revolving credit facility. Total interest expense of $4.8 million was recorded in the consolidated statements of income for the year ended December 31, 1998.

During April 1998, the Company obtained a revolving line of credit for $15 million in order to finance short term working capital requirements and other short term general corporate goals. The line of credit is due to expire on April 30, 1999 and bears interest at floating rates. Interest accrues monthly on the outstanding balance. The line of credit contains essentially the same covenants as the Credit Facility and is prepayable without penalty.

Cash paid for interest was $19.2 million, $7.9 million, $11.6 million and $11.8 million for the year ended December 31, 1998, the seven months ended December 31, 1997, and the fiscal years ended May 31, 1997 and 1996, respectively.

LEASES

Rental expense under non-cancelable operating leases was approximately $1.7 million, $181,000, $171,000 and $231,000 for the year ended December 31, 1998, the seven months ended December 31, 1997 and the fiscal years ended May 31, 1997 and 1996, respectively. The Company paid office rent of $977,500 and $1.1 million to Sunburst for the year ended December 31, 1998 and the seven months ended December 31, 1997 based on the portion of total space occupied by the Company. Future minimum lease payments are as follows:


YEAR                                        (In thousands)
1999........................................      $ 2,462
2000........................................        2,499
2001........................................        2,530
2002........................................        2,489
2003........................................        2,250
Thereafter..................................           --
                                                  -------
Total.......................................      $12,230
                                                  =======

Notes to Consolidated Financial Statements

Choice Hotels International, Inc. and Subsidiaries

During 1998, the Company recorded an extraordinary gain for the early extinguishment of a capitalized lease obligation. The Company retired $13.7 million in debt and removed related assets of $1.7 million from the consolidated balance sheets. Accordingly, an extraordinary gain of $7.2 million was recognized, after income tax benefits of $4.5 million, or $0.12 per diluted share.

Prior to May 31, 1998, the Company was a guarantor of Sunburst's obligations under leases between Sunburst and Manor Care. Additionally, Sunburst and Choice had entered into a sublease agreement with respect to the Company's principal executive offices. On May 31, 1998, the Company and Manor Care entered into a new lease for the Silver Spring, Maryland corporate headquarters and the Company's guarantees of Sunburst lease obligations and the sublease were cancelled. The new lease has a fifteen year term.

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

On May 31, 1996, the Company invested approximately $17.1 million in the capital stock of Friendly Hotels, PLC ("Friendly"). In exchange for the $17.1 million investment, the Company received 750,000 shares of common stock and 10 million newly issued immediately convertible preferred shares. In addition, the Company granted to Friendly a Master Franchise Agreement for the United Kingdom and Ireland in exchange for 333,333 additional shares of common stock. The preferred shares carry a 5.75% dividend payable in cash or in stock, at the Company's option. The dividend accrues annually with the first dividend paid on the earlier of the third anniversary of completion or on a conversion date. The proceeds of the investment received by Friendly were used to support the construction of 10 Quality or Comfort hotels. As a condition to the investment, the Company has the right to appoint three directors to the board of Friendly.

In January 1998, the Company completed a transaction with Friendly in which Friendly would assume the master franchise rights for Choice's Comfort, Quality and Clarion brand hotels throughout Europe (with the exception of Scandinavia) for the next 10 years. In exchange, the Company will receive from Friendly $8.0 million, payable in eight equal annual installments. As of December 31, 1998, the Company had received $1.0 million. The master franchise payment is being recognized over the life of the agreement.

As part of the transaction, Friendly acquired European hotels owned by the Company for $26.2 million in convertible preferred shares and cash. In exchange for 10 hotels in France, two in Germany and one in the United Kingdom, the Company received $22.2 million in new unlisted 5.75 percent convertible preferred shares in Friendly at par, convertible for one new Friendly ordinary share for every 150p nominal of the preferred convertible shares. In addition, Friendly will pay the Company deferred compensation of $4.0 million in cash, payable by the fifth anniversary of completion or sooner dependent on the level of future profits of the hotels acquired. The Company reflected the net assets subject to this transaction as assets held for sale in the December 31, 1997, accompanying consolidated balance sheet. At December 31, 1998, the Company owned approximately 5.2% of the outstanding ordinary shares of Friendly which would increase to approximately 45% if the Company's preferred stock were converted.

The Company recognized $2.1 million, $0.6 million and $0.9 million in preferred dividend income from the Friendly investment for the year ended December 31, 1998, the seven months ended December 31, 1997 and the fiscal year ended May 31, 1997, respectively. As of December 31, 1998 and 1997, accrued but unpaid preferred dividends were $3.7 million and $1.5 million, respectively.

TRANSACTIONS WITH SUNBURST

Subsequent to the Manor Care Distribution, the Company participated in a cash concentration system with Sunburst and as such maintained no significant cash balances or banking relationships. Substantially all cash received by the Company was immediately deposited in and combined with Sunburst's corporate funds through its cash management system. Similarly, operating expenses, capital expenditures and other cash requirements of the Company have been paid by Sunburst and charged to the Company. The net result of all of these intercompany transactions were reflected in Investments and advances from Parent.

Notes to Consolidated Financial Statements

Choice Hotels International, Inc. and Subsidiaries

As part of the Sunburst Distribution, Sunburst and the Company have entered into a strategic alliance agreement. Among other things, the agreement provides for: (i) a right of first refusal to the Company to franchise any lodging properties to be acquired or developed by Sunburst, (ii) certain commitments by Sunburst for the development of Sleep Inn and MainStay Suites hotels, (iii) continued cooperation of both parties with respect to matters of mutual interest, such as new product and concept testing, (iv) continued cooperation with respect to third party vendor arrangements; and (v) certain limitations on competition in each others' line of business. The strategic alliance agreement extends for a term of 20 years with mutual rights of termination on the fifth, 10th and 15th anniversaries. In December 1998, the parties amended the strategic alliance agreement (vi) to eliminate Sunburst's option to acquire the MainStay Suites brand, (vii) to amend Sunburst's development commitments and
(viii) to provide certain global amendments to Sunburst's franchise agreements.

For purposes of providing an orderly transition after the Sunburst Distribution, Sunburst and the Company entered into various agreements, including, among others, a Distribution Agreement, a Tax Sharing Agreement, a Corporate Services Agreement and an Employee Benefits Allocation Agreement. Effective as of October 15, 1997, these agreements provide, among other things, that Sunburst
(i) will receive, human resources certain corporate and support services, such as accounting, tax and computer systems support, (ii) will provide to the Company certain services including asset management, and payables processing;
(iii) will adjust outstanding options to purchase shares of Company Common Stock held by Company employees, Sunburst employees, and employees of Manor Care,
(iii) is responsible for filing and paying the related taxes on consolidated federal tax returns and consolidated or combined state tax returns for itself and any of its affiliates (including the Company) for the periods of time that the affiliates were members of the consolidated group, (v) will be reimbursed by the Company for the portion of income taxes paid that relate to the Company and its subsidiaries, and (vi) guarantees that the Company will, at the date of distribution, have a specified minimum level of net worth. These agreements will extend for a maximum period of 30 months from the Distribution date or until such time as the Company and Sunburst have arranged to provide such services in-house or through another unrelated provider of such services. As of March 31, 1999, all services provided by each party under the Corporate Services Agreement, except for human resources and tax services provided by the Company, will be terminated. Costs associated with the Corporate Services Agreement as well as costs of services provided by Sunburst to the Company or provided by the Company to Sunburst have been allocated between the entity providing the services and the entity receiving the services in the accompanying financial statements. As a result, future administrative and corporate expenses are expected to vary from historical results. However, the Company has estimated that general and administrative expenses incurred annually will not materially change.

During the periods presented, Sunburst operated substantially all of its hotels pursuant to franchise agreements with the Company. Total fees paid to the Company included in the accompanying financial statements for franchising royalty, marketing and reservation fees were $11.2 million for the year ended December 31, 1998, $6.2 million for the seven months ended December 31, 1997 and $9.5 million and $7.5 million for the fiscal years ended May 31, 1997 and 1996, respectively.

In accordance with the Sunburst Distribution Agreement, the Company agreed to assume and pay certain liabilities of Sunburst, subject to the Company maintaining a minimum net worth of $40 million, at the date of Distribution. As of December 31, 1997, the Company reflected a $25 million receivable due from Sunburst on the consolidated balance sheet. In 1998, net payments of approximately $8 million were collected from Sunburst in cash. On December 28, 1998, the Company and Sunburst amended the strategic alliance agreement entered into in connection with the Sunburst Distribution. As part of that amendment, the Company exchanged the remaining $17 million balance in return for, among other things, the exclusive rights to the MainStay Suites brand from Sunburst and a commitment from Sunburst to build a total of 25 MainStay Suites. The $17 million, net of income taxes of approximately $7 million, was recorded as an adjustment to additional paid in capital as it represents an adjustment to the accounting for the Sunburst Distribution.

RELATED PARTY TRANSACTIONS

During 1998, the Company entered into a bridge loan agreement with a Company executive approximating $754,000, which is reflected as a receivable at December 31, 1998. The bridge loan was repaid in March 1999.

Notes to Consolidated Financial Statements

Choice Hotels International, Inc. and Subsidiaries

COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of lawsuits arising in the ordinary course of business. In the opinion of management and general counsel to the Company, the ultimate outcome of such litigation will not have a material adverse effect on the Company's business, financial position or results of operations.

PENSION, PROFIT SHARING, AND INCENTIVE PLANS

Bonuses accrued for key executives of the Company under incentive compensation plans were $755,000 and $520,000 at December 31, 1998 and 1997, respectively.

During 1998, employees of the Company participated in 401(k) retirement plans sponsored by the Company. For the year ended December 31, 1998, the Company recorded compensation expense of $1.2 million related to the plan. Prior to the Manor Care Distribution and Sunburst Distribution, employees participated in retirement plans sponsored by Manor Care and Sunburst. Costs allocated to the Company under those plans were based on the size of its payroll relative to the sponsor's payroll. Costs allocated to the Company were approximately $1.2 million, $1.4 million and $0.8 million for the seven months ended December 31, 1997, and the fiscal years ended May 31, 1997 and 1996, respectively.

CAPITAL STOCK

In 1998, the Company granted key executives 84,592 restricted shares of common stock with a value of $1,105,403 on the grant date. The restricted stock vests over a three year period. In 1997, the Company granted a key executive 85,470 restricted shares of common stock with a value of $1.25 million on the grant date and vesting over a three year period. In 1998, 42,735 of these shares were forfeited.

On February 19, 1998, the Board of Directors adopted a shareholder rights plan under which a dividend of one preferred stock purchase right was distributed for each outstanding share of the Company's common stock to shareholders of record on April 3, 1998. Each right will entitle the holder to buy 1/100th of a share of a newly issued series of a junior participating preferred stock of the Company at an exercise price of $75 per share. The rights will be exercisable, subject to certain exceptions, 10 days after a person or a group acquires beneficial ownership of 10% or more of the Company's common stock. Shares owned by a person or group on February 19, 1998, and held continuously thereafter are exempt for purposes of determining beneficial ownership under the rights plan. The rights will be non-voting and will expire on January 31, 2008, unless exercised or previously redeemed by the Company for $.001 each. If the Company is involved in a merger or certain other business combinations not approved by the Board of Directors, each right will entitle its holder, other than the acquiring person or group, to purchase common stock of either the Company or the acquiror or having a value of twice the exercise price of the right.

The Company has stock option plans for which it is authorized to grant options to purchase up to 7.1 million shares of the Company's common stock, of which 1.5 million shares remain available for grant. Stock options may be granted to officers, key employees and non-employee directors with an exercise price not less than the fair market value of the common stock on the date of grant. In connection with the Sunburst Distribution, the outstanding options held by current and former employees of the Company were redenominated in stock of the newly separated companies and the number and exercise prices of the options were adjusted based on

A SUMMARY OF THE OPTION ACTIVITY UNDER THE ABOVE PLANS IS AS FOLLOWS AS OF DECEMBER 31, 1998 AND 1997:

                                                                 1998                              1997
                                                    ==================================================================
                                                       Shares      Weighted-Option       Shares        Weighted-Option
FIXED OPTIONS                                           (000)           Price             (000)             Price
                                                    ==================================================================
Outstanding at beginning of year..................    4,167,045        $ 8.62           4,689,515           $ 8.71
Granted...........................................      933,263         14.01              15,000            17.63
Exercised.........................................     (738,318)         4.75             (28,550)            3.32
Cancelled.........................................     (392,681)        11.88            (508,920)           10.05
                                                      ----------      -------            ---------          -------
Outstanding at end of year........................    3,969,309        $10.28           4,167,045           $ 8.62
                                                    ==================================================================
Options exercisable at year end...................    1,813,541                         1,845,642
Weighted-average fair value of
options granted during the year...................                     $ 7.96                               $ 8.79

Notes to Consolidated Finanical Statements

Choice Hotels International, Inc. and Subsidiaries

THE FOLLOWING TABLE SUMMARIZES INFORMATION ABOUT STOCK OPTIONS OUTSTANDING AT DECEMBER 31, 1998:

                                 OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                      ========================================================================================
  RANGE OF                 NUMBER        WEIGHTED-AVERAGE    WEIGHTED          NUMBER          WEIGHTED
EXERCISE PRICES         OUTSTANDING AT      REMAINING         AVERAGE      EXERCISABLE AT       AVERAGE
                          12/31/98       CONTRACTUAL LIFE  EXERCISE PRICE     12/31/98       EXERCISE PRICE
==============================================================================================================
$ 2.64 to 3.96                608,383     1.8 years         $  3.17          578,498          $ 3.12
  3.96 to 5.94                223,054     3.3 years            4.99          165,797            4.99
  5.94 to 8.91                464,642     4.7 years            7.02          270,501            6.92
 8.91 to 13.37              1,677,295     7.8 years           12.08          773,453           11.78
13.37 to 17.63                995,935     9.6 years           14.31           25,292           16.91
                            ---------                                      ---------
                            3,969,309                                      1,813,541
                            ---------                                      ---------


the relative trading prices of the common stock of the two companies in order to retain the intrinsic value of the options.

SFAS No. 123 "Accounting for Stock-Based Compensation," requires companies to provide additional note disclosures about employee stock-based compensation plans based on a fair value based method of accounting. As permitted by this accounting standard, the Company continues to account for these plans under APB Opinion 25, under which no compensation cost has been recognized. Compensation cost for the Company's stock option plan was determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123. The fair value of each option grant has been estimated on the date of grant using an option-pricing model with the following weighted average assumptions used for grants in 1998 and 1997:

                             1998       1997
                             ----       ----
Risk-free interest rate      4.7%      5.65%
Volatility                  36.7%      23.6%
Expected Lives                10 years   10 years
Dividend Yield                 0%         0%

If options had been reported as compensation expense based on their fair value pro forma, net income would have been $54.0 million and $27.3 million for the year ended December 31, 1998 and the seven months ended December 31, 1997, and pro forma earnings per share would have been $0.90 and 0.46, respectively. Since this methodology has not been applied to options granted prior to the Sunburst distribution date, the resulting pro forma compensation cost is not likely to be representative of that to be expected in future years.

REPORTABLE SEGMENT INFORMATION

The Company has a single reportable segment encompassing its franchising business. Franchising business revenues for the year ended December 31, 1998, the seven months ended December 31, 1997 and fiscal years ended May 31, 1997 and 1996 were $138.3 million, $84.1 million, $120.1 million and $105.4 million; and operating expenses were $28.2 million, $15.4 million, $13.3 million and $14.7 million. Operating expenses include only costs directly associated with the Company's domestic and international franchising service offices and do not include allocation of corporate overhead. Depreciation expense for the franchise segment was $0.2 million for the year ended December 31, 1998 and relates primarily to furniture, fixtures and equipment utilized in these offices. The Company does not allocate amortization expense, interest income, interest expense or income taxes to its franchising segment.

All other revenues and expenses included on the Company's statement of income for the year ended December 31, 1998 relate to corporate and other activities. For the year ended December 31, 1998, the seven months ended December 31, 1997 and fiscal years ended May 31, 1997 and 1996 revenues generated by corporate and other activities were $27.1 million, $23.7 million, $47.9 million and $46.4 million; operating expenses were $22.5 million, $14.1 million, $37.8 million and $30.5 million; and depreciation and amortization expense was $6.9 million, $4.0 million, $7.6 million and $9.2 million, respectively.

The Company's international operations had revenues of $7.1 million, $11.8 million, $19.8 million and $21.4 million for the year ended December 31, 1998, the seven months ended

Notes to Consolidated Financial Statements

Choice Hotels International, Inc. and Subsidiaries

December 31, 1997 and the fiscal years ended May 31, 1997 and 1996, respectively. Long-lived assets related to international operations were $57.0 million and $38.7 million as of December 31, 1998 and 1997. All other long-lived assets of the Company are associated with domestic activities.

FAIR VALUE OF FINANCIAL STATEMENTS

The balance sheet carrying amount of cash and cash equivalents and receivables approximate fair value due to the short term nature of these items. Long term debt consists of bank loans and senior notes. Interest rates on bank loans adjust frequently based on current market rates; accordingly, the carrying amount of bank loans is equivalent to fair value. The carrying amounts for long-term debt approximate fair market values.

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

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

The Company adopted SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" during 1998. The adoption of these pronouncements required the Company to make certain additional disclosures.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities which requires recognition of the fair value of derivatives in the statement of financial position, with changes in the fair value recognized either in earnings or as a component of other comprehensive income dependent upon the hedging nature of the derivative. Implementation of SFAS No. 133 is required for Fiscal 2000. SFAS No. 133 will not have a material impact on the Company's earnings or other comprehensive income.

SUBSEQUENT EVENTS (UNAUDITED)

As of March 12, 1999, the Company has repurchased 5.4 million shares of its common stock at a total cost of $74.1 million. The Company has authorization from its Board of Directors to repurchase up to an additional 3.3 million shares. As of March 12, 1999, there were 55.4 million total common shares outstanding (a weighted average of 56.1 million).

THE FOLLOWING DATA IS INCLUDED FOR 1998 ONLY, AS THE COMPANY WAS NOT A PUBLIC COMPANY FOR THE FULL YEAR OF 1997.

SELECTED QUARTERLY FINANCIAL DATA -- (UNAUDITED)
(In thousands, except per share data)

                                                                                                                    TOTAL
1998                                                       FIRST          SECOND        THIRD         FOURTH         YEAR
==============================================================================================================================
Revenues                                                   $33,171       $44,436       $46,731       $41,037       $165,375
Operating income                                            14,133        23,519        26,736        22,332         86,720
Income before income taxes and extraordinary item           13,961        22,258        25,224        20,957         82,400
Net income before extraordinary item                         8,146        12,988        14,718        12,221         48,073
Net income                                                   8,146        12,988        21,950        12,221         55,305

Per basic share:
     Net income before extraordinary item                  $  0.14       $  0.22       $  0.25       $  0.21       $   0.82
     Extraordinary item                                    $  0.00       $  0.00       $  0.12       $  0.00       $   0.12
     Net income                                            $  0.14       $  0.22       $  0.37       $  0.21       $   0.94

Per diluted share:
     Net income before extraordinary item                  $  0.13       $  0.22       $  0.25       $  0.21       $   0.81
     Extraordinary item                                    $  0.00       $  0.00       $  0.12       $  0.00       $   0.12
     Net income                                            $  0.13       $  0.22       $  0.37       $  0.21       $   0.93

Board of Directors & Corporate Officers

Choice Hotels International, Inc. and Subsidiaries

BOARD OF
DIRECTORS


STEWART BAINUM, JR.
 . Chairman of the Board:
     HCR Manor Care, Inc.
     Sunburst Hospitality Corp.

BARBARA BAINUM
 . President, Secretary & Director:
     Commonweal Foundation
 . Secretary & Director:
     Realty Investment Co.

CHARLES A. LEDSINGER, JR.
 . President & Chief Executive
  Officer:
     Choice Hotels International

LARRY R. LEVITAN
 . Retired Managing Partner:
     Andersen Consulting's
     Worldwide Communications
      Industry Group

FREDERIC V. MALEK*
 . Chairman:
     Thayer Capital Partners
 . Co-Chairman:
     CB Richard Ellis, Inc.

JERRY E. ROBERTSON, PH.D.
 . Retired Executive Vice President:
     3M Life Sciences Sector
      and Corporate Services

GERALD W. PETTIT
 . President & Chief Executive
  Officer:
     Creative Hotel Associates
LLC

JAMES H. REMPE
 . Retired Senior Vice President,
  General Counsel & Secretary:
     Manor Care, Inc.

* Retiring at the April 29, 1999,
  board meeting

CORPORATE EXECUTIVE
OFFICERS

STEWART BAINUM, JR.
 . Chairman of the Board

CHARLES A. LEDSINGER, JR.
 . President & Chief Executive
  Officer

MICHAEL J. DESANTIS
 . Senior Vice President, General
  Counsel & Secretary

BRUNO GENY
 . Senior Vice President,
  International

THOMAS MIRGON
 . Senior Vice President,
  Administration

MARK C. WELLS
 . Senior Vice President,
  Marketing


CORPORATE
OFFICERS

JOSEPH M. SQUERI
 . Vice President, Treasurer &
  Controller

DANIEL ROTHFELD
 . Vice President, Partner Services

KEVIN M. ROONEY
 . Assistant General Counsel &
  Assistant Secretary

GERALD F. HICKEY
 . Assistant Treasurer


MARKET AREA
VICE PRESIDENTS


BRENDAN M. EBBS
 . Senior Vice President, Franchise
  Operations, Northeast
  Market Area

WILLIAM WEATHERFORD
 . Senior Vice President, Franchise
  Operations, Southeast
  Market Area

MICHAEL BARNARD
 . Vice President, Franchise
  Operations, West Market Area

GARY DECATUR
 . Vice President, Franchise
  Operations, North Central
  Market Area

BRENT RUSSELL
 . Vice President, Franchise
  Operations, South Central
  Market Area


BRAND
MANAGEMENT


NORMAN CAVIN
 . Sleep Inn Brand Management
  Vice President

MICHAEL COTHRAN
 . Rodeway Inn Brand
  Management
  Vice President

PETER JORDAN
 . Quality Brand Management
  Vice President

DONALD KOLODZ
 . Clarion Brand Management
  Vice President

DAN SHOEN
 . Comfort Brand Management
  Vice President

TIM SHUY
 . Econo Lodge & MainStay
  Suites Brand Management
  Vice President

Corporate Information

Choice Hotels International, Inc. and Subsidiaries

STOCK LISTING

Choice Hotels International
common stock trades on the
New York Stock Exchange
under the ticker symbol CHH.

TRANSFER AGENT & REGISTRAR

ChaseMellon
Shareholder Services LLC
Overpeck Centre
85 Challenger Road
Ridgefield, NJ  07660

INDEPENDENT AUDITORS

Arthur Andersen LLP
Washington, D.C.

ANNUAL MEETING DATE

Choice Hotels International
will hold its Annual Meeting
of Stockholders on Thursday,
April 29, 1999, at 9 a.m. at its
corporate headquarters, 10750
Columbia Pike, Silver Spring, Md.

FORM 10-K

A stockholder may receive without
charge a copy of the Form 10-K
Annual Report filed with the
Securities and Exchange
Commission by written request
to the Corporate Secretary at the
corporate headquarters.

CORPORATE HEADQUARTERS

Choice Hotels International
10750 Columbia Pike
Silver Spring, MD 20901

GENERAL INQUIRIES:
(301) 592-5000

FRANCHISE SALES:
(800) 547-0007

INVESTOR INQUIRIES:
(800) 404-5050, ext. 5026 or
(301) 592-5026
e-mail:
investor_relations@choicehotels.com

MEDIA RELATIONS:
(301) 592-5032

CORPORATE INTERNET SITE:
www.choicehotels.com


(C)1999 Choice Hotels International, Inc.

Quality, Comfort, Clarion, Sleep Inn,
Econo Lodge, Rodeway Inn and
MainStay are registered trademarks, ser-vice marks and trade names owned by Choice Hotels International, Inc. Choice
Hotels also owns and uses common law
marks, including Guest Privileges and
Profit Manager.

Design: Choice Graphic Design
Principal Photographer: Cameron Davidson
Printer: S&S Graphics

                                      46