Form 10-K, Exhibit 13
period 1999-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 2000-03-30
CIK 1046311

                                                                   Exhibit 13.01


Table of Contents
--------------------------------------------------------------------------------



Management's Discussion & Analysis                                        26


Report of Independent Public Accountants                                  34


Consolidated Financial Statements                                         35


Notes to Consolidated Financial Statements                                39


Board of Directors and Corporate Officers                                 54


Corporate Information                                                     55

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Choice Hotels International, Inc. and Subsidiaries

The Company is one of the largest hotel franchisors in the world with 4,248 hotels open and 761 hotels under development as of December 31, 1999 representing 338,254 rooms open and 64,095 rooms under development in 40 countries. The Company franchises hotels under the Comfort, Quality, Econo Lodge, Sleep Inn, Clarion, Rodeway Inn and MainStay Suites brand names. The Company has over 2,300 franchisees in the franchise system with no single franchisee accounting for more than 5% of its royalty or total revenues. The Company operates in all 50 states and the District of Columbia and 34 additional countries with 95% of its franchising revenue derived from hotels franchised in the United States.

The principal factors that affect the Company's results are: growth in the number of hotels under franchise; occupancies and room rates achieved by the hotels under franchise; the effective royalty rates achieved; the number and relative mix of franchised hotels; and the Company's ability to manage costs. The number of rooms at franchised properties and occupancies and room rates at those properties significantly affect the Company's results because franchise royalty fees are based upon room revenues at franchised hotels. The key industry standard for measuring hotel operating performance is revenue per available room (RevPAR), which is calculated by multiplying the percentage of occupied rooms by the average daily room rate realized. The variable overhead costs associated with franchise system growth are substantially less than incremental royalty fees generated from new franchisees; therefore, the Company is able to capture a significant portion of those royalty fees as operating income.

During 1997, the Company changed its fiscal year end from May 31 to December 31. Accordingly, the following discussion includes a discussion of the results of the seven months ended December 31, 1997, as compared to unaudited results from the comparable seven-month period in 1996.

Comparison of Calendar Year 1999 Operating Results and Calendar Year 1998 Operating Results

The Company recorded net income of $57.2 million for the year ended December 31, 1999 ("Calendar 1999"), an increase of $1.9 million, compared to net income of $55.3 million for the year ended December 31, 1998 ("Calendar 1998"). Net income in Calendar 1998 included a $7.2 million extraordinary gain from the early extinguishment of debt. The increase in net income for Calendar 1999 was primarily attributable to an increase in the effective royalty rates achieved, an increase in franchise revenue as a direct result of improvements in the operating performance of hotels, and the addition of new franchised hotels to the system. Lower net interest costs versus Calendar 1998 also contributed favorably to the Calendar 1999 results.

Summarized financial results for the years ended December 31, 1999 and 1998 are as follows:

(In thousands)                                             1999            1998
                                                    ----------------------------
Revenues:
  Royalty fees                                        $ 128,653       $ 115,171
  Initial franchise & relicensing fees                   13,910          16,571
  Partner services revenue                                9,055           6,370
  Other revenue                                           6,111           5,516
  Product sales                                           3,871          20,748
  European hotel operations                                  --           1,098
                                                    ----------------------------
    Total revenues                                      161,600         165,474
                                                    ----------------------------
Operating Expenses:
  Selling, general & administrative                      55,860          52,948
  Depreciation & amortization                             8,023           6,753
  Product cost of sales                                   3,883          19,532
  European hotel operations                                  --           1,133
                                                    ----------------------------
    Total operating expenses                             67,766          80,366
                                                    ----------------------------
Operating income                                         93,834          85,108
Loss (gain) on sale of investments                           68          (2,370)
Interest expense                                         19,387          19,133
Interest and dividend income                            (20,092)        (14,055)
                                                    ----------------------------
Income before income taxes
  and extraordinary item                                 94,471          82,400
Income taxes                                             37,316          34,327
                                                    ----------------------------
Net income before extraordinary item                     57,155          48,073
Gain on early extinguishment of
  debt, net of $4,732 of income taxes                        --           7,232
                                                    ----------------------------
    Net income                                        $  57,155       $  55,305
                                                    ----------------------------

Franchise Revenues: Management analyzes its business based on net franchise revenue, which is total revenue excluding product sales and European hotel operations, and franchise operating expenses which are reflected as selling, general and administrative expenses.

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries


Net franchise revenues were $157.7 million for Calendar 1999 and $143.6 million for Calendar 1998. Royalties increased $13.5 million to $128.7 million from $115.2 million in Calendar 1998, an increase of 11.7 %. The increase in royalties is attributable to a 2% increase in the number of domestic franchised hotel rooms, an increase in the effective royalty rate of the domestic hotel system to 3.7% from 3.6%, and an improvement in domestic RevPAR of 3.0%. Domestic initial fee revenue generated from franchise contracts signed was $10.1 million down from $13.1 million in Calendar 1998. Total franchise agreements signed in Calendar 1999 were 318, a decline from the 440 total agreements executed in Calendar 1998. An increasingly competitive hotel franchising environment, coupled with stricter hotel brand standards being enforced by the Company contributed to the decline in the total franchise agreements signed in the period. Revenues generated from partner service relationships increased to $9.1 million from $6.4 million in Calendar 1998. Under the partner services program, the Company generates revenue from hotel industry vendors (who have been designated as preferred providers) based on the level of goods or services purchased from the vendors by hotel owners and hotel guests who stay in the Company's franchised hotels.

The number of domestic rooms on-line increased to 258,120 from 252,357, an increase of 2% for the year ended December 31, 1999. For 1999, the total number of domestic hotels online grew 3% to 3,123 from 3,039 for 1998. The total number of international hotels on-line increased to 1,125 from 632, an increase of 78% for the year ended December 31, 1999. International rooms on-line increased to 80,134 as of December 31, 1999 from 53,095, an increase of 51%. As of December 31, 1999, the Company had 596 franchised hotels with 46,664 rooms either in design or under construction in its domestic system. The Company has an additional 165 franchised hotels with 17,431 rooms under development in its international system as of December 31, 1999.

Franchise Expenses: The cost to operate the franchising business is reflected in selling, general and administrative expenses. Selling, general and administrative expenses were $55.9 million for Calendar 1999, an increase of $3.0 million from the Calendar 1998 total of $52.9 million. As a percentage of net franchise revenues, selling, general and administrative expenses declined to 35.4% in Calendar 1999 from 36.8% in Calendar 1998. The improvement in the franchising margins relates to the economies of scale generated from operating a larger franchisee base and improvements in franchised hotel performance.

Marketing and Reservations: The Company's franchise agreements require the payment of franchise fees which include marketing and reservation fees. These fees, which are based on a percentage of the franchisees' gross room revenues, are used exclusively to reimburse the Company for expenses associated with providing such franchise services as central reservation and yield management systems, national marketing and media advertising. The Company is contractually obligated to expend the reservation and marketing fees it collects from franchisees in accordance with the franchise agreements; as such, no income or loss to the Company is generated. During the second quarter of 1998, the Company changed its presentation of marketing and reservation fees such that the fees collected and associated expenses are reported net. All prior periods have been reclassified to conform to the new presentation.

The total marketing and reservation fees received by the Company (previously reported as revenue) were $146.0 million and $127.4 million for the years ended December 31, 1999 and December 31, 1998, respectively. Depreciation and amortization charged to the marketing and reservation funds was $9.6 million and $6.2 million for the years ended December 31, 1999 and December 31, 1998, respectively. Interest expense incurred by the reservation fund was $3.3 million and $1.8 million for the years ended December 31, 1999 and 1998, respectively. Reservation fees and marketing fees not expended in the current year are carried over to the next fiscal year and expended in accordance with the franchise agreements. Shortfall amounts are similarly recovered in subsequent years. Excess or shortfall amounts from the operation of these programs are recorded as a payable or receivable from the particular fund. Under the terms of the franchise agreements, the Company may advance capital as necessary to the marketing and reservation funds and recover such advances through future fees. As of December 31, 1999, the Company's balance sheet includes a receivable of $37.7 million related to advances made to the marketing ($12.5 million) and reservation ($25.2 million) funds. As of December 31, 1998, the Company's balance sheet includes a receivable of $ 18.7 million related to advances made to the marketing ($7.8 million) and reservation ($10.9 million) funds. The Company has the ability under existing franchise agreements and expects to recover these advances through future marketing and reservation fees.

Product Sales: The group purchasing program utilizes bulk purchases to obtain favorable pricing from third party vendors for franchisees ordering similar products. The Company acts as a clearinghouse between the franchisee and

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries


the vendor, and orders are shipped directly to the franchisee. Sales made to franchisees through the Company's group purchasing program declined $16.8 million to $3.9 million in Calendar 1999 from $20.7 million in Calendar 1998. Similarly, product cost of sales decreased $15.6 million to $3.9 million from Calendar 1998. In the fourth quarter of 1998, the Company discontinued this group purchasing program as previously operated.

European Hotel Operations: In January 1998, Friendly Hotels, PLC ("Friendly") acquired from the Company ten hotels in France, two in Germany and one in the United Kingdom in exchange for $22.2 million in 5.75% convertible preferred shares in Friendly.

Depreciation and Amortization: Depreciation and amortization increased to $8.0 million in Calendar 1999 from $6.8 million in Calendar 1998. This increase was primarily attributable to new computer systems installations and corporate office renovations.

Interest Expense and Interest and Dividend Income: Interest expense of $19.4 million in Calendar 1999 is up slightly from $19.1 million in Calendar 1998 due to higher interest rates and increased debt financing. Included in Calendar 1999 and Calendar 1998 results is approximately $14.2 million and $10.4 million, respectively, of interest income earned on the note receivable from Sunburst Hospitality Corporation. The Company's investment in Friendly resulted in $2.2 million and $2.1 million in dividend income in Calendar 1999 and Calendar 1998, respectively.

Extraordinary Item: During 1998, the Company recorded an extraordinary gain from the early extinguishment of debt. The Company retired $13.7 million in debt and removed related assets of $1.8 million from the consolidated balance sheets. The extraordinary gain was $7.2 million, after income tax expense of $4.7 million, or $0.12 per diluted share.

Comparison of Calendar Year 1998 Operating Results and Calendar Year 1997 Operating Results

The Company recorded net income of $55.3 million for the year ended December 31, 1998 ("Calendar 1998"), an increase of $16.6 million compared to net income of $38.7 million for the year ended December 31, 1997 ("Calendar 1997"). The increase in net income for Calendar 1998 was primarily attributable to an increase in franchise revenue as a direct result of the addition of new franchised hotels to the system, improvements in the operating performance of hotels and an increase in the effective royalty rates achieved. Additionally, in Calendar 1998 the Company recognized an extraordinary gain on early extinguishment of debt of $7.2 million.

Summarized financial results for the years ended December 31, 1998 and 1997 are as follows:

                                                           1998            1997
(In thousands)                                                      (unaudited)
                                                    ----------------------------
Revenues:
  Royalty fees                                        $ 115,171       $ 106,299
  Initial franchise & relicensing fees                   16,571          16,096
  Partner services revenue                                6,370           7,079
  Other revenue                                           5,516           4,833
  Product sales                                          20,748          23,806
  European hotel operations                               1,098          17,303
                                                    ----------------------------
    Total revenues                                      165,474         175,416
                                                    ----------------------------
Operating Expenses:
  Selling, general & administrative                      52,948          50,782
  Depreciation & amortization                             6,753           9,173
  Product cost of sales                                  19,532          22,769
  European hotel operations                               1,133          15,624
                                                    ----------------------------
    Total operating expenses                             80,366          98,348
                                                    ----------------------------
Operating income                                         85,108          77,068
Gain on sale of investments                              (2,370)             --
Interest expense                                         19,133          13,295
Interest and dividend income                            (14,055)         (2,503)
                                                    ----------------------------
Income before income taxes
  and extraordinary item                                 82,400          66,276
Income taxes                                             34,327          27,604
                                                    ----------------------------
Net income before extraordinary item                     48,073          38,672
Gain on early extinguishment of
  debt, net of $4,732 of income taxes                     7,232              --
                                                    ----------------------------
    Net income                                        $  55,305       $  38,672
                                                    ----------------------------

Franchise Revenues: Net franchise revenues were $143.6 million for Calendar 1998 and $134.3 million for Calendar 1997. Royalties increased $8.9 million to $115.2 million from $106.3 million in Calendar 1997, an increase of 8.4%. The increase in royalties is attributable to a net increase of 159 franchised hotels during the period representing an additional 10,196 rooms added to the system, an improvement in domestic RevPAR of 2.3% and an increase in the effective royalty rate of the domestic hotel system to 3.6% from 3.5%. Domestic initial fee revenue generated from franchise contracts signed increased 4.0% to $13.1 million from $12.6 million in Calendar 1997. Total franchise agreements signed in Calendar 1998 were 440, up 4.5% from the total contracts

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries


signed in Calendar 1997 of 421. Revenues generated from partner service relationships decreased to $6.4 million from $7.1 million in Calendar 1997.

The number of domestic rooms under development increased to 75,232 from 62,384, an increase of 20.6% for the year ended December 31, 1998. The total number of international hotels on-line increased to 632 from 605, an increase of 4.5% for the year ended December 31, 1998. International rooms on-line increased to 53,095 as of December 31, 1998 from 50,639, an increase of 4.9%. The total number of international hotels under development increased to 611 from 119 for the year ended December 31, 1998. The number of international rooms under development increased to 40,375 as of December 31, 1998 from 12,029 as of December 31, 1997. These increases are primarily attributable to a strategic alliance in June 1998 with Flag International Limited.

Franchise Expenses: Selling, general and administrative expenses were $52.9 million for Calendar 1998, an increase of $2.1 million from the Calendar 1997 total of $50.8 million. As a percentage of net franchise revenues, selling, general and administrative expenses declined to 36.9% in Calendar 1998 from 37.8% in Calendar 1997. The improvement in the franchising margins relates to the economies of scale generated from operating a larger franchisee base, cost control initiatives, and improvements in franchised hotel performance.

Marketing and Reservations: The total marketing and reservation fees received by the Company (previously reported as revenue) were $127.4 million and $110.2 million for the years ended December 31, 1998 and December 31, 1997, respectively. Depreciation and amortization charged to the marketing and reservation funds was $6.2 million and $2.9 million for the years ended December 31, 1998 and December 31, 1997, respectively. As of December 31, 1998 the Company's balance sheet includes a receivable of $18.7 million related to advances made to the marketing ($7.8 million) and reservation ($10.9 million) funds. As of December 31, 1997, the Company's balance sheet includes a receivable of $5.2 million related to advances made to the marketing fund and a current liability in accounts payable of $4.5 million related to excess monies in the reservation fund.

Product Sales: Sales made to franchisees through the Company's group purchasing program declined $3.1 million to $20.7 million in Calendar 1998 from $23.8 million in Calendar 1997. Similarly, product cost of sales decreased $3.2 million (or 14.2%) from Calendar 1997. The product services margins increased for the year ended December 31, 1998 to 5.9% from 4.4% in Calendar 1997.

Depreciation and Amortization: Depreciation and amortization decreased to $6.8 million in Calendar 1998 from $9.2 million in Calendar 1997. This decrease was primarily attributable to the sale of the Company's European hotels.

Interest Expense and Interest and Dividend Income:
The increase in interest expense of $5.8 million in Calendar 1998 from $13.3 million in Calendar 1997 resulted from additional debt incurred in connection with the Sunburst Distribution (as defined in the Notes to the Consolidated Statements). Included in Calendar 1998 results is approximately $10.4 million of interest income earned on the note receivable from Sunburst Hospitality Corporation and $2.1 million in dividend income from the Company's investment in Friendly.

Extraordinary Item: During 1998, the Company recorded an extraordinary gain from the early extinguishment of debt. The Company retired $13.7 million in debt and removed related assets of $1.8 million from the consolidated balance sheets. The extraordinary gain was $7.2 million, after income tax expense of $4.7 million, or $0.12 per diluted share.

Comparison of Seven Month Period Ended December 31,1997 Operating Results and Seven Month Period Ending December 31,1996 Operating Results

The Company recorded net income of $27.3 million for the seven months ended December 31, 1997, an increase of $4.0 million compared to net income of $23.3 million for the seven months ended December 31, 1996. The increase in net income for the seven months ended December 31, 1997 was primarily attributable to an increase in franchise revenue as a direct result of the addition of new franchised hotels to the system, improvements in the operating performance of hotels and an increase in the effective royalty rates achieved.

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries

Summarized financial results for the seven months ended December 31, 1997 and 1996 are as follows:

                                                            1997           1996
(In thousands)                                                      (unaudited)
                                                    ----------------------------
Revenues:
  Royalty fees                                          $ 70,308       $ 61,821
  Initial franchise & relicensing fees                     8,597          9,304
  Partner services revenue                                 3,510          1,510
  Other revenue                                            1,359          1,651
  Product sales                                           13,524         14,717
  European hotel operations                               10,541         10,975
                                                    ----------------------------
    Total revenue                                        107,839         99,978
                                                    ----------------------------
Operating Expenses:
  Selling, general & administrative                       29,454         28,132
  Depreciation & amortization                              3,977          3,153
  Product cost of sales                                   13,031         13,481
  European hotel operations                                9,203          9,745
                                                    ----------------------------
    Total operating expenses                              55,665         54,511
                                                    ----------------------------
Operating income                                          52,174         45,467
Interest expense, net                                      5,791          5,784
                                                    ----------------------------
Income before income taxes                                46,383         39,683
Income taxes                                              19,096         16,338
                                                    ----------------------------
  Net income                                            $ 27,287       $ 23,345
                                                    ----------------------------

Franchise Revenues: Net franchise revenues were $83.8 million for the seven months ended December 31, 1997 and $74.3 million for the seven months ended December 31, 1996. Royalties increased $8.5 million to $70.3 million from $61.8 million for the seven months ended December 31, 1996, an increase of 13.7%. The increase in royalties is attributable to a net increase of 264 franchised hotels during the period representing an additional 19,881 rooms added to the system, an improvement in domestic RevPAR of 2.4% and an increase in the effective royalty rate of the domestic hotel system to 3.5% from 3.4%. Domestic initial fee revenue generated from franchise contracts signed declined to $6.4 million from $7.8 million for the seven months ended December 31, 1997 as compared to the seven months ended December 31, 1996. Total franchise agreements signed for the seven months ended December 31, 1997 were 368, down 14.0% from the total contracts signed during the seven months ended December 31, 1996 of 428. The decline in initial fees is partly a result of the Company's sales force reorganization and the resulting temporary displacement of the sales force. The reorganization of the regional market management sales and support force was completed in September 1997. Revenues generated from partner service relationships increased to $3.5 million from $1.5 million for the seven months ended December 31, 1996.

The number of domestic rooms under development as of December 31, 1997 increased to 62,384 from 59,023 at December 31, 1996, an increase of 5.7%. The total number of international hotels on-line increased to 605 from 548 at December 31, 1996, an increase of 10.4%. International rooms on-line increased 9.0% to 50,639 as of December 31, 1997 from 46,473 as of December 31, 1996. The total number of international hotels under development decreased to 119 from 143, a decrease of 16.8% from December 31, 1996. The number of international rooms under development decreased to 12,029 as of December 31, 1997 from 13,906 as of December 31, 1996, a decrease of 13.5%.

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

Marketing and Reservations: The total marketing and reservation fees received by the Company (previously reported as revenue) were $72.3 million and $66.3 million for the seven months ended December 31, 1997 and December 31, 1996, respectively. Depreciation and amortization charged to the marketing and reservation funds was $2.2 million and $1.4 million for the seven months ended December 31, 1997 and December 31, 1996, respectively.

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

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries

Depreciation and Amortization: Depreciation and amortization increased to $4.0 million for the seven months ended December 31, 1997 from $3.2 million for the seven months ended December 31, 1996. The increase was primarily due to capital improvements to the Company's financial and billing information systems.

Liquidity and Capital Resources

Net cash provided by operating activities was $79.5 million for the year ended December 31, 1999, an increase of $34.9 million from $44.6 million for the year ended December 31, 1998. The improvement in cash provided was primarily due to improvements in operating income and management of working capital. As of December 31, 1999, the total long-term debt outstanding for the Company was $307 million.

Cash used in investing activities for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997 and the fiscal year ended May 31, 1997 was $50.5 million, $14.7 million, $149.7 million and $16.9 million, respectively. Investment in property and equipment includes renovations to the Company's corporate headquarters (including a fran-chisee learning and training center) and installation of systemwide property and yield management systems. During the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997 and the fiscal year ended May 31, 1997, capital expenditures totaled $30.6 million, $17.5 million, $7.3 million and $10.6 million, respectively. Capital expenditures in prior years include amounts for computer hardware; financial, property and yield management, and reservation systems; and European hotel capital improvements.

The Company made advances to the marketing and reservation funds totaling $15.1 million in Calendar 1999. The advances are associated with a system-wide property and yield management systems implementation, the timing of expenditures associated with specific brand initiatives of the marketing fund and the recognition of costs and the timing of payments received from franchisees in conjunction with the Company's frequency stay program. The Company has the ability under existing franchise agreements and expects to recover these advances through future marketing and reservation fees. The company expects $15.0 to $20.0 million of increases in advances to the marketing and reservation funds in Calendar 2000 due to the continued property and yield management systems implementation and expenditures associated with specific brand initiatives.

On October 15, 1997, the Company funded a $115 million, five year Subordinated Term Note to Sunburst with an initial simple interest rate of 11% per annum. In connection with the amendment of the strategic alliance agreement (as defined in the Notes to the Consolidated Financial Statements), effective October 15, 2000 interest payable shall accrue at a rate of 11% per annum compounded daily. The Company implemented this amendment prospectively beginning on January 1, 1999 and has recognized interest on the outstanding principal and accrued interest amounts at an effective rate of 10.58%. The note is payable in full, along with accrued interest, on October 15, 2002. Total interest accrued at December 31, 1999 and 1998 was $27.0 million and $12.8 million, respectively.

Financing cash flows relate primarily to the Company's borrowings under its credit lines and treasury stock purchases. On October 15, 1997, the Company entered into a five-year $300 million competitive advance and multi-currency revolving credit facility. The credit facility provides for a term loan of $150 million and a revolving credit facility of $150 million, $50 million of which is available in foreign currency borrowings. At the time of the Sunburst Distribution, the Company borrowed $150 million under the term loan and $140 million under the revolving credit facility, the proceeds of which were used to fund the $115 million Sunburst note and to refinance existing indebtedness. As of December 31, 1999, the Company had $112.5 million of term loans outstanding and $82 million of revolving loans. The term loan is payable over five years, $32.5 million of which is due in 2000. The credit facility includes customary financial and other covenants that require the maintenance of certain ratios including maximum leverage, minimum net worth and interest coverage and restrict the Company's ability to make certain investments, repurchase stock, incur debt and dispose of assets. At the Company's option, the interest rate may be based on LIBOR, a certificate of deposit rate or an alternate base rate (as defined) plus a facility fee percentage. The rate is determined based on the Company's consolidated leverage ratio at the time of borrowing.

On May 1, 1998, the Company completed a $100 million senior unsecured note offering ("the Notes"), bearing a coupon rate of 7.13% with an effective rate of 7.22%. The Notes will mature on May 1, 2008, with interest on the Notes to be paid semi-annually. The Company used the net proceeds from the offering of approximately $99 million to repay amounts outstanding under the Company's $300 million competitive advance and multi-currency revolving credit facility.

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries

The Company has entered into an interest rate swap agreement with a notional amount of $115 million at December 31, 1999, to fix certain of its variable rate debt in order to reduce the Company's exposure to fluctuations in interest rates. The interest rate differential to be paid or received on the interest rate swap agreement is accrued as interest rates change and is recognized as an adjustment to interest expense. At December 31, 1999, the interest rate swap agreement had a remaining life of approximately two months with a fixed rate of 5.85% and a variable rate at December 31, 1999 of 6.12%.

As of December 31, 1999, the Company had repurchased 7.5 million shares of its common stock at a total cost of $107.4 million. On February 7, 2000 the Company received authorization from its Board of Directors to repurchase up to an additional 5 million shares.

The Company believes that cash flows from operations and available financing capacity are adequate to meet the expected operating, investing, financing and debt service requirements for the business for the immediate future.

Year 2000 Compliance

The Company has materially remedied the Year 2000 computer problem shared by virtually all companies and businesses. Initially, this Year 2000 problem was associated with two-digit date codes used in many computer programs and embedded chip systems. As an on-going effort, the Company continues to monitor its systems as well as third party vendors and franchisees.

The Company's exposure to potential Year 2000 problems existed in two general areas: technological operations in the sole control of the Company and technological operations dependent in some way on one or more third parties. With respect to the Company's internal systems, no material Year 2000 problems have occurred. The Company previously conducted Year 2000 compliance testing on all of its proprietary software, including its reservations and reservations support systems, its franchise support system and its franchisee property management support systems. Except for two DOS based systems, the proprietary software is Year 2000 compliant. The DOS version of ChoiceLINKS is not Year 2000 compliant and the DOS version of the Company's property management system is only compliant through December 31, 2000. The Company has communicated this to franchisees using these systems and has recommended that they migrate to the Windows based versions of these systems, which are Year 2000 compliant. As of February 7, 2000, 100% have migrated to the Windows version of ChoiceLINKS and 100% have migrated to the Windows version of the Company's property management system.

The Company's inventory of third party software, including PC operating systems and word processing and other commercial software, did not disclose any material compliance issues.

During 1999, the Company's Year 2000 Compliance Committee identified third party vendors and service providers whose non-compliant systems could have a material impact on the Company and undertook an assessment as to such parties' compliant status. These parties included airline global distribution systems (GDS), utility providers, telephone service providers, banks and data processing services. The GDS companies, which provide databases through which travel agents can book hotel rooms, have assured the Company in writing that they are compliant and the Company conducted tests with three of the four major GDS companies. As of February 7, 2000, no material Year 2000 problems have been experienced with the GDS companies and other third parties. Throughout 2000, the committee will continue to monitor all of its material vendors.

Costs of addressing potential Year 2000 problems have not been material to date. The value of employee time devoted to testing and development has been approximately $400,000 over the past two and one half years. Total costs for replacement of hardware and operating systems were approximately $600,000 over the past two and one half years. The replacements to date and on-going replacements are being implemented primarily as part of the Company's ongoing technology updating, rather than specifically for Year 2000 compliance reasons. Year 2000 compliance costs have not had a material adverse impact on the Company's financial position, results of operations or cash flows.

--------------------------------------------------------------------------------
 MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries

While the Company has not experienced any material non-compliance issues to date, it is not in a position to guarantee the performance of others with respect to their Year 2000 compliance or predict whether any of the assurances that others provide regarding Year 2000 compliance may prove later to be inaccurate or overly optimistic.

Impact of Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires recognition of the fair value of derivatives in the statement of financial position, with changes in the fair value recognized either in earnings or as a component of other comprehensive income dependent upon the hedging nature of the derivative. Implementation of SFAS No. 133 is required for Fiscal 2001. SFAS No. 133 is not expected to have a material impact on the Company's earnings or other comprehensive income.

Forward-Looking Statements

Certain statements contained in this annual report, including those in the section entitled Management's Discussion and Analysis, contain forward-looking information that involves risk and uncertainties. Forward-looking statements are usually identified by the words "believes," "anticipates," "expects," intends," "estimates," "projects," and other similar expressions, which are predictions of or indicate future events and trends. Such statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those projected, including: competition within each of our business segments; business strategies and their intended results; the balance between supply of and demand for hotel rooms; our ability to obtain new franchise agreements; our ability to develop and maintain positive relations with current and potential hotel owners; the effect of international, national and regional economic conditions; the availability of capital to allow us and potential hotel owners to fund investments; our ability, and that of other parties upon which our business also rely, to modify or replace on a timely basis, their computer software and other systems in order to function properly prior to, in and beyond, the year 2000; and other risks described from time to time in our filings with the Securities and Exchange Commission, including those set forth under the heading "Risk Factors" in our Report on Form 10-Q for the Period ended June 30, 1999. Given these uncertainties, you are cautioned not to place undue reliance on such statements. We also undertake no obligation to publicly update or revise any forward-looking statement to reflect current or future events or circumstances.

                                      34
--------------------------------------------------------------------------------
 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries

To Choice Hotels International,Inc.

We have audited the accompanying consolidated balance sheets of Choice Hotels International, Inc. and sub- sidiaries, as defined under "Background and Basis of Presentation" in the Notes to Consolidated Financial Statements, as of December 31, 1999 and 1998, and the related consolidated statements of income and cash flows for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997 and the fiscal year ended May 31, 1997, and the consolidated statements of shareholders' equity and comprehensive income for the period from October 15, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999. These consolidated financial statements are the responsibility of Choice Hotels International, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Choice Hotels International, Inc. and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997 and the fiscal year ended May 31, 1997, and the consolidated statements of shareholders' equity and comprehensive income for the period from October 15, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.



                                                         /s/ Arthur Andersen LLP




Vienna, Virginia
January 28, 2000

                                      35
--------------------------------------------------------------------------------
 CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

Choice Hotels International, Inc. and Subsidiaries

                                                                                      Seven months  Fiscal year
                                                                       Years ended        ended         ended
                                                                       December 31,    December 31,     May 31,
(In thousands)                                                      1999        1998        1997          1997
                                                                ------------------------------------------------
Revenues
  Royalty fees                                                  $128,653    $115,171    $ 70,308      $ 97,215
  Initial franchise and relicensing fees                          13,910      16,571       8,597        16,802
  Partner services revenue                                         9,055       6,370       3,510         4,175
  Other revenue                                                    6,111       5,516       1,359         8,467
  Product sales                                                    3,871      20,748      13,524        23,643
  European hotel operations                                           --       1,098      10,541        17,737
                                                                ------------------------------------------------
    Total revenues                                               161,600     165,474     107,839       168,039
Operating Expenses
  Selling, general and administrative                             55,860      52,948      29,454        51,102
  Depreciation and amortization                                    8,023       6,753       3,977         7,643
  Product cost of sales                                            3,883      19,532      13,031        22,766
  European hotel operations                                           --       1,133       9,203        16,166
                                                                ------------------------------------------------
    Total operating expenses                                      67,766      80,366      55,665        97,677
                                                                ------------------------------------------------
Operating income                                                  93,834      85,108      52,174        70,362
                                                                ------------------------------------------------
Other
  Loss (gain) on sale of investments                                  68      (2,370)         --            --
  Interest on notes payable to Manor Care                             --          --          --         7,083
  Interest expense                                                19,387      19,133       8,788         4,647
  Interest and dividend income (including interest
   income on Sunburst Note of $14.2 million,
   $10.4 million and $2.7 million for December 31,
   1999, 1998 and 1997, respectively)                            (20,092)    (14,055)     (2,997)         (943)
                                                                ------------------------------------------------
    Total other                                                     (637)      2,708       5,791        10,787
                                                                ------------------------------------------------
Income before income taxes and extraordinary item                 94,471      82,400      46,383        59,575
Income taxes                                                      37,316      34,327      19,096        24,845
                                                                ------------------------------------------------
Net income before extraordinary item                              57,155      48,073      27,287        34,730
Gain on early extinguishment of debt (net of taxes of $4,732)         --       7,232          --            --
                                                                ------------------------------------------------
Net income                                                      $ 57,155    $ 55,305    $ 27,287      $ 34,730
                                                                ------------------------------------------------
Weighted average shares outstanding                               54,859      58,717      59,798        62,680
                                                                ------------------------------------------------
Diluted shares outstanding                                        55,667      59,548      61,300        62,680
                                                                ------------------------------------------------

Basis EPS:
Income before extraordinary item                                $   1.04    $   0.82    $   0.46      $   0.55
Extraordinary item                                                    --        0.12          --            --
                                                                ------------------------------------------------
Net income                                                      $   1.04    $   0.94    $   0.46      $   0.55
                                                                ------------------------------------------------
Diluted EPS:
Income before extraordinary item                                $   1.03    $   0.81    $   0.45      $   0.55
Extraordinary item                                                    --        0.12          --            --
                                                                ------------------------------------------------
Net income                                                      $   1.03    $   0.93    $   0.45      $   0.55
                                                                ------------------------------------------------


See notes to consolidated statements.

                                      36
--------------------------------------------------------------------------------
 CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries

(In thousands)                                       December 31,  December 31,
Assets                                                     1999          1998
                                                     ---------------------------
Current assets
  Cash and cash equivalents                           $  11,850     $   1,692
  Receivables (net of allowance for doubtful
   accounts of $6,203 and $8,082, respectively)          30,035        28,117
  Income taxes receivable                                    --         5,427
  Other current assets                                       37           425
                                                     ---------------------------
    Total current assets                                 41,922        35,661

Property and equipment, at cost, net                     58,255        37,556
Goodwill, net                                            64,706        66,749
Franchise rights, net                                    43,101        44,981
Investment in Friendly Hotels                            41,195        41,576
Advances to marketing and reservation funds              37,668        18,653
Other assets                                             35,958        25,200
Note receivable from Sunburst Hospitality               141,853       127,849
                                                     ---------------------------
  Total assets                                        $ 464,658     $ 398,225
                                                     ---------------------------
Liabilities and Shareholders' Equity
Current liabilities
  Current portion of long-term debt                   $  44,646     $  28,846
  Accounts payable                                       21,362        16,216
  Accrued expenses                                       22,283        19,606
  Income taxes payable                                    1,367            --
                                                     ---------------------------
    Total current liabilities                            89,658        64,668

Long-term debt                                          262,710       250,364
Deferred income taxes ($30,648 and $19,569,
 respectively) and other liabilities                     46,674        26,683
                                                     ---------------------------
  Total liabilities                                     399,042       341,715
                                                     ---------------------------
Shareholders' Equity
Common stock, $ .01 par value, 160,000,000
 shares authorized; 53,833,911 and
 56,726,917 shares issued and outstanding at
 December 31, 1999 and 1998, respectively                   614           607
Additional paid-in-capital                               52,386        45,097
Accumulated other comprehensive income                    1,205         2,112
Deferred compensation                                    (1,937)       (1,665)
Treasury stock                                         (108,370)      (54,204)
Retained earnings                                       121,718        64,563
                                                     ---------------------------
Total shareholders' equity                               65,616        56,510
                                                     ---------------------------
  Total liabilities and shareholders' equity          $ 464,658     $ 398,225
                                                     ---------------------------

See notes to consolidated financial statements.

                                      37
--------------------------------------------------------------------------------
 CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries

                                                                                     Seven Months  Fiscal Year
                                                                    Years Ended         Ended         Ended
                                                                    December 31,     December 31,    May 31,
                                                                 1999         1998         1997         1997
----------------------------------------------------------------------------------------------------------------
(In thousands)
Cash Flows From Operating Activities
Net income                                                  $  57,155    $  55,305    $  27,287    $  34,730
Reconciliation of net income to net cash provided
 by operating activities:
  Depreciation and amortization                                17,576       13,067        6,159       10,438
  Provision for bad debts                                         588        1,473        2,274        2,238
  Increase (decrease) in deferred income taxes and other       10,216       14,852       (4,828)       3,171
  Non cash interest and dividend income                       (16,259)     (12,364)      (2,997)        (943)
  Gain on extinguishment of debt                                   --      (11,964)          --           --
Changes in assets and liabilities:
  Receivables                                                  (4,006)      (4,311)     (10,606)      (4,835)
  Prepaid expenses and other current assets                     1,355       (1,849)       2,403        1,615
  Current liabilities                                           6,086       (6,180)      11,226       (2,145)
  Income taxes payable/receivable                               6,794       (3,411)       2,689        1,061
  Other liabilities                                                --           --           --          175
                                                          ------------------------------------------------------
  Net cash provided by operating activities                    79,505       44,618       33,607       45,505
                                                          ------------------------------------------------------
Cash Flows From Investing Activities
Investment in property and equipment                          (30,633)     (17,488)      (7,329)     (10,630)
Purchase of minority interest                                      --           --           --       (2,494)
Repayments from/advances to Sunburst Hospitality                   --        8,145      (25,066)          --
Note receivable from Sunburst Hospitality                          --           --     (115,000)          --
Advances to marketing and reservation funds, net              (15,098)      (4,154)      (4,487)          --
Other items, net                                               (4,762)      (1,225)       2,143       (3,804)
                                                          ------------------------------------------------------
  Net cash utilized in investing activities                   (50,493)     (14,722)    (149,739)     (16,928)
                                                          ------------------------------------------------------
Cash Flows From Financing Activities
Proceeds from mortgages and other long term debt               88,630      194,901      236,509       31,107
Principal payments of debt                                    (59,458)    (184,300)     (78,851)     (51,260)
Purchase of treasury stock                                    (53,166)     (54,015)        (189)          --
Cash transfers to Manor Care, net                                  --           --      (35,222)      (8,069)
Proceeds from issuance of common stock                          5,140        4,928           --           --
                                                          ------------------------------------------------------
  Net cash (utilized in) provided by financing activities     (18,854)     (38,486)     122,247      (28,222)
                                                          ------------------------------------------------------
Net change in cash and cash equivalents                        10,158       (8,590)       6,115          355
Cash and cash equivalents at beginning of period                1,692       10,282        4,167        3,812
                                                          ------------------------------------------------------
Cash and cash equivalents at end of period                  $  11,850    $   1,692    $  10,282    $   4,167
                                                          ======================================================

See notes to consolidated statements.

                                      38
--------------------------------------------------------------------------------
  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
--------------------------------------------------------------------------------

Choice Hotels International, Inc. and Subsidiaries


(In thousands, except share amounts)
                                                                             Accumulated Other
                                                Common Stock     Additional    Comprehensive      Deferred    Treasury
                                               Shares  Amount Paid-in-Capital   Income (Loss)   Compensation   Stock
                                           -------------------------------------------------------------------------------
Initial capitalization
 October 15, 1997                          59,767,716    $598     $ 48,064        $(8,662)        $    --    $      --
Comprehensive income
  Net income                                       --      --           --             --              --           --

  Other comprehensive income:
  Foreign translation adjustments                  --      --           --            346              --           --

Comprehensive income

Exercise of stock options/grants, net          71,876      --         (157)            --              --           --

Treasury purchases                            (10,714)     --           --             --              --         (189)

Transfers of net income to Sunburst
  prior to the distribution                        --      --           --             --              --           --
                                           -------------------------------------------------------------------------------

Balance as of December 31, 1997            59,828,878    $598     $ 47,907        $(8,316)        $    --    $    (189)
                                           -------------------------------------------------------------------------------
Comprehensive income
  Net Income                                       --      --           --             --              --           --

  Other comprehensive income:
  Foreign translation adjustments                  --      --           --             --              --           --
  Unrealized gain on securities, net of
    reclassification adjustment                    --      --           --             --              --           --
  Other comprehensive income                       --      --           --         10,428              --           --
Comprehensive income

Exercise of stock options/grants, net         667,227       7        5,058             --              --           --

Issuance of restricted stock                  160,212       2        2,272             --          (2,274)          --

Amortization of deferred compensation              --      --           --             --             609           --

Treasury purchases                         (3,929,400)     --           --             --              --      (54,015)

Purchase of MainStay brand
  from Sunburst                                    --      --      (10,140)            --              --           --
                                           -------------------------------------------------------------------------------

Balance as of December 31, 1998            56,726,917    $607     $ 45,097        $ 2,112         $(1,665)   $ (54,204)
                                           -------------------------------------------------------------------------------
Comprehensive income
  Net Income                                       --      --           --             --              --           --

  Other comprehensive income:
  Foreign translation adjustments                  --      --           --             --              --           --
  Unrealized loss on securities, net
    of taxes, net of reclassification
    adjustment                                     --      --           --             --              --           --
  Other comprehensive income                       --      --           --           (907)             --           --
Comprehensive income


Exercise of stock options/grants, net         623,647       6        6,275             --              --           --

Issuance of restricted stock                   70,260       1        1,014             --          (1,015)          --

Amortization of deferred compensation              --      --           --             --             743           --

Treasury purchases                         (3,586,913)     --           --             --              --      (54,166)
                                           -------------------------------------------------------------------------------
Balance as of December 31, 1999            53,833,911    $614     $ 52,386        $ 1,205         $(1,937)   $(108,370)
                                           -------------------------------------------------------------------------------



                                         Comprehensive  Retained
                                            Income      Earnings     Total
                                        --------------------------------------
Initial capitalization
 October 15, 1997                                       $     --   $ 40,000
Comprehensive income
  Net income                               $ 27,287       27,287     27,287

  Other comprehensive income:
  Foreign translation adjustments               346           --        346
                                                ---
Comprehensive income                       $ 27,633
                                           ========
Exercise of stock options/grants, net                         --       (157)

Treasury purchases                                            --       (189)

Transfers of net income to Sunburst
  prior to the distribution                              (18,029)   (18,029)
                                        --------------------------------------

Balance as of December 31, 1997                         $  9,258   $ 49,258
                                        --------------------------------------
Comprehensive income
  Net Income                                 55,305       55,305     55,305

  Other comprehensive income:
  Foreign translation adjustments            10,048           --     10,048
  Unrealized gain on securities, net of
    reclassification adjustment                 380           --        380
                                                ---
  Other comprehensive income                 10,428           --         --
                                             ------
Comprehensive income                       $ 65,733
                                           ========

Exercise of stock options/grants, net                         --      5,065

Issuance of restricted stock                                  --         --

Amortization of deferred compensation                         --        609

Treasury purchases                                            --    (54,015)

Purchase of MainStay brand
  from Sunburst                                               --    (10,140)
                                        --------------------------------------

Balance as of December 31, 1998                         $ 64,563   $ 56,510
                                        --------------------------------------
Comprehensive income
  Net Income                                 57,155       57,155     57,155

  Other comprehensive income:
  Foreign translation adjustments              (108)          --       (108)
  Unrealized loss on securities, net
    of taxes, net of reclassification
    adjustment                                 (799)          --       (799)
                                               -----
  Other comprehensive income                   (907)          --         --
                                               -----
Comprehensive income                       $ 56,248
                                           ========
Exercise of stock options/grants, net
                                                              --      6,281
Issuance of restricted stock
                                                              --         --
Amortization of deferred compensation
                                                              --        743
Treasury purchases                                            --    (54,166)
                                        --------------------------------------
Balance as of December 31, 1999                         $121,718   $ 65,616
                                        --------------------------------------


See notes to consolidated statements.

                                      39
--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Choice Hotels International, Inc. and Subsidiaries


Background and Basis of Presentation

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

The Company is in the business of hotel franchising. As of December 31, 1999, the Company had franchise agreements with 4,248 hotels open and 761 hotels under development in 40 countries under the following brand names: Comfort, Quality, Econo Lodge, Sleep, Clarion, Rodeway, and MainStay Suites.

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

An analysis of the activity in the investments and advances from parent account for the fiscal year ended May 31, 1997 and the period June 1, 1997 through October 15, 1997 is as follows:

                                                                  (In thousands)
                                                                  --------------
Balance, May 31, 1996                                                  $ 30,532
Transfers to Parent, net                                                 (8,069)
Net income                                                               34,730
                                                                  --------------
Balance, May 31, 1997                                                    57,193
Transfers to Parent, net through
  October 15, 1997                                                      (35,222)
Net income from June 1, 1997
 through October 15, 1997                                                18,029
Initial capitalization                                                  (40,000)
                                                                  --------------
Balance, October 15, 1997                                              $     --
                                                                  --------------

The average balance of the investments and advances from parent was $48.6 million and $43.9 million for the period June 1, 1997 through October 15, 1997 and the fiscal year ended May 31, 1997, respectively.

Reclassifications
Certain reclassifications have been made to the prior year consolidated financial statements to conform to the current year presentation.

                                      40
--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Choice Hotels International, Inc. and Subsidiaries


Significant Accounting Policies

Fiscal Year
During October 1997, the Company changed its fiscal year from a May 31 year end to a December 31 year end.

Consolidation Policy
The consolidated financial statements include Choice Hotels International, Inc. and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

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

Investment Policy
The Company accounts for its investments in common stock in accordance with Statements of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities" and SFAS No. 130 "Reporting Comprehensive Income." The Company accounts for its investment in unincorporated joint ventures in accordance with Accounting Principles Board Opinion ("APB") No. 18 "The Equity Method of Accounting for Investments in Common Stock."

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

Property and Equipment
The components of property and equipment in the consolidated balance sheets are:

                                                               December 31,
(In thousands)                                             1999            1998
                                                       ------------------------
Land                                                   $  1,227        $  1,603
Facilities in progress                                    1,838           1,600
Building and improvements                                18,458           8,023
Furniture, fixtures and equipment                        60,629          40,486
                                                       ------------------------
                                                         82,152          51,712
Less: Accumulated depreciation                          (23,897)        (14,156)
                                                       ------------------------
                                                       $ 58,255        $ 37,556
                                                       ------------------------

Depreciation has been computed for financial reporting purposes using the straight-line method. A summary of the ranges of estimated useful lives upon which depreciation rates have been based follows:

   Building and improvements                10-40 years
   Furniture, fixtures and equipment         3-20 years

Goodwill
Goodwill primarily represents an allocation of the excess purchase price of the stock of the Company over the recorded minority interest. Goodwill is amortized on a straight-line basis over 40 years. Such amortization amounted to $2.0 million, $2.0 million, $1.1 million, and $1.9 million for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997, and the fiscal year ended May 31, 1997, respectively. Goodwill is net of accumulated amortization of $10.1 million and $8.1 million at December 31, 1999 and 1998, respectively.

Franchise Rights
Franchise rights are intangible assets and represent an allocation in purchase accounting for the value of long-term franchise contracts. The majority of the balance results from the Econo Lodge and Rodeway acquisitions made in fiscal year 1991. Franchise rights acquired are amortized over an average life of 15 years. Amortization expense for the years

                                      41
--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Choice Hotels International, Inc. and Subsidiaries


ended December 31, 1999 and 1998, the seven months ended December 31, 1997 and the fiscal year ended May 31, 1997 amounted to $4.3 million, $3.8 million, $1.7 million and $2.9 million, respectively. Franchise rights are net of accumulated amortization of $23.0 million and $18.7 million at December 31, 1999 and 1998, respectively.

The Company periodically assesses the amortization lives of its franchise rights. Effective January 1, 1998, the Company changed its estimate of the useful life of Econo Lodge franchise rights to a 17 year period and Rodeway franchise rights to a 3 year period to more closely match the remaining estimated contract lives of franchise contracts acquired in 1991. The effect of this change in estimate was to increase depreciation and amortization expense by approximately $900,000 and decrease net income by $0.01 per dilutive share for the years ended December 31, 1999 and 1998.

Investment in Friendly Hotels
On May 31, 1996, the Company invested approximately $17.1 million in the capital stock of Friendly Hotels, PLC ("Friendly"). In exchange for the $17.1 million investment, the Company received 750,000 shares of common stock and 10 million newly issued immediately convertible preferred shares. In addition, the Company granted to Friendly a Master Franchise Agreement for the United Kingdom and Ireland in exchange for 333,333 additional shares of common stock. The preferred shares carry a 5.75% dividend payable in cash or in stock, at the Company's option. The dividend accrues annually with the first dividend paid on the earlier of the third anniversary of completion or on a conversion date. As a condition to the investment, the Company has the right to appoint three directors to the board of Friendly. Given the Company's ability to exercise significant influence over the operations of Friendly, the equity method of accounting is applied.

In January 1998, Friendly acquired European hotels owned by the Company for $26.2 million in convertible preferred shares and cash. In exchange for 10 hotels in France, two in Germany and one in the United Kingdom, the Company received $22.2 million in new unlisted 5.75% convertible preferred shares in Friendly at par, convertible for one new Friendly ordinary share for every 150p nominal of the preferred convertible shares.

In 1998, the Company granted Friendly the master franchise rights for Choice's Comfort, Quality and Clarion brand hotels throughout Europe (with the exception of Scandinavia) for a 10 year period. In exchange, the Company will receive from Friendly $8.0 million, payable in eight equal annual installments. The master franchise payment is being recognized over the life of the agreement.

The Company recognized $2.2 million, $2.1 million, $0.6 million and $0.9 million in preferred dividend income from the Friendly investment for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997 and the fiscal year ended May 31, 1997, respectively. As of December 31, 1999 and 1998, accrued but unpaid preferred dividends were $5.8 million and $3.7 million, respectively. The Company also recognized $2.2 million and $1.4 million in royalty revenue from Friendly for the years ended December 31, 1999 and 1998, respectively.

The Company owned approximately 5.3%, 5.2% and 4.95% of Friendly's outstanding ordinary shares at December 31, 1999, 1998 and 1997, respectively. The fair market value of the ordinary shares at December 31, 1999 and 1998 was $2.0 million and $1.9 million, respectively. Summarized unaudited balance sheet data for Friendly is as follows:

                                                              (Unaudited)
                                                              December 31,
(In thousands)                                           1999             1998
                                                    ---------------------------
Current assets                                       $ 43,616         $ 52,197
Non-current assets                                    207,299          237,654
Current liabilities                                    49,622           60,696
Non-current liabilities                                91,984           85,919
Redeemable preferred stock                             37,800           31,558
Shareholders' equity                                  174,382          205,880

Summarized unaudited income statement data for Friendly is as follows:

                                                     (Unaudited)
                                                     December 31,
(In thousands)                              1999           1998          1997
                                      ----------------------------------------
Net revenues                           $ 150,332       $130,028      $100,970
Gross profit                              84,852         73,447        60,184
Income from continuing
operations                                 8,809         12,778        11,956
Net (loss) income
after preferred dividends                 (4,113)        18,984         7,684

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries


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

The Company's franchise agreements require the payment of franchise fees which include marketing and reservation fees. These fees, which are based on a percentage of the franchisees' gross room revenues, are used exclusively to reimburse the Company for expenses associated with providing such franchise services as central reservation systems, property and yield management systems, national marketing, and media advertising. The Company is contractually obligated to expend the reservation and marketing fees it collects from franchisees in accordance with the franchise agreements; as such, no income or loss to the Company is generated. During the second quarter of 1998, the Company changed its presentation of marketing and reservation fees such that the fees collected and associated expenses are reported net. All prior periods have been reclassified to conform to the new presentation.

The total marketing and reservation fees received by the Company (previously reported as revenue) for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997, and the fiscal year ended May 31, 1997 amounted to $146.0 million, $127.4 million, $72.3 million, and $104.2 million, respectively. Depreciation and amortization charged to the marketing and reservation funds for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997, and the fiscal year ended May 31, 1997 amounted to $9.6 million, $6.2 million, $2.2 million, and $2.8 million, respectively. Under the terms of the franchise agreements reservation fees and marketing fees not expended in the current year are carried over to the next fiscal year and expended in accordance with the franchise agreements. Shortfall amounts are similarly recovered in subsequent years. Excess or shortfall amounts from the operation of these programs are recorded as a payable or receivable, respectively, from the particular fund. As of December 31, 1999 and 1998, the Company's balance sheet includes advances to marketing and reservation funds of $37.7 million and $18.7 million, respectively. The advances made are composed of 1999 and 1998 marketing ($12.5 million and $7.8 million, respectively) and 1999 and 1998 reservation ($25.2 million and $10.9 million, respectively) funds. The Company has the ability under existing franchise agreements and expects to recover these advances through future marketing and reservation fees.

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

As part of the Sunburst Distribution, Sunburst and the Company have entered into a strategic alliance agreement. Among other things, the agreement provides for:
(i) a right of first refusal to the Company to franchise any lodging properties to be acquired or developed by Sunburst; (ii) certain commitments by Sunburst for the development of Sleep Inn and MainStay Suites hotels; (iii) continued cooperation of both parties with respect to matters of mutual interest, such as new product and concept testing; (iv) continued cooperation with respect to third party vendor arrangements; and (v) certain limitations on competition in each others' line of business. The strategic alliance agreement extends for a term of 20 years with mutual rights of termination on the fifth, 10th and 15th anniversaries. In December 1998, the parties amended the strategic alliance agreement: (i) to eliminate Sunburst's option to acquire the MainStay Suites brand; (ii) to amend Sunburst's development commitments; and (iii) to provide certain global amendments to Sunburst's franchise agreements.

In connection with the Sunburst Distribution, the Company borrowed $115 million under its Credit Facility in order to fund a Subordinated Term Note to Sunburst. The Subordinated Term Note of $115 million accrues interest monthly at an initial simple rate of 11% per annum through October 14, 2000. In connection with the amendment of the strategic alliance agreement discussed above, effective October 15, 2000 interest shall accrue at a rate of 11% per

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries


annum compounded daily. On January 1, 1999, the Company began recognizing interest on the outstanding principal and accrued interest amounts at an effective rate of 10.58%. The note is payable in full, along with accrued interest, on October 15, 2002. Total interest accrued as of December 31, 1999 and 1998 was $27.0 million and $12.8 million, respectively.

For purposes of providing an orderly transition after the Sunburst Distribution, Sunburst and the Company entered into various agreements, including, among others, a Distribution Agreement, a Tax Sharing Agreement, a Corporate Services Agreement and an Employee Benefits Allocation Agreement. Effective as of October 15, 1997, these agreements provide, among other things, that Sunburst: (i) will receive human resources for certain corporate and support services, such as accounting, tax and computer systems support; (ii) will provide to the Company certain services including asset management, and payables processing; (iii) will adjust outstanding options to purchase shares of Company common stock held by Company employees, Sunburst employees, and employees of Manor Care; (iv) is responsible for filing and paying the related taxes on consolidated federal tax returns and consolidated or combined state tax returns for itself and any of its affiliates (including the Company) for the periods of time that the affiliates were members of the consolidated group; (v) will be reimbursed by the Company for the portion of income taxes paid that relate to the Company and its subsidiaries; and (vi) guarantees that the Company will, at the date of distribution, have a specified minimum level of net worth. These agreements were to extend for a maximum period of 30 months from the Distribution date or until such time as the Company and Sunburst have arranged to provide such services in-house or through another unrelated provider of such services. As of March 31, 1999, all services provided by each party under the Corporate Services Agreement, except for human resources and tax services provided by the Company, were terminated. As of December 31, 1999, the human resources and tax services provided by the Company, were terminated. Costs associated with the Corporate Services Agreement as well as costs of services provided by Sunburst to the Company or provided by the Company to Sunburst have been allocated between the entity providing the services and the entity receiving the services in the accompanying financial statements. As a result, future administrative and corporate expenses are expected to vary from historical results. However, the Company has estimated that general and administrative expenses incurred annually will not materially change.

During the periods presented, Sunburst operated substantially all of its hotels pursuant to franchise agreements with the Company. Total fees paid to the Company included in the accompanying consolidated financial statements for franchising royalty, marketing and reservation fees were $9.1 million and $11.2 million for the years ended December 31, 1999 and 1998, respectively, $6.2 million for the seven months ended December 31, 1997, and $9.5 million for the fiscal year ended May 31, 1997.

In accordance with the Sunburst Distribution Agreement, the Company agreed to assume and pay certain liabilities of Sunburst, subject to the Company maintaining a minimum net worth of $40 million, at the date of Distribution. As of December 31, 1997, the Company reflected a $25 million receivable due from Sunburst on the consolidated balance sheet. In 1998, net payments of approximately $8 million were collected from Sunburst in cash. On December 28, 1998, the Company and Sunburst amended the strategic alliance agreement entered into in connection with the Sunburst Distribution. As part of that amendment, the Company exchanged the remaining $17 million balance in return for, among other things, the exclusive rights to the MainStay Suites brand from Sunburst. The $17 million, net of income taxes of approximately $7 million, was recorded as an adjustment to additional paid-in-capital as it represents an adjustment to the accounting for the Sunburst Distribution.

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries


Accrued Expenses
Accrued expenses were as follows as of December 31:

(In thousands)                                           1999             1998
                                                     ---------------------------
Accrued salaries & benefits                             $12,813          $10,611
Accrued interest                                          2,911            3,302
Other                                                     6,559            5,693
                                                     ---------------------------
  Total                                                 $22,283          $19,606
                                                     ---------------------------

Long-Term Debt and Notes Payable
As of December 31, debt consisted of the following:

(In thousands)                                           1999             1998
                                                     ---------------------------
$300 million competitive advance
  and multi-currency revolving
  credit facility with an average rate
  of 6.81% and 5.91% at December
  31, 1999 and 1998, respectively                      $194,500         $172,000

$100 million senior note offering
  with an average rate of 7.22% at
  December 31, 1999 and 1998                             99,382           99,382

$15 million line of credit with a rate
  of 6.90% and 6.10% at December
  31, 1999 and 1998                                      12,000            6,200

Other notes with an average rate
  of 5.90% and 5.85% at December
  31, 1999 and 1998                                       1,474            1,628
                                                     ---------------------------

Total indebtedness                                     $307,356         $279,210
                                                     ---------------------------


Maturities of debt as of December 31, 1999 were as follows:

Year                                                              (In thousands)
2000                                                                   $ 44,646
2001                                                                     42,646
2002                                                                    119,646
2003                                                                        146
2004                                                                        146
Thereafter                                                              100,126
                                                                     -----------
Total                                                                  $307,356
                                                                     -----------

On October 15, 1997, the Company entered into a $300 million competitive advance and multi-currency revolving credit facility (the "Credit Facility") provided by a group of 13 banks. The Credit Facility provides for a term loan of $150 million and a revolving credit facility of $150 million, $50 million of which is available for borrowings in foreign currencies. The Credit Facility includes customary financial and other covenants that require the maintenance of certain ratios including maximum leverage, minimum net worth and interest coverage and restricts the Company's ability to make certain investments, repurchase stock, incur debt and dispose of assets. The term loan ($112.5 million of which is outstanding at December 31, 1999) is payable over five years, $32.5 million of which is due in 2000. Borrowings under the facility are, at the option of the borrower, at one of several rates including LIBOR plus 20.0 to 87.5 basis points, based upon a defined financial ratio and the loan type. In addition, the Company has the option to request participating banks to bid on loan participation at lower rates than those contractually provided by the facility. The Credit Facility requires the Company to pay annual fees of 1/10 of 1% to 1/3 of 1%, based upon a defined financial ratio of the total loan commitment. The Credit Facility will terminate on October 15, 2002.

On May 1, 1998, the Company issued $100 million of senior unsecured notes (the "Notes") at a discount of $0.6 million, bearing a coupon rate of 7.13% with an effective rate of 7.22%. The Notes will mature on May 1, 2008, with interest on the Notes to be paid semi-annually. The Company used the net proceeds from the offering of approximately $99 million to repay amounts outstanding under the Company's Credit Facility.

During April 1999, the Company renewed its $15 million revolving line of credit in order to finance short term working capital requirements and other short term general corporate goals. The line of credit is due to expire on April 30, 2000 and bears interest at 6.90%. Interest accrues monthly on the outstanding balance. The line of credit contains essentially the same covenants as the Credit Facility and is prepayable without penalty.

Cash paid for interest was $19.4 million, $19.2 million, $7.9 million and $11.6 million for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997, and the fiscal year ended May 31, 1997, respectively.

Interest Rate Hedges
The Company has entered into an interest rate swap agreement with a notional amount of $115 million at December 31, 1999 to fix certain of its variable rate debt in order to reduce the Company's exposure to fluctuations in interest rates. The interest rate differential to be paid or received on the interest rate swap agreement is accrued as interest rates change and is recognized as an adjustment to interest expense. As of December 31, 1999, the interest rate swap agreement has a life of two months with a fixed rate of 5.85% and variable rate of 6.12%. As of December 31, 1999 and 1998, the interest rate swap agreements

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries


have a fair market valuation of approximately $0.1 million and $(2.8) million, respectively.

Foreign Operations
The Company accounts for foreign currency translation in accordance with SFAS No. 52, "Foreign Currency Translation." Revenues generated by foreign operations for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997 and the fiscal year ended May 31, 1997 were $6.9 million, exclusive of $2.5 million of foreign dividends; $5.8 million, exclusive of $2.1 million of foreign dividends; $16.2 million, exclusive of $0.6 million of foreign dividends; and $27.5 million, exclusive of $0.9 million of foreign dividends, respectively. The Company's foreign operations had net income (loss) of $1.0 million, $0.0 million, $0.5 million, and $(3.1 million) for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997 and the fiscal year ended May 31, 1997.

Pension, Profit Sharing and Incentive Plans
Bonuses accrued for key executives of the Company under incentive compensation plans were $1.0 million and $0.8 million at December 31, 1999 and 1998, respectively.

During 1999 and 1998, employees of the Company participated in 401(k) retirement plans sponsored by the Company. For the years ended December 31, 1999 and 1998, the Company recorded compensation expense of $1.3 million and $1.2 million, respectively, related to the plans. Prior to the Manor Care Distribution and Sunburst Distribution, employees participated in retirement plans sponsored by Manor Care and Sunburst. Costs allocated to the Company under those plans were based on the size of its payroll relative to the sponsor's payroll. Costs allocated to the Company were approximately $1.2 million and $1.4 million for the seven months ended December 31, 1997 and the fiscal year ended May 31, 1997, respectively.

--------------------------------------------------------------------------------

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

Income before income taxes were derived from the following:

                                                            Years ended          Seven months       Fiscal year
                                                            December 31,      ended December 31,   ended May 31,
(In thousands)                                            1999        1998           1997              1997
                                                       ---------------------------------------------------------
Income before income taxes and extraordinary item:
  Domestic operations                                  $92,058     $82,400       $ 45,866          $ 62,641
  Foreign operations                                     2,413          --            517            (3,066)
                                                       ---------------------------------------------------------
Income before income taxes and extraordinary item      $94,471     $82,400       $ 46,383          $ 59,575
                                                       ---------------------------------------------------------
The provisions for income taxes follow:
Current tax expense
  Federal                                              $22,038     $15,918       $ 15,946          $ 18,208
  State                                                  2,723       3,482          3,475             3,950
  Foreign                                                1,422           2             --                --
Deferred tax (benefit) expense
  Federal                                               10,515      12,420           (223)            2,293
  State                                                    618       2,505           (102)              394
                                                       ---------------------------------------------------------
                                                       $37,316     $34,327       $ 19,096          $ 24,845
                                                       ---------------------------------------------------------


Deferred tax assets (liabilities) are comprised of the following:

                                                              December 31,
(In thousands)                                           1999              1998
                                                     ---------------------------
Depreciation and amortization                        $(16,582)         $(16,013)
Prepaid expenses                                      (17,542)           (3,975)
Other                                                  (6,175)           (5,316)
                                                     ---------------------------
  Gross deferred tax liabilities                      (40,299)          (25,304)
                                                     ---------------------------
Foreign operations                                        223             2,211
Accrued expenses                                        9,112             5,035
Net operating losses                                       99               187
Other                                                   3,979             1,860
                                                     ---------------------------
  Gross deferred tax assets                            13,413             9,293
                                                     ---------------------------
Net deferred tax liability                           $(26,886)         $(16,011)
                                                     ---------------------------

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries


A reconciliation of income tax expense at the statutory rate to income tax expense included in the accompanying consolidated statements of income follows:

                                                        Years ended           Seven months       Fiscal year
                                                        December 31,       ended December 31,    ended May 31,
(In thousands, except Federal income tax rate)        1999         1998            1997               1997
                                                  ------------------------------------------------------------
Federal income tax rate                                35%          35%             35%                35%
Federal taxes at statutory rate                    $33,065      $28,856         $16,234            $20,853
State income taxes, net of federal tax benefit       2,172        3,892           2,192              2,824
Other                                                2,079        1,579             670              1,168
                                                  ------------------------------------------------------------
  Income tax expense                               $37,316      $34,327         $19,096            $24,845
                                                  ------------------------------------------------------------


Cash paid for state income taxes was $2.3 million, $3.4 million, $0.2 million and $1.3 million for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997 and the fiscal year ended May 31, 1997, respectively. Federal income taxes were paid by Manor Care for the period ending October 31, 1996. Federal income taxes were paid by Sunburst for the period beginning November 1, 1996 through October 15, 1997. The Company paid $15.5 million, $18.9 million, and $9.1 million for the years ended December 31, 1999 and 1998 and for the seven months ended December 31, 1997, respectively.

Capital Stock
In 1999, the Company granted key employees and non-employee directors 70,260 restricted shares of common stock with a value of $1.0 million on the grant date. The restricted stock vests over a three to five year period with 11,016 shares of the restricted stock vesting over a three year period, 32,180 shares vesting over a four year period and 27,064 shares vesting over a five year period. In 1998, the Company granted key employees and non-employee directors 160,212 restricted shares of common stock with a value of $2.3 million on the grant date. These restricted shares vest over a one to five year period with 22,665 shares of the restricted stock vesting over a one year period, 78,547 shares vesting over a three year period, 40,250 shares vesting over a four year period, and 18,750 shares vesting over a five year period. A total of 46,275 shares of restricted stock were forfeited in 1999 and 1998.

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

The Company has stock option plans for which it is authorized to grant options to purchase up to 7.1 million shares of the Company's common stock, of which 0.8 million shares remain available for grant. Stock options may be granted to officers, key employees and non-employee directors with an exercise price not less than the fair market value of the common stock on the date of grant. In connection with the Sunburst Distribution, the outstanding options held by current and former employees of the Company were redenominated in stock of the newly separated companies and the number and exercise prices of the options were adjusted based on the relative trading prices of the common stock of the two companies in order to retain the intrinsic value of the options.

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries


A summary of the option activity under the above plans is as follows as of December 31, 1999 and 1998:

                                                1999                               1998
                                     ---------------------------------------------------------------
Fixed Options                           Shares   Weighted-Option          Shares   Weighted-Option
                                        (000)         Price               (000)         Price
                                     ---------------------------------------------------------------
Outstanding at beginning of year      3,969,309      $10.13             4,167,045      $ 8.62
Granted                                 732,372       13.19               933,263       13.37
Exercised                              (695,228)       7.06              (738,318)       4.75
Cancelled                               (99,127)      12.85              (392,681)      11.88
                                        --------      -----              ---------      -----
  Outstanding at end of year          3,907,326      $11.19             3,969,309      $10.13
                                     ---------------------------------------------------------------
Options exercisable at year end       1,727,748                         1,813,541
Weighted-average fair value of
 options granted during the year                     $ 6.20                            $ 7.81
                                     ---------------------------------------------------------------


The following table summarizes information about stock options outstanding at December 31, 1999:

                                     Options Outstanding                              Options Exercisable
------------------------------------------------------------------------------------------------------------------
   Range of             Number         Weighted-Average        Weighted            Number             Weighted
Exercise Prices     Outstanding at        Remaining            Average         Exercisable at         Average
                       12/31/99        Contractual Life     Exercise Price        12/31/99         Exercise Price
------------------------------------------------------------------------------------------------------------------
$ 3.01 to  5.00         480,992           1.6 years             $4.01              452,363             $3.95
  5.00 to  9.00         388,412           3.7 years              7.03              271,387              6.89
  9.00 to 13.00       2,033,777           7.8 years             12.11              721,093             11.59
 13.00 to 17.65       1,004,145           8.1 years             14.36              282,905             13.97
------------------------------------------------------------------------------------------------------------------
                      3,907,326                                                  1,727,748
------------------------------------------------------------------------------------------------------------------


SFAS No. 123, "Accounting for Stock-Based Compensation," requires companies to provide additional disclosures about employee stock-based compensation plans based on a fair value based method of accounting. As permitted by this accounting standard, the Company continues to account for these plans under APB Opinion 25, under which no compensation cost has been recognized.

For purposes of the proforma disclosure, compensation cost for the Company's stock option plan was determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123. The fair value of each option grant has been estimated on the date of grant using an option-pricing model with the following weighted average assumptions used for grants in 1999 and 1998:

                                                 1999             1998
                                        ---------------------------------
Risk-free interest rate                         6.45%            4.70%
Volatility                                      38.0%            36.7%
Expected Lives                               10 years         10 years
Dividend Yield                                     0%               0%

If options had been reported as compensation expense based on their fair value, pro forma net income would have been $56.4 million and $54.0 million for the years ended December 31, 1999 and December 31, 1998, and pro forma diluted earnings per share would have been $1.01 and $0.90, respectively. Since this methodology has not been applied to options granted prior to the Sunburst distribution date, the resulting pro forma compensation cost is not likely to be representative of that to be expected in future years.

Comprehensive Income
As of January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of SFAS No. 130 had no impact on the Company's net income or shareholders' equity. SFAS No. 130 requires unrealized gains or losses on the Company's available-for-sale securities and the foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries


The components of total accumulated other comprehensive income in the consolidated balance sheets are as follows:

                                                                     December 31,
(In thousands)                                               1999            1998            1997
                                                       ----------------------------------------------
Unrealized losses on securities available for sale        $  (419)         $  380         $    --
Foreign currency translation adjustments                    1,624           1,732          (8,316)
                                                       ----------------------------------------------
  Total accumulated other comprehensive income (loss)     $ 1,205          $2,112         $(8,316)
                                                       ----------------------------------------------

The related income tax effect allocated to each component of other comprehensive income (loss) is as follows:

                                                       Amount Before      Income Tax     Amount Net
(In thousands)                                              Taxes     (Expense)/Benefit   of Taxes
                                                       ----------------------------------------------
Calendar year 1999
Net unrealized losses                                     $(1,024)          $ 225         $  (799)
Foreign currency translation adjustments, net                (108)             --            (108)
                                                       ----------------------------------------------
  Total other comprehensive income                        $(1,132)          $ 225         $  (907)
                                                       ----------------------------------------------
Calendar year 1998
Net unrealized gains                                      $   585           $(205)        $   380
Foreign currency translation adjustments, net              10,048              --          10,048
                                                       ----------------------------------------------
  Total other comprehensive income                        $10,633           $(205)        $10,428
                                                       ----------------------------------------------
Fiscal year 1997
Foreign currency translation adjustments, net             $(1,298)          $  --         $(1,298)
                                                       ----------------------------------------------
  Total other comprehensive income                        $(1,298)          $  --         $(1,298)
                                                       ----------------------------------------------

Below represents the detail of other comprehensive income:

                                                      1999            1998
                                                ------------------------------
Foreign currency translation adjustments           $  (108)        $ 1,916
Plus: reclassification of loss on
  liquidation of foreign subsidiaries                   --           8,132
                                                ------------------------------
Foreign currency translation
  adjustments, net                                 $  (108)        $10,048
                                                ------------------------------


Unrealized holding gains arising during
  the period, net                                  $   601         $   380
Less: reclassification adjustments for
  gains included in net income                      (1,400)             --
                                                ------------------------------
Net unrealized holding losses arising
  during the period                                $  (799)        $   380
                                                ------------------------------


Earnings Per Share
The Company adopted SFAS No. 128, "Earnings Per Share," in 1997. The following table illustrates the reconciliation of the earnings and number of shares used in the basic and diluted earnings per share calculations.

                                                          Years ended
                                                          December 31,
(In millions, except per share amounts)                 1999        1998
                                                    -----------------------
Computation of Basic Earnings Per Share:
Net income                                             $57.2       $55.3
Weighted average shares outstanding                     54.9        58.7
Basic earnings per share                               $1.04       $0.94

Computation of Diluted Earnings Per Share:
Net income for diluted earnings per share              $57.2       $55.3
Weighted average shares outstanding                     54.9        58.7
Effect of Dilutive Securities:
Employee stock option plan                               0.8         0.8
                                                    -----------------------
Shares for diluted earnings per share                   55.7        59.5
                                                    -----------------------
Diluted earning per share                              $1.03       $0.93

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries


The effect of dilutive securities is computed using the treasury stock method and average market prices during the period. In 1999 and 1998, the Company excluded 206,031 and 497,864, respectively, anti-dilutive options from the computation of diluted earnings per share.

The weighted average number of common shares outstanding is based on the Company's weighted average number of outstanding common shares for the period October 15, 1997 through December 31, 1999, Sunburst's weighted average number of outstanding common shares for the period November 1, 1996 through October 15, 1997 and Manor Care's weighted average number of outstanding common shares prior to November 1, 1996.

Leases
Rental expense under non-cancelable operating leases was approximately $5.5 million, $1.7 million, $181,000 and $171,000 for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997 and the fiscal year ended May 31, 1997, respectively. The Company paid office rent of $51,662, $977,500 and $1.1 million to Sunburst for the years ended December 31, 1999 and 1998 and the seven months ended December 31, 1997 based on the portion of total space occupied by the Company. Future minimum lease payments are as follows:

Year                                     (In thousands)
2000                                          $ 3,606
2001                                            3,374
2002                                            3,332
2003                                            3,259
2004                                            3,347
Thereafter                                     30,610
                                            -----------
Total                                         $47,528
                                            -----------

During 1998, the Company recorded an extraordinary gain from the early extinguishment of debt associated with a capitalized lease obligation. The Company retired $13.7 million in debt and removed related assets of $1.8 million from the consolidated balance sheets. Accordingly, an extraordinary gain of $7.2 million was recognized, after income tax expense of $4.7 million, or $0.12 per diluted share.

Prior to May 31, 1998, the Company was a guarantor of Sunburst's obligations under leases between Sunburst and Manor Care. Additionally, Sunburst and Choice had entered into a sublease agreement with respect to the Company's principal executive offices. On May 31, 1998, the Company and Manor Care entered into a new lease for the Silver Spring, Maryland corporate headquarters and the Company's guarantees of Sunburst lease obligations and the sublease were cancelled. The new lease has a fifteen year term and was subsequently assigned from Manor Care to an unrelated party.

Related Party Transactions
During 1998, the Company entered into an interest free bridge loan agreement with a Company executive approximating $754,000, which is reflected as a receivable at December 31, 1998. The bridge loan was repaid in March 1999.

Reportable Segment Information
The Company has a single reportable segment encompassing its franchising business. Franchising revenues are comprised of royalty fees, initial franchise and relicensing fees, and partner services revenue and other. Marketing and reservation fees and expenses are excluded from reportable segment information as such fees and associated expenses are reported net. Corporate and other revenue consists of product sales and European hotel operations. The Company does not allocate interest income, interest expense or income taxes to its franchising segment.

The following table presents the financial information for the

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries


                                          Year ended December 31, 1999
(In thousands)                     Franchising   Corporate & Other  Consolidated
                                  -----------------------------------------------
Revenues                            $157,729        $   3,871        $161,600
Operating income (loss)              124,293          (30,459)         93,834
Depreciation and amortization            730            7,293           8,023
Capital expenditures                  16,515           14,118          30,633
Total assets                         248,028          216,630         464,658

                                          Year ended December 31, 1998
                                   Franchising   Corporate & Other  Consolidated
                                  -----------------------------------------------
Revenues                            $143,628        $  21,846        $165,474
Operating income (loss)              113,175          (28,067)         85,108
Depreciation and amortization            221            6,532           6,753
Capital expenditures                  15,500            1,988          17,488
Total assets                         208,096          190,129         398,225

                                        Seven months ended December 31, 1997
                                   Franchising   Corporate & Other  Consolidated
                                  -----------------------------------------------
Revenues                            $ 83,774        $  24,065        $107,839
Operating income (loss)               67,889          (15,715)         52,174
Depreciation and amortization             24            3,953           3,977
Capital expenditures                   5,535            1,794           7,329
Total assets                         182,210          204,185         386,395

                                          Fiscal year ended May 31, 1997
                                   Franchising   Corporate & Other  Consolidated
                                  -----------------------------------------------
Revenues                            $126,659         $ 41,380        $168,039
Operating income (loss)               92,774          (22,412)         70,362
Depreciation and amortization            331            7,312           7,643
Capital expenditures                   7,727            2,903          10,630
Total assets                         165,766           55,707         221,473



Company's franchising segment.

The Company's international operations had revenues of $6.9 million, $5.8 million, $16.2 million and $27.5 million for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997 and the fiscal year ended May 31, 1997, respectively. Long-lived assets related to international operations were $20.6 million and $16.4 million as of December 31, 1999 and 1998, respectively. All other long-lived assets of the Company are associated with domestic activities. In addition, the Company had a $41.2 million and $41.6 million investment in Friendly as of December 31, 1999 and 1998, respectively.

Commitments and Contingencies
The Company is a defendant in a number of lawsuits arising in the ordinary course of business. In the opinion of management and general counsel to the Company, the ultimate outcome of such litigation will not have a material adverse effect on the Company's business, financial position, results of operations or cash flows.

Fair Value of Financial Instruments
The balance sheet carrying amount of cash and cash equivalents and receivables approximate fair value due to the short term nature of these items. Long-term debt consists of bank loans and senior notes. Interest rates on bank loans adjust frequently based on current market rates; accordingly, the carrying amount of bank loans is equivalent to fair value.

The Note Receivable from Sunburst has an approximate fair value of $135.0 million and $127.5 million at December 31, 1999 and 1998, respectively, based on its current yield to maturity. The $100 million unsecured senior notes have an approximate fair value at December 31, 1999 and 1998 of $93.9 million and $97.6 million, respectively, based on their

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries


current yield to maturity.

Impact of Recently Issued Accounting Standards
In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires recognition of the fair value of derivatives in the statement of financial position, with changes in the fair value recognized either in earnings or as a component of other comprehensive income dependent upon the hedging nature of the derivative. Implementation of SFAS No. 133 is required for Fiscal 2001. SFAS No. 133 will not have a material impact on the Company's earnings or other comprehensive income.

Selected Quarterly Financial Data - (Unaudited)

(In thousands, except per share data)
--------------------------------------------------------------------------------------------------------------------
                                                                                                              Total
1999                                                   First         Second        Third       Fourth          Year
--------------------------------------------------------------------------------------------------------------------
Revenues                                               $30,805      $39,763      $48,016      $43,016      $161,600
Operating income                                        16,166       24,198       30,206       23,264        93,834
Income before income taxes                              17,272       24,280       30,381       22,538        94,471
  Net income                                            10,277       14,531       18,338       14,009        57,155

Per basic share:
  Net income                                           $  0.18      $  0.26      $  0.34      $  0.26      $   1.04

Per diluted share:
  Net income                                           $  0.18      $  0.26      $  0.33      $  0.26      $   1.03


                                                                                                              Total
1998                                                    First       Second        Third       Fourth           Year
--------------------------------------------------------------------------------------------------------------------
Revenues                                              $ 33,171     $ 44,436     $ 46,731     $ 41,136     $ 165,474
Operating income                                        14,133       23,519       26,736       20,720        85,108
Income before income taxes and extraordinary item       13,961       22,258       25,224       20,957        82,400
Net income before extraordinary item                     8,146       12,988       14,718       12,221        48,073
  Net income                                             8,146       12,988       21,950       12,221        55,305

Per basic share:
Net income before extraordinary item                  $   0.14     $   0.22     $   0.25     $   0.21     $    0.82
Extraordinary item                                    $   0.00     $   0.00     $   0.12     $   0.00     $    0.12
  Net income                                          $   0.14     $   0.22     $   0.37     $   0.21     $    0.94

Per diluted share:
Net income before extraordinary item                  $   0.13     $   0.22     $   0.25     $   0.21     $    0.81
Extraordinary item                                    $   0.00     $   0.00     $   0.12     $   0.00     $    0.12
  Net income                                          $   0.13     $   0.22     $   0.37     $   0.21     $    0.93

--------------------------------------------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Choice Hotels International, Inc. and Subsidiaries


Subsequent Event (Unaudited)
In February 2000, the Company and Sunburst entered into a second amendment of the strategic alliance agreement which had the effect of: (i) finalizing outstanding operational issues with respect to the MainStay brand; (ii) modifying the royalty payment schedule payable by Sunburst to the Company on the MainStay portfolio; and (iii) ensuring that Sunburst keeps at least 20 MainStay hotels in the franchise system for the period ending October 2002.

In addition, the parties entered into a put call agreement related to three MainStay properties in Pittsburgh, Pennsylvania, Greenville, South Carolina, and Brentwood, Tennessee for a period ending June 30, 2000. During this period, the Company can "call" any property for purchase at Sunburst's original cost (approximately $15 million) and at the end of this period Sunburst may "put" any property at such cost.

Management believes that entering into these agreements will have the effect of solidifying the strategic relationship, particularly with respect to development of MainStay hotels, and ensure that Sunburst will complete its development quota of 25 MainStay hotels.

Board of Directors & Corporate Officers
--------------------------------------------------------------------------------


Board Of Directors

Stewart Bainum, Jr.
Chairman of the Board:
 . Manor Care Inc.
 . Sunburst Hospitality Corporation

Barbara Bainum
President, Secretary and Director:
 . Commonweal Foundation

Secretary and Director:
 . Realty Investment Company

William L. Jews
President and Chief Executive Officer:
 . CareFirst BlueCross BlueShield

Director:
 . Crown Central Petroleum Corp.
 . Ryland Group, Inc.

Charles A. Ledsinger, Jr.
President and Chief Executive Officer:
 . Choice Hotels International

Director:
 . FelCor Lodging Trust, Inc.
 . Friendly's Ice Cream Corporation
 . TBC Corporation

Larry R. Levitan
Retired Managing Partner:
 . Andersen Consulting's Worldwide Communications Industry Group

Gerald W. Pettit
President & Chief Executive Officer:
 . Creative Hotel Associates LLC

James H. Rempe
Retired Senior Vice President,
General Counsel & Secretary:
 . Manor Care Inc.

Jerry E. Robertson, Ph.D.
Retired Executive Vice President:
 . 3M Life Sciences Sector and Corporate Services

Director:
 . Coherent Inc.
 . Steris Corp.

Raymond E. Schultz
Chairman:
 . RES Investments, L.L.C.

Director:
 . Equity Inns, Inc.
 . TBC Corporation

Stewart Bainum
Chairman Emeritus

Corporate Executive Officers

Stewart Bainum, Jr.
Chairman of the Board

Charles A. Ledsinger, Jr.
President and Chief Executive Officer

Steven T. Schultz
Executive Vice President, Franchise Operations

Michael J. DeSantis
Senior Vice President, General Counsel and Secretary

Bruno Geny
Senior Vice President, International

Thomas Mirgon
Senior Vice President, Administration

Joseph M. Squeri
Senior Vice President, Chief Financial Officer and Treasurer

Corporate Officers

Eric Bauer
Vice President, Strategy and Business Development

Brendan M. Ebbs
Senior Vice President, Franchise Operations

Daniel Rothfeld
Vice President, Partner Services

Kevin M. Rooney
Associate General Counsel and Assistant Secretary

William Weatherford
Senior Vice President, Franchise
Operations

Market Area Vice
Presidents

Brendan M. Ebbs
Senior Vice President, Franchise Operations, Northeast Market Area

William Weatherford
Senior Vice President, Franchise Operations, Southeast Market Area

Michael Barnard
Vice President, Franchise Operations, West Market Area

Gary Decatur
Vice President, Franchise Operations, North Central Market Area

Brent Russell
Vice President, Franchise Operations, South Central Market Area

Brand Management

Michael Cothran
Vice President & Brand Manager Rodeway Inn

Peter Jordan
Vice President & Brand Manager Quality

Donald Kolodz
Vice President & Brand Manager Clarion

Dan Shoen
Vice President & Brand Manager Comfort

Tim Shuy
Vice President & Brand Manager Econo Lodge & MainStay Suites

C o r p o r a t e  I n f o r m a t i o n
--------------------------------------------------------------------------------


Stock Listing

Choice Hotels International common stock trades on the New York Stock Exchange under the ticker symbol CHH.

Transfer Agent & Registrar

ChaseMellon
Shareholder Services LLC
Overpeck Centre
85 Challenger Road
Ridgefield, NJ 07660
www.chasemellon.com

Independent Auditors

Arthur Andersen LLP
Vienna, Virginia

Annual Meeting Date

Choice Hotels International will hold its Annual Meeting of Stockholders on Wednesday, May 3, 2000, at 9 a.m. in The Chesapeake Room of the Learning Center, 10720 Columbia Pike, Silver Spring, Maryland.

Form 10-K

A stockholder may receive without charge a copy of the Form 10-K Annual Report filed with the Securities and Exchange Commission by written request to the Corporate Secretary at the corporate headquarters.


Corporate Headquarters

Choice Hotels International
10750 Columbia Pike
Silver Spring, MD 20901

General Inquiries:

(301) 592-5000

Franchise Sales:
(800) 547-0007

Investor Inquiries:

(301) 592-5026
e-mail: investor_relations@choicehotels.com

Media Relations:

(301) 592-5032

Corporate Web Site:

www.choicehotels.com



[LOGO]

(C)2000 Choice Hotels International, Inc.

Quality, Comfort, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay are registered trademarks, service marks and trade names owned by Choice Hotels International, Inc. Choice Hotels also owns and uses common law marks, including Guest Privileges and Profit Manager.

Design: Choice Graphic Design & Corporate Identity
Principal Photographer: Cameron Davidson
Printer: GraphTec