Form 10-K, Exhibit 13
period 2000-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 2001-04-02
CIK 1046311

                                                                   Exhibit 13.01


                      TABLE OF CONTENTS


MANAGEMENT'S DISCUSSION AND ANALYSIS                    24

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                31

CONSOLIDATED FINANCIAL STATEMENTS                       32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              36

BOARD OF DIRECTORS AND CORPORATE OFFICERS               52

CORPORATE INFORMATION                                   53

MANAGEMENT'S DISCUSSION AND ANALYSIS
Choice Hotels International, Inc. and Subsidiaries

     The Company is one of the largest hotel franchisors in the world with 4,392 hotels open and 703 hotels under development as of December 31, 2000, representing 350,351 rooms open and 60,927 rooms under development in 43 countries. The Company franchises hotels under the Comfort, Quality, Econo Lodge, Sleep Inn, Clarion, Rodeway Inn and MainStay Suites brand names. The Company operates in all 50 states and the District of Columbia and 37 additional countries with 97% of its franchising revenue derived from hotels franchised in the United States.

     The principal factors that affect the Company's results are: growth in the number of hotels under franchise; occupancies and room rates achieved by the hotels under franchise; the effective royalty rate achieved; the number and relative mix of franchised hotels; and the Company's ability to manage costs. The number of rooms at franchised properties and occupancies and room rates at those properties significantly affect the Company's results because franchise royalty fees are based upon room revenues at franchised hotels. The key industry standard for measuring hotel operating performance is revenue per available room (RevPAR), which is calculated by multiplying the percentage of occupied rooms by the average daily room rate realized. The variable overhead costs associated with franchise system growth are substantially less than incremental royalty fees generated from new franchisees; therefore, the Company is able to capture a significant portion of those royalty fees as operating income.


Comparison of Calendar Year 2000 Operating Results and Calendar Year 1999 Operating Results

     The Company recorded net income of $42.4 million for the year ended December 31, 2000, a decrease of $14.8 million, compared to net income of $57.2 million for the year ended December 31, 1999. Operating income of $92.4 million in 2000 was $1.8 million under 1999 operating income of $94.2 million due to a restructuring charge of $5.6 million in 2000. A corporate-wide reorganization was implemented in 2000 to provide a more consistent service to franchisees, establish a centralized sales focus and create a more competitive overhead structure. Net income was further adversely affected in 2000 by a $7.4 million (net of taxes) equity loss in Friendly Hotels plc ("Friendly") and a $4.6 million (net of taxes) loss on the subordinated term note (the "Note") from Sunburst Hospitality Corporation ("Sunburst"). The Friendly equity loss was due to a comprehensive restructuring program at Friendly to strengthen its balance sheet and improve its operations. The Sunburst loss was attributed to two early payment transactions as the Company moved to monetize the note receivable.

MANAGEMENT'S DISCUSSION AND ANALYSIS
Choice Hotels International, Inc. and Subsidiaries

     Summarized financial results for the years ended December 31, 2000 and 1999 are as follows:




                                                                 2000           1999
                                                                -------        -------
(In thousands)

REVENUES:

     Royalty fees                                              $137,721         $128,653
     Initial franchise and relicensing fees                      12,154           13,910
     Partner services revenue                                    10,300            9,055
     Other revenue                                                7,299            6,111
     Product sales                                                   --            3,871
                                                               --------         --------
       Total revenues                                           167,474          161,600
                                                               ========         ========
OPERATING EXPENSES:

     Selling, general and administrative                         57,787           55,860
     Restructuring charges                                        5,637               --
     Depreciation and amortization                               11,623            7,687
     Product cost of sales                                           --            3,883
                                                               --------         --------
       Total operating expenses                                  75,047           67,430
                                                               ========         ========
     Operating income                                            92,427           94,170
     Interest expense                                            18,490           16,398
     Interest and dividend income                               (15,534)         (17,147)
     Equity loss on Friendly Hotels                              12,071              380
     Loss on Sunburst Hospitality note                            7,565               --
     Other                                                          253               68
                                                               --------         --------
     Income before income taxes                                  69,582           94,471
     Income taxes                                                27,137           37,316
                                                               --------         --------
       Net income                                              $ 42,445         $ 57,155
                                                               ========         ========



     Franchise Revenues: Management analyzes its business based on net franchise revenue, which is total revenue excluding product sales, and franchise operating expenses which are reflected as selling, general and administrative expenses.

     Net franchise revenues were $167.5 million for 2000 and $157.7 million for 1999. Royalties increased $9.0 million to $137.7 million from $128.7 million in 1999, an increase of 7.0%. The increase in royalties is attributable to a 3.2% increase in the number of domestic franchised hotel rooms, an increase in the effective royalty rate of the domestic hotel system to 3.85% from 3.7%, and an improvement in domestic RevPAR of 4.4%. Domestic initial fee revenue generated from franchise contracts signed was $6.4 million down from $9.6 million in 1999. In 2000, ninety-eight franchise agreements were entered into which included future potential rebates and/or incentive payments. Initial franchise fees of $3.3 millon were deferred and will be recognized when the incentive criteria are met or the deal is terminated, whichever occurs first. Total franchise agreements signed in 2000 were 298, a decline from 318 total agreements executed in 1999. Despite the continued competitive hotel franchising environment, the Company believes that its refocused, centralized sales group will complete approximately 300 new franchise agreements in 2001. Revenues generated from partner service relationships increased to $10.3 million from $9.1 million in 1999. Under the partner services program, the Company generates revenue from hotel industry vendors (who have been designated as preferred providers) based on the level of goods or services purchased from the vendors by hotel owners and hotel guests who stay in the Company's franchised hotels.

     The number of domestic rooms on-line increased to 265,962 from 258,120, an increase of 3.0% for the year ended December 31, 2000. For 2000, the total number of domestic hotels on-line grew 3.9% to 3,244 from 3,123 for 1999. The total number of international hotels on-line increased to 1,148 from 1,125, an increase of 2.0% for the year ended December 31, 2000. International rooms on-line increased to 84,389 as of December 31, 2000 from 80,134, an increase of 5.3%. As of December 31, 2000, the Company had 493 franchised hotels with 39,539 rooms either in design or under construction in its domestic system. The Company had an additional 210 franchised hotels with 21,388 rooms under development in its international system as of December 31, 2000.

Franchise Expenses: The cost to operate the franchising business is reflected in selling, general and administrative expenses. Selling, general and administrative expenses were $57.8 million for 2000, an increase of $1.9 million from the 1999 total of $55.9 million. As a percentage of net franchise revenues, selling, general and administrative expenses

MANAGEMENT'S DISCUSSION AND ANALYSIS
Choice Hotels International, Inc. and Subsidiaries


declined to 34.5% in 2000 from 35.4% in 1999. The improvement in the franchising margins relates to the economies of scale generated from operating a larger franchisee base and improvements in franchised hotel performance.

Marketing and Reservations: The Company's franchise agreements require the payment of franchise fees which include marketing and reservation fees. These fees, which are based on a percentage of the franchisees' gross room revenues, are used exclusively by the Company's marketing and reservation funds for expenses associated with providing such franchise services as central reservation and yield management systems, national marketing and media advertising. The Company is contractually obligated to expend the marketing and reservation fees it collects from franchisees in accordance with the franchise agreements; as such, no income or loss to the Company is generated.

     The total marketing and reservation fees received by the Company were $162.4 million and $146.0 million for the years ended December 31, 2000 and 1999, respectively. Depreciation and amortization incurred by the marketing and reservation funds was $10.5 million and $9.6 million for the years ended December 31, 2000 and 1999, respectively. Interest expense incurred by the reservation fund was $4.8 million and $3.3 million for the years ended December 31, 2000 and 1999, respectively. Reservation fees and marketing fees not expended in the current year are carried over to the next fiscal year and expended in accordance with the franchise agreements. Shortfall amounts are similarly recovered in subsequent years. Excess or shortfall amounts from the operation of these programs are recorded as a payable or receivable from the particular fund. Under the terms of the franchise agreements, the Company may advance capital as necessary to the marketing and reservation funds and recover such advances through future fees. As of December 31, 2000, the Company's balance sheet includes a receivable of $57.8 million related to advances made to the marketing ($24.9 million) and reservation ($32.9 million) funds. As of December 31, 1999, the Company's balance sheet includes a receivable of $32.8 million related to advances made to the marketing ($12.5 million) and reservation ($20.3 million) funds. The Company has the ability under existing franchise agreements and expects to recover these advances through future marketing and reservation fees.

Product Sales: In the fourth quarter of 1998, the Company discontinued its group purchasing program as previously operated. The group purchasing program utilized bulk purchases to obtain favorable pricing from third party vendors for franchisees ordering similar products. The Company acted as a clearinghouse between the franchisee and the vendor, and orders were shipped directly to the franchisee. Sales made to franchisees through the Company's group purchasing program were $3.9 million in 1999, with product cost of sales of $3.9 million.

Depreciation and Amortization: Depreciation and amortization increased to $11.6 million in 2000 from $7.7 million in 1999. This increase was primarily attributable to new computer systems installations and corporate office renovations.

Other: Interest expense of $18.5 million in 2000 is up $2.1 million from $16.4 million in 1999 due to higher interest rates. Included in 2000 and 1999 results is approximately $15.2 million and $14.2 million, respectively, of interest income earned on the note receivable from Sunburst. During 1999, the Company recorded $2.1 million in dividend income from Friendly. The Company's investment in Friendly resulted in a $12.1 million equity loss in 2000 associated with Friendly's comprehensive restructuring program. The Company recognized a $7.6 million loss in 2000 associated with the monetization of $137.5 million of the Sunburst note.

MANAGEMENT'S DISCUSSION AND ANALYSIS
Choice Hotels International, Inc. and Subsidiaries

Comparison of Calendar Year 1999 Operating Results and Calendar Year 1998 Operating Results

     The Company recorded net income of $57.2 million for the year ended December 31, 1999, an increase of $1.9 million, compared to net income of $55.3 million for the year ended December 31, 1998. Net income in 1998 included a $7.2 million extraordinary gain from the early extinguishment of debt. The increase in net income for 1999 was primarily attributable to an increase in the effective royalty rates achieved, an increase in franchise revenue as a direct result of improvements in the operating performance of hotels, and the addition of new franchisees to the system. Lower net interest costs versus 1998 also contributed favorably to the 1999 results.

     Summarized financial results for the years ended December 31, 1999 and 1998 are as follows:


                                                           1999              1998
                                                          -------           ------
(In thousands)

REVENUES:

     Royalty fees                                         $128,653         $115,171
     Initial franchise and relicensing fees                 13,910           16,571
     Partner services revenue                                9,055            6,370
     Other revenue                                           6,111            5,516
     Product sales                                           3,871           20,748
     European hotel operations                                  --            1,098
                                                          --------         --------
       Total revenues                                      161,600          165,474
                                                          ========         ========
OPERATING EXPENSES:

     Selling, general and administrative                    55,860           52,948
     Depreciation and amortization                           7,687            6,710
     Product cost of sales                                   3,883           19,532
     European hotel operations                                  --            1,133
                                                          --------         --------
       Total operating expenses                             67,430           80,323
                                                          ========         ========
     Operating income                                       94,170           85,151
     Interest expense                                       16,398           17,757
     Interest and dividend income                          (17,147)         (12,636)
     Equity loss on Friendly Hotels                            380               --
     Loss (gain) on sale of investments                         68           (2,370)
                                                          --------         --------
     Income before income taxes and extraordinary item      94,471           82,400
     Income taxes                                           37,316           34,327
                                                          --------         --------
     Net income before extraordinary item                   57,155           48,073
     Gain on early extinguishment of debt,
      net of $4,732 of income taxes                             --            7,232
                                                          --------         --------
       Net income                                         $ 57,155         $ 55,305
                                                          ========         ========


Franchise Revenues: Net franchise revenues were $157.7 million for 1999 and $143.6 million for 1998. Royalties increased $13.5 million to $128.7 million from $115.2 million in 1998, an increase of 11.7 %. The increase in royalties is attributable to a 2.3% increase in the number of domestic franchised hotel rooms, an increase in the effective royalty rate of the domestic hotel system to 3.7% from 3.6%, and an improvement in domestic RevPAR of 3.0%. Domestic initial fee revenue generated from franchise contracts signed was $10.1 million down from $13.1 million in 1998. Total franchise agreements signed in 1999 were 318, a decline from the 440 total agreements executed in 1998. An increasingly competitive hotel franchising environment, coupled with stricter hotel brand standards being enforced by the Company, contributed to the decline in the total franchise agreements signed in the period. Revenues generated from partner service relationships increased to $9.1 million from $6.4 million in 1998.

     The number of domestic rooms on-line increased to 258,120 from 252,357, an increase of 2.3% for the year ended December 31, 1999. For 1999, the total number of domestic hotels on-line grew 2.8% to 3,123 from 3,039 for 1998. The total number of international hotels on-line increased to 1,125 from 632, an increase of 78.0% for the year ended December 31, 1999. International rooms on-line increased to 80,134 as of December 31, 1999 from 53,095, an increase of 50.9%. As of December 31, 1999, the Company had 596 franchised hotels with 46,664 rooms either in design or under construction in its domestic system. The Company had an additional 165 franchised hotels with 17,431 rooms under development in its international system as of December 31, 1999.

Franchise Expenses: Selling, general and administrative expenses were $55.9 million for 1999, an increase of $3.0 million from the 1998 total of $52.9 million. As a percentage of net franchise revenues, selling, general and administrative expenses declined to

MANAGEMENT'S DISCUSSION AND ANALYSIS
Choice Hotels International, Inc. and Subsidiaries


35.4% in 1999 from 36.8% in 1998. The improvement in the franchising margins relates to the economies of scale generated from operating a larger franchisee base and improvements in franchised hotel performance.

Marketing and Reservations: The total marketing and reservation fees received by the Company were $146.0 million and $127.4 million for the years ended December 31, 1999 and 1998, respectively. Depreciation and amortization incurred by the marketing and reservation funds was $9.6 million and $6.2 million for the years ended December 31, 1999 and 1998, respectively. Interest expense incurred by the reservation fund was $3.3 million and $1.8 million for the years ended December 31, 1999 and 1998, respectively. As of December 31, 1999, the Company's balance sheet includes a receivable of $32.8 million related to advances made to the marketing ($12.5 million) and reservation ($20.3 million) funds. As of December 31, 1998, the Company's balance sheet includes a receivable of $18.7 million related to advances made to the marketing ($7.8 million) and reservation ($10.9 million) funds.

Product Sales:   Sales made to franchisees through the Company's group
purchasing program declined $16.8 million to $3.9 million in 1999 from $20.7 million in 1998. Similarly, product cost of sales decreased $15.6 million to $3.9 million from 1998. In the fourth quarter of 1998, the Company discontinued this group purchasing program as previously operated.

European Hotel Operations: In January 1998, Friendly acquired from the Company ten hotels in France, two in Germany and one in the United Kingdom, in exchange for $22.2 million in 5.75% convertible preferred shares in Friendly.

Depreciation and Amortization: Depreciation and amortization increased to $7.7 million in 1999 from $6.7 million in 1998. This increase was primarily attributable to new computer systems installations and corporate office renovations.

Interest Expense and Interest Income: Interest expense of $16.4 million in 1999 is down slightly from $17.8 million in 1998. Included in 1999 and 1998 results is approximately $14.2 million and $10.4 million, respectively, of interest income earned on the note receivable from Sunburst. The Company's investment in Friendly resulted in $2.2 million and $2.1 million in dividend income in 1999 and 1998, respectively.

Extraordinary Item: During 1998, the Company recorded an extraordinary gain from the early extinguishment of debt. The Company retired $13.7 million in debt and removed related assets of $1.8 million from the consolidated balance sheets. The extraordinary gain was $7.2 million, after income tax expense of $4.7 million, or $0.12 per diluted share.

Liquidity and Capital Resources

     Net cash provided by operating activities was $67.6 million for the year ended December 31, 2000, a decrease of $2.4 million from $70.0 million for the year ended December 31, 1999. The reduction in cash provided was primarily due to changes in working capital.

     Cash used in investing activities for the years ended December 31, 2000, 1999 and 1998, was $30.4 million, $40.9 million and $9.1 million, respectively. Investment in property and equipment includes installation of system-wide property and yield management systems and upgrades to financial and reservations systems. During the years ended December 31, 2000, 1999 and 1998, capital expenditures totaled $16.6 million, $30.6 million and $17.5 million, respectively. Capital expenditures in prior years included amounts for renovations to the Company's corporate headquarters (including a franchisee learning and training center); computer hardware; and financial, reservation, and property and yield management systems.

MANAGEMENT'S DISCUSSION AND ANALYSIS
Choice Hotels International, Inc. and Subsidiaries


     The Company made net cash advances to the marketing and reservation funds totaling $14.5 million in 2000. The advances are associated with a system-wide property and yield management systems implementation, the timing of expenditures associated with specific brand initiatives of the marketing fund and the recognition of costs and the timing of payments received from franchisees in conjunction with the Company's frequency stay program. The Company has the ability under existing franchise agreements and expects to recover these advances through future marketing and reservation fees. The Company expects the marketing and reservation funds to generate positive cash flows of approximately $10 million in 2001 due to cost reductions associated with restructured operations, programmed brand initiatives, growth in fees from normal operations and increases in property and yield management fees.

     On September 1, 2000, Sunburst transferred title to three MainStay properties under a put/call agreement entered into between the Company and Sunburst in March 2000. These properties were received by the Company as consideration for $16.3 million of the then $149 million amount due under the Note. The initial Note carried a simple interest rate of 11% per annum. In connection with an amendment of the strategic alliance agreement (as defined in Note 7 to Consolidated Financial Statements), effective October 15, 2000, interest payable accrued at a rate of 11% per annum compounded daily. The Company implemented this amendment prospectively beginning on January 1, 1999, and has recognized interest on the outstanding principal and accrued interest amounts at an effective rate of 10.58%. Total interest accrued at December 31, 2000 and 1999 was $42.2 million and $27.0 million, respectively. On January 5, 2001, the Company received from Sunburst $101.9 million, a parcel of land valued at approximately $1.5 million and a new 11 3/8% seven-year senior subordinated note in the amount of $35 million as consideration for the five-year subordinated term note.

     Financing cash flows relate primarily to the Company's borrowings under its credit lines and treasury stock purchases. In 1997, the Company entered into a five-year, $300 million competitive advance and multi-currency revolving credit facility (as defined in Note 10 to Consolidated Financial Statements). The Credit Facility provides for a term loan of $150 million and a revolving credit facility of $150 million, $50 million of which is available in foreign currency borrowings. As of December 31, 2000, the Company had $80 million of term loans outstanding and $109 million of revolving loans. The term loan is payable over five years, $42.5 million of which is due in 2001. The Credit Facility includes customary financial and other covenants that require the maintenance of certain ratios including maximum leverage and interest coverage and restrict the Company's ability to make certain investments, incur debt and dispose of assets. At the Company's option, the interest rate may be based on LIBOR, a certificate of deposit rate or an alternate base rate (as defined), plus a facility fee percentage. The rate is determined based on the Company's consolidated leverage ratio at the time of borrowing.

     In 1998, the Company completed a $100 million senior unsecured note offering ("the Senior Notes"), bearing a coupon rate of 7.13% with an effective rate of 7.22%. The Senior Notes will mature on May 1, 2008, with interest on the Senior Notes to be paid semi-annually. The Company used the net proceeds from the offering of approximately $99 million to repay amounts outstanding under the Company's Credit Facility.

     In January 2001, the Company provided Friendly, in association with Friendly's restructuring (see Note 5 to Consolidated Financial Statements), with a letter of credit in an amount up to (Pounds)7.8 million (approximately US $11.4 million) to guarantee additional credit facilities from Friendly's banks. As of March 20, 2001, Friendly had drawn (Pounds)5.5 million on this letter of credit.

MANAGEMENT'S DISCUSSION AND ANALYSIS
Choice Hotels International, Inc. and Subsidiaries


     As of December 31, 2000, the total debt outstanding for the Company was $297.2 million.

     The Company had repurchased 9.1 million shares of its common stock at a total cost of $129.2 million as of December 31, 2000. On February 8, 2001, the Company received authorization from its Board of Directors to repurchase up to an additional 5 million shares. Subsequent to December 31, 2000 and using the proceeds of the Sunburst note, the Company repurchased 7.3 million shares of outstanding common stock at a total cost of $105.4 million.

     The Company believes that cash flows from operations and available financing capacity are adequate to meet the expected operating, investing, financing and debt service requirements of the business for the immediate future.

Impact of Recently Issued Accounting Standards

     In June 1998, the Financial Accounting Standards Board (Board) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which established accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires the recognition of the fair value of derivatives in the statement of financial position, with changes in the fair value recognized either in earnings or as a component of other comprehensive income dependent upon the hedging nature of the derivative. In June 1999, the Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. SFAS No. 133 does not have a material impact on the Company's earnings or other comprehensive income.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition," which requires revenues to be recognized when realized and earned. Revenue is generally realized and earned when all the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the selling price must be fixed or determinable; and, (iv) collectibility is reasonably assured. The Company implemented SAB No. 101 in 2000.

Forward-Looking Statements

     Certain statements contained in this annual report, including those in the section entitled Management's Discussion and Analysis, that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Words such as "believes," "anticipates," "expects," "intends," "estimates," "projects," and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements. Such statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those projected, including: competition within each of our business segments; business strategies and their intended results; the balance between supply of and demand for hotel rooms; our ability to obtain new franchise agreements; our ability to develop and maintain positive relations with current and potential hotel owners; the effect of international, national and regional economic conditions; the availability of capital to allow us and potential hotel owners to fund investments and construction of hotels; the cost and other effects of legal proceedings; and other risks described from time to time in our filings with the Securities and Exchange Commission, including those set forth under the heading "Risk Factors" in our Report on Form 10-Q for the period ended June 30, 1999. Given these uncertainties, you are cautioned not to place undue reliance on such statements. The Company also undertakes no obligation to publicly update or revise any forward-looking statement to reflect current or future events or circumstances.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
Choice Hotels International, Inc. and Subsidiaries

To Choice Hotels International, Inc.

     We have audited the accompanying consolidated balance sheets of Choice Hotels International, Inc. and subsidiaries, as defined under "Company Information and Significant Accounting Policies" in the Notes to Consolidated Financial Statements, as of December 31, 2000 and 1999, and the related consolidated statements of income, cash flows, and shareholders' equity and comprehensive income for the years ended December 31, 2000, 1999 and 1998. These consolidated financial statements are the responsibility of Choice Hotels International, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Choice Hotels International, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, 1999 and 1998, in conformity with accounting principles generally accepted in the United States.

                                                        /s/ Arthur Andersen LLP



Vienna, Virginia
February 2, 2001

CONSOLIDATED STATEMENTS OF INCOME
Choice Hotels International, Inc. and Subsidiaries


                                                                       Years ended December 31,
                                                                  ------------------------------------
                                                                      2000         1999         1998
                                                                  -----------    ----------   --------
(In thousands, except per share amounts)
----------------------------------------
REVENUES:

     Royalty fees                                                     $137,721   $128,653   $115,171
     Initial franchise and relicensing fees                             12,154     13,910     16,571
     Partner services revenue                                           10,300      9,055      6,370
     Other revenue                                                       7,299      6,111      5,516
     Product sales                                                          --      3,871     20,748
     European hotel operations                                              --         --      1,098
                                                                      ========   ========   ========
       Total revenues                                                  167,474    161,600    165,474

OPERATING EXPENSES:

     Selling, general and administrative                                57,787     55,860     52,948
     Restructuring charges (Note 8)                                      5,637         --         --
     Depreciation and amortization                                      11,623      7,687      6,710
     Product cost of sales                                                  --      3,883     19,532
     European hotel operations                                              --         --      1,133
                                                                      ========   ========   ========
       Total operating expenses                                         75,047     67,430     80,323
                                                                      --------   --------   --------
Operating income                                                        92,427     94,170     85,151
                                                                      --------   --------   --------
OTHER:
     Interest expense (Note 10)                                         18,490     16,398     17,757
     Interest and dividend income (Notes 5 and 7)                      (15,534)   (17,147)   (12,636)
     Equity loss on Friendly Hotels (Note 5)                            12,071        380         --
     Loss on Sunburst Hospitality note (Note 7)                          7,565         --         --
     Loss (gain) on sale of investments                                    253         68     (2,370)
                                                                      ========   ========   ========
       Total other                                                      22,845       (301)     2,751
                                                                      --------   --------   --------
     Income before income taxes and extraordinary item                  69,582     94,471     82,400
     Income taxes (Note 14)                                             27,137     37,316     34,327
                                                                      ========   ========   ========
     Income before extraordinary item                                   42,445     57,155     48,073
     Gain on early extinguishment of debt (net of taxes of $4,732)          --         --      7,232
                                                                      ========   ========   ========
     Net income                                                       $ 42,445   $ 57,155   $ 55,305
                                                                      ========   ========   ========
     Weighted-average shares outstanding                                52,895     54,859     58,717
                                                                      ========   ========   ========
     Diluted shares outstanding                                         53,253     55,667     59,548
                                                                      ========   ========   ========
     Basic EPS:  (Note 17)
     Income before extraordinary item                                 $   0.80   $   1.04   $   0.82
     Extraordinary item                                                     --         --       0.12
                                                                      --------   --------   --------
     Net income                                                       $   0.80   $   1.04   $   0.94
                                                                      --------   --------   --------
     Diluted EPS:  (Note 17)
     Income before extraordinary item                                 $   0.80   $   1.03   $   0.81
     Extraordinary item                                                     --         --       0.12
                                                                      --------   --------   --------
     Net income                                                       $   0.80   $   1.03   $   0.93
                                                                      --------   --------   --------

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
Choice Hotels International, Inc. and Subsidiaries


                                                                         December 31,     December 31,
                                                                             2000            1999
                                                                         ------------     ------------
(In thousands)
-------------

ASSETS
Current assets

     Cash and cash equivalents                                               $ 19,701   $  11,850
     Receivables (net of allowance for doubtful accounts of $5,754 and
      $6,691, respectively)                                                    31,865      30,035
     Income taxes receivable and other current assets (Note 14)                   520          37
                                                                             --------   ---------
        Total current assets                                                   52,086      41,922
     Property and equipment, at cost, net (Note 2)                             72,946      58,255
     Goodwill, net (Note 3)                                                    62,663      64,706
     Franchise rights, net (Note 4)                                            39,163      43,101
     Investment in Friendly Hotels (Note 5)                                    34,616      41,195
     Advances to marketing and reservation funds (Note 6)                      57,824      32,807
     Other assets                                                              27,330      40,819
     Note receivable from Sunburst Hospitality (Note 7)                       137,492     141,853
                                                                             --------   ---------
           Total assets                                                      $484,120   $ 464,658
                                                                             ========   =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities

     Current portion of long-term debt (Note 10)                             $ 50,046   $  44,646
     Accounts payable                                                          15,964      21,362
     Accrued expenses (Notes 8 and 9)                                          27,818      21,368
     Income taxes payable (Note 14)                                                --       1,367
                                                                             ========   =========
        Total current liabilities                                              93,828      88,743

     Long-term debt (Note 10)                                                 247,179     262,710
     Deferred income taxes ($39,573 and $30,648, respectively)
      and other liabilities (Note 14)                                          53,020      47,589
                                                                             --------    --------
        Total liabilities                                                     394,027     399,042
                                                                             ========   =========
SHAREHOLDERS' EQUITY
Common stock, $ .01 par value, 160,000,000 shares authorized;
   52,561,568 and 53,833,911 shares issued and outstanding at
   December 31, 2000 and 1999, respectively (Note 15)                             526         538

Additional paid-in-capital                                                     55,245      52,386
Accumulated other comprehensive (loss) income                                     (54)      1,205
Deferred compensation                                                          (1,300)     (1,937)
Treasury stock (9,102,056 and 7,527,027 shares at December 31, 2000
 and 1999, respectively)                                                     (129,172)   (108,294)
Retained earnings                                                             164,848     121,718
                                                                             --------   ---------
Total shareholders' equity                                                     90,093      65,616
                                                                             ========   =========
           Total liabilities and shareholders' equity                        $484,120   $ 464,658
                                                                             ========   =========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Choice Hotels International, Inc. and Subsidiaries


                                                                             Years ended December 31,
                                                                        ----------------------------------
                                                                           2000       1999        1998
                                                                        ----------  ---------    ---------
(In thousands)
--------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                               $ 42,445   $ 57,155   $  55,305

Reconciliation of net income to net cash provided
  by operating activities:
     Depreciation and amortization                                         12,104      8,023       7,401
     Provision for bad debts                                                 (585)       588       1,473
     Deferred income taxes and other                                       11,018     10,216      14,852
     Non-cash interest and dividend income                                (15,170)   (16,639)    (12,364)
     Equity loss on Friendly Hotels                                        12,071        380          --
     Loss on early prepayment of Sunburst Hospitality note                  6,520         --          --
     Gain on early extinguishment of debt                                      --         --     (11,964)

Change in assets and liabilities:
     Receivables                                                           (2,245)    (4,006)     (4,311)
     Prepaid expenses and other current assets                                 30      1,355      (1,849)
     Current liabilities                                                    1,714      6,086      (6,180)
     Income taxes payable/receivable                                         (278)     6,794      (3,411)
                                                                        ---------   --------   ---------
        Net cash provided by operating activities                          67,624     69,952      38,952
                                                                        =========   ========   =========
CASH FLOWS FROM INVESTING ACTIVITIES

     Investment in property and equipment                                 (16,590)   (30,633)    (17,488)
     Advances to/from marketing and reservation funds, net                (14,532)    (5,545)      1,512
     Repayments of advances to Sunburst Hospitality                            --         --       8,145
     Other items, net                                                         760     (4,765)     (1,225)
                                                                        ---------   --------   ---------
           Net cash utilized in investing activities                      (30,362)   (40,943)     (9,056)
                                                                        =========   ========   =========
CASH FLOWS FROM FINANCING ACTIVITIES

     Proceeds from mortgages and other long-term debt                      85,500     88,630     194,901
     Proceeds from exercise of stock options                                1,736      5,136       4,919
     Principal payments of debt                                           (95,757)   (59,458)   (184,300)
     Purchase of treasury stock                                           (20,893)   (53,166)    (54,015)
     Proceeds from issuance of common stock                                     3          7           9
                                                                        ---------   --------   ---------
        Net cash utilized in financing activities                         (29,411)   (18,851)    (38,486)
                                                                        ---------   --------   ---------
     Net change in cash and cash equivalents                                7,851     10,158      (8,590)
     Cash and cash equivalents at beginning of period                      11,850      1,692      10,282
                                                                        =========   ========   =========
     Cash and cash equivalents at end of period                          $ 19,701   $ 11,850   $   1,692
                                                                        =========   ========   =========

Supplemental disclosure of cash flow information
     Cash payments during the year for:
        Interest                                                         $ 22,145   $ 19,387   $  19,200
        Income taxes                                                       15,674     17,834      22,278
     Non-cash investing activities:
        Properties assumed through put/call transaction                  $ 12,233         --          --
        Reduction in Sunburst Hospitality note from put/call transaction   16,333         --          --
                                                                        =========   ========   =========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME Choice Hotels International, Inc. and Subsidiaries






                                                               Accumulated
                                                                  Other
                                                  Additional  Comprehensive
(In thousands, except           Common Stock        Paid-in      Income       Deferred   Treasury  Comprehensive  Retained
share amounts)                Shares     Amount     Capital      (Loss)     Compensation   Stock      Income      Earnings    Total
---------------------         ------     ------   -----------  -----------  ------------  -------- -------------  --------    -----


Balance as of December 31,
 1997                        59,828,878  $  598     $  47,907    $(8,316)   $     --   $    (189)              $   9,258   $ 49,258
Comprehensive income
     Net income                      --      --            --         --          --          --    $  55,305     55,305     55,305
     Other comprehensive
      income
     Foreign translation
      adjustments                    --      --            --         --          --          --       10,048         --     10,048
     Unrealized gain on
      securities, net
      of reclassification
      adjustment (Note 16)          --      --            --         --          --           --         380          --        380
                                                                                                      -------
     Other comprehensive
      income                         --      --            --     10,428          --          --       10,428         --         --
                                                                                                      -------
Comprehensive income                                                                                  $65,733
                                                                                                      =======
Exercise of stock
 options/grants, net            667,227       7         5,058         --          --          --                              5,065
Issuance of restricted
 stock                          160,212       2         2,272         --      (2,274)         --                      --         --
Amortization of deferred
 compensation                        --      --            --         --         609          --                      --        609
Treasury purchases           (3,929,400)    (39)           --         --          --     (53,976)                           (54,015)
Purchase of MainStay brand
 option from Sunburst                --      --       (10,140)        --          --          --                      --    (10,140)
                             ----------  ------     ---------   --------   ---------    --------    ---------  ---------   --------
Balance as of December 31,
 1998                        56,726,917  $  568     $  45,097    $ 2,112    $ (1,665)  $ (54,165)              $  64,563   $ 56,510
                             ==========  ======     =========   ========   =========   =========    =========  =========   ========
Comprehensive income
     Net income                      --      --            --         --          --          --    $  57,155     57,155     57,155
     Other comprehensive
      income
     Foreign translation
      adjustments                    --      --            --         --          --          --         (108)        --       (108)
     Unrealized loss on
      securities,
      net of taxes, net of
      reclassification
      adjustment (Note 16)           --      --            --         --          --          --         (799)        --       (799)
                                                                                                     --------
     Other comprehensive
      income                         --      --            --       (907)         --          --         (907)        --         --
                                                                                                     --------
Comprehensive income                                                                                  $56,248
                                                                                                     ========
Exercise of stock
 options/grants, net            623,647       6         6,275         --          --          --                      --      6,281
Issuance of restricted
 stock                           70,260       1         1,014         --      (1,015)         --                      --         --
Amortization of deferred
 compensation                        --      --            --         --         743          --                      --        743
Treasury purchases           (3,586,913)    (37)           --         --          --     (54,129)                     --    (54,166)
                             ----------  ------     ---------   --------   ---------    --------    ---------  ---------   --------
Balance as of December 31,
 1999                        53,833,911  $  538     $  52,386    $ 1,205    $ (1,937)  $(108,294)              $ 121,718   $ 65,616
                             ==========  ======     =========   ========   =========   =========    =========  =========   ========
Comprehensive income
     Net income                      --      --            --         --          --          --    $  42,445     42,445     42,445

     Other comprehensive
      income
     Foreign translation
      adjustments                    --      --            --         --          --          --       (1,786)        --     (1,786)
     Unrealized gain on
      securities,
      net of taxes, net of
      reclassification
      adjustment (Note 16)           --      --            --         --          --          --          527         --        527
                                                                                                    ---------
     Other comprehensive
      income                         --      --            --     (1,259)         --          --       (1,259)        --         --
                                                                                                    ---------
Comprehensive income                                                                                $  41,186
                                                                                                    =========
Exercise of stock
 options/grants, net            288,634       3         3,362         --          --          --                              3,365
Issuance of restricted
 stock                           14,052      --           182         --        (182)         --                      --         --
Amortization of deferred
 compensation                        --      --            --         --         819          --                      --        819
Treasury purchases           (1,575,029)    (15)           --         --          --     (20,878)                     --    (20,893)
Liquidation of foreign
 subsidiaries                        --      --          (685)        --          --          --                     685         --
                             ----------  ------     ---------   --------   ---------    --------    ---------  ---------   --------
Balance as of December 31,
 2000                        52,561,568  $  526     $  55,245   $    (54)   $ (1,300)  $(129,172)              $ 164,848   $ 90,093
                             ==========  ======     =========   ========   =========   =========    =========  =========   ========


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Choice Hotels International, Inc. and Subsidiaries

1.  Company Information and Significant Accounting Policies

Company Information. Choice Hotels International, Inc. ("the Company") is in the business of hotel franchising. As of December 31, 2000, the Company had franchise agreements with 4,392 hotels open and 703 hotels under development in 43 countries under the following brand names: Comfort, Quality, Econo Lodge, Sleep Inn, Clarion, Rodeway Inn, and MainStay Suites.

Principles of Consolidation and Use of Estimates. The consolidated financial statements include the accounts of Choice Hotels International, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States and require management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents.

Capitalization Policies. Major renovations, replacements and interest during construction are capitalized to appropriate property and equipment accounts. Upon sale or retirement of property, the cost and related accumulated depreciation are eliminated from the accounts and the related gain or loss is taken into income. Maintenance, repairs and minor replacements are charged to expense.

Impairment Policy. The Company evaluates the recoverability of long-lived assets, including franchise rights and goodwill, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured based on net, undiscounted expected cash flows. Assets are considered to be impaired if the net, undiscounted expected cash flows are less than the carrying amount of the assets. Impairment charges are recorded based upon the difference between the carrying value of the asset and the expected net cash flows, discounted at an appropriate interest rate.

Deferred Financing Costs. Debt financing costs are deferred and amortized, using the effective interest method, over the term of the related debt.

Investments. The Company accounts for its investments in common stock in accordance with Statements of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities" and SFAS No. 130 "Reporting Comprehensive Income." The Company accounts for its investment in unincorporated joint ventures in accordance with Accounting Principles Board Opinion ("APB") No. 18 "The Equity Method of Accounting for Investments in Common Stock."

Revenue Recognition. The Company enters into numerous franchise agreements committing to provide franchisees with various marketing services, a centralized reservation system and limited rights to utilize the Company's registered tradenames. These agreements are typically for a period of twenty years, with certain rights to the franchisee to terminate after five, ten, or fifteen years. In most instances, initial franchise fees are recognized upon sale because the initial franchise fee is non-refundable and the Company has no continuing obligations related to the franchisee. However, when

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Choice Hotels International, Inc. and Subsidiaries


franchise agreements are entered into which include future potential rebates and/or incentive payments, the initial franchise fees are deferred and recognized when the incentive criteria are met or the deal is terminated, whichever occurs first. In 2000, ninety-eight franchise agreements were entered into with incentive clauses which resulted in deferred initial franchise fee revenue of $3.3 million. Royalty fees, primarily based on gross room revenues of each franchisee, are recorded when earned. Reserves for uncollectible accounts are charged to bad debt expense and are included in selling, general and administrative expenses in the accompanying consolidated statements of income.

     The Company's franchise agreements require the payment of franchise fees which include marketing and reservation fees. These fees, which are based on a percentage of the franchisees' gross room revenues, are used exclusively by the Company's marketing and reservation funds for expenses associated with providing such franchise services as central reservation systems, national marketing and media advertising. The Company is contractually obligated to expend the marketing and reservation fees it collects from franchisees in accordance with the franchise agreements; as such, no income or loss to the Company is generated. Accordingly, marketing and reservation fees collected and associated expenses are reported net by the Company.

     The Company generates partner services revenue from hotel industry vendors based on the level of goods or services purchased from the vendors by hotel owners and hotel guests who stay in the Company's franchised hotels. In accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition," the Company recognizes partner services revenues (i) upon the completion of service or delivery of product, assuming reasonable assurance of collectibility; (ii) upon completion of a specific event; or, failing the previous two conditions,
(iii) over the life of the contract, regardless of whether monies are received in advance or in arrears, and regardless of whether the monies are non-refundable.

Self-Insurance Program. The Company maintains its own health insurance program, which includes certain levels of retained risk. Estimated costs are accrued at present values based on actuarial projections for known and anticipated claims.

Reclassifications. Certain reclassifications have been made to the prior year consolidated financial statements to conform to the current year presentation.

2.  Property and Equipment

The components of property and equipment in the consolidated balance sheets are:


                                         December 31,
 (In thousands)                        2000       1999
                                     --------   --------

Land                                 $  2,593   $  1,227
Facilities in progress                  4,075      1,838
Building and improvements              29,474     18,458
Furniture, fixtures and equipment      74,812     60,629
                                     --------   --------
                                      110,954     82,152
Less: Accumulated depreciation        (38,008)   (23,897)
                                     --------   --------
                                     $ 72,946   $ 58,255
                                     ========   ========


Depreciation has been computed for financial reporting purposes using the straight-line method. A summary of the ranges of estimated useful lives upon which depreciation rates have been based follows:

         Building and improvements           10-40 years
         Furniture, fixtures and equipment    3-20 years

3.  Goodwill

Goodwill primarily represents an allocation of the excess purchase price of the stock of the Company over the recorded minority interest that was previously held by members of the Company's former management team. Goodwill is amortized on a straight-line basis over 40 years. Such amortization amounted to $2.0 million in each of the years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Choice Hotels International, Inc. and Subsidiaries


ended December 31, 2000, 1999 and 1998, respectively. Goodwill is net of accumulated amortization of $12.1 million and $10.1 million at December 31, 2000 and 1999, respectively.

4.  Franchise Rights

Franchise rights are intangible assets and represent an allocation in purchase accounting for the value of long-term franchise contracts. As of December 31, 2000, the net balance is associated with the Econo Lodge acquisition made in fiscal year 1991. Franchise rights acquired are amortized over an average life of 15 years. Amortization expense for the years ended December 31, 2000, 1999 and 1998 amounted to $3.9 million, $4.3 million and $3.8 million, respectively. Franchise rights are net of accumulated amortization of $26.9 million and $23.0 million at December 31, 2000 and 1999, respectively.

     The Company periodically assesses the amortization lives of its franchise rights. Effective January 1, 1998, the Company changed its estimate of the useful life of Econo Lodge franchise rights to a 17 year period and Rodeway franchise rights to a 3 year period to more closely match the remaining estimated contract lives of franchise contracts acquired in 1991.

5. Investment in Friendly

     As of December 31, 2000, the Company had 1,083,333 shares of common stock and 23,624,742 shares of 5.75% convertible preferred stock in Friendly Hotels plc ("Friendly"), the Company's master franchisor for the United Kingdom, Ireland and continental Europe. The preferred shares were convertible for one new Friendly common share for every 150p nominal of the preferred convertible shares.

     The Company has the right to appoint three directors to the board of Friendly. Given the Company's ability to exercise significant influence over the operations of Friendly, the equity method of accounting is applied.

     Friendly holds the master franchise rights for the Company's Comfort, Quality and Clarion brand hotels in the United Kingdom, Ireland and throughout Europe (with the exception of Scandinavia) for a 10-year period. In exchange, the Company received Friendly common stock and was to receive from Friendly, $8.0 million payable in eight equal annual installments.

     On December 21, 2000, Friendly announced a comprehensive restructuring program to strengthen its balance sheet and improve its operations. Elements of the restructuring program include a revaluation of its real estate portfolio, disposal of non-core assets, renegotiations of certain commercial arrangements with the Company, and a future strategy focused on growth of its franchising business. To improve Friendly's competitive position in Europe, the Company has agreed to forgive and waive certain royalty fees due over the next five years, waive the five remaining annual installments of the master franchise agreement and to provide Friendly with a letter of credit in an amount up to (Pounds)7.8 million (approximately US $11.4 million) to guarantee additional credit facilities from Friendly's banks. The Company's letter of credit will be secured by substantially all of Friendly's assets in France and Germany, valued in excess of (Pounds)8.2 million (approximately US $12.0 million). In consideration for this support, Friendly will reduce the conversion rate from 150p for each of Choice's convertible preferred shares to 60p for each convertible preferred share. Other modifications to the Company's convertible preferred shares will include a change in the dividend rate from 5.75% (payable in cash) to 2% per annum, if payable in additional convertible preferred shares. Friendly may alternatively elect to pay cash dividends at the rate of 3.5% per annum up until January 30, 2013 and thereafter at the rate of 5.75%. In addition, accrued dividends due to the Company as of February 7, 2001 will be converted to additional convertible preferred shares of Friendly. The effect of this change in conversion price together with the conversion of dividend arrearage to additional convertible preferred shares of Friendly is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Choice Hotels International, Inc. and Subsidiaries


to increase the Company's fully diluted ownership in Friendly from the current level of 44% to approximately 69%. Friendly will be granted an option to settle the deferred consideration of $4.0 million pursuant to a January, 1998 transaction, in additional convertible preferred shares. In the event that Friendly settles this obligation before maturity, the amount payable shall be discounted at a rate of 10% per annum. Due to the restructuring program, the Company has recorded an equity loss on Friendly of $12.1 million in accordance with Emerging Issues Task Force ("EITF") No. 99-10, "Percentage Used to Determine the Amount of Equity Method Losses." Going forward, the EITF No. 99-10 requires the Company to recognize changes in Friendly's hypothetical liquidated book value as an equity adjustment to the Company's recorded investment.


     Since the closing of the restructuring transaction in January 2001, the Company continues to closely monitor its strategic options with respect to its investment in Friendly. In the event that Friendly's financial condition deteriorates, there may not be sufficient cash from operations and available credit lines to fund the business. In the event that Friendly cannot secure additional borrowings or equity, the Company will consider its strategic and financial options, including, but not limited to i) stand-aside to additional funding requirements which would likely result in the insolvency of Friendly, a further or complete write-down of the Company's investment in Friendly and the Company taking back its franchising rights for the United Kingdom, Ireland and continental Europe, or ii) conversion of its convertible preferred shares into ordinary common stock resulting in control of and full consolidation of Friendly.

     The Company recognized $2.2 million and $2.1 million in preferred dividend income from the Friendly investment for the years ended December 31, 1999 and 1998, respectively. As of December 31, 1999 and 1998, accrued but unpaid preferred dividends were $5.8 million and $3.7 million, respectively. The Company also recognized $1.1 million, $2.2 million and $1.4 million in royalty revenue from Friendly for the years ended December 31, 2000, 1999 and 1998, respectively.

     The Company owned approximately 5.4%, 5.3% and 5.2% of Friendly's outstanding ordinary shares at December 31, 2000, 1999, and 1998, respectively. The fair market value of the ordinary shares at December 31, 2000, 1999 and 1998 was $0.7 million, $2.0 million and $1.9 million, respectively.


Summarized unaudited balance sheet data for Friendly is as follows:


                                     Unaudited
                                    December 31,
                                 ------------------
(In thousands)                      2000      1999
                                 --------  --------

Current assets                   $ 27,298  $ 33,557
Non-current assets                138,679   193,299
Current liabilities                70,541    55,441
Non-current liabilities            60,820    89,776
Redeemable preferred stock         23,115    37,800
shareholders' equity               34,616    81,639


Summarized unaudited income statement data for Friendly is as follows:


                                                         Unaudited
                                                        December 31,
                                                ------------------------------
(In thousands)                                    2000       1999       1998
                                                 ------     ------     ------

Net revenues                                    $138,135   $150,332   $130,028
Gross profit                                      76,032     84,852     73,447
Income from continuing operations                (40,193)    (8,584)    12,778
Net (loss) income after preferred dividends      (50,640)   (31,424)    18,984


6.   Advances to Marketing and Reservation Funds

The total marketing and reservation fees received by the Company for the years ended December 31, 2000, 1999 and 1998 amounted to $162.4 million, $146.0 million and $127.4 million, respectively. Depreciation and amortization incurred by the marketing and reservation funds for the years ended December 31, 2000, 1999 and 1998 amounted to $10.5 million, $9.6 million and $6.2 million, respectively. Interest expense incurred by the reservation fund was $4.8 million, $3.3 million and $1.8 million for the years ended December 31, 2000, 1999 and 1998, respectively. Under the terms of the franchise agreements, reservation fees and marketing fees not expended in the current year are carried over to the next fiscal year and expended in accordance with the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Choice Hotels International, Inc. and Subsidiaries


franchise agreements. Shortfall amounts are similarly recovered in subsequent years. Excess or shortfall amounts from the operation of these programs are recorded as a payable or receivable, respectively, from the particular fund.
As of December 31, 2000 and 1999, the Company's consolidated balance sheet includes advances to marketing and reservation funds of $57.8 million (marketing $24.9 million and reservation $32.9 million) and $32.8 million (marketing $12.5 million and reservation $20.3 million), respectively. The Company has the ability under the existing franchise agreements and expects to recover the remaining receivables through future marketing and reservation fees.

7. Transactions with Sunburst

Effective October 15, 1997, Choice Hotels International, Inc. ("CHI"), which at that point included both the franchising business and owned hotel business, separated the businesses via spin-off of the Company (the "Sunburst Distribution"). CHI changed its name to Sunburst Hospitality Corporation (referred to hereafter as "Sunburst"). As part of the spin-off, Sunburst and the Company entered into a strategic alliance agreement, which was amended in December 1998 and September 2000. Among other things, the strategic alliance agreement provides for (i) certain commitments by Sunburst for the development of MainStay Suites hotels; (ii) special procedures associated with liquidated damages; and (iii) predetermined franchise fee credits based on operating performance. The amended strategic alliance agreement extends through October 15, 2002 as it relates to development commitments. Liquidated damage and franchise fee credit provisions extend through the life of existing franchise agreements.

     In connection with the spin-off, the Company borrowed $115 million under its Credit Facility (as defined in Note 10) in order to fund a subordinated term note to Sunburst (the "Note"). The Note of $115 million accrues interest monthly at an initial simple rate of 11% per annum through October 14, 2000. In connection with an amendment of the strategic agreement discussed above, effective October 15, 2000, interest shall accrue at a rate of 11% per annum compounded daily. On January 1, 1999, the Company began recognizing interest on the outstanding principal and accrued interest amounts at an effective rate of 10.58%. The Note is payable in full, along with accrued interest, on October 15, 2002. Total interest accrued as of December 31, 2000 and 1999 was $42.2 million and $27.0 million, respectively.

     On September 1, 2000, Sunburst transferred title to three MainStay properties under a put/call agreement entered into between the Company and Sunburst in March 2000. The properties were received by the Company as consideration for $16.3 million of the then $149 million amount due under the Note. The fair market value of the MainStay properties was approximately $12.2 million. Accordingly, the Company recognized a $4.1 million pre-tax loss on the Note.

     On September 20, 2000, the Company and Sunburst reached agreement on the terms of a proposed restructuring of the then existing $136 million Note. Under the terms of the agreement, the Company would receive cash and a newly issued 11 3/8% seven-year subordinated note. On January 5, 2001, the Company received $101.9 million, a parcel of land valued at approximately $1.5 million and a $35 million seven-year senior subordinated note bearing interest at 11 3/8% in settlement of the balance of the Note. In 2000, the Company recognized a pre-tax loss of $3.5 million resulting from this transaction.

     During the periods presented, Sunburst operated substantially all of its hotels pursuant to franchise agreements with the Company. Total fees paid to the Company included in the accompanying consolidated financial statements for franchising royalty, marketing and reservation fees were $10.3 million, $9.1 million and $11.2 million for the years ended December 31, 2000, 1999 and 1998, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Choice Hotels International, Inc. and Subsidiaries


In accordance with the spin-off, the Company agreed to assume and pay certain liabilities of Sunburst, subject to the Company maintaining a minimum net worth of $40 million, at the date of the Sunburst Distribution. As of December 31, 1997, the Company reflected a $25 million receivable due from Sunburst on the consolidated balance sheet. In 1998, net payments of approximately $8 million were collected from Sunburst in cash. In December 1998, the Company and Sunburst amended the strategic alliance agreement entered into in connection with the Sunburst Distribution. As part of that amendment, the Company exchanged the remaining $17 million balance in return for, among other things, the exclusive rights to the MainStay Suites brand from Sunburst. The $17 million, net of income taxes of approximately $7 million, was recorded as an adjustment to additional paid-in-capital as it represents an adjustment to the accounting for the Sunburst Distribution.

8.  Restructuring Program

During 2000, the Company recognized $5.6 million in restructuring charges. The restructuring charges include $4.7 million that relates to reorganizing the Company's operations in order to improve service and support to the Company's franchisees. Of this $4.7 million, $4.1 million relates to severance and termination benefits for 176 employees (consisting of property and yield management system installers, reservation agents and field service administrative support) and $0.6 million relates to the cancellation of pre-existing contracts for termination of international leases. The remaining $0.9 million of the $5.6 million is due to the termination of an in-room internet initiative launched in 1999.

     As of December 31, 2000, $0.5 million has been paid related to severance and termination benefits. The Company expects the remaining $5.1 million restructuring liability to be paid in 2001.


9.  Accrued Expenses

Accrued expenses consisted of the following as of December 31:


(In thousands)                    2000         1999
                                 ------       ------

Accrued salaries and benefits    $13,027      $12,813
Accrued interest                   2,606        1,996
Accrued restructuring              5,100           --
Other                              7,085        6,559
                                 -------      -------
     Total                       $27,818      $21,368
                                 -------      -------


10.  Long-Term Debt

As of December 31, debt consisted of the following:

(In thousands)                                            2000            1999
                                                         ------          ------

$300 million competitive advance
  and multi-currency revolving credit
  facility with an average rate of
  7.31% and 6.81% at December
  31, 2000 and 1999, respectively                          $189,000       $194,500

$100 million senior note offering
  with an average rate of 7.22% at
  December 31, 2000 and 1999, respectively                   99,382         99,382

$15 million line of credit with an average rate
  of 7.53% and 6.90% at December 31, 2000
  and 1999, respectively                                      7,400         12,000

Other notes with an average rate
  of 6.42% and 5.90% at December
  31, 2000 and 1999, respectively                             1,443          1,474
                                                           ========       ========
Total debt                                                 $297,225       $307,356
                                                           ========       ========


Maturities of debt as of December 31, 2000 were as follows:

          Year               (In thousands)
          ----               --------------
          2001                $  50,046
          2002                  146,646
          2003                      146
          2004                      146
          2005                      146
          Thereafter            100,095
                               --------
          Total                $297,225
                               ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Choice Hotels International, Inc. and Subsidiaries


     On October 15, 1997, the Company entered into a $300 million competitive advance and multi-currency revolving credit facility (the "Credit Facility") provided by a group of 13 banks. The Credit Facility provides for a term loan of $150 million and a revolving credit facility of $150 million, $50 million of which is available for borrowings in foreign currencies. The Credit Facility includes customary financial and other covenants that require the maintenance of certain ratios including maximum leverage and interest coverage and restricts the Company's ability to make certain investments, incur debt and dispose of assets. The term loan ($80 million of which is outstanding at December 31, 2000) is payable over five years, $42.5 million of which is due in 2001. Borrowings under the Credit Facility are, at the option of the borrower, at one of several rates including LIBOR plus 20.0 to 87.5 basis points, based upon a defined financial ratio and the loan type. In addition, the Company has the option to request participating banks to bid on loan participation at lower rates than those contractually provided by the Credit Facility. The Credit Facility requires the Company to pay annual fees of 1/10 of 1% to 1/3 of 1%, based upon a defined financial ratio of the total loan commitment. The Credit Facility will terminate on October 15, 2002.

     On May 1, 1998, the Company issued $100 million of senior unsecured notes (the "Senior Notes") at a discount of $0.6 million, bearing a coupon rate of 7.13% with an effective rate of 7.22%. The Senior Notes will mature on May 1, 2008, with interest on the Senior Notes to be paid semi-annually. The Company used the net proceeds from the offering of approximately $99 million to repay amounts outstanding under the Company's Credit Facility.

     During June 2000, the Company renewed its revolving line of credit for $15 million. Borrowings on the line of credit are used to finance short-term working capital requirements and other short-term general corporate goals. The line of credit is due to expire on May 31, 2001 and bears interest at LIBOR plus 75 basis points. Interest accrues monthly on the outstanding balance. The line of credit contains essentially the same covenants as the Credit Facility and is prepayable without penalty.

11.  Interest Rate Hedges

On December 3, 1999, the Company entered into an interest rate swap agreement with a notional amount of $115 million to fix certain of its variable rate debt in order to reduce the Company's exposure to fluctuations in interest rates.
The interest rate differential to be paid or received on the interest rate swap agreement is accrued as interest rates change and is recognized as an adjustment to interest expense. On average at December 31, 1999, the interest rate swap agreement had a life of two months with a fixed rate of 5.85% and variable rate of 6.12%, and a fair market valuation of approximately $0.1 million. On March 3, 2000, the interest rate swap agreement was settled for approximately $0.1 million.

12.  Foreign Operations

The Company accounts for foreign currency translation in accordance with SFAS No. 52, "Foreign Currency Translation." Revenues generated by foreign operations for the years ended December 31, 2000, 1999 and 1998 were $5.3 million, $6.9 million (exclusive of $2.5 million of foreign dividends) and $5.8 million (exclusive of $2.1 million of foreign dividends), respectively. The Company's foreign operations had net income (loss) of $(12.3 million), $1.0 million and $0.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.


13.  Pension, Profit Sharing, and Incentive Plans

Bonuses accrued for key executives of the Company under incentive compensation plans were $1.1 million and $1.0 million at December 31, 2000 and 1999, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Choice Hotels International, Inc. and Subsidiaries


     During 2000, 1999 and 1998, employees of the Company participated in 401(k) retirement plans sponsored by the Company. For the years ended December 31, 2000, 1999 and 1998, the Company recorded compensation expense of $1.6 million, $1.3 million and $1.2 million, respectively, related to the plans.

14.  Income Taxes

Income before income taxes were derived from the following:




                                                                    Years ended December 31,
                                                                 -------------------------------
(In thousands)                                                    2000        1999         1998
                                                                 ------      ------       ------

Income before income taxes and extraordinary item:
     Domestic operations                                         $ 80,982     $92,058      $82,400
     Foreign operations                                           (11,400)      2,413           --
                                                                 --------    --------     --------
Income before income taxes and extraordinary item                $ 69,582     $94,471      $82,400
                                                                 ========     =======      =======

  The provisions for income taxes follow:


                                                                    Years ended December 31,
                                                                 -------------------------------
(In thousands)                                                    2000        1999         1998
                                                                 ------      ------       ------

Current tax expense
     Federal                                                     $20,707      $22,038      $15,918
     State                                                         2,434        2,723        3,482
     Foreign                                                         886        1,422            2

Deferred tax (benefit) expense
     Federal                                                       3,598       10,515       12,420
     State                                                          (481)         618        2,505
     Foreign                                                          (7)          --           --
                                                                 --------     --------     --------
                                                                 $27,137       $37,316     $34,327
                                                                 --------     --------     --------


Deferred tax assets (liabilities) are comprised of the following:


                                            December 31,
(In thousands)                         2000             1999
                                      ------           ------
Depreciation and
 amortization                           $(21,663)      $(16,582)
Prepaid expenses                         (21,247)       (17,542)
Other                                     (6,606)        (6,175)
                                        --------       --------
  Gross deferred tax liabilities         (49,516)       (40,299)
                                        --------       --------
Foreign operations                         4,352            223
Accrued expenses                           6,496          9,112
Net operating losses                          --             99
Other                                      1,976          3,979
                                        --------       --------
  Gross deferred tax assets               12,824         13,413
                                        --------       --------
Net deferred tax liability              $(36,692)      $(26,886)
                                        --------       --------


     No provision has been made for U.S. federal deferred income taxes on approximately $4 million of accumulated and undistributed earnings of foreign subsidiaries at December 31, 2000, since these earnings are considered to be permanently invested in foreign operations.

     A reconciliation of income tax expense at the statutory rate to income tax expense included in the accompanying consolidated statements of income follows:


                                                                    Years ended December 31,
                                                                 -------------------------------
(In thousands, except Federal income tax rate)                    2000        1999         1998
                                                                 ------      ------       ------


Federal income tax rate                                             35%          35%          35%
Federal taxes at statutory rate                                $24,354      $33,065      $28,856
State income taxes, net of federal tax benefit                   1,269        2,172        3,892
Other                                                            1,514        2,079        1,579
                                                               -------      -------      -------
     Income tax expense                                        $27,137      $37,316      $34,327
                                                               =======      =======      =======


     Cash paid for income taxes was $15.7 million, $17.8 million and $22.3 million for the years ended December 31, 2000, 1999 and 1998, respectively.

15.  Capital Stock

In 2000, the Company granted key employees and non-employee directors 14,052 restricted shares of common stock with a value of $0.2 million on the grant date. The shares vest over a three year period. In 1999, the Company granted key employees and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Choice Hotels International, Inc. and Subsidiaries


non-employee directors 70,260 restricted shares of common stock with a value of $1.0 million on the grant date. The shares vest over a three to five year period with 11,016 shares of the restricted stock vesting over a three year period, 32,180 shares vesting over a four year period and 27,064 shares vesting over a five year period. A total of 18,000 shares of restricted stock were forfeited in 2000 and 1999.

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

     The Company has stock option plans for which it is authorized to grant options to purchase up to 9.0 million shares of the Company's common stock, of which 2.0 million shares remain available for grant. Stock options may be granted to officers, key employees and non-employee directors with an exercise price not less than the fair market value of the common stock on the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Choice Hotels International, Inc. and Subsidiaries

A summary of the option activity under the above plans is as follows as of December 31, 2000, 1999 and 1998:




                                                       2000                           1999                        1998
                                           ---------------------------      ------------------------     -------------------------
Fixed Options                              Shares      Weighted-Option      Shares   Weighted-Option     Shares    Weighted-Option
                                                            Price                          Price                        Price

Outstanding at beginning of year           3,907,326      $   11.19        3,969,309     $   10.13      4,167,045        $8.62
Granted                                    1,187,845          15.71          732,372         13.19        933,263        13.37
Exercised                                   (288,634)          7.22         (695,228)         7.06       (738,318)        4.75
Cancelled                                   (499,953)         15.10          (99,127)        12.85       (392,681)       11.88
                                           =========      =========        =========    ==========      =========    =========
Outstanding at end of year                 4,306,584      $   12.39        3,907,326    $    11.19      3,969,309    $   10.31
                                           =========      =========        =========    ==========      =========    =========
Options exercisable at year end            2,035,332                       1,727,748                    1,813,541
Weighted-average fair value of
  options granted during the year                         $    3.78                     $     6.20                   $    7.81


The following table summarizes information about stock options outstanding at December 31, 2000:


                                      Options Outstanding                                   Options Exercisable
                     -------------------------------------------------------------------------------------------------------
        Range of         Number         Weighted-Average    Weighted-Average      Number Exercisable at    Weighted-Average
     Exercise Prices  Outstanding at       Remaining         Exercise Price           12/31/00              Exercise Price
                        12/31/00       Contractual Life
--------------------  --------------  --------------------  -------------------   ---------------------   -------------------
$  3.01 to 5.00            309,635          1.0 years           $ 4.52                    309,637              $ 4.52
   5.00 to 9.00            395,932          3.9 years             7.19                    285,772                6.96
   9.00 to 13.00         1,931,593          7.3 years            12.06                  1,021,832               11.83
  13.00 to 17.65         1,669,424          8.8 years            15.45                    418,091               14.08
                      --------------  --------------------  -------------------   ---------------------   -------------------
                         4,306,584                                                      2,035,332
                      --------------  --------------------  -------------------   ---------------------   -------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Choice Hotels International, Inc. and Subsidiaries


     SFAS No. 123, "Accounting for Stock-Based Compensation," requires companies to provide additional note disclosures about employee stock-based compensation plans based on a fair value based method of accounting. As permitted by this accounting standard, the Company continues to account for these plans under APB Opinion 25.

     For purposes of the pro forma disclosure, compensation cost for the Company's stock option plan was determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123. The fair value of each option grant has been estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998:

                               2000       1999       1998
                              ------     ------     ------
Risk-free interest rate        5.10%      6.45%      4.70%
Volatility                     56.6%      38.0%      36.7%
Expected lives             10 years   10 years   10 years
Dividend yield                    0%         0%         0%


     If options had been reported as compensation expense based on their fair value, pro forma net income would have been $41.8 million, $56.4 million and $54.0 million for the years ended December 31, 2000, 1999 and 1998, respectively, and pro forma earnings per share would have been $0.79, $1.01 and $0.90, respectively.

16.  Comprehensive Income

The components of total accumulated other comprehensive income are as follows:


                                                                                        December 31,
                                                                             --------------------------------
(In thousands)                                                                 2000        1999         1998
                                                                             -------      -------     -------

Unrealized gains (losses) on available-for-sale securities                     $   108     $  (419)     $   380
Foreign currency translation adjustments                                          (162)      1,624        1,732
                                                                               -------     -------      -------
          Total accumulated other comprehensive income (loss)                  $   (54)    $ 1,205      $ 2,112
                                                                               =======     =======      =======


     The related income tax effect allocated to each component of other comprehensive income (loss) is as follows:



                                                           Amount      Income Tax   Amount Net
                                                         Before Taxes   (Expense)    of Taxes
(In thousands)                                                          /Benefit
                                                         -------------  -----------  ----------

Calendar year 2000
Net unrealized gains                                          $   844      $  (317)     $   527
Foreign currency translation adjustment, net                   (1,786)          --       (1,786)
                                                            ---------      -------      -------
          Total other comprehensive (loss)                    $  (942)     $  (317)     $(1,259)
                                                            =========      =======      =======
Calendar year 1999
Net unrealized losses                                         $(1,024)     $   225      $  (799)
Foreign currency translation adjustment, net                     (108)          --         (108)
                                                            ---------      -------      -------
          Total other comprehensive (loss)                    $(1,132)     $   225      $  (907)
                                                            =========      =======      =======

Calendar year 1998
Net unrealized gains                                          $   585      $  (205)     $   380
Foreign currency translation adjustment, net                   10,048           --       10,048
                                                            ---------      -------      -------
          Total other comprehensive income                    $10,633      $  (205)     $10,428
                                                            =========      =======      =======



Below represents the detail of other comprehensive income:







                                                             2000         1999        1998
                                                            ------       ------      ------
Foreign currency translation adjustments                   $  (291)     $  (108)     $ 1,916
Plus: reclassification of loss on liquidation
 of foreign subsidiaries                                    (1,495)          --        8,132
                                                            ------       ------      -------
Net foreign currency translation adjustments                (1,786)        (108)      10,048
                                                            ======       ======      =======
Unrealized holding gains (losses) arising during
 the period, net                                              (176)         601          380
Less: reclassification adjustments for gains
 (losses) included in net income                               703       (1,400)          --
                                                            ------       ------      -------
Net unrealized holding gains (losses) arising
 during the period                                         $   527      $  (799)     $   380
                                                            ======       ======      =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Choice Hotels International, Inc. and Subsidiaries


17.  Earnings Per Share

The following table illustrates the reconciliation of the earnings and number of shares used in the basic and diluted earnings per share calculations.


                                         Years Ended December 31,
(In millions, except                     ------------------------
per share amounts)                             2000     1999
                                              ------   ------



Computation of Basic Earnings Per Share:
Net income                                    $42.4    $57.2
                                              -----    -----
Weighted-average shares outstanding            52.9     54.9
                                              -----    -----
Basic earnings per share                      $0.80    $1.04
                                              =====    =====
Computation of Diluted Earnings Per Share:
Net income for diluted earnings per share     $42.4    $57.2
Weighted-average shares outstanding            52.9     54.9
Effect of Dilutive Securities:
Employee stock option plan                      0.4      0.8
                                              -----    -----
Shares for diluted earnings per share          53.3     55.7
                                              -----    -----
Diluted earning per share                     $0.80    $1.03
                                              =====    =====


     The effect of dilutive securities is computed using the treasury stock method and average market prices during the period. In 2000 and 1999, the Company excluded 2,725,696 and 206,031, respectively, anti-dilutive options from the computation of diluted earnings per share.


18.  Leases

Rental expense under non-cancelable operating leases was approximately $5.1 million, $3.9 million and $1.7 million for the years ended December 31, 2000, 1999 and 1998, respectively. The Company paid office rent of $51,662 and $977,500 to Sunburst for the years ended December 31, 1999 and 1998, respectively, based on the portion of total space occupied by the Company. Future minimum lease payments are as follows:


     Year            (In thousands)

     2001                $ 3,281
     2002                  3,255
     2003                  3,242
     2004                  3,331
     2005                  3,422
     Thereafter           27,126
                         -------
     Total               $43,657
                         =======
     During 1998, the Company recorded an extraordinary gain for the early extinguishment of debt associated with a capitalized lease obligation. The Company retired $13.7 million in debt and removed related assets of $1.8 million from the consolidated balance sheets. Accordingly, an extraordinary gain of $7.2 million was recognized, after income tax expense of $4.7 million, or $0.12 per diluted share.

19.  Reportable Segment Information

The Company has a single reportable segment encompassing its franchising business. Franchising revenues are comprised of royalty fees, initial franchise and relicensing fees, and partner services revenue and other. Marketing and reservation fees and expenses are excluded from reportable segment information as such fees and associated expenses are reported net. Corporate and other revenue consists of the operations of three MainStay hotels, product sales and European hotel operations. The Company does not allocate interest income, interest expense or income taxes to its franchising segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Choice Hotels International, Inc. and Subsidiaries


The following table presents the financial information for the Company's franchising segment:

                                                 Year ended December 31, 2000
                                         Franchising   Corporate and Other   Consolidated
                                         ------------------------------------------------

Revenues                                  $166,222        $  1,252           $167,474
Operating income (loss)                    136,985         (44,558)            92,427
Depreciation and amortization                  100          11,523             11,623
Capital expenditures                         8,665           7,925             16,590
Total assets                               251,586         232,534            484,120


                                                 Year ended December 31, 1999
                                         Franchising   Corporate and Other   Consolidated
                                         --------------------------------------------

Revenues                                  $157,729        $  3,871           $161,600
Operating income (loss)                    124,293         (30,123)            94,170
Depreciation and amortization                  730           6,957              7,687
Capital expenditures                        16,515          14,118             30,633
Total assets                               248,028         216,630            464,658


                                                 Year ended December 31, 1998
                                         Franchising   Corporate and Other   Consolidated
                                         ---------------------------------------------

Revenues                                  $143,628        $ 21,846            $165,474
Operating income (loss)                    113,175         (28,024)             85,151
Depreciation and amortization                  221           6,489               6,710
Capital expenditures                        15,500           1,988              17,488
Total assets                               208,096         190,129             398,225


     The Company's international operations had revenues of $5.3 million, $6.9 million and $5.8 million for the years ended December 31, 2000, 1999 and 1998, respectively. Long-lived assets related to international operations were $10.9 million and $20.7 million as of December 31, 2000 and 1999, respectively. All other long-lived assets of the Company are associated with domestic activities. In addition, the Company had a $34.6 million and $41.2 million investment in Friendly as of December 31, 2000 and 1999, respectively.

20.  Commitments and Contingencies

The Company is a defendant in a number of lawsuits arising in the ordinary course of business. In the opinion of management and general counsel to the Company, the ultimate outcome of such litigation will not have a material adverse effect on the Company's business, financial position, results of operations or cash flows.

     In January 2001, the Company provided Friendly, in association with Friendly's restructuring (see Note 5 to Consolidated Financial Statements), with a letter of credit in an amount up to (Pounds)7.8 million (approximately US $11.4 million) to guarantee additional credit facilities from Friendly's banks.

     From time to time, the Company establishes programs or helps franchisees obtain financing. One of the past programs was a "Construction to Permanent Financing" program under which Salomon Smith Barney together with Suburban Capital Markets, Inc. offered $100 million in financing per year to qualified franchises and the Company guaranteed such loans with a maximum guarantee amount of $10 million. At December 31, 2000 and 1999, loans outstanding under this program were $6.0 million and $14.3 million, respectively, and the Company's guarantee covered $3.0 million and $7.2 million, respectively, of these loans. In 2001, the $6.0 million loan was settled, removing the Company's open guarantee of $3.0 million.

21.  Fair Value of Financial Instruments

The balance sheet carrying amount of cash and cash equivalents and receivables approximate fair value due to the short-term nature of these items. Long-term debt consists of bank loans and senior notes. Interest rates on bank loans adjust frequently based on current market rates; accordingly, the carrying amount of bank loans is equivalent to fair value.

     The Note from Sunburst has an approximate fair value of $139.4 million and $135.0 million at December 31, 2000 and 1999, respectively, based on its current yield to maturity. The $100 million unsecured senior notes have an approximate fair value at

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Choice Hotels International, Inc. and Subsidiaries

December 31, 2000 and 1999 of $97.9 million and $93.9 million, respectively, based on their current yield to maturity.

22.  Impact of Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board (Board) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which established accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires the recognition of the fair value of derivatives in the statement of financial position, with changes in the fair value recognized either in earnings or as a component of other comprehensive income dependent upon the hedging nature of the derivative. In June 1999, the Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. SFAS No. 133 does not have a material impact on the Company's earnings or other comprehensive income.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition," which requires revenues to be recognized when realized and earned. Revenue is generally realized and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the selling price must be fixed or determinable; and, (iv) collectibility is reasonably assured. The Company implemented SAB No. 101 in 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Choice Hotels International, Inc. and Subsidiaries

23.  Selected Quarterly Financial Data -- (Unaudited)


(In thousands, except per share data)
                                                                    Total
2000                            First    Second    Third   Fourth    Year
----                            -----    ------    -----   ------    -----


Revenue                         $31,647  $41,165  $50,113  $44,549  $167,474
Operating income                 16,916   24,041   32,797   18,673    92,427
Income before income taxes       14,439   19,079   31,921    4,143    69,582
     Net income                   8,808   11,638   19,472    2,527    42,445

Per basic share:
     Net income                 $  0.16  $  0.22  $  0.37  $  0.05  $   0.80

Per diluted share:
     Net income                 $  0.16  $  0.22  $  0.37  $  0.05  $   0.80


                                                                    Total
1999                            First    Second    Third   Fourth    Year
----                            -----    ------    -----   ------    -----

Revenues                        $30,805  $39,763  $48,016  $43,016  $161,600
Operating income                 16,250   24,282   30,290   23,348    94,170
Income before income taxes       17,272   24,280   30,381   22,538    94,471
     Net income                  10,277   14,531   18,338   14,009    57,155

Per basic share:
     Net income                 $  0.18  $  0.26  $  0.34  $  0.26  $   1.04

Per diluted share:
     Net income                 $  0.18  $  0.26  $  0.33  $  0.26  $   1.03

CHOICE ENHANCES DIVERSITY PROGRAMS

Choice has embarked on an aggressive drive to recruit new minority franchisees, with special emphasis on African-Americans.

     Indicative of the types of franchisees the company seeks are James and Saundra Roath of Marco Island, Florida, who are building a Quality Inn & Suites hotel in nearby Naples, and Sandra Spears of Detroit, who is developing a Quality Suites hotel in Pontiac, Michigan. James Roath was one of the first African-American franchisees for McDonald's and founded Perfection Industrial Distributors, one of the largest black-owned services companies in America.

     A former high school and college track star from Pontiac, Sandra Spears is the first black woman to become a Choice franchisee. She founded Spears Global Marketing, a sales consulting firm, and has been active as a member of the Michigan Minority Business Development Council.

     The company has increased its presence at such conventions as the annual meeting of the NAACP, the Black Enterprise Conference and regional trade shows aimed at promoting minority franchising. In addition, Choice has started a program of seminars on franchising for minority entrepreneurs at The Learning Center in its Silver Spring headquarters complex. Assisting in the program, entitled "Exploring the Potential of Franchising," are the U.S. Chamber of Commerce, the International Association of Black Hotel Owners & Developers, and the U.S. Department of Commerce Minority Business Development Agency.

Board of Directors and Corporate Officers
Choice Hotels International, Inc. and Subsidiaries

BOARD OF DIRECTORS

Stewart Bainum, Jr.
Chairman of the Board:
     HCR Manor Care Inc.
     Sunburst Hospitality Corporation

Barbara Bainum
Vice Chairman:
     Commonweal Foundation
     Realty Investment Company, Inc.

William L. Jews
President and Chief Executive Officer:
     CareFirst BlueCross BlueShield
Director:
     Ecolab, Inc.
     MBNA
     Ryland Group, Inc.

Charles A. Ledsinger, Jr.
President and Chief Executive Officer:
     Choice Hotels International, Inc.
Director:
     FelCor Lodging Trust, Inc.
     Friendly's Ice Cream Corporation
     TBC Corporation

Lawrence R. Levitan
Chairman:
     IRS Oversight Board
Retired Managing Partner:
     Andersen Consulting's
     Worldwide Communications Industry Group

Gerald W. Petitt*
President and Chief Executive Officer:
     Creative Hotel Associates LLC

*Mr. Petitt will retire from the Board at the May 2001 Annual Meeting.

Jerry E. Robertson, Ph.D.
Retired Executive Vice President:
     3M Life Sciences Sector and Corporate Services
Director:
     Coherent Inc,
     Steris Corp.

Raymond E. Schultz
Chairman
     RES Investments, L.L.C.
Director:
     Equity Inns, Inc.
     TBC Corporation

CORPORATE EXECUTIVE OFFICERS

Stewart Bainum, Jr.
Chairman of the Board

Charles A. Ledsinger, Jr.
President and Chief Executive Officer

Steven T. Schultz
Executive Vice President, Domestic Hotels

Michael J. DeSantis
Senior Vice President, General Counsel and Secretary

Bruce N. Haase
Senior Vice President, International

Thomas Mirgon
Senior Vice President, Administration

Daniel Rothfeld
Senior Vice President,
E-commerce and Emerging Business Opportunities

Joseph M. Squeri
Senior Vice President,
Chief Financial Officer and Treasurer

Gary Thomson
Senior Vice President and Chief Information Officer

Wayne W. Wielgus
Senior Vice President, Marketing

CORPORATE OFFICERS
Don Brockway
Vice President, Reservations Operations

Gregory A. Bublitz
Vice President, Finance and Controller

Brendan M. Ebbs
Senior Vice President, Franchise Operations

Janna Morrison
Vice President, Property Systems

Kevin M. Rooney
Associate General Counsel and Assistant Secretary

William Weatherford
Senior Vice President, Franchise Operations

BOARD OF DIRECTORS AND CORPORATE OFFICERS

MARKET AREA VICE PRESIDENTS

Brendan M. Ebbs
Senior Vice President, Franchise Operations
    North Market Area

Brent Russell
Vice President, Franchise Operations
     West Market Area

William Weatherford
Senior Vice President, Franchise Operations
     South Market Area

BRAND MANAGEMENT

Thomas Hall
Vice President and Brand Manager
     Emerging Brands

Peter Jordan
Vice President and Brand Manager
     Core Brands

Tim Shuy
Vice President and Brand Manager
     Economy Brands

Corporate Information

Stock Listing

Choice Hotels International common stock trades on the New York Stock Exchange under the ticker symbol CHH.

Transfer Agent & Registrar
Mellon Investor Services LLC
Overpeck Centre
85 Challenger Road
Ridgefield, NJ  07660
     www.chasemellon.com


Independent Auditors
Arthur Andersen LLP
Vienna, Virginia

Annual Meeting Date
Choice Hotels International will hold its Annual
Meeting of Stockholders on Tuesday, May 15, 2001, at
8:30 a.m. in The Chesapeake Room of the Learning
Center, 10720 Columbia Pike, Silver Spring, Maryland.

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


Media Relations:
(301) 592-5032





(C)2001 Choice Hotels International, Inc.
Quality, Comfort, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn, MainStay, Guest Privileges and ChoiceBuys.com are registered trademarks, service marks and trade names owned by Choice Hotels International, Inc. Choice Hotels also owns and uses common law marks, including Profit Manager.