Form 10-K, Exhibit 13
period 2001-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 2002-03-26
CIK 1046311

[PHOTO]

DEAR SHAREHOLDERS I am pleased to report that Choice Hotels International enjoyed a very successful year in 2001, despite the challenges of a sluggish economy and the aftershocks of the September terrorist attacks.

     The company recorded steady recurring EBITDA growth of 4.6% for the year, met Wall Street's consensus on recurring earnings of $1.25 per share, achieved 1.8% growth in royalty fees and enjoyed domestic unit growth of 2.6%. These results demonstrate the power of our franchising business model to perform well even in uncertain times.

     How did we succeed in such an unsettled environment? The bottom line is that we created a sound strategic platform in 1999, Unlocking the Power of Choice, and we've stuck with it. We've made modifications along the way, but our core business model remains sound, our strategy is on target and we've made significant strides in building the value of the company. We continue to generate strong cash flow, with a high level of predictability provided by the annuity nature of our long-term franchise contracts.

     As part of our effort to help the company achieve more of its potential, we created a leaner, more nimble organization that is closer to our customer and better positioned for future growth. We reinvigorated our already strong brands through new images for three of them and creation of a new integrated, multi-brand marketing campaign. By using technology wisely and strategically to improve all phases of our business, we have given our franchisee partners and our associates valuable tools to help them drive performance.

     Yet, are we satisfied? No. We recognize that significant challenges remain in the marketplace, and that the economy, though showing encouraging signs of recovery, is still lagging. So we have to keep up our drive for superior performance.

     Even though Choice's systemwide RevPAR declined overall by 2.4% in 2001, we fared better than the average industry drop of 7.0%. More importantly, our average daily rate (ADR) remains above that of the previous year, holding relatively steady even as occupancy declined markedly in the fourth quarter and overall for the year.

     With a business mix that skews 65% leisure and 35% business, we were not hit as hard as some other hotel companies more concentrated in urban areas and more reliant on business travel.

     Because about 75% of our business reaches our hotels by car, we are extremely well-positioned in our highway locations to continue to attract our regular customers as well as first-time guests whose travel patterns now take them more in our direction.

CONTINUED UNIT GROWTH IN 2002

We are working off a solid financial base from 2001. Clearly that success is due in large measure to our business model as a mid-priced franchisor better positioned to weather down economic cycles.

     Unit growth remains at the heart of our business. On the development side, our plan for 2001 held up very well, helped by a strong fourth quarter. This success was due in part to the fact that in uncertain economic times, independent and under-performing branded hotels tend to look at more proven brands to help them. We clearly benefited because we could offer the performance, service and support hotels are seeking.

     More importantly, we succeeded because of the intense focus we place on driving unit growth in challenging times. Our associates rallied to the cause, working hard to help us land new contracts and showing a firm determination to succeed.

[LOGO] Comfort Inn

COMFORT INN features value-added amenities like a complimentary deluxe continental breakfast, the Choice Privileges frequent traveler program, pool or exercise facilities, a 100% satisfaction guarantee and over 1,300 locations throughout the U.S.

[LOGO] COMFORT SUITES

COMFORT SUITES features separate areas for you to work, live and sleep, a complimentary breakfast buffet, plus an in-room refrigerator, coffee maker and microwave, and the Choice Privileges frequent traveler program, all backed by a 100% satisfaction guarantee.

[LOGO] QUALITY HOTEL

QUALITY For over 60 years, Quality Inns, Hotels and Suites have provided travelers with great value and a comfortable guest experience. Today, Quality Sleeper mattresses by Serta, in-room Maxwell House coffee, and the Choice Privileges frequent traveler program are some of the reasons guests trust Quality to make everything just right.

[LOGO] SLEEP INN

SLEEP INN Get what you came for--a good night's sleep. Sleep Inn and Suites are smartly designed and warmly decorated. Add the Choice Privileges frequent traveler program and a friendly staff whose only talk is to see that you have a pleasant stay. A promise backed by our 100% satisfaction guarantee.

[LOGO] Econo Lodge

ECONO LODGE At Econo Lodge, we know you're looking for a clean, comfortable room at a great rate. That's why we've teamed with the most well-known household cleaning brand in the U.S., Mr. Clean, to let consumers know that cleanliness is top of mind at all Econo Lodge

     At year's end, in a decidedly more difficult environment, we had signed 300 new contracts, representing 25,223 rooms, compared to 298 new deals in 2000, representing 24,582 rooms. Of our 2001 contracts, 184 were conversions, substantially up from 124 conversions the year before.

     More than ever, we believe our company is well-positioned with our brands to continue unit growth in the 2%+ range in 2002. We are very satisfied that we have in place a development effort that can keep producing strong unit growth for Choice.

STAYING THE STRATEGIC COURSE

So where are we headed in 2002? We still have the same overarching goals of Reaching More Consumers, Delivering Exceptional Services and Building Strong Brands. Those keys remain cornerstones of our day-to-day operations. But we need to bring a sharper focus on objectives that will help us Unlock our True Power and achieve greater growth. Accordingly, we have added a fourth key goal, Leveraging Our Size, Scale and Distribution.

     Hotel owners greatly value the significant volume of guests we provide through corporate and brand marketing, reservations, key account sales and our loyalty programs, Choice Privileges and EA$Y CHOICE.

     In the past year, we changed our marketing approach from brand-centered to the new Choice "Power of Being There, Go" theme. Our initial research shows consumers are responding well to the change and brand awareness is growing. Our local and regional co-op marketing campaigns leverage the national marketing program to drive more business at the local level.

     Last fall, the immediate aftershock of the September 11 terrorist attacks left the travel industry reeling. Business dropped precipitously as Americans became fearful of traveling. In response, we worked with our franchisees to launch a nationwide campaign to thank those that were still traveling and encourage others to resume their normal travel activity. "Thanks for Traveling" was initially unbranded so that others in the travel industry could join in.

     With thousands of banners at our properties across the country and in hundreds of airports as well, the "Thanks for Traveling" campaign received enthusiastic support from government leaders and leading organizations such as AAA, the American Society of Travel Agents and the United States Tour Operators Association. Most importantly, it earned goodwill with consumers and affirmed Choice's role as an industry leader.

     Early in 2002, the Choice Privileges program for frequent travelers was enhanced through the addition of airline mile options. Our continued focus on overall brand quality coupled with these marketing initiatives is designed to stimulate room demand for our franchised hotels through improved guest satisfaction. We are Reaching More Consumers.

     Choice took on the task of evaluating service delivery, which ultimately led to the decision to create a more centralized Franchise Services function that provides more consistency in delivery and a better focus on customer needs.

     Our field staff, in combination with effective training programs and strong technology products, directly helps property owners better manage their properties to improve RevPAR performance. Marketing services help create effective positioning for brands and drives guest stays. Reservations services deliver a high percentage of guests directly to the properties. As a result, hotel owners enjoy revenue gains that translate into both higher royalty rates for Choice and improved returns for owners, leading to further unit growth. These service enhancements help us better Deliver Exceptional Services.

     Another key objective is Building Strong Brands. Brand Management is creating an integrated strategic plan for our brands that will ensure each brand leverages its unique strengths for growth, while keeping all Choice brands intensely focused on customer satisfaction. These plans will go a long way toward improving Choice's ability to grow the brands.

     We are seeing real progress through the re-imaging of our Quality, Comfort Suites and Sleep Inn brands, which comprise nearly a third of our domestic system. When we undertook this program in May of 2001, we recognized that more distinctive images for these brands would help separate them from the competition and provide these brands with new growth opportunities, both conversion and new construction.

     As we approach the May 31, 2002, deadline to complete re-imaging almost 1,000 hotels, we now have the critical mass needed to effectively use the new images in all of our advertising and marketing going forward. Already owners who have made the changeover are seeing the clear benefit of re-imaging, especially since our advertising and marketing programs now reflect and support the new images.

     Leverageing Our Size, Scale and Distribution is another key to our growth. The significant number of hotels in our system provides great opportunity to use that size to reduce costs and improve returns for owners. The excellent results of our Partner Services group, which works on strategic partnerships with endorsed vendors, reflect our ability to use our distribution to save hotel owners money in purchasing, enable better control over brand quality and create new revenue streams.

     We continue to be focused on identifying even more methods to lower operating costs for our hotel owners, thereby making Choice brands even more compelling and adding to the size so critical to customer awareness and reservations activity.

DRIVING FORWARD

We need to ensure that development sales, franchise services and brand management continue to work in concert to make sure our products meet franchisee needs both in terms of cost and performance. We have well-known, solid hotel products now, but by making them better, and by working more in tandem, we can deliver a superior product that offers great returns for our existing customers and an attractive proposition for prospective owners.

     Choice is well positioned for continued success. We are the only hotel company that relies solely on pure franchising. We have a focused franchise services group that provides better delivery of valued services to franchisees. We offer powerful reservations delivery, highly effective property management systems, and well-known, established brands backed by strong national advertising and promotions. Our re-imaged brands strengthen the portfolio, and our Choice Privileges and EA$Y CHOICE frequent traveler programs give guests more rewards for loyalty.

     Tough challenges lie ahead. With each new year that comes, companies reassert their determination to succeed. And, with each new year, they encounter unanticipated challenges that test their resolve. I am especially proud of how our associates responded to the unique challenges of 2001. Our success in the face of such a test gives me great confidence that Choice will drive forward in 2002 with greater success.

/s/ Charles A. Ledsinger, Jr.
Charles A. Ledsinger, Jr.
President and Chief Executive Officer
March 15, 2002



[LOGO] Clarion

CLARION At over 160 locations in 17 countries, Clarion offers a full range of amenities and services including our unique Clarion Class Business Rooms, BizNet Centers, meeting facilities, full-service restaurants, the Choice Privileges frequent traveler program and more.

[LOGO] MainStay Suites

MAINSTAY SUITES is the reasonably priced extended-stay hotel with amenities like a fully equipped kitchen, free weekday continental breakfast and free local phone calls. A great place to spend a night, a week or more.

[LOGO] RODEWAY INN

RODEWAY INN With over 140 hotels, you're sure to find us wherever your travel leads you. Rodeway Inn hotels offer clean, well-maintained and affordable accommodations at destinations both large and small.

A CHOICE YEAR IN REVIEW



January   .    The Quality Assurance Review reporting process is automated, resulting in a more accurate o tally of QA scores.
          .    Choice donates $25,001 to an earthquake relief fund to assist victims of a disastrous o earthquake in the Gujarat region of India.

February  .    Arnold Worldwide/Washington is selected as Choice's new
               advertising agency.
          .    The MainStay Suites brand launches its virtual tour allowing guests to "tour" a typical MainStay Suites hotel via computer.

March     .    A series of road shows provide information and solicit feedback from Quality, Sleep Inn and Comfort Suites franchisees on re-imaging.
          .    The Sports Marketing and Sales department is launched to help drive sports travel business to Choice brand hotels.
          .    A universal chain code is established, called Exclusively Choice or EC, for booking reservations at any one of the eight brand hotels through Global Distribution Systems.

April     .    The Power of Being There. Go. advertising campaign debuts, featuring a $5 gas card giveaway in partnership with MasterCard.
          .    The Econo Lodge brand launches its summer campaign, featuring
               Coca-Cola and a new o NASCAR racing scratch-off game with collectible racing celebrity cards and instant prizes.
          .    Performance Excellence, a mandatory CD-ROM training program, is created to deliver customer service skills training for guest service agents.

June      .    An airline miles program begins, partnering with American
               Airlines to offer airline miles to frequent guests.
          .    Reservations revenue reaches a record $605,484 for one day, marking the first time ever Choice has done more than $600,000 in a single day.

July      .    The Econo Lodge brand announces a new hotel prototype, featuring a tower, a unique mansard copper penny roof and an open reception area.
          .    The Rodeway Inn brand donates $25,000 to the Foundation Fighting
               Blindness, a national eye research organization that funds retinal degenerative disease research, which had partnered with the brand to create a promotion for the senior market.

August    .    The Sleep Inn brand introduces the Generation IV hotel prototype, featuring a combination of rooms and suites, a mix of traditional tub/shower combinations and free standing furniture.
          .    The Quality Inn Larson's of Gettysburg, Pa., celebrates 60 years with the Quality brand.

September .    The EA$Y CHOICE promotion for Econo Lodge and Rodeway Inn hotels gives guests airline miles or credit back on their stays.
          .    The US Airways Dividend Miles program is added to Choice's airline miles program for frequent guests.

October   .    The Thanks for Traveling campaign is launched in the aftermath of the September 11 terrorist attacks to rebuild America's confidence in traveling, support the national economy and celebrate the freedom to travel.
          .    Franchisees, hotel employees and Choice associates in the United
               States and Canada raise more than $150,000 for the relief efforts related to the terrrorist attacks.

November  .    A new version of Choicehotels.com, the corporate Internet site, is released featuring the ability to translate the site into Spanish, French and German.

December  .    Choice adds two new airline partners--Delta SkyMiles and
               Northwest Airlines' WorldPerks programs--to the airline miles program.

                          FINANCIAL TABLE OF CONTENTS

                Financial Highlights...................... F-1

                Management's Discussion and Analysis...... F-2

                Report of Independent Public Accountants.. F-11

                Consolidated Financial Statements......... F-12

                Notes to Consolidated Financial Statements F-16

                             Financial Highlights

       As Revised (See Note 1 to the Consolidated Financial Statements)

                                                                                         Seven     Fiscal
                                                                                         Months     Year
                                                                                         Ended      Ended
                                                       Years Ended December 31,       December 31, May 31,
                                                  ----------------------------------- ------------ --------
                                                    2001     2000     1999     1998       1997      1997
                                                  -------- -------- -------- -------- ------------ --------
                                                            (In millions, except per share data)
Company Results
 Total Assets.................................... $  321.2 $  484.1 $  464.7 $  398.2   $  386.4   $  573.1
 Long-term Debt..................................    281.3    297.2    307.4    279.2      282.8      372.0
 Franchise Revenues (a)..........................    165.1    160.2    151.6    138.1       82.4      118.2
 Total Revenues..................................    341.4    352.8    324.2    295.4      183.1      274.4
 Recurring Net Income (b)........................     55.6     58.4     57.2     46.7       27.3       34.7
 Net Income......................................     14.3     42.4     57.2     55.3       27.3       34.7
 Cash Flow from Operations.......................    101.7     53.9     65.0     40.5       29.1       45.5
 Basic Earnings per Share (c).................... $   0.32 $   0.80 $   1.04 $   0.94   $   0.46   $   0.55
 Diluted Earnings per Share (c).................. $   0.32 $   0.80 $   1.03 $   0.93   $   0.45   $   0.55
 Recurring Diluted Earnings
   per Share (b)(c).............................. $   1.25 $   1.10 $   1.03 $   0.78   $   0.45   $   0.55
System Results - Domestic Hotels - Unaudited
 Revenues (estimated in millions)................ $  3,375 $  3,423 $  3,256 $  3,063   $  1,862   $  2,678
 Franchise Hotels................................    3,327    3,244    3,123    3,039      2,880      2,781
 Franchise Hotels Under Development..............      462      493      596      866        725        710
 Franchise Rooms.................................  270,514  265,962  258,120  252,357    242,161    235,431
 Revenue Per Available Room...................... $  35.83 $  36.72 $  35.33 $  34.35   $  36.39   $  32.52

--------
(a) Reflects franchise revenues exclusive of marketing and reservation pass through fees (see Note 1).
(b) Recurring income from operations and recurring net income exclude the impact of restructuring charges, the asset impairment and equity loss on Friendly Hotels PLC, (gain) loss on sale of investments, write-off of deferred financing costs and the loss on Sunburst Hospitality Corporation note.
(c) Note: December 31, 1998 earnings per share includes $0.12 related to the early extinguishment of certain long-term debt obligations.

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

Management's Discussion and Analysis

   The Company is one of the largest hotel franchisors in the world with 4,545 hotels open and 689 hotels under development as of December 31, 2001, representing 362,549 rooms open and 56,360 rooms under development in 44 countries. The Company franchises hotels under the Comfort, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites brand names. No single franchisee accounts for more than 5% of the Company's royalty or total revenues. The Company operates in all 50 states and the District of Columbia and 37 additional countries with 97% of its franchising revenue derived from hotels franchised in the United States.

   The principal factors that affect the Company's results are: growth in the number of hotels under franchise; occupancies and room rates achieved by the hotels under franchise; the number and relative mix of franchised hotels; the effective royalty rate achieved; and the Company's ability to manage costs. The number of rooms at franchised properties and occupancies and room rates at those properties significantly affect the Company's results because franchise royalty fees are based upon room revenues at franchised hotels. The key industry standard for measuring hotel operating performance is revenue per available room (RevPAR), which is calculated by multiplying the percentage of occupied rooms by the average daily room rate realized. The variable overhead costs associated with franchise system growth are substantially less than incremental royalty fees generated from new franchisees; therefore, the Company is able to capture a significant portion of those royalty fees as operating income.

   The Company revised its presentation of marketing and reservation fees during the fourth quarter of 2001 to comply with the Emerging Issues Task Force ("EITF") Issue 99-19 "Reporting Revenue Gross as a Principal versus Net as an Agent". The Company had previously presented these fees net of related expenses on its Consolidated Statements of Income. EITF 99-19 requires that these fees be recorded gross and accordingly the Company has revised its financial statement presentation for all periods presented. In addition, net advances and repayments of marketing and reservation fees has been reclassified to present these activities as cash flows from operating activities for all prior periods. This revision has no effect on the net income or cash flows reported during the periods presented.

Critical Accounting Policies

  Revenue Recognition

   The Company enters into numerous franchise agreements committing to provide franchisees with various marketing services, a centralized reservation system and limited rights to utilize the Company's registered tradenames. These agreements are typically for a period of twenty years, with certain rights to the franchisee to terminate after five, ten, or fifteen years. In most instances, initial franchise fees are recognized upon sale because the initial franchise fee is non-refundable and the Company has no continuing obligations related to the franchisee. However, when the franchise agreements are entered into which include future potential rebates and/or incentive payments, the initial franchise fees are deferred and recognized when the incentive criteria are met or the deal is terminated, whichever occurs first, in compliance with Statement of Financial Accounting Standards ("SFAS") No. 45, "Accounting for Franchise Fee Revenue". Royalty fees, primarily based on a percentage of gross room revenues of each franchisee, are recorded when earned. Reserves for uncollectible accounts are charged to bad debt expense and are included in selling, general and administrative expenses in the accompanying consolidated statements of income.

   The Company's franchise agreements require the payment of franchise fees which include marketing and reservation fees, which are used exclusively by the Company's marketing and reservation funds for expenses associated with providing such franchise services as central reservation systems, national marketing and media advertising. The Company is contractually obligated to expend the marketing and reservation fees it collects from franchisees in accordance with the franchise agreements; as such, no income or loss to the Company is generated. As noted above, the Company changed its presentation of marketing and reservation service arrangements to a gross basis during the fourth quarter of 2001. Reservation fees and marketing fees not expended in the current year are carried over to the next fiscal year and expended in accordance with the franchise agreements. Shortfall amounts are similarly recovered in subsequent years. Excess or shortfall amounts from the operation of these programs are recorded as a payable or receivable from the particular fund. Under the terms of the franchise agreements, the Company may advance capital as necessary to the marketing and reservation funds and recover such advances through future fees (see Note 6 to the Consolidated Financial Statements).

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

  Impairment Policy

   The Company evaluates the collectibility of notes receivable in accordance with SFAS No. 114, "Accounting by Creditors For Impairment of a Loan". SFAS No. 114 states that a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. All amounts due according to the contractual terms means that both the contractual interest payments and the contractual principal payments of a loan will be collected as scheduled in the loan agreement. The Company reviews outstanding notes receivable on a periodic basis to ensure that each is fully collectible by reviewing the financial condition of its debtors. If the Company concludes that it will be unable to collect all amounts due, the Company will record an impairment charge based on the present value of expected future cash flows, discounted at the loan's effective interest rate.

   The Company evaluates the recoverability of long-lived assets, including franchise rights and goodwill, in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 121 requires that impairment of long-lived assets has occurred whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured based on net, undiscounted expected cash flows. Assets are considered to be impaired if the net, undiscounted expected cash flows are less than the carrying amount of the assets. Impairment charges are recorded based upon the difference between the carrying value of the asset and the expected net cash flows, discounted at an appropriate interest rate.

Comparison of 2001 Operating Results and 2000 Operating Results

   The Company recorded net income of $14.3 million for the year ended December 31, 2001, a decrease of $28.1 million, compared to net income of $42.4 million for the year ended December 31, 2000. Operating income of $73.6 million in 2001 was $18.8 million less than 2000 operating income of $92.4 million due to an impairment charge of $22.7 million associated with the Company's investment in Friendly Hotels PLC (currently known as C.H.E. Group PLC) ("Friendly"). This permanent impairment was a result of Friendly's February 21, 2002 announcement that it had been unable to find an acceptable buyer for its business and that it would terminate such efforts, coupled with the adverse economic conditions of Friendly. Net income for 2001 was further adversely affected by a $10.3 million equity loss (net of taxes) in Friendly. The Friendly equity loss was due to mid-year adverse fixed asset valuation adjustments due to a decline in economic conditions and other incremental professional fees associated with Friendly's continuing restructuring program.

   Summarized financial results for the years ended December 31, 2001 and 2000 are as follows:

                                                                  As
                                                                Revised
                                                        2001     2000
                                                      --------  --------
                                                        (In thousands)
       REVENUES:
          Royalty fees............................... $140,185  $137,721
          Initial franchise and relicensing fees.....   12,887    12,154
          Partner services revenue...................   12,042    10,300
          Marketing and reservation revenues.........  168,170   185,367
          Hotel operations...........................    3,215     1,249
          Other revenue..............................    4,929     6,050
                                                      --------  --------
            Total revenues...........................  341,428   352,841
                                                      --------  --------
       OPERATING EXPENSES:
          Selling, general and administrative........   56,075    57,178
          Restructuring charges......................    5,940     5,637
          Impairment of Friendly investment..........   22,713        --
          Depreciation and amortization..............   12,452    11,623
          Marketing and reservation expenses.........  168,170   185,367
          Hotel operations expense...................    2,501       609
                                                      --------  --------
            Total operating expenses.................  267,851   260,414
                                                      --------  --------
       Operating income..............................   73,577    92,427
       Interest expense..............................   15,445    18,490
       Interest and dividend income..................   (4,329)  (15,534)
       Equity loss on Friendly.......................   16,436    12,071
       Loss on Sunburst note.........................       --     7,565
       Other.........................................      608       253
                                                      --------  --------
       Income before income taxes....................   45,417    69,582
       Income taxes..................................   31,090    27,137
                                                      --------  --------
          Net income................................. $ 14,327  $ 42,445
                                                      ========  ========

   Franchise Revenues. Management analyzes its business based on net franchise revenue, which is total revenue excluding marketing and reservation revenues and hotel operations, and franchise operating expenses that are reflected as selling, general and administrative expenses.

   Net franchise revenues were $170.0 million for the year ended December 31, 2001 and $166.2 million for the year ended December 31, 2000. Royalties increased $2.5 million to $140.2 million from $137.7 million in 2000, an increase of 1.8%. The increase in royalties is attributable to a 1.7% increase in the number of domestic franchised hotel rooms and an increase in the effective royalty rate of the domestic hotel system to 3.95% from 3.85%. Domestic initial fee revenue generated from franchise contracts signed increased 20.3% to $7.7 million from $6.4 million for the year ended December 31, 2000. Total domestic franchise agreements signed in 2001 were 300, compared to 298 total agreements executed in 2000. The number of rooms added increased 2.6% to 25,223 in 2001 from 24,582 in 2000. Revenues generated from partner service relationships increased 16.5% to $12.0 million from $10.3 million in 2000, related primarily to revenues earned from increased financial service programs and usage of construction material and service providers available to franchisees. Under the partner services program, the Company generates revenue from hotel industry vendors (who have been designated as preferred providers) based on the level of goods or services purchased from the vendors by hotel owners and hotel guests who stay in the Company's franchised hotels.

   The number of domestic rooms on-line increased to 270,514 from 265,962, an increase of 1.7% for the year ended December 31, 2001. For 2001, the total number of domestic hotels on-line grew 2.6% to 3,327 from 3,244 for 2000. International rooms on-line increased to 92,035 as of December 31, 2001 from 84,389, an increase of

9.1%. The total number of international hotels on-line increased to 1,218 from 1,148, an increase of 6.1% for the year ended December 31, 2001. The growth in international hotels and rooms on-line is primarily due to European growth. As of December 31, 2001, the Company had 462 franchised hotels with 36,406 rooms either in design or under construction in its domestic system. The Company has an additional 227 franchised hotels with 19,954 rooms under development in its international system as of December 31, 2001.

   Franchise Expenses. The cost to operate the franchising business is reflected in selling, general and administrative expenses. Selling, general and administrative expenses were $56.1 million for the year ended December 31, 2001, an increase of $1.1 million from the year ended December 31, 2000 total of $57.2 million. As a percentage of net franchise revenues, selling, general and administrative expenses declined to 33.0% in 2001 from 34.4% in 2000. This decline, which increased franchising margins from 65.6% to 67.0%, was largely due to reductions resulting from the 2000 and 2001 restructurings and the economies of scale generated from operating a larger franchisee base.

   Marketing and Reservations. The Company's franchise agreements require the payment of franchise fees which include marketing and reservation fees. These fees, which are based on a percentage of the franchisees' gross room revenues, are used exclusively by the Company's marketing and reservation funds for expenses associated with providing such franchise services as central reservation systems, national marketing and media advertising. The Company is contractually obligated to expend the marketing and reservation fees it collects from franchisees in accordance with the franchise agreements; as such, no income or loss to the Company is generated.

   The total marketing and reservation fees received by the Company were $168.2 million and $185.4 million for the years ended December 31, 2001 and 2000, respectively. Depreciation and amortization incurred by the marketing and reservation funds was $11.8 million and $10.5 million for the years ended December 31, 2001 and 2000, respectively. Interest expense incurred by the reservation fund was $2.0 million and $4.8 million for the years ended December 31, 2001 and 2000, respectively. The marketing and reservation funds provided a positive cash flow of $20.3 million in 2001, versus a negative cash flow of $14.5 million in 2000. As of December 31, 2001, the Company's balance sheet includes a receivable of $49.4 million related to advances made to the marketing and reservation funds. As of December 31, 2000, the Company's balance sheet includes a receivable of $57.8 million related to advances made to the marketing and reservation funds. Advances to the marketing and reservation funds represent the legal obligation of the franchise system and the Company has the legal right to demand repayment at any point.

   Hotel Operations. In September 2000, the Company received title to three MainStay properties under a put/call agreement entered into between the Company and Sunburst Hospitality Corporation ("Sunburst"). The properties were received by the Company as consideration for $16.3 million of the then $149 million amount due under a note receivable from Sunburst. Revenue from hotel operations were $3.2 million and $1.2 million for the years ended December 31, 2001 and 2000, respectively. Selling, general and administrative expenses from hotel operations were $2.5 million and $0.6 million for those years, respectively.

   Depreciation and Amortization. Depreciation and amortization increased to $12.5 million in the year ended December 31, 2001 from $11.6 million in the year ended December 31, 2000. This increase was primarily attributable to new computer systems installations and corporate office renovations.

   Friendly. The Company's investment in Friendly resulted in equity losses associated with Friendly's comprehensive restructuring program totaling $16.4 million and $12.1 million for the years ended December 31, 2001 and 2000, respectively. Mid-year adverse fixed asset valuation adjustments due to a decline in economic conditions and incremental professional fees associated with the reorganization primarily account for the $16.4 million charge.

   On February 21, 2002, Friendly announced that it had been unable to find an acceptable buyer for its business and would terminate such efforts at this time. Given the bid period termination and the adverse economic conditions of Friendly, the Company disposed of its entire preferred and common equity interest in Friendly on March 20, 2002, and immediately relinquished its three seats on Friendly's board of directors. Accordingly, the Company reduced its investment in Friendly to zero through a $22.7 million charge to reflect the permanent impairment of this asset as of December 31, 2001.

   Interest and Other. Interest expense of $15.4 million in the year ended December 31, 2001 is down $3.1 million from $18.5 million in the year ended December 31, 2000 due to lower interest rates. Included in the results for 2001 and 2000 is approximately $4.2 million and $15.2 million, respectively, of interest income earned on the note receivable from Sunburst. The Company recognized a $7.6 million loss associated with the monetization of $137.5 million of the Sunburst note during the year ended December 31, 2000.

Comparison of 2000 Operating Results and 1999 Operating Results

   The Company recorded net income of $42.4 million for the year ended December 31, 2000, a decrease of $14.8 million, compared to net income of $57.2 million for the year ended December 31, 1999. Operating income of $92.4 million in Calendar 2000 was $1.8 million under 1999 operating income of $94.2 million due to a restructuring charge of $3.5 million (net of taxes) during the year ended December 31, 2000. A corporate wide reorganization was implemented in 2000 to improve service and support to the Company's franchisees and to create a more competitive overhead structure. Net income was further adversely affected in 2000 by a $7.4 million equity loss (net of taxes) in Friendly and a $4.6 million loss (net of taxes) on the note from Sunburst. The Friendly equity loss was due to a comprehensive restructuring program at Friendly to strengthen its balance sheet and improve its operations. The Sunburst loss was attributed to two early payment transactions as Choice moved to monetize the note receivable.

   Summarized financial results for the years ended December 31, 2000 and 1999 are as follows:

                                                        As Revised
                                                    ------------------
                                                      2000      1999
                                                    --------  --------
                                                      (In thousands)
         REVENUES:
            Royalty fees........................... $137,721  $128,653
            Initial franchise and relicensing
            fees...................................   12,154    13,910
            Partner services revenue...............   10,300     9,055
            Marketing and reservation revenues.....  185,367   162,603
            Hotel operations.......................    1,249        --
            Other revenue..........................    6,050     6,111
            Product sales..........................       --     3,871
                                                    --------  --------
              Total revenues.......................  352,841   324,203
                                                    --------  --------
         OPERATING EXPENSES:
            Selling, general and administrative....   57,178    55,860
            Restructuring charges..................    5,637        --
            Depreciation and amortization..........   11,623     7,687
            Marketing and reservation expenses.....  185,367   162,603
            Hotel operations expense...............      609        --
            Product cost of sales..................       --     3,883
                                                    --------  --------
              Total operating expenses.............  260,414   230,033
                                                    --------  --------
            Operating income.......................   92,427    94,170
            Interest expense.......................   18,490    16,398
            Interest and dividend income...........  (15,534)  (17,147)
            Equity loss on Friendly................   12,071       380
            Loss on Sunburst note..................    7,565        --
            Other..................................      253        68
                                                    --------  --------
            Income before income taxes.............   69,582    94,471
            Income taxes...........................   27,137    37,316
                                                    --------  --------
              Net income........................... $ 42,445  $ 57,155
                                                    ========  ========

   Franchise Revenues. Net franchise revenues were $166.2 million for the year ended December 31, 2000 and $157.7 million for the year ended December 31, 1999. Royalties increased $9.0 million to $137.7 million from $128.7 million in 2000, an increase of 7.0%. The increase in royalties is attributable to a 3.2% increase in the number of domestic franchised hotel rooms, an increase in the effective royalty rate of the domestic hotel system to 3.85% from 3.80%, and an improvement in domestic RevPAR of 4.4%. Domestic initial fee revenue generated from franchise contracts signed was $6.4 million down from $9.6 million in 1999. Total domestic franchise agreements signed in 2000 were 298, a decline from 318 total agreements executed in 1999. The number of domestic rooms added declined to 24,582 in 2000 from 26,731 in 1999. An increasingly competitive hotel franchising environment, coupled with stricter hotel brand standards being enforced by the Company, contributed to the decline in the total franchise agreements signed in the period. Revenues generated from partner service relationships increased to $10.3 million from $9.1 million in 1999 related primarily to revenues earned from increased financial service programs available to franchisees.

   The number of domestic rooms on-line increased to 265,962 from 258,120, an increase of 3.0% for the year ended December 31, 2000. For 2000, the total number of domestic hotels on-line grew 3.9% to 3,244 from 3,123 for 1999. International rooms on-line increased to 84,389 as of December 31, 2000 from 80,134, an increase of 5.3%. The total number of international hotels on-line increased to 1,148 from 1,125, an increase of 2.0% for the year ended December 31, 2000. As of December 31, 2000, the Company had 493 franchised hotels with 39,539 rooms either in design or under construction in its domestic system. The Company has an additional 210 franchised hotels with 21,388 rooms under development in its international system as of December 31, 2000.

   Franchise Expenses. Selling, general and administrative expenses were $57.2 million for the year ended December 31, 2000, an increase of $1.3 million from the year ended December 31, 1999 total of $55.9 million. As a percentage of net franchise revenues, selling, general and administrative expenses declined to 34.4% in 2000 from 35.4% in 1999. This decline, which increased franchising margins from 64.6% to 65.6%, was largely due to cost control initiatives from the 2000 restructuring and the economies of scale generated from operating a larger franchisee base.

   Marketing and Reservations. The total marketing and reservation fees received by the Company were $185.4 million and $162.6 million for the years ended December 31, 2000 and December 31, 1999, respectively. Depreciation and amortization charged to the marketing and reservation funds was $10.5 million and $9.6 million for the years ended December 31, 2000 and 1999, respectively. Interest expense incurred by the reservation fund was $4.8 million and $3.3 million for the years ended December 31, 2000 and 1999, respectively. As of December 31, 2000, the Company's balance sheet includes a receivable of $57.8 million related to advances made to the marketing and reservation funds. As of December 31, 1999, the Company's balance sheet includes a receivable of $32.8 million related to advances made to the marketing and reservation funds. Advances to the marketing and reservation funds represent the legal obligation of the franchise system and the Company has the legal right to demand repayment at any point.

   Product Sales. In the fourth quarter of 1998, the Company discontinued its group-purchasing program as previously operated. The group purchasing program utilized bulk purchases to obtain favorable pricing from third party vendors for franchisees ordering similar products. The Company acted as a clearinghouse between the franchisee and the vendor, and orders were shipped directly to the franchisee. Sales made to franchisees through the Company's group purchasing program were $3.9 million during the year ended December 31, 1999, with product cost of sales of $3.9 million.

   Depreciation and Amortization. Depreciation and amortization increased to $11.6 million in the year ended December 31, 2000 from $7.7 million in the corresponding period in 1999. This increase was primarily attributable to new computer systems installations and corporate office renovations.

   Friendly. The Company's investment in Friendly resulted in a $12.1 million equity loss in the year ended December 31, 2000, associated with Friendly's comprehensive restructuring program. December 31, 1999 results also included $12.1 million in dividend income from Friendly.

   Interest and Other. Interest expense of $18.5 million in the year ended December 31, 2000 was up $2.1 million from $16.4 million in the year ended December 31, 1999 due to higher interest rates. Included in 2000 and 1999 results is approximately $15.2 million and $14.2 million, respectively, of interest income earned on the note receivable from Sunburst. In the year ended December 31, 2000, the Company recognized a $7.6 million loss associated with the monetization of $137.5 million of the Sunburst note.

Liquidity and Capital Resources

   Net cash provided by operating activities was $101.7 million for the year ended December 31, 2001, an increase of $47.8 million from $53.9 million for the year ended December 31, 2000. The increase in cash provided was primarily due to repayments from the marketing and reservation funds and improved management of working capital. As of December 31, 2001, the total long-term debt outstanding for the Company was $281.3 million, $13.6 million of which matures in the next twelve months.

   The Company realigned its corporate structure in November 2001 to increase its strategic focus on delivering value-added services to franchisees, including centralizing the Company's franchise service and sales operations, consolidating its brand management functions and realigning its call center operations. The Company charged $1.3 million against the 2001 restructuring liability during the year ended December 31, 2001, and expects the remaining $4.6 million liability to be substantially paid in 2002. The Company also implemented a corporate-wide reorganization during 2000 to provide improved service and support to the Company's franchisees and to create a more competitive overhead structure. The Company charged $4.8 million against the 2000 restructuring liability for the year ended December 31, 2001 and expects the remaining $0.3 million liability to be paid in 2002.

   The Company received net cash repayments from the marketing and reservation funds totaling $20.3 million during the year ended December 31, 2001 and made net cash advances to the marketing and reservation funds totaling $14.5 million in the year ended December 31, 2000. The 2001 net repayments are associated with cost reductions from restructured operations, growth in fees from normal operations and increases in property and yield management fees. The 2000 net advances are associated with a system-wide property and yield management systems implementation, the timing of expenditures associated with specific brand initiatives of the marketing fund and the recognition of costs and the timing of payments received from franchisees in conjunction with the Company's frequency stay program. The Company has the legally enforceable right to assess and collect from its current franchisees fees sufficient to pay for the marketing and reservation services the Company has procured for the benefit of the franchise system, including fees to reimburse the Company for past services rendered. The Company has the contractual authority to require that the franchisees in the system at any given point repay any deficits in the funds to reimburse the Company from any advance. The Company expects the marketing and reservation funds to generate positive cash flows of approximately $20 million in 2002 due to cost reductions associated with restructured operations, programmed brand initiatives, growth in fees from normal operations and increases in property and yield management fees.

   Cash provided by (utilized in) investing activities for the years ended December 31, 2001, 2000 and 1999, was $87.7 million, ($16.6 million) and ($36.0 million), respectively. During the years ended December 31, 2001, 2000 and 1999, capital expenditures totaled $13.5 million, $16.6 million, $30.6 million, respectively. Capital expenditures include the installation of system-wide property and yield management systems, upgrades to financial and reservation systems, computer hardware and renovations to the Company's corporate headquarters (including a franchisee learning and training center).

   On September 1, 2000, the Company monetized $16.3 million in principal and interest of the $115 million principal, five-year Subordinated Term Note (the "Old Note") to Sunburst issued in October 1997. The Company received three MainStay Suites properties through the monetization transaction. The Old Note carried a simple interest rate of 11% per annum. In connection with the amendment of the strategic alliance agreement, effective October 15, 2000, interest payable accrued at a rate of 11% per annum compounded daily. The Company implemented this amendment prospectively beginning on January 1, 1999, and has recognized interest on the outstanding principal and accrued interest amounts at an effective rate of 10.58%. Total interest accrued at

December 31, 2000 was $42.2 million. On January 5, 2001, the Company received from Sunburst $101.9 million and an 11 3/8% seven-year senior subordinated note (the "New Note") in the amount of $35 million in payment of the Old Note (See
Note 7 of Notes to Consolidated Financial Statements).

   Financing cash flows relate primarily to the Company's borrowings under its credit lines and treasury stock purchases. In June 2001, the Company entered into a five-year $265 million competitive advance and multi-currency credit facility. The credit facility provides for a term loan of $150 million and a revolving credit facility of $115 million, $37 million of which is available in foreign currency borrowings. As of December 31, 2001, the Company had $112 million of term loans and $68 million of revolving loans outstanding. The term loan is payable over five years, $13.6 million of which is due in 2002. The credit facility includes customary financial and other covenants that require the maintenance of certain ratios including maximum leverage and interest coverage and restrict the Company's ability to make certain investments, incur debt and dispose of assets. Borrowings under the credit facility are, at the option of the borrower, at one of several rates including LIBOR plus .60% to 2.0% basis points, based upon the credit rating of the Company and the loan type. In addition, the Company has the option to request participating banks to bid on loan participation at lower rates than those contractually provided by the credit facility. The credit facility requires the Company to pay annual fees of 1/15 of 1% to 1/2 of 1% based upon the credit rating of the Company. The proceeds from the credit facility will be used for general corporate purposes, including working capital, debt repayment, stock repurchases, investments and acquisitions.

   In 1998, the Company completed a $100 million senior unsecured note offering ("the Notes"), bearing a coupon rate of 7.13% with an effective rate of 7.22%. The Notes will mature on May 1, 2008, with interest on the Notes to be paid semi-annually. The Company used the net proceeds from the offering of approximately $99 million to repay amounts outstanding under the Company's previous credit facility.

   Through December 31, 2001, the Company had repurchased 21.1 million shares of its common stock at a total cost of $314.0 million, including 12.0 million shares at a cost of $185.7 million during the year ended December 31, 2001. The Company has received authorization from its Board of Directors to repurchase up to an additional 5.3 million shares under the terms of the repurchase plan. Subsequent to December 31, 2001, the Company repurchased 1.3 million shares of outstanding common stock at a total cost of $28.8 million.

   The Company believes that cash flows from operations and available financing capacity are adequate to meet the expected operating, investing, financing and debt service requirements of the business for the immediate future.

Impact of Recently Issued Accounting Standards

   The Company has adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002, which updates accounting and reporting standards for the amortization of goodwill and recognition of other intangible assets. SFAS No. 142 requires goodwill to be assessed on at least an annual basis for impairment using a fair value basis. Because the Company operates in one reporting unit in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" and EITF 98-3, "Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business", the fair value of the Company's total assets are used to determine if goodwill may be impaired. According to SFAS No. 142, quoted market prices in active markets are the best evidence of fair value and shall be used as the basis for the measurement if available. The Company will no longer be required to record goodwill amortization expense of approximately $2.0 million per year and does not expect to recognize any impairment on its goodwill balances as a result of the adoption of SFAS No. 142. The Company will perform the initial assessment of the fair value of its goodwill balances during the first quarter of 2002.

   In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses the accounting and reporting standards for the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company will be required to adopt SFAS No. 143 by January 1, 2003. The Company does not expect the adoption of SFAS No. 143 to have a material effect on the Company's earnings or comprehensive income.

   In September 2001, the FASB issued SFAS No. 144, "Impairment of Long-Lived Assets to be Disposed of," which updates accounting and reporting standards for the recognition and measurement of impairment of long-lived assets to be held and used or disposed of by sale. The Company adopted SFAS No. 144 on January 1, 2002. The Company does not expect the adoption of SFAS No. 144 to have a material impact on the Company's earnings or other comprehensive income.

Forward-Looking Statements

   Certain statements contained in this annual report, including those in the section entitled Management's Discussion and Analysis, that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Words such as "believes," "anticipates," "expects," "intends," "estimates," "projects," and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements. Such statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those projected, including: competition within each of our business segments; business strategies and their intended results; the balance between supply of and demand for hotel rooms; our ability to obtain new franchise agreements; our ability to develop and maintain positive relations with current and potential hotel owners; the effect of international, national and regional economic conditions; the availability of capital to allow us and potential hotel owners to fund investments and construction of hotels; the cost and other effects of legal proceedings; and other risks described from time to time in our filings with the Securities and Exchange Commission, including those set forth under the heading "Risk Factors" in our Report on Form 10-Q for the period ended September 30, 2001. Given these uncertainties, you are cautioned not to place undue reliance on such statements. We also undertake no obligation to publicly update or revise any forward-looking statement to reflect current or future events or circumstances.

                   Report of Independent Public Accountants

              Choice Hotels International, Inc. and Subsidiaries

To Choice Hotels International, Inc. and subsidiaries:

   We have audited the accompanying consolidated balance sheets of Choice Hotels International, Inc. and subsidiaries, as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of Choice Hotels International, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Choice Hotels International, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

   As explained in Note 1 to the consolidated financial statements, Choice Hotels International, Inc. and subsidiaries have given retroactive effect to the change in accounting for the presentation of marketing and reservation fees and expenses.

                                     /s/ Arthur Andersen LLP

Vienna, Virginia
March 20, 2002

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                   As Revised (See Note 1)
                                                  Years Ended December 31,
                                                ----------------------------
                                                  2001      2000      1999
                                                --------  --------  --------
                                                    (In thousands, except
                                                     per share amounts)
   REVENUES:
      Royalty fees............................. $140,185  $137,721  $128,653
      Initial franchise and relicensing fees...   12,887    12,154    13,910
      Partner services revenue.................   12,042    10,300     9,055
      Marketing and reservation revenues.......  168,170   185,367   162,603
      Hotel operations.........................    3,215     1,249        --
      Other revenue............................    4,929     6,050     6,111
      Product sales............................       --        --     3,871
                                                --------  --------  --------
          Total revenues.......................  341,428   352,841   324,203
   OPERATING EXPENSES:
      Selling, general and administrative......   56,075    57,178    55,860
      Restructuring charges....................    5,940     5,637        --
      Impairment of Friendly investment........   22,713        --        --
      Depreciation and amortization............   12,452    11,623     7,687
      Marketing and reservation expenses.......  168,170   185,367   162,603
      Hotel operations expense.................    2,501       609        --
      Product cost of sales....................       --        --     3,883
                                                --------  --------  --------
          Total operating expenses.............  267,851   260,414   230,033
                                                --------  --------  --------
   Operating income............................   73,577    92,427    94,170
                                                --------  --------  --------
   OTHER:
      Interest expense.........................   15,445    18,490    16,398
      Interest and dividend income.............   (4,329)  (15,534)  (17,147)
      Equity loss on Friendly investment.......   16,436    12,071       380
      (Gain) loss on sale of investments.......      (42)      253        68
      Write-off of deferred financing costs....      650        --        --
      Loss on Sunburst note....................       --     7,565        --
                                                --------  --------  --------
          Total other..........................   28,160    22,845      (301)
                                                --------  --------  --------
   Income before income taxes..................   45,417    69,582    94,471
   Income taxes................................   31,090    27,137    37,316
                                                --------  --------  --------
   Net income.................................. $ 14,327  $ 42,445  $ 57,155
                                                ========  ========  ========
   Weighted average shares outstanding--basis..   44,174    52,895    54,859
                                                --------  --------  --------
   Weighted average shares outstanding--diluted   44,572    53,253    55,667
                                                --------  --------  --------
   Basic earnings per share.................... $   0.32  $   0.80  $   1.04
                                                ========  ========  ========
   Diluted earnings per share.................. $   0.32  $   0.80  $   1.03
                                                ========  ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                    December 31, December 31,
                                                                                        2001         2000
                                                                                    ------------ ------------
                                                                                      (In thousands, except
                                                                                         share amounts)
                                                  ASSETS:
Current assets.....................................................................
   Cash and cash equivalents.......................................................  $  16,871    $  19,701
   Receivables (net of allowance for doubtful accounts of $5,392 and $5,754,
     respectively).................................................................     25,223       31,865
   Income taxes receivable and other current assets................................        889          520
                                                                                     ---------    ---------
       Total current assets........................................................     42,983       52,086
Property and equipment, at cost, net...............................................     70,458       72,946
Goodwill, net......................................................................     60,620       62,663
Franchise rights, net..............................................................     36,257       39,163
Investment in Friendly.............................................................         --       34,616
Receivable from marketing and reservation funds....................................     49,358       57,824
Other assets.......................................................................     22,443       27,330
Note receivable from Sunburst......................................................     39,059      137,492
                                                                                     ---------    ---------
       Total assets................................................................  $ 321,178    $ 484,120
                                                                                     =========    =========

                              LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY:
Current liabilities................................................................
   Current portion of long-term debt...............................................  $  13,563    $  50,046
   Accounts payable................................................................     24,724       15,964
   Accrued expenses and other......................................................     30,054       27,818
   Income taxes payable............................................................      2,836           --
                                                                                     ---------    ---------
       Total current liabilities...................................................     71,177       93,828
   Long-term debt..................................................................    267,733      247,179
   Deferred income taxes ($35,159 and $39,573, respectively) and other liabilities.     46,807       53,020
                                                                                     ---------    ---------
       Total liabilities...........................................................    385,717      394,027
                                                                                     ---------    ---------

                                      SHAREHOLDERS' (DEFICIT) EQUITY:
Common stock, $ .01 par value, 160,000,000 shares authorized; 62,755,708 and
  61,663,624 shares issued; 41,997,637 and 52,561,568 shares outstanding at
  December 31, 2001 and 2000, respectively.........................................        420          526
Additional paid-in-capital.........................................................     70,130       55,245
Accumulated other comprehensive loss...............................................       (354)         (54)
Deferred compensation..............................................................     (2,857)      (1,300)
Treasury stock (20,758,071 and 9,102,056 shares at December 31, 2001 and 2000,
  respectively)....................................................................   (311,053)    (129,172)
Retained earnings..................................................................    179,175      164,848
                                                                                     ---------    ---------
       Total shareholders' (deficit) equity........................................    (64,539)      90,093
                                                                                     ---------    ---------
       Total liabilities and shareholders' (deficit) equity........................  $ 321,178    $ 484,120
                                                                                     =========    =========


  The accompanying notes are an integral part of these consolidated financial statements.

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    As Revised (See Note 1)
                                                                    Years Ended December 31,
                                                                   2001       2000      1999
                                                                 ---------  --------  --------
                                                                         (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...................................................... $  14,327  $ 42,445  $ 57,155
Reconciliation of net income to net cash provided by
  operating activities:
   Equity loss on Friendly investment...........................    16,436    12,071       380
   Impairment of Friendly investment............................    22,713        --        --
   Depreciation and amortization................................    12,452    11,623     7,687
   Non-cash interest and dividend income........................    (4,219)  (15,170)  (16,639)
   Non-cash stock compensation and other charges................     2,210       787       633
   Write-off of deferred financing costs........................       650        --        --
   Provision for bad debts......................................       476      (585)      588
   Loss on early prepayment of Sunburst note....................        --     6,520        --
Changes in assets and liabilities:
   Receivables..................................................     6,465    (2,245)   (4,006)
   Prepaid expenses and other current assets....................        --        30     1,355
   Receivable from marketing and reservation funds, net.........    20,267   (14,532)   (5,545)
   Current liabilities..........................................     9,381     1,714     6,086
   Income taxes payable/receivable..............................     6,361      (278)    6,794
   Deferred income taxes and other liabilities..................    (5,807)   11,499    10,552
                                                                 ---------  --------  --------
   Net cash provided by operating activities....................   101,712    53,879    65,040
                                                                 =========  ========  ========
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from Sunburst note.....................................   101,954        --        --
Investment in property and equipment............................   (13,532)  (16,590)  (30,633)
Other items, net................................................      (684)      (27)   (5,398)
                                                                 ---------  --------  --------
   Net cash provided by (utilized in) investing activities......    87,738   (16,617)  (36,031)
                                                                 =========  ========  ========
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments of long-term debt............................  (790,795)  (95,757)  (59,458)
Proceeds from long-term debt....................................   772,028    85,500    88,630
Purchase of treasury stock......................................  (185,807)  (20,893)  (54,166)
Proceeds from exercise of stock options.........................    12,294     1,739     6,143
                                                                 ---------  --------  --------
   Net cash utilized in financing activities....................  (192,280)  (29,411)  (18,851)
                                                                 ---------  --------  --------
Net change in cash and cash equivalents.........................    (2,830)    7,851    10,158
Cash and cash equivalents at beginning of period................    19,701    11,850     1,692
                                                                 ---------  --------  --------
Cash and cash equivalents at end of period...................... $  16,871  $ 19,701  $ 11,850
                                                                 =========  ========  ========
Supplemental disclosure of cash flow information
   Cash payments during the year for:
       Income taxes, net of refunds............................. $  29,013  $ 15,674  $ 17,834
       Interest.................................................    18,039    22,145    19,387
   Non-cash investing activities:
       Properties assumed through the restructuring of
         Sunburst note.......................................... $   1,475  $     --  $     --
       Properties assumed through put/call transaction..........        --    12,233        --
       Reduction in Sunburst note from put/call transaction.....        --    16,333        --
   Non-cash financing activities:
       Income tax benefit realized from employee stock
         options exercised...................................... $   3,895  $  1,602  $  1,225
                                                                 =========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

   CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                     (In thousands, except share amounts)

                                             Common                             Accumulated
                                              Stock     Common                     Other
                                             Shares     Stock    Additional    Comprehensive   Deferred   Treasury
                                           Outstanding  Amount Paid-in-capital Income (loss) Compensation  Stock
                                           -----------  ------ --------------- ------------- ------------ ---------
Balance as of December 31, 1998...........  56,726,917  $ 568      $45,097        $ 2,112      $(1,665)   $ (54,165)
Comprehensive income
Net income................................          --     --           --             --           --           --
   Other comprehensive income.............
   Foreign translation adjustments........          --     --           --             --           --           --
   Unrealized loss on securities, net of
    taxes, net of reclassification
    adjustment (Note 15)..................          --     --           --             --           --           --

   Other comprehensive income.............          --     --           --           (907)          --           --

Comprehensive income......................

Exercise of stock options/grants, net.....     623,647      6        6,275             --           --           --
Issuance of restricted stock..............      70,260      1        1,014             --       (1,015)          --
Amortization of deferred compensation.....          --     --           --             --          743           --
Treasury purchases........................  (3,586,913)   (37)          --             --           --      (54,129)
                                           -----------  -----      -------        -------      -------    ---------
Balance as of December 31, 1999...........  53,833,911  $ 538      $52,386        $ 1,205      $(1,937)   $(108,294)
                                           ===========  =====      =======        =======      =======    =========
Comprehensive income
Net income................................          --  $  --      $    --        $    --      $    --    $      --
   Other comprehensive income.............
   Foreign translation adjustments........          --     --           --             --           --           --
   Unrealized gain on securities, net of
    taxes, net of reclassification
    adjustment (Note 15)..................          --     --           --             --           --           --

   Other comprehensive income.............          --     --           --         (1,259)          --           --

Comprehensive income......................

Exercise of stock options/grants, net.....     288,634      3        3,362             --           --           --
Issuance of restricted stock..............      14,052     --          182             --         (182)          --
Amortization of deferred
 compensation.............................          --     --           --             --          819           --
Treasury purchases........................  (1,575,029)   (15)          --             --           --      (20,878)
Liquidation of foreign subsidiaries.......          --     --         (685)            --           --           --
                                           -----------  -----      -------        -------      -------    ---------
Balance as of December 31, 2000...........  52,561,568  $ 526      $55,245        $   (54)     $(1,300)   $(129,172)
                                           ===========  =====      =======        =======      =======    =========
Comprehensive income
Net income................................          --  $  --      $    --        $    --      $    --    $      --
   Other comprehensive income.............
   Foreign translation adjustments........          --     --           --             --           --           --
   Unrealized loss on securities, net
    of taxes, net of reclassification
    adjustment (Note 15)..................          --     --           --             --           --           --

   Other comprehensive loss...............          --     --           --           (724)          --           --

Comprehensive income......................

Deferred gain on hedge....................          --     --           --            424           --           --
Exercise of stock options/grants, net.....   1,287,454     13       14,885             --           --        1,503
Issuance of restricted stock..............     155,515      1           --             --       (2,304)       2,303
Amortization of deferred
 compensation.............................          --     --           --             --          747           --
Treasury purchases........................ (12,006,900)  (120)          --             --           --     (185,687)
                                           -----------  -----      -------        -------      -------    ---------
Balance as of December 31, 2001...........  41,997,637  $ 420      $70,130        $  (354)     $(2,857)   $(311,053)
                                           ===========  =====      =======        =======      =======    =========


                                           Comprehensive Retained
                                              Income     Earnings   Total
                                           ------------- -------- ---------
Balance as of December 31, 1998...........               $ 64,563 $  56,510
Comprehensive income
Net income................................    $57,155      57,155    57,155
   Other comprehensive income.............
   Foreign translation adjustments........       (108)         --      (108)
   Unrealized loss on securities, net of
    taxes, net of reclassification
    adjustment (Note 15)..................       (799)         --      (799)
                                              -------
   Other comprehensive income.............       (907)         --        --
                                              -------
Comprehensive income......................    $56,248
                                              =======
Exercise of stock options/grants, net.....                     --     6,281
Issuance of restricted stock..............                     --        --
Amortization of deferred compensation.....                     --       743
Treasury purchases........................                     --   (54,166)
                                                         -------- ---------
Balance as of December 31, 1999...........               $121,718 $  65,616
                                                         ======== =========
Comprehensive income
Net income................................    $42,445    $ 42,445 $  42,445
   Other comprehensive income.............
   Foreign translation adjustments........     (1,786)         --    (1,786)
   Unrealized gain on securities, net of
    taxes, net of reclassification
    adjustment (Note 15)..................        527          --       527
                                              -------
   Other comprehensive income.............     (1,259)         --        --
                                              -------
Comprehensive income......................    $41,186
                                              =======
Exercise of stock options/grants, net.....                     --     3,365
Issuance of restricted stock..............                     --        --
Amortization of deferred
 compensation.............................                     --       819
Treasury purchases........................                     --   (20,893)
Liquidation of foreign subsidiaries.......                    685        --
                                                         -------- ---------
Balance as of December 31, 2000...........               $164,848 $  90,093
                                                         ======== =========
Comprehensive income
Net income................................    $14,327    $ 14,327 $  14,327
   Other comprehensive income.............
   Foreign translation adjustments........       (414)         --      (414)
   Unrealized loss on securities, net
    of taxes, net of reclassification
    adjustment (Note 15)..................       (310)         --      (310)
                                              -------
   Other comprehensive loss...............       (724)         --        --
                                              -------
Comprehensive income......................    $13,603
                                              =======
Deferred gain on hedge....................                     --       424
Exercise of stock options/grants, net.....                     --    16,401
Issuance of restricted stock..............                     --        --
Amortization of deferred
 compensation.............................                     --       747
Treasury purchases........................                     --  (185,807)
                                                         -------- ---------
Balance as of December 31, 2001...........               $179,175 $ (64,539)
                                                         ======== =========

  The accompanying notes are an integral part of these consolidated financial statements.

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.  Company Information and Significant Accounting Policies

  Company Information.

   Choice Hotels International, Inc. and subsidiaries (the "Company") is in the business of hotel franchising. As of December 31, 2001, the Company had franchise agreements with 4,545 hotels open and 689 hotels under development in 27 countries under the following brand names: Comfort, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn, and MainStay Suites.

  Principles of Consolidation.

   The consolidated financial statements include the accounts of Choice Hotels International, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Revenue Recognition.

   The Company enters into numerous franchise agreements committing to provide franchisees with various marketing services, a centralized reservation system and limited rights to utilize the Company's registered tradenames. These agreements are typically for a period of twenty years, with certain rights to the franchisee to terminate after five, ten, or fifteen years. In most instances, initial franchise fees are recognized upon sale because the initial franchise fee is non-refundable and the Company has no continuing obligations related to the franchisee. However, when the franchise agreements are entered into which include future potential rebates and/or incentive payments, the initial franchise fees are deferred and recognized when the incentive criteria are met or the deal is terminated, whichever occurs first, in compliance with Statement of Financial Accounting Standards ("SFAS") No. 45, "Accounting for Franchise Fee Revenue". Royalty fees, primarily based on a percentage of gross room revenues of each franchisee, are recorded when earned. Reserves for uncollectible accounts are charged to bad debt expense and are included in selling, general and administrative expenses in the accompanying consolidated statements of income.

   The Company's franchise agreements require the payment of franchise fees, including marketing and reservation fees, which are used exclusively by the Company's marketing and reservation funds for expenses associated with providing such franchise services as central reservation systems, national marketing and media advertising. The Company is contractually obligated to expend the marketing and reservation fees it collects from franchisees in accordance with the franchise agreements; as such, no income or loss to the Company is generated. As noted below, the Company changed its presentation of marketing and reservation revenues and expenses to a gross basis during the fourth quarter of 2001.

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

  Presentation of Marketing and Reservation Fees and Expenses.

   The Company revised its presentation of marketing and reservation fees during the fourth quarter of 2001 to comply with the Emerging Issues Task Force ("EITF") Issue 99-19 "Reporting Revenue Gross as a Principal versus Net as an Agent." The Company had previously presented these fees net of related expenses on its Consolidated Statements of Income. EITF 99-19 requires that these fees be recorded gross and accordingly, the

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

Company has revised its financial statement presentation for all periods presented. In addition, net advances and repayments of marketing and reservation fees have been reclassified to present these activities as cash flows from operating activities for all periods presented. These revisions have no effect on the net income or cash flows reported during the periods presented.

  Advertising Costs.

   The Company expenses advertising costs in the marketing fund as the advertising occurs in accordance with the American Institute of Certified Public Accountants, Statement of Position 93-7, "Reporting on Advertising Costs". Advertising expense was $37.4 million, $48.4 million and $38.3 million for the years ended December 31, 2001, 2000, and 1999, respectively. The Company includes advertising costs in marketing and reservation expenses on the accompanying consolidated statements of income.

  Cash and Cash Equivalents.

   The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents.

  Capitalization Policies.

   Major renovations, replacements and interest incurred during construction are capitalized to appropriate property and equipment accounts. Upon sale or retirement of property, the cost and related accumulated depreciation are eliminated from the accounts and the related gain or loss is recognized in the accompanying statements of income. Maintenance, repairs and minor replacements are charged to expense as incurred.

  Impairment Policy.

   The Company evaluates the collectibility of notes receivable in accordance with SFAS No. 114, "Accounting by Creditors For Impairment of a Loan". SFAS No. 114 states that a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. All amounts due according to the contractual terms means that both the contractual interest payments and the contractual principal payments of a loan will be collected as scheduled in the loan agreement. The Company reviews outstanding notes receivable on a periodic basis to ensure that each is fully collectible by reviewing the financial condition of its debtors. If the Company concludes that it will be unable to collect all amounts due, the Company will record an impairment charge based on the present value of expected future cash flows, discounted at the loan's effective interest rate. The Company did not record any impairment charges related to notes receivable during the years ended December 31, 2001 or 1999. During the year ended December 31, 2000, the Company recorded a $4.1 million impairment loss on its subordinated term note to Sunburst Hospitality Corporation (see Note 7).

   The Company evaluates the recoverability of long-lived assets, including franchise rights and goodwill, in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 121 requires that impairment of long-lived assets has occurred whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured based on net, undiscounted expected cash flows. Assets are considered to be impaired if the net, undiscounted expected cash flows are less than the carrying amount of the assets. Impairment charges are recorded based upon the difference between the carrying value of the asset and the expected net cash flows, discounted at an appropriate interest rate. The Company did not record any impairment on long-lived assets during the years ended December 31, 2001, 2000 or 1999.

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

  Deferred Financing Costs.

   Debt financing costs are deferred and amortized, using the effective interest method, over the term of the related debt. As of December 31, 2001 and 2000, deferred financing costs were $2.5 million and $0.8 million respectively and are included in other assets on the accompanying consolidated balance sheets.

  Investments.

   The Company accounts for its investments in common stock in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" and SFAS No. 130 "Reporting Comprehensive Income." The Company accounts for its investment in unincorporated joint ventures in accordance with Accounting Principles Board Opinion ("APB") No. 18 "The Equity Method of Accounting for Investments in Common Stock."

  Financial Instruments.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which established accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires the recognition of the fair value of derivatives in the statement of financial position, with changes in the fair value recognized either in earnings or as a component of other comprehensive income dependent upon the hedging nature of the derivative. SFAS No. 133 also states that any deferred gain on previous hedging activity does not meet the definition of a liability, due to a lack of expected future cash flows and therefore should be included in comprehensive income. As of December 31, 2001 and 2000, the Company has no derivative instruments.

  Use of Estimates.

   The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States and require management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications.

   Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

2.  Property and Equipment

   The components of property and equipment in the consolidated balance sheets are:

                                                  December 31,
                                               ------------------
                                                 2001      2000
                                               --------  --------
                                                 (In thousands)
             Land............................. $  4,090  $  2,593
             Facilities in progress...........      735     4,075
             Building and improvements........   34,210    29,474
             Furniture, fixtures and equipment   86,301    74,812
                                               --------  --------
                                                125,336   110,954
             Less: Accumulated depreciation...  (54,878)  (38,008)
                                               --------  --------
                                               $ 70,458  $ 72,946
                                               ========  ========

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

   For facilities in progress, as assets are placed in service, they are transferred to appropriate fixed asset categories and depreciation begins. Depreciation expense for the years ended December 31, 2001, 2000 and 1999 was $4.6 million, $3.0 million and $1.7 million, respectively. Depreciation has been computed for financial reporting purposes using the straight-line method. A summary of the ranges of estimated useful lives upon which depreciation rates have been based follows:

                 Building and improvements........ 10-40 years
                 Furniture, fixtures and equipment  3-20 years

3.  Goodwill

   Goodwill primarily represents an allocation of the excess purchase price of the stock of the Company over the recorded minority interest that was previously held by members of the Company's former management team. Goodwill is amortized on a straight-line basis over 40 years. Such amortization amounted to $2.2 million, $2.0 million and $2.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. Goodwill is net of accumulated amortization of $14.3 million and $12.1 million at December 31, 2001 and 2000.

   The Company adopted SFAS No. 142 on January 1, 2002, which requires goodwill to be assessed on at least an annual basis for impairment using a fair value basis.

4.  Franchise Rights

   Franchise rights are intangible assets and represent an allocation in purchase accounting for the value of long-term franchise contracts acquired. As of December 31, 2001 and 2000, the net balance is associated with the Econo Lodge acquisition made in fiscal year 1991. Franchise rights acquired are amortized over an average life of 15 years. Amortization expense for the years ended December 31, 2001, 2000 and 1999 amounted to $3.0 million, $3.9 million and $4.3 million, respectively. Franchise rights are net of accumulated amortization of $32.0 million and $29.0 million at December 31, 2000 and 1999, respectively. Under SFAS No. 142, franchise rights will continue to be amortized as they are intangibles with definite lives.

5.  Investment in Friendly Hotels

   As of December 31, 2001, the Company had 1,227,622 shares of common stock and 31,097,755 shares of 5.75% convertible preferred stock in Friendly Hotels PLC (currently known as C.H.E. Group PLC) ("Friendly"), the Company's master franchisor for the United Kingdom, Ireland and continental Europe.

   The Company had three directors on the board of Friendly. Given the Company's ability to exercise significant influence over the operations of Friendly, the equity method of accounting was applied.

   Friendly holds the master franchise rights for the Company's Comfort, Quality and Clarion brand hotels in the United Kingdom, Ireland and throughout Europe (with the exception of Scandinavia) for a 10-year period. In exchange, the Company received Friendly common stock and was to receive from Friendly $8.0 million payable in eight equal annual installments.

   On January 19, 2001, the shareholders of Friendly approved a capital reorganization intended to provide Friendly with a stronger balance sheet and improve its operations. Pursuant to the capital reorganization, the Company waived certain royalty and marketing fees due from Friendly for the period between December 27, 1999 and December 31, 2005, waived the then five remaining annual installments of the master franchise agreement and provided Friendly with a (Pounds)7.8 million (approximately US $11.4 million) secured letter of credit in

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES consideration for, among other things, a reduction in the conversion price of the Company's convertible preferred shares from 150p to 60p. The letter of credit is secured by substantially all of Friendly's assets in France, valued in excess of (Pounds)4.2 million (approximately US $6.1 million). Other modifications to the Company's convertible preferred shares include a change in the dividend rate from 5.75% (payable in cash) to 2% per annum, if payable in additional convertible preferred shares. Friendly may alternatively elect to pay cash dividends at the rate of 3.5% per annum up until January 13, 2013 and thereafter at the rate of 5.75%. In addition, accrued dividends due to the Company as of February 7, 2001 were converted to additional convertible preferred shares of Friendly. As of December 31, 2001, Friendly had drawn (Pounds)5.3 million (approximately US $7.7 million) of the available letter of credit and the balance available on the letter of credit was reduced to (Pounds)5.0 million (approximately US $7.3 million) as of January 21, 2002. The letter of credit will expire on June 30, 2002.

   During 2001, Friendly settled a $4.0 million deferred consideration due to the Company through the issuance of 2,404,013 convertible preferred shares. The effect of the reduction in the conversion price together with the conversion of dividend arrearage to additional convertible preferred shares of Friendly and the settlement of the deferred consideration, both resulting in the issuance of convertible preferred shares, on a fully converted basis, the Company's ownership in Friendly would have been approximately 71%. Due to the restructuring program, the Company has recorded equity losses on Friendly of $16.4 million and $12.1 million for the years ended December 31, 2001 and 2000, respectively, in accordance with EITF 99-10, "Percentage Used to Determine the Amount of Equity Method Losses". Mid-year adverse fixed asset valuation adjustments due to a decline in economic conditions and incremental professional fees associated with the reorganization primarily account for the $16.4 million charge.

   The Company recognized $2.2 million in preferred dividend income from the Friendly investment for the year ended December 31, 1999. As of December 31, 1999, accrued but unpaid preferred dividends were $5.8 million. No dividends were accrued during 2001 or 2000. The Company also recognized $1.1 million and $2.2 million in royalty revenue from Friendly for the years ended December 31, 2000 and 1999, respectively. The Company has waived its royalty fees from Friendly for the periods from 2001 through 2005 as part of Friendly's restructuring.

   The Company owned approximately 5.4%, 5.4% and 5.3% of Friendly's outstanding ordinary shares at December 31, 2001, 2000 and 1999, respectively. The fair market value of the ordinary shares at December 31, 2001, 2000 and 1999 was $0.3 million, $0.7 million and $2.0 million, respectively. Summarized unaudited balance sheet data for Friendly is as follows:

                                               Unaudited
                   -                       -----------------
                                             December 31,
                                           -----------------
                                             2001     2000
                                           -------- --------
                                            (In thousands)
                   Current assets......... $ 20,530 $ 27,298
                   Non-current assets.....  107,744  138,679
                   Current liabilities....   59,114   70,541
                   Non-current liabilities   45,573   60,820
                   Preferred stock........   23,104   23,115
                   Shareholders' equity...   23,587   34,616

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

   Summarized unaudited income statement data for Friendly is as follows:

                                                     Unaudited
                                           ----------------------------
                                                   December 31,
                                           ----------------------------
                                             2001      2000      1999
                                           --------  --------  --------
                                                  (In thousands)
        Net revenues...................... $124,845  $138,135  $150,332
        Gross profit......................   69,167    76,032    84,852
        Loss from continuing operations...   (5,023)  (40,193)   (8,584)
        Net loss after preferred dividends   (8,036)  (50,640)  (31,424)

   On February 21, 2002, Friendly announced that it had been unable to find an acceptable buyer for its business and would terminate such efforts at this time. Given the bid period termination and the adverse economic conditions of Friendly, the Company disposed of its entire preferred and common equity interest in Friendly on March 20, 2002 and immediately relinquished its three seats on Friendly's board of directors. Accordingly, the Company reduced its investment in Friendly to zero through a $22.7 million charge to reflect the permanent impairment of this asset as of December 31, 2001.

6.  Receivable from Marketing and Reservation Funds

   The Company's franchise agreements require the payment of franchise fees which include marketing and reservation fees. Using the marketing and reservation fees it assesses against the current franchisees comprising its various hotel brand systems, the Company is obligated under the franchise agreements to provide marketing and reservation services appropriate for the successful operation of these various systems. In discharging its obligation to provide sufficient and appropriate marketing and reservation services, the Company has the right to expend funds in an amount reasonably necessary to ensure the provision of such services, whether or not such amount is currently available to the Company in the marketing and reservation funds for reimbursement. The franchise agreements provide the Company the right to advance monies to these funds when the needs of the system surpass the balances currently available.

   The receivable from marketing and reservation funds at December 31, 2001 and 2000 was $49.4 and $57.8 million, respectively. Under the terms of these agreements, the Company has the legally enforceable right to assess and collect from its current franchisees fees sufficient to pay for the marketing and reservation services the Company has procured for the benefit of the franchise system, including fees to reimburse the Company for past services rendered. The Company has the contractual authority to require that the franchisees in the system at any given point repay any deficits in the funds to reimburse the Company for any advance. Advances to the marketing and reservation funds made by the Company are the legally enforceable obligation of the constituents of the Company's franchise system, and those constituents are legally obliged to pay any assessment the Company imposes on its franchisees to obtain reimbursement regardless of whether those constituents continue to generate gross room revenue.

7.  Transactions with Sunburst

   Effective October 15, 1997, Choice Hotels International, Inc. ("CHI"), which at that point included both the franchising business and owned hotel business, separated the businesses via spin-off of the Company (the "Sunburst Distribution"). CHI changed its name to Sunburst Hospitality Corporation (referred to hereafter as "Sunburst"). As part of the spin-off, Sunburst and the Company entered into a strategic alliance agreement, which was amended in December 1998 and September 2000. Among other things, the strategic alliance agreement provides for (i) certain commitments by Sunburst for the development of MainStay Suites hotels; (ii) special procedures associated with liquidated damages; and (iii) predetermined franchise fee credits based on operating performance. The strategic alliance agreement extends through October 15, 2002 as it relates to development commitments. Liquidated damage and franchise fee credit provisions extend through the life of existing franchise agreements.

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

   In connection with the spin-off, the Company borrowed $115 million under its then existing credit facility in order to fund a subordinated term note to Sunburst (the "Old Note"). The Old Note of $115 million accrued interest monthly at an initial simple rate of 11% per annum through October 14, 2000. In connection with an amendment of the strategic agreement discussed above, effective October 15, 2000 interest accrued at a rate of 11% per annum compounded daily. On January 1, 1999, the Company began recognizing interest on the outstanding principal and accrued interest amounts at an effective rate of 10.58%. The Old Note was payable in full, along with accrued interest, on October 15, 2002. Total interest accrued as of December 31, 2000 was
$42.2 million.

   On September 1, 2000, Sunburst transferred title to three MainStay Suites properties under a put/call agreement entered into between the Company and Sunburst in March 2000. These properties were received by the Company as consideration for $16.3 million of then $149 million amount due under the Old Note. The fair market value of the MainStay Suites properties was approximately $12.2 million. Accordingly, the Company recognized a $4.1 million pre-tax loss on the Old Note.

   On September 20, 2000, the Company and Sunburst reached agreement on the terms of a proposed restructuring of the Old Note. Under the terms of the agreement the Company would receive cash and a newly issued 11 3/8% seven-year subordinated note. On January 5, 2001, the Company received $101.9 million, a parcel of land valued at approximately $1.5 million and a $35 million seven-year senior subordinated note bearing interest at 11 3/8% (the "New Note") in settlement of the balance of the Old Note. In 2000, the Company recognized a pre-tax loss of $3.5 million resulting from this transaction. The New Note accrues interest until June 2002, at which point interest becomes payable semi-annually in arrears.

   During the periods presented, Sunburst operated substantially all of its hotels pursuant to franchise agreements with the Company. Total fees paid to the Company included in the accompanying consolidated financial statements for franchising royalty, marketing and reservation fees were $7.8 million, $10.3 million and $9.1 million for the years ended December 31, 2001, 2000 and 1999, respectively.

8.  Restructuring Programs

   During 2001, the Company recognized $5.9 million in restructuring charges. The restructuring charges include $5.3 million related to a corporate realignment designed to increase its strategic focus on delivering value-added services to franchisees, including centralizing the Company's franchise service and sales operations, consolidating its brand management functions and realigning its call center operations. Of this $5.3 million, $5.1 million relates to severance and termination benefits for 64 employees (consisting of brand management and new hotels support, reservation sales and administrative personnel and franchise sales and operations support) and $0.2 million relates to the cancellation of preexisting contracts for termination of domestic leases. The remaining $0.6 million of the $5.9 million is due to exit costs related to the termination of a corporate hotel construction project. The Company has already paid $1.3 million, leaving a $4.6 million liability in accrued expenses and other on the accompanying consolidated balance sheet as of December 31, 2001. The Company expects the liability to be substantially paid in the year of 2002.

   During 2000, the Company recognized $5.6 million in restructuring charges. The restructuring charges include $4.7 million related to a corporate-wide reorganization to improve service and support to the Company's franchisees and to create a more competitive overhead structure. Of this $4.7 million, $4.1 million relates to severance and termination benefits for 176 employees (consisting of property and yield management system installers, reservation agents and field service administrative support) and $0.6 million relates to the cancellation of pre-existing contracts for termination of international leases. The remaining $0.9 million of the $5.6 million is due to the termination of an in-room internet initiative launched in 1999. As of December 31, 2001, the Company maintains a $0.3 million liability in accrued expenses and other on the accompanying consolidated balance sheet, for the 2000 reorganization related to severance benefits and international lease agreements.

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

9.  Accrued Expenses and Other

   Accrued expenses were as follows at:

                                                     December 31,
                                                    ---------------
                                                     2001    2000
                                                    ------- -------
                                                    (In thousands)
            Accrued salaries and benefits.......... $13,131 $13,027
            Accrued interest.......................   2,616   2,606
            Accrued restructuring..................   4,884   5,100
            Deferred loyalty program revenues......   5,492   4,784
            Other..................................   3,931   2,301
                                                    ------- -------
               Total............................... $30,054 $27,818
                                                    ======= =======

10.  Long-Term Debt

   Debt consisted of the following at:

                                                                                         December 31,
                                                                                       -----------------
                                                                                         2001     2000
                                                                                       -------- --------
                                                                                        (In thousands)
$265 million competitive advance and multi-currency revolving credit facility with an
  effective rate of 3.69% at December 31, 2001........................................ $180,525 $     --
$300 million competitive advance and multi-currency revolving credit facility with an
  effective rate of 7.31% at December 31, 2000........................................       --  189,000
$100 million senior note offering with an effective rate of 7.22% at December 31, 2001
  and 2000............................................................................   99,591   99,526
$15 million line of credit with a rate of 7.53% at December 31, 2000..................       --    7,400
Other notes with an effective rate of 4.90% and 6.42% at December 31, 2001 and 2000,
  respectively........................................................................    1,180    1,299
                                                                                       -------- --------
   Total debt......................................................................... $281,296 $297,225
                                                                                       ======== ========

   Maturities of debt as of December 31, 2001 were as follows:

             Year                                    (In thousands)
             ----                                    --------------
             2002...................................    $ 13,563
             2003...................................      17,412
             2004...................................      21,237
             2005...................................      26,503
             2006...................................     102,567
             Thereafter.............................     100,014
                                                        --------
             Total..................................    $281,296
                                                        ========


   On June 29, 2001, the Company refinanced its senior credit facility (the "New Credit Facility") in the amount of $260 million with a new maturity date of June 29, 2006. The New Credit Facility provides for a term loan of $150 million and a revolving credit facility of $110 million, $37 million of which is available for borrowings in foreign currencies. On September 29, 2001, the Company signed an amendment to the New Credit

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

Facility, for an additional $5 million under the revolving credit facility, bringing the total amount of available commitments to $265 million. The amendment also transferred $35 million from the term loan to the revolving credit facility. The new term loan amount is $115 million and the revolving credit facility is $150 million. The New Credit Facility includes customary financial and other covenants that require the maintenance of certain ratios including maximum leverage and interest coverage and restricts the Company's ability to make certain investments, incur debt and dispose of assets, among other restrictions. Management believes that as of December 31, 2001, the Company is in compliance with all covenants under the New Credit Facility. The term loan ($112 million of which is outstanding at December 31, 2001) is payable over five years, $13.6 million of which is due in 2002. Borrowings under the New Credit Facility are, at the option of the borrower, at one of several rates including LIBOR plus 0.60% to 2.0%, based upon the credit rating of the Company and the loan type. In addition, the Company has the option to request participating banks to bid on loan participation at lower rates than those contractually provided by the New Credit Facility. The New Credit Facility requires the Company to pay annual fees of 1/15 of 1% to 1/2 of 1%, based upon the credit rating of the Company.

   The Company previously had entered into a $300 million competitive advance and multi-currency revolving credit facility (the "Old Credit Facility") provided by a group of 13 banks. Borrowings under the Old Credit Facility were at one of several rates including LIBOR plus 0.875% to 2.0%, based upon a defined financial ratio and the loan type. The Old Credit Facility required the Company to pay annual fees of 1/10 of 1% to 1/3 of 1%, based upon a defined financial ratio of the total loan commitment.

   On May 1, 1998, the Company issued $100 million of senior unsecured notes (the "Notes") at a discount of $0.6 million, bearing a coupon rate of 7.13% with an effective rate of 7.22%. The Notes will mature on May 1, 2008. Interest on the Notes are paid semi-annually. The Company used the net proceeds from the offering of approximately $99 million to repay amounts outstanding under the Old Credit Facility.

   On May 31, 2001, the Company's $15 million line of credit expired.

   On December 3, 1999, the Company entered into an interest rate swap agreement with a notional amount of $115 million to fix certain of its variable rate debt in order to reduce the Company's exposure to fluctuations in interest rates. The interest rate differential to be paid or received on the interest rate swap agreement is accrued as interest rates change and is recognized as an adjustment to interest expense. On average at December 31, 1999, the interest rate swap agreement had a life of two months with a fixed rate of 5.85% and variable rate of 6.12%, and a fair market valuation of approximately $0.1 million. On March 3, 2000, the interest rate swap agreement was settled for approximately $0.1 million. In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", the Company reclassified a deferred gain totaling $0.7 million from prior year hedging activity to other comprehensive income during 2001.

11.  Foreign Operations

   The Company accounts for foreign currency translation in accordance with SFAS No. 52, "Foreign Currency Translation." Revenues generated by foreign operations for the years ended December 31, 2001, 2000 and 1999 were $5.2 million, $5.3 million and $6.9 million (exclusive of $2.5 million of foreign dividends), respectively. The Company's foreign operations had net (loss) income of $(35.2 million), $(12.3 million) and $1.0 million for the years ended December 31, 2001, 2000 and 1999, respectively.

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

12.  Pension, Profit Sharing, and Incentive Plans

   Bonuses accrued for key executives of the Company under incentive compensation plans were $1.1 million at both December 31, 2001 and 2000.

   During 2001, 2000 and 1999, employees of the Company participated in 401(k) retirement plans sponsored by the Company. For the years ended December 31, 2001, 2000 and 1999, the Company recorded compensation expense of $1.7 million, $1.6 million and $1.3 million, respectively, related to the plans.

13.  Income Taxes

   Income before income taxes were derived from the following:

                                               Years ended December 31,
                                              ---------------------------
                                                2001      2000     1999
                                              --------  --------  -------
                                                    (In thousands)
      Income before income taxes:
         Domestic operations................. $ 80,647  $ 80,982  $92,058
         Foreign operations..................  (35,230)  (11,400)   2,413
                                              --------  --------  -------
      Income before income taxes............. $ 45,417  $ 69,582  $94,471
                                              ========  ========  =======

   The provisions for income taxes are as follows:

                                               Years ended December 31,
                                               -------------------------
                                                2001     2000     1999
                                               -------  -------  -------
                                                    (In thousands)
       Current tax expense
          Federal............................. $30,890  $20,707  $22,038
          State...............................   3,675    2,434    2,723
          Foreign.............................     665      886    1,422

       Deferred tax (benefit) expense
          Federal.............................  (3,602)   3,598   10,515
          State...............................    (597)    (481)     618
          Foreign.............................      59       (7)      --
                                               -------  -------  -------
       Income taxes........................... $31,090  $27,137  $37,316
                                               =======  =======  =======

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

   Deferred tax assets (liabilities) are comprised of the following:

                                                        December 31,
                                                     ------------------
                                                       2001      2000
                                                     --------  --------
                                                       (In thousands)
        Depreciation and amortization............... $(21,475) $(21,663)
        Prepaid expenses............................  (17,736)  (21,247)
        Other.......................................   (8,950)   (6,606)
                                                     --------  --------
        Gross deferred tax liabilities..............  (48,161)  (49,516)
                                                     --------  --------
        Foreign operations..........................   19,326     4,352
        Accrued expenses............................    5,723     6,496
        Other.......................................    2,578     1,976
                                                     --------  --------
        Gross deferred tax assets...................   27,627    12,824
                                                     --------  --------
        Deferred tax liability before valuation
          allowance.................................  (20,534)  (36,692)
        Valuation allowance.........................  (12,737)       --
                                                     --------  --------
        Net deferred tax liability.................. $(33,271) $(36,692)
                                                     ========  ========

   No provision has been made for U.S. federal deferred income taxes on approximately $9 million of accumulated and undistributed earnings of foreign subsidiaries at December 31, 2001 since these earnings are considered to be permanently invested in foreign operations

   A reconciliation of income tax expense at the statutory rate to income tax expense included in the accompanying consolidated statements of income follows:

                                                  Years ended December 31
                                              ------------------------------
                                                2001        2000       1999
                                               ------      ------     ------
                                                      (In thousands,
                                              except Federal income tax rate)
      Federal income tax rate................      35%         35%        35%
      Federal taxes at statutory rate........ $15,896     $24,354    $33,065
      State income taxes, net of federal tax
        benefit..............................   1,120       1,269      2,172
      Unrealized tax benefits................  12,737          --         --
      Other..................................   1,337       1,514      2,079
                                              -------     -------    -------
         Income tax expense.................. $31,090     $27,137    $37,316
                                              =======     =======    =======

   A certain amount of the Company's capital loss carryforwards (which are included in the foreign operations deferred tax asset) are not expected to be realized at this time. Accordingly, a valuation allowance of $12.7 million was established in 2001.

14.  Capital Stock

   In 2001, the Company granted key employees and non-employee directors 155,515 restricted shares of common stock with a fair value of $2.3 million on the grant date. The shares vest over a three to five year period with 10,015 shares vesting over a three year period and 145,500 shares vesting over a five year period. In 2000, the Company granted key employees and non-employee directors 14,052 restricted shares of common stock with a fair value of $0.2 million on the grant date. The shares vest over a three year period. In 1999, the Company granted key employees and non-employee directors 70,260 restricted shares of common stock with a fair value of

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

$1.0 million on the grant date. The shares vest over a three to five year period with 11,016 shares vesting over a three year period, 32,180 shares vesting over a four year period and 27,064 shares vesting over a five year period. A total of 9,130, 11,850 and 6,150 shares of restricted stock were forfeited in 2001, 2000 and 1999, respectively. The Company incurred compensation expense totaling $0.7 million, $0.8 million and $0.7 million related to the vesting of restricted stock during the years ended December 31, 2001, 2000 and 1999, respectively. The Company has recorded $0.3 million of compensation expense related to the vesting of restricted stock as part of its 2001 restructuring accrual related to 46,064 shares.

   The Company has stock option plans for which it is authorized to grant options to purchase up to 9.0 million shares of the Company's common stock, of which 1.9 million shares remain available for grant as of December 31, 2001. Stock options may be granted to officers, key employees and non-employee directors with an exercise price not less than the fair market value of the common stock on the date of grant.

   A summary of the option activity under the stock option plans is as follows as of December 31, 2001, 2000 and 1999:

                                                   2001                      2000                      1999
                                        -------------------------- ------------------------- -------------------------
                                                       Weighted                  Weighted                  Weighted
                                                       Average                   Average                   Average
             Fixed Options                Shares    Exercise Price  Shares    Exercise Price  Shares    Exercise Price
             -------------              ----------  -------------- ---------  -------------- ---------  --------------
Outstanding at beginning of year.......  4,306,584      $12.39     3,907,326      $11.19     3,969,309      $10.31
Granted................................    348,836       15.08     1,187,845       15.71       732,372       13.19
Exercised.............................. (1,363,050)       9.90      (288,634)       7.22      (695,228)       7.06
Cancelled..............................   (196,781)      15.52      (499,953)      15.10       (99,127)      12.85
                                        ----------      ------     ---------      ------     ---------      ------
   Outstanding at end of year..........  3,095,589      $13.56     4,306,584      $12.39     3,907,326      $11.19
                                        ==========      ======     =========      ======     =========      ======
Options exercisable at year end........  1,374,395      $12.52     2,035,332      $10.49     1,727,748      $ 9.25
                                        ==========      ======     =========      ======     =========      ======
Weighted average fair value of options
  granted during the year..............                 $ 7.67                    $ 3.78                    $ 6.20
                                                        ======                    ======                    ======

   The following table summarizes information about stock options outstanding at December 31, 2001:

                                 Options Outstanding                    Options Exercisable
                    ---------------------------------------------- -----------------------------
                                       Weighted
                        Number         Average         Weighted        Number        Weighted
 Range of Exercise  Outstanding at    Remaining        Average     Exercisable at    Average
      Prices           12/31/01    Contractual Life Exercise Price    12/31/01    Exercise Price
      ------        -------------- ---------------- -------------- -------------- --------------
$ 5.00 to  9.00....     193,860       3.8 years         $ 7.15         134,953        $ 6.79
  9.00 to 13.00....   1,283,341       6.3 years         $12.10         733,255        $11.94
 13.00 to 17.65....   1,598,388       7.4 years         $15.46         506,187        $14.88
 17.65 to 30.00....      20,000       9.9 years         $17.80              --            --
                      ---------                                      ---------
                      3,095,589                                      1,374,395
                      =========                                      =========

   SFAS No. 123 "Accounting for Stock-Based Compensation," requires companies to provide additional note disclosures about employee stock-based compensation plans based on a fair value method of accounting. As permitted by this accounting standard, the Company continues to account for these plans under APB Opinion 25.

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

   For purposes of the pro forma disclosure, compensation cost for the Company's stock option plan was determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123. The fair value of each option grant has been estimated on the date of grant using an option-pricing model with the following weighted average assumptions used for grants in 2001, 2000 and 1999:

                                                 2001     2000     1999
                                               -------- -------- --------
       Risk-free interest rate................    5.03%    5.10%    6.45%
       Volatility.............................    43.3%    56.6%    38.0%
       Expected Lives......................... 10 years 10 years 10 years
       Dividend Yield.........................       0%       0%       0%

   If options had been reported as compensation expense based on their fair value, pro forma net income would have been $13.4 million, $41.8 million and $56.4 million for the years ended December 31, 2001, 2000 and 1999, respectively, and pro forma earnings per share would have been $0.47, $0.79 and $1.01, respectively.

   Through December 31, 2001, the Company had repurchased 21.1 million shares of its common stock at a total cost of $314.0 million, including 12.0 million shares at a cost of $185.7 million during the year ended December 31, 2001. The Company has received authorization from its board of directors to repurchase up to an additional 5.3 million shares under the terms of the repurchase plan.

15.  Comprehensive Income

   The components of total accumulated other comprehensive income are as follows:

                                                          December 31,
                                                      --------------------
                                                      2001   2000    1999
                                                      -----  -----  ------
                                                         (In thousands)
    Unrealized gains (losses) on available-for-sale
      securities..................................... $(202) $ 108  $ (419)
    Foreign currency translation adjustments.........  (576)  (162)  1,624
    Deferred gain on prior year hedging activity.....   424     --      --
                                                      -----  -----  ------
    Total accumulated other comprehensive income
      (loss)......................................... $(354) $ (54) $1,205
                                                      =====  =====  ======

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

   The related income tax effect allocated to each component of other comprehensive income (loss) is as follows:

                                                  Amount Before    Income Tax     Amount Net
                                                      Taxes     (Expense)/Benefit  of Taxes
                                                  ------------- ----------------- ----------
                                                                (In thousands)
2001
Net unrealized losses............................    $  (179)         $(131)       $  (310)
Foreign currency translation adjustment, net.....       (414)            --           (414)
                                                     -------          -----        -------
Total other comprehensive loss...................    $  (593)         $(131)       $  (724)
                                                     =======          =====        =======
2000
Net unrealized gains.............................    $   844          $(317)       $   527
Foreign currency translation adjustment, net.....     (1,786)            --         (1,786)
                                                     -------          -----        -------
Total other comprehensive income (loss)..........    $  (942)         $(317)       $(1,259)
                                                     =======          =====        =======
1999
Net unrealized losses............................    $(1,024)         $ 225        $  (799)
Foreign currency translation adjustment, net.....       (108)            --           (108)
                                                     -------          -----        -------
Total other comprehensive income (loss)..........    $(1,132)         $ 225        $  (907)
                                                     =======          =====        =======

   Below represents the detail of other comprehensive income:

                                                     2001    2000     1999
                                                     -----  -------  -------
                                                          (In thousands)
   Foreign currency translation adjustments......... $(414) $  (291) $  (108)
   Plus: reclassification of loss on liquidation of
     foreign subsidiaries...........................    --   (1,495)      --
                                                     -----  -------  -------
   Net foreign currency translation adjustments..... $(414) $(1,786) $  (108)
                                                     =====  =======  =======
   Unrealized holding (losses) gains arising during
     the period, net................................ $(352) $  (176) $   601
   Less: reclassification adjustments for gains
     (losses) included in net income................    42      703   (1,400)
                                                     -----  -------  -------
   Net unrealized holding (losses) gains arising
     during the period.............................. $(310) $   527  $  (799)
                                                     =====  =======  =======

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

16.  Earnings Per Share

   The following table illustrates the reconciliation of the earnings and number of shares used in the basic and diluted earnings per share calculations.

                                                           Years Ended
                                                          December 31,
                                                        -----------------
                                                        2001  2000  1999
                                                        ----- ----- -----
      (In millions, except per share amounts)
      Computation of Basic Earnings Per Share:
      Net income....................................... $14.3 $42.4 $57.2
                                                        ----- ----- -----
      Weighted average shares outstanding--basis.......  44.2  52.9  54.9
                                                        ----- ----- -----
      Basic earnings per share......................... $0.32 $0.80 $1.04
                                                        ===== ===== =====
      Computation of Diluted Earnings Per Share:
      Net income for diluted earnings per share........ $14.3 $42.4 $57.2
      Weighted average shares outstanding--basis.......  44.2  52.9  54.9
      Effect of Dilutive Securities:
      Employee stock option plan.......................   0.4   0.4   0.8
                                                        ----- ----- -----
      Weighted average shares outstanding--diluted.....  44.6  53.3  55.7
                                                        ----- ----- -----
      Diluted earning per share........................ $0.32 $0.80 $1.03
                                                        ===== ===== =====

   The effect of dilutive securities is computed using the treasury stock method and average market prices during the period. In 2000 and 1999, the Company excluded 2,725,696 and 206,031 anti-dilutive options from the computation of diluted earnings per share, respectively.

17.  Leases

   The Company enters into operating leases primarily for office space and computer equipment. Rental expense under non-cancelable operating leases was approximately $12.0 million, $10.2 million and $4.6 million for the years ended December 31, 2001, 2000 and 1999, respectively. The Company received sublease rental income related to computer equipment leased to franchisees totaling $7.6 million, $5.0 million and $0.6 million during the years ended December 31, 2001, 2000 and 1999, respectively. Future minimum lease payments are as follows:

                               2002     2003     2004    2005   2006  Thereafter  Total
                              -------  -------  ------  ------ ------ ---------- --------
                                                     (In thousands)
Minimum lease payments....... $ 9,923  $ 6,493  $4,180  $3,423 $3,427  $23,698   $ 51,144
Minimum sublease rentals.....  (6,311)  (3,111)   (849)     --     --       --    (10,271)
                              -------  -------  ------  ------ ------  -------   --------
                              $ 3,612  $ 3,382  $3,331  $3,423 $3,427  $23,698   $ 40,873
                              =======  =======  ======  ====== ======  =======   ========

18.  Reportable Segment Information

   The Company has a single reportable segment encompassing its franchising business. Franchising revenues are comprised of royalty fees, initial franchise and relicensing fees, marketing and reservation fees and partner services revenue and other. The Company is obligated under its franchise agreements to provide marketing and reservation services appropriate for the successful operation of its systems. These funds do not represent separate

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES reportable segments as their operations are directly related to the Company's franchising business. The revenues received from franchisees that are used to pay for part of the Company's central on-going operations are included in franchising revenues and are offset by the related expenses paid from the marketing and reservation funds to calculate franchising operating income. Corporate and other revenue consists of product sales and hotel operations. The Company does not allocate interest and dividend income, interest expense or income taxes to its franchising segment.

   The following table presents the financial information for the Company's franchising segment.

                                                     Year Ended December 31, 2001
                                        -----------------------------------------------------
                                                                      Elimination
                                        Franchising Corporate & Other Adjustments Consolidated
                                        ----------- ----------------- ----------- ------------
                                                            (In thousands)
Revenues...............................  $338,213       $  3,215       $     --     $341,428
Operating income (loss)................   138,988        (65,411)            --       73,577
Equity loss on Friendly investment.....        --        (16,436)            --      (16,436)
Depreciation and amortization..........    12,485         11,769        (11,802)      12,452
Capital expenditures...................     6,997          6,535             --       13,532
Total assets...........................   215,381        105,797             --      321,178

                                                     Year Ended December 31, 2000
                                        -----------------------------------------------------
                                                                      Elimination
                                        Franchising Corporate & Other Adjustments Consolidated
                                        ----------- ----------------- ----------- ------------
                                                            (In thousands)
Revenues...............................  $351,592       $  1,249       $     --     $352,841
Operating income (loss)................   136,985        (44,558)            --       92,427
Equity loss on Friendly investment.....        --        (12,071)            --      (12,071)
Depreciation and amortization..........    10,584         11,523        (10,484)      11,623
Capital expenditures...................     8,665          7,925             --       16,590
Investment in Friendly.................        --         34,616             --       34,616
Total assets...........................   251,586        232,534             --      484,120

                                                     Year Ended December 31, 1999
                                        -----------------------------------------------------
                                                                      Elimination
                                        Franchising Corporate & Other Adjustments Consolidated
                                        ----------- ----------------- ----------- ------------
                                                            (In thousands)
Revenues...............................  $320,332       $  3,871       $     --     $324,203
Operating income (loss)................   124,293        (30,123)            --       94,170
Equity loss on Friendly investment.....        --           (380)            --         (380)
Depreciation and amortization..........    10,806          6,957        (10,076)       7,687
Capital expenditures...................    16,515         14,118             --       30,633
Investment in Friendly.................        --         41,195             --       41,195
Total assets...........................   248,028        216,630             --      464,658

   The Company's international operations had revenues of $5.2 million, $5.3 million and $6.9 million for the years ended December 31, 2001, 2000 and 1999, respectively. Long-lived assets related to international operations were $7.1 million, $10.9 million and $20.7 million as of December 31, 2001, 2000 and 1999, respectively. All other long-lived assets of the Company are associated with domestic activities. In addition, the Company had a $0.0 million, $34.6 million and $41.2 million investment in Friendly as of December 31, 2001, 2000 and 1999, respectively.

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

19.  Commitments and Contingencies

   The Company is a defendant in a number of lawsuits arising in the ordinary course of business. In the opinion of management and general counsel to the Company, the ultimate outcome of such litigation will not have a material adverse effect on the Company's business, financial position, results of operations or cash flows.

   In January 2001, the Company provided Friendly, in association with Friendly's restructuring (see Note 5 to Consolidated Financial Statements), with a letter of credit in an amount up to (Pounds)7.8 million (approximately US$11.4 million) to guarantee additional credit facilities from Friendly's banks. At December 31, 2001, the balance was $7.6 million. The balance available on the letter of credit was reduced to (Pounds)5.0 million (approximately US$7.3 million) during 2002.

   From time to time, the Company establishes programs or helps franchisees obtain financing. One of the past programs was a "Construction to Permanent Financing" program under which Saloman Smith Barney together with Suburban Capital Markets, Inc. offered $100 million in financing per year to qualified franchises and the Company guaranteed such loans with a maximum guarantee amount of $10 million. At December 31, 2000, loans outstanding under this program were $6.0 million and the Company's guarantee covered $3.0 million of these loans. In 2001, the $6.0 million loan was settled, removing the Company's open guarantee of $3.0 million. The program had been terminated in 1999.

   The Company has a $3.0 million letter of credit issued as support for construction and permanent financing of a Sleep Inn and MainStay Suites located in Atlanta, Georgia. The letter of credit automatically renews for one year periods until either the Company or the financial institution elects to terminate the letter of credit.

20.  Fair Value of Financial Instruments

   The balance sheet carrying amount of cash and cash equivalents and receivables approximate fair value due to the short term nature of these items. Long-term debt consists of bank loans and senior notes. Interest rates on bank loans adjust frequently based on current market rates; accordingly, the carrying amount of bank loans is equivalent to fair value. The $100 million unsecured senior notes have an approximate fair value at December 31, 2001 and 2000 of $95.9 million and $97.9 million, respectively, based on their current yield to maturity. The New Note from Sunburst has an approximate fair value of $40.5 million at December 31, 2001 and the Old Note from Sunburst had an approximate fair value of $139.4 million at December 31, 2000, respectively, based on its current yield to maturity.

21.  Impact of Recently Issued Accounting Standards

   The Company has adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002, which updates accounting and reporting standards for the amortization of goodwill and recognition of other intangible assets. SFAS No. 142 requires goodwill to be assessed on at least an annual basis for impairment using a fair value basis. Because the Company operates in one reporting unit in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" and EITF 98-3, "Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business", the fair value of the Company's total assets are used to determine if goodwill may be impaired. According to SFAS No. 142, quoted market prices in active markets are the best evidence of fair value and shall be used as the basis for the measurement if available. The Company will no longer be required to record goodwill amortization expense of approximately $2.0 million per year and does not expect to recognize any impairment on its goodwill balances as a result of the adoption of SFAS No. 142. The Company will perform the initial assessment of the fair value of its goodwill balances during the first quarter of 2002.

              CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

   In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses the accounting and reporting standards for the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company will be required to adopt SFAS No. 143 by January 1, 2003. The Company does not expect the adoption of SFAS No. 143 to have a material effect on the Company's earnings or comprehensive income.

   In September 2001, the FASB issued SFAS No. 144, "Impairment of Long-Lived Assets to be Disposed Of," which updates accounting and reporting standards for the recognition and measurement of impairment of long-lived assets to be held and used or disposed of by sale. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have a material impact on the Company's earnings or other comprehensive income.

22.  Selected Quarterly Financial Data - (Unaudited)

                 2001                    First  Second   Third   Fourth   Total Year
                 ----                   ------- ------- ------- --------  ----------
                                            (In thousands, except per share data)
Revenues............................... $67,755 $84,460 $97,179 $ 92,034   $341,428
Operating income.......................  17,451  26,356  35,409   (5,639)    73,577
Income before income taxes.............  12,132  22,238  20,854   (9,807)    45,417
   Net income..........................   7,400  13,565  12,508  (19,146)    14,327

Per basic share:
   Net income.......................... $  0.16 $  0.31 $  0.29 $  (0.45)  $   0.32(a)

Per diluted share:
   Net income.......................... $  0.16 $  0.30 $  0.29 $  (0.45)  $   0.32(a)

                 2000                    First  Second   Third   Fourth   Total Year
                 ----                   ------- ------- ------- --------  ----------
                                            (In thousands, except per share data)
Revenues............................... $81,065 $87,210 $94,267 $ 90,299   $352,841
Operating income.......................  16,915  24,041  32,801   18,670     92,427
Income before income taxes.............  14,439  19,079  31,921    4,143     69,582
   Net income..........................   8,808  11,638  19,472    2,527     42,445

Per basic share:
   Net income.......................... $  0.16 $  0.22 $  0.37 $   0.05   $   0.80

Per diluted share:
   Net income.......................... $  0.16 $  0.22 $  0.37 $   0.05   $   0.80

   (a) Quarterly per share numbers do not accumulate to the year end per share amount due to rounding.

BOARD OF DIRECTORS

Stewart Bainum Jr.
Chairman of the Board
Sunburst Hospitality Corporation

Director
Manor Care, Inc.

Barbara Bainum
Vice Chairman
Commonweal Foundation

Vice Chairman
Realty Investment Company, Inc.

William L. Jews
President and Chief Executive Officer
CareFirst BlueCross BlueShield

Director
Ecolab, Inc.
MBNA
Municipal Mortgage and Equity, L.L.C.
Ryland Group, Inc.

Charles A. Ledsinger, Jr.
President and Chief Executive Officer
Choice Hotels International

Director
FelCor Lodging Trust, Inc.
Friendly's Ice Cream Corporation
TBC Corporation

Lawrence R. Levitan
Chairman
IRS Oversight Board

Retired Managing Partner
Andersen Consulting's
 Worldwide Communications Industry Group

Jerry E. Robertson, Ph.D.
Retired Executive Vice President
3M Life Sciences Sector and
 Corporate Services

Director
Coherent Inc.
Steris Corp.

Raymond E. Schultz
Chairman
RES Investments, L.L.C.

Director
Equity Inns, Inc.
TBC Corporation

CORPORATE EXECUTIVE OFFICERS

Stewart Bainum Jr.
Chairman of the Board

Charles A. Ledsinger, Jr.
President and Chief Executive Officer

Steven T. Schultz*
Executive Vice President, Domestic Hotels

* Mr. Schultz will be leaving the company on May 31, 2002

Michael J. DeSantis
Senior Vice President,
 General Counsel and Secretary

Bruce N. Haase
Senior Vice President, International

Thomas Mirgon
Senior Vice President, Administration

Janna Morrison
Senior Vice President, Franchise Services

Daniel Rothfeld
Senior Vice President, E-commerce and
 Emerging Business Opportunities

Joseph M. Squeri
Senior Vice President,
 Development and Chief Financial Officer

Gary Thomson
Senior Vice President and
 Chief Information Officer

Wayne W. Wielgus
Senior Vice President, Marketing

CORPORATE OFFICERS

Don Brockway
Vice President, Reservations Operations

Gregory Bublitz
Vice President, Finance, and Controller

Kevin M. Rooney
Associate General Counsel and
 Assistant Secretary

CORPORATE INFORMATION

Stock Listing
Choice Hotels International common stock trades on the New York Stock Exchange under the ticker symbol CHH.

Transfer Agent & Registrar
Mellon Investor Services LLC
Overpeck Centre
85 Challenger Road
Ridgefield, NJ 07660
www.chasemellon.com

Independent Auditors
Arthur Andersen LLP
Washington, D.C.

Annual Meeting Date
Choice Hotels International will hold
its Annual Meeting of Stockholders on
Tuesday, April 30, 2002, at 9:00 a.m. in
The Chesapeake Room of the Learning Center,
10720 Columbia Pike, Silver Spring, MD

Form 10-K
A stockholder may receive without charge a copy of the Form 10-K Annual Report filed with the Securities and Exchange Commission by written request to the Corporate Secretary at the corporate headquarters.

Corporate Headquarters
Choice Hotels International
10750 Columbia Pike
Silver Spring, MD 20901
General Inquiries: (301) 592-5000
Franchise Sales: (800) 547-0007
Investor Inquiries: (800) 404-5050, ext. 5026
                        or (301) 592-5026
E-mail: investor_relations@choicehotels.com
Media Relations: (301) 592-5032
www.choicehotels.com

Quality, Comfort, Comfort Suites, Clarion,
Sleep Inn, Econo Lodge, Rodeway Inn,
MainStay Suites, Choice Privileges and
ChoiceBuys.com are registered trademarks, service marks, and trade names owned by Choice Hotels International, Inc. Choice
Hotels also owns and uses common law
marks, including Profit Manager.