Form 10-K, Exhibit 13
period 2001-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 2002-03-26
CIK 1046311

                                                                   EXHIBIT 13.02

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Choice Hotels International, Inc. and subsidiaries:



We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements included in Choice Hotels International, Inc.'s and subsidiaries (the "Company") annual report to shareholders incorporated by reference in this Form 10-K, and have issued our opinion thereon dated March 20, 2002. Our audit was made for the purpose of forming an opinion on those consolidated financial statements taken as a whole. The schedule listed in the index under Item 14(a)2 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                                     /s/ Arthur Andersen LLP

Vienna, Virginia
March 20, 2002

               CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                            (In thousands of dollars)

                                                             Charges
                                           Balance at      (Credits) to                    Balance at
                                          Beginning of        Profit      Write-Offs/          End
             Description                     Period          and Loss     Deductions       of Period
             -----------                     ------          --------     ----------       ----------
Accounts Receivable:

Year ended December 31, 2001
    Allowance for doubtful accounts          $5,754           $1,388       $(1,750)          $5,392
                                             ======           ======       ========          ======

Year ended December 31, 2000
    Allowance for doubtful accounts          $6,691           $(585)       $  (352)          $5,754
                                             ======           ======       ========          ======

Year ended December 31, 1999
    Allowance for doubtful accounts          $8,082           $ 588        $(1,979)          $6,691
                                             ======           =====        ========          ======



                                           Balance at       Charges to                     Balance at
                                          Beginning of        Profit      Write-Offs/          End
                                             Period          and Loss     Deductions       of Period
                                             ------          --------     ----------       ----------
Restructuring Liability:

Year ended December 31, 2001
    Restructuring allowance                  $5,100           $5,940        $(6,156)         $4,884
                                             ======           ======        ========         ======


Year ended December 31, 2000
    Restructuring allowance                  $   -            $5,637        $  (537)         $5,100
                                             ======           ======        ========         ======
