Form 10-K, Exhibit 13
period 2002-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 2003-03-31
CIK 1046311

                                                                   Exhibit 13.02

                      Report of Independent Accountants on
                          Financial Statement Schedule


To the Board of Directors
of Choice Hotels International, Inc. and subsidiaries:

Our audits of the consolidated financial statements referred to in our report dated February 7, 2003 appearing in the 2002 Annual Report to Shareholders of Choice Hotels International, Inc. and subsidiaries (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the financial statement schedule listed in Item 15(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.



PricewaterhouseCoopers LLP


Washington, DC
February 7, 2003

WE ARE INCLUDING IN THIS REPORT, PURSUANT TO RULE 2-02(E) OF REGULATION S-X, A COPY OF THE LATEST SIGNED AND DATED REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS FROM OUR PRIOR INDEPENDENT PUBLIC ACCOUNTANTS, ARTHUR ANDERSEN LLP. THIS REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS WAS PREVIOUSLY ISSUED BY ARTHUR ANDERSEN, FOR FILING WITH OUR ANNUAL REPORT ON FORM 10-K FILED BY CHOICE HOTELS INTERNATIONAL, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 25, 2002, AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Choice Hotels International, Inc. and subsidiaries:

We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements included in Choice Hotels International, Inc.'s and subsidiaries (the "Company") annual report to shareholders incorporated by reference in this Form 10-K, and have issued our opinion thereon dated March 20, 2002. Our audit was made for the purpose of forming an opinion on those consolidated financial statements taken as a whole. The schedule listed in the index under Item 14(a) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                      /s/ Arthur Andersen LLP

Vienna, Virginia
March 20, 2002

               CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                            (In thousands of dollars)

                                                             Charges
                                           Balance at      (Credits) to                     Balance at
                                          Beginning of        Profit      Write-Offs/           End
             Description                     Period          and Loss     Deductions         of Period
             -----------                    -------          --------     ----------         ---------
Accounts Receivable:

Year ended December 31, 2002                $ 5,392          $ 1,843       $ (1,200)          $ 6,035
                                            =======          =======       ========           =======
    Allowance for doubtful accounts


Year ended December 31, 2001

    Allowance for doubtful accounts         $ 5,754          $ 1,388       $ (1,750)          $ 5,392
                                            =======          =======       ========           =======

Year ended December 31, 2000

    Allowance for doubtful accounts         $ 6,691          $  (585)      $   (352)          $ 5,754
                                            =======          =======       ========           =======


                                           Balance at       Charges to                      Balance at
                                          Beginning of        Profit      Write-Offs/           End
                                             Period          And Loss     Deductions         of Period
                                             ------          --------     ----------         ---------
Deferred Tax Asset Valuation
Allowance:

Year ended December 31, 2002                $12,737          $    -        $     -            $12,737
                                            =======          =======       ========           =======
    Deferred

Year ended December 31, 2001                $    -           $12,737       $     -            $12,737
                                            =======          =======       ========           =======