Form 10-K, Exhibit 13
period 2003-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 2004-03-15
CIK 1046311

Exhibit 13.01

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

We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements included in Choice Hotels International, Inc.’s and subsidiaries (the “Company”) annual report to shareholders incorporated by reference in this Form 10-K, and have issued our opinion thereon dated March 20, 2002. Our audit was made for the purpose of forming an opinion on those consolidated financial statements taken as a whole. The schedule listed in the index under Item 14(a) is the responsibility of the Company’s management and is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

/s/ Arthur Andersen LLP

Vienna, Virginia

March 20, 2002

Exhibit 13.01

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(In thousands of dollars)

Description	Balance at Beginning of Period	Additions/ Charges to Profit and Loss	Deductions/ Write-Offs	Balance at End of Period
Accounts and Notes Receivable:
Year ended December 31, 2003 Allowance for doubtful accounts	$7,818	$(66)	$(142)	$7,610

Year ended December 31, 2002 Allowance for doubtful accounts	$5,621	$3,699	$(1,502)	$7,818

Year ended December 31, 2001 Allowance for doubtful accounts	$5,754	$1,617	$(1,750)	$5,621