Form 10-K, Exhibit 13
period 2005-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 2006-03-16
CIK 1046311

Exhibit 13.01

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(In thousands of dollars)

Description	Balance at Beginning of Period	Additions/ Charges to Profit and Loss	Deductions/ Write-Offs	Balance at End of Period
Accounts and Notes Receivable:
Year ended December 31, 2005 Allowance for Doubtful Accounts	$6,887	1,004	(1,759)	$6,132

Year ended December 31, 2004 Allowance for Doubtful Accounts	$7,610	$125	$(848)	$6,887

Year ended December 31, 2003 Allowance for Doubtful Accounts	$7,818	$(66)	$(142)	$7,610