Form 10-K, Exhibit 13
period 2008-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 2009-03-02
CIK 1046311

Exhibit 13.01

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(In thousands of dollars)

Description	Balance at Beginning of Period	Additions/ Charges to Profit and Loss	Recoveries/ Write-offs	Balance at End of Period
Accounts and Notes Receivable:
Year ended December 31, 2008 Allowance for Doubtful Accounts	$5,608	$10,526	$(1,313)	$14,821

Year ended December 31, 2007 Allowance for Doubtful Accounts	$4,934	$761	$(87)	$5,608

Year ended December 31, 2006 Allowance for Doubtful Accounts	$6,132	$5	$(1,203)	$4,934