Form 10-K, Exhibit 13
period 2010-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 2011-03-01
CIK 1046311

Exhibit 13.01

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(In thousands of dollars)

Description	Balance at Beginning of Period	Additions/ Charges to Profit and Loss	Recoveries/ Write-offs	Balance at End of Period
Accounts and Notes Receivable:
Year ended December 31, 2010 Allowance for Doubtful Accounts	$16,416	$7,025	$(4,255)	$19,186

Year ended December 31, 2009 Allowance for Doubtful Accounts	$14,821	$4,833	$(3,238)	$16,416

Year ended December 31, 2008 Allowance for Doubtful Accounts	$5,608	$10,526	$(1,313)	$14,821