Form 10-K, Exhibit 13
period 2012-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 2013-02-28
CIK 1046311

Exhibit 13.01
CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES
SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
(In thousands of dollars)

Description	Balance at Beginning of Period	Additions/Charges to Profit & Loss	Recoveries/Write offs	Balance at End of Period
Accounts Receivable:
Year ended December 31, 2012 Allowance for Doubtful Accounts	$9,979	$4,741	$(3,900)	$10,820

Year ended December 31, 2011 Allowance for Doubtful Accounts	$9,159	$4,826	$(4,006)	$9,979

Year ended December 31, 2010 Allowance for Doubtful Accounts	$6,886	$6,347	$(4,074)	$9,159

Notes Receivable:

Year ended December 31, 2012 Allowance for Doubtful Accounts	$9,228	$1,735	$(413)	$10,550

Year ended December 31, 2011 Allowance for Doubtful Accounts	$10,026	$982	$(1,780)	$9,228

Year ended December 31, 2010 Allowance for Doubtful Accounts	$9,530	$678	$(182)	$10,026