Form 10-K, Exhibit 13
period 2014-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 2015-03-02
CIK 1046311

Exhibit 13.01
CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES
SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
(In thousands of dollars)

Description	Balance at Beginning of Period	Additions/Charges to Profit & Loss	Recoveries/Write offs	Balance at End of Period
Accounts Receivable:
Year ended December 31, 2014 Allowance for Doubtful Accounts	$12,187	$4,090	$(6,193)	$10,084

Year ended December 31, 2013 Allowance for Doubtful Accounts	$11,658	$4,708	$(4,179)	$12,187

Year ended December 31, 2012 Allowance for Doubtful Accounts	$10,771	$4,787	$(3,900)	$11,658

Notes Receivable:

Year ended December 31, 2014 Allowance for Doubtful Accounts	$11,546	$2,630	$(8,189)	$5,987

Year ended December 31, 2013 Allowance for Doubtful Accounts	$10,550	$1,668	$(672)	$11,546

Year ended December 31, 2012 Allowance for Doubtful Accounts	$9,228	$1,735	$(413)	$10,550