Form 10-K, Exhibit 13
period 2016-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 2017-02-27
CIK 1046311

Exhibit 13.01
CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES
SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
(In thousands of dollars)

Description	Balance at Beginning of Period	Additions/Charges to Profit & Loss	Recoveries/Write offs	Balance at End of Period
Accounts Receivable:
Year ended December 31, 2016 Allowance for Doubtful Accounts	$8,718	$5,083	$(5,244)	$8,557

Year ended December 31, 2015 Allowance for Doubtful Accounts	$10,084	$4,382	$(5,748)	$8,718

Year ended December 31, 2014 Allowance for Doubtful Accounts	$12,187	$4,090	$(6,193)	$10,084

Notes Receivable:

Year ended December 31, 2016 Allowance for Doubtful Accounts	$6,765	$2,319	$(1,654)	$7,430

Year ended December 31, 2015 Allowance for Doubtful Accounts	$5,987	$1,742	$(964)	$6,765

Year ended December 31, 2014 Allowance for Doubtful Accounts	$11,546	$2,630	$(8,189)	$5,987