Form 10-K, Exhibit 13
period 2017-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 2018-03-01
CIK 1046311

Exhibit 13.01
CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES
SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
(in thousands of dollars)

Description	Balance at Beginning of Period	Additions/Charges to Profit & Loss	Recoveries/Write offs	Balance at End of Period
Accounts Receivable:
Year ended December 31, 2017 Allowance for Doubtful Account	$8,557	$8,225	$(4,561)	$12,221

Year ended December 31, 2016 Allowance for Doubtful Accounts	$8,718	$5,083	$(5,244)	$8,557

Year ended December 31, 2015 Allowance for Doubtful Accounts	$10,084	$4,382	$(5,748)	$8,718

Notes Receivable:

Year ended December 31, 2017 Allowance for Doubtful Accounts	$7,430	$2,910	$(1,137)	$9,203

Year ended December 31, 2016 Allowance for Doubtful Accounts	$6,765	$2,319	$(1,654)	$7,430

Year ended December 31, 2015 Allowance for Doubtful Accounts	$5,987	$1,742	$(964)	$6,765