Form 10-K, Exhibit 13
period 2018-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 2019-02-26
CIK 1046311

Exhibit 13.01
CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES
SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
(in thousands of dollars)

Description	Balance at Beginning of Period	Additions/Charges to Profit & Loss	Recoveries/Write offs	Balance at End of Period
Accounts Receivable:
Year ended December 31, 2018 Allowance for Doubtful Accounts	$12,221	$7,771	$(4,087)	$15,905

Year ended December 31, 2017 Allowance for Doubtful Accounts	$8,557	$8,225	$(4,561)	$12,221

Year ended December 31, 2016 Allowance for Doubtful Accounts	$8,718	$5,083	$(5,244)	$8,557

Notes Receivable:

Year ended December 31, 2018 Allowance for Losses on Non-Impaired Loans and Receivables Specifically Evaluated for Impairment	$2,137	$2,779	$(231)	$4,685

Year ended December 31, 2017 Allowance for Losses on Non-Impaired Loans and Receivables Specifically Evaluated for Impairment	$2,417	$—	$(280)	$2,137

Year ended December 31, 2016 Allowance for Losses on Non-Impaired Loans and Receivables Specifically Evaluated for Impairment	$2,150	$861	$(594)	$2,417