Form 10-K, Exhibit 13
period 2019-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 2020-03-02
CIK 1046311

Exhibit 13.01
CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES
SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
(in thousands of dollars)

Description	Balance at Beginning of Period	Additions/Charges to Profit & Loss	Recoveries/Write offs	Balance at End of Period
Accounts Receivable:
Year ended December 31, 2019 Allowance for Doubtful Accounts	$15,905	$8,249	$(5,672)	$18,482
Year ended December 31, 2018 Allowance for Doubtful Accounts	$12,221	$7,771	$(4,087)	$15,905
Year ended December 31, 2017 Allowance for Doubtful Accounts	$8,557	$8,225	$(4,561)	$12,221

Notes Receivable:
Year ended December 31, 2019 Allowance for Losses on Non-Impaired Loans and Receivables Specifically Evaluated for Impairment	$4,685	$—	$(129)	$4,556
Year ended December 31, 2018 Allowance for Losses on Non-Impaired Loans and Receivables Specifically Evaluated for Impairment	$2,137	$2,779	$(231)	$4,685
Year ended December 31, 2017 Allowance for Losses on Non-Impaired Loans and Receivables Specifically Evaluated for Impairment	$2,417	$—	$(280)	$2,137