Form 10-K, Exhibit 13
period 2021-12-31
CHOICE HOTELS INTERNATIONAL INC /DE
filed 2022-02-24
CIK 1046311

Exhibit 13.01
CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES
SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

Description	Balance at Beginning of Period	Additions/Charges to Profit & Loss	Recoveries/Write offs	Balance at End of Period
Year ended December 31, 2019 Accounts Receivable Allowance for Doubtful Accounts	$15,905	$8,249	$(5,672)	$18,482
Accounts receivable allowance activity for the years ended December 31, 2021 and December 31, 2020 is included in the notes to the consolidated financial statements.
Notes receivable allowance activity for the years ended December 31, 2021, 2020 and 2019 are included in the notes to the consolidated financial statements.